As filed with the U.S. Securities and Exchange Commission on December 2, 1997
                                                      Registration No. 333-_____

--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     --------------------------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------

                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                   2451                                   63-0949734
 (State or other jurisdiction of           (Primary Standard Industrial                    (I.R.S. Employer
 incorporation or organization)             Classification Code Number)                   Identification No.)

                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540
                                 (205) 747-0044

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ----------------------------
                                DAVID A. ROBERSON
                       Highway 41 North and Cavalier Road
                             Addison, Alabama 35540
                                 (205) 747-0044
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                With copies to:

          JOHN B. GRENIER, ESQ.                   J. CHASE COLE, ESQ.
     BRADLEY ARANT ROSE & WHITE LLP       WALLER LANSDEN DORTCH & DAVIS, PLLC
       2001 PARK PLACE, SUITE 1400               NASHVILLE CITY CENTER
        BIRMINGHAM, ALABAMA 35203            511 UNION STREET, SUITE 2100
             (205) 521-8000                   NASHVILLE, TENNESSEE 37219
                                                    (615) 244-6380

                           ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger described in the enclosed Joint Proxy Statement and Prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                Proposed maximum      Proposed maximum
         Title of each class of              Amount to be         offering price     aggregate offering      Amount of
      securities to be registered             registered             per unit              price          registration fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share       7,609,189 Shares(1)       *              $71,336,145(2)        $4,722.45
Rights to Purchase Series A Junior
   Participating Preferred Stock              7,609,189 Rights          (4)                   (4)                (4)
===========================================================================================================================

*        Not Applicable

(1) This Registration Statement covers the maximum number of shares of Registrant Common Stock which is expected to be issued in the Merger (as defined herein) assuming the exercise of certain currently outstanding options to purchase Belmont Common Stock.

(2) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(f) under the Securities Act of 1933.

(3) A fee of $16,321.71 was paid on September 23, 1997 pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, and Rules 0-11 and 14a-(6)(i) promulgated thereunder, in connection with the filing of preliminary proxy materials relating to the Merger as described herein, and pursuant to Rule 457(b), such fee has been credited against the registration fee payable in connection with this Registration Statement.

(4) The Rights to Purchase Series A Junior Participating Preferred Stock are currently attached to and trade with the shares of Registrant Common Stock being registered hereby. Value attributable to such Rights, if any, is reflected in the market price of Registrant Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

                              CAVALIER HOMES, INC.
                               POST OFFICE BOX 300

                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540

                                 (205) 747-0044
                                December 2, 1997

Dear Stockholder:

         I am pleased to inform you that on August 14, 1997, Cavalier Homes, Inc. and Belmont Homes, Inc. entered into an Agreement and Plan of Merger under which Belmont will become a subsidiary of Cavalier and each outstanding share of common stock of Belmont will be converted into 0.80 shares of common stock of Cavalier. Cash will be paid in lieu of any fractional shares of Cavalier common stock.

         At a Special Meeting of stockholders of Cavalier to be held at the offices of Cavalier at Highway 41 North and Cavalier Road, Addison, Alabama at 9:00 a.m., local time, on Wednesday, December 31, 1997, you will be asked to approve the issuance of Cavalier common stock pursuant to the Agreement and Plan of Merger. The Merger is conditioned, among other matters, on the approval of the share issuance by Cavalier's stockholders and the approval of the transaction by Belmont's shareholders. The Board of Directors has unanimously approved the Agreement and Plan of Merger and has determined that the Merger and the share issuance contemplated by the Agreement and Plan of Merger are fair to and in the best interests of Cavalier and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF SHARES IN THE MERGER AT THE SPECIAL MEETING.

         The Board's recommendation is based on its belief that the Merger will deliver greater long-term value to Cavalier stockholders. The Board believes that the combination will result in a number of strategic and financial benefits, which ultimately will enhance stockholder value for the combined company. In addition, Equitable Securities Corporation has acted as financial advisor to Cavalier in connection with the Merger. Equitable delivered its opinion to the Cavalier Board prior to the execution of the Agreement and Plan of Merger, which opinion has been confirmed by Equitable in writing as of the date of this Joint Proxy Statement and Prospectus, to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the consideration to be issued by Cavalier in the Merger and the exchange ratio are fair to Cavalier from a financial point of view. The full text of the written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to the accompanying Joint Proxy Statement and Prospectus and should be read carefully in its entirety.

         Details of the proposed Merger and other important information concerning Cavalier and Belmont are contained in the Joint Proxy Statement and Prospectus. Please give this material your careful attention.

         It is important that your shares be voted whether or not you plan to be present at the meeting. Whether you plan to attend or not, please complete, sign, date and return the enclosed form of proxy promptly so that Cavalier may be assured of the presence of a quorum at the Special Meeting. If you attend the Special Meeting and wish to vote your shares personally, you may revoke your proxy.

         We look forward to seeing you on December 31.

                                        Sincerely yours,

                                        CAVALIER HOMES, INC.

                                        /s/ Barry B. Donnell

                                        Barry B. Donnell
                                        Chairman of the Board

                                        /s/ David A. Roberson

                                        David A. Roberson
                                        President and Chief Executive Officer

                               CAVALIER HOMES, INC

                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540

                    ----------------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 31, 1997

                    ----------------------------------------

To the Stockholders of Cavalier Homes, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Cavalier Homes, Inc., a Delaware corporation ("Cavalier"), will be held on Wednesday, December 31, 1997, at 9:00 a.m., local time, at the offices of Cavalier, Highway 41 North and Cavalier Road, Addison, Alabama and at any adjournment or postponement thereof (the "Special Meeting"), for the following purposes:

         1. To consider and vote upon a proposal for the issuance (the "Share Issuance") of shares of common stock, par value $0.10 per share (the "Cavalier Shares"), of Cavalier, pursuant to an Agreement and Plan of Merger, dated as of August 14 , 1997, as amended (the "Merger Agreement"), by and among Cavalier, Belmont Homes, Inc., a Mississippi corporation ("Belmont"), and Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Cavalier ("Sub"). Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into Belmont and Belmont will become a wholly owned subsidiary of Cavalier (the "Merger"). In connection with the Merger, and as more fully described in the accompanying Joint Proxy Statement and Prospectus and in the Merger Agreement included as Annex A thereto, (i) each share of common stock, par value $0.10 per share, of Belmont (the "Belmont Shares") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive 0.80 Cavalier Shares (the "Exchange Ratio"), (ii) stock options and warrants to purchase Belmont Shares outstanding at the Effective Time will be converted into options and warrants to purchase an equal number of Cavalier Shares multiplied by the Exchange Ratio, with the exercise price of such outstanding options and warrants being divided by the Exchange Ratio, and (iii) by means of an amendment to the Cavalier 1996 Key Employee Stock Incentive Plan (the "Cavalier Stock Plan"), Cavalier Shares equal to the number of Belmont Shares reserved at the Effective Time for issuance pursuant to ungranted options under the Belmont 1994 Incentive Stock Plan (the "Belmont Stock Plan"), plus the number of Belmont Shares subject to outstanding options under the Belmont Stock Plan which lapse, terminate, expire or are canceled following the Effective Time, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio.

         2. To transact such other business as is incident to the conduct of the Special Meeting.

         The close of business on November 25, 1997 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. Approval of the Share Issuance requires the affirmative vote of a majority of the total votes cast by the holders of Cavalier Shares with respect to the Share Issuance, provided that the total number of votes cast thereon represents more than 50% of the outstanding Cavalier Shares entitled to vote on the Share Issuance. Holders of Cavalier Shares do not have any appraisal rights in connection with the Share Issuance. The Special Meeting may be adjourned or postponed from time to time without notice other than such notice as may be given at the meeting or any adjournment or postponement thereof, and any business for which notice is hereby given may be transacted at any such adjourned or postponed meeting.

         Stockholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

         If your shares are held of record by a broker, bank or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

         In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of Cavalier Shares entitled to vote at the Special Meeting will be open to examination for any purpose germane to the Special Meeting by any Cavalier stockholder during ordinary business hours at Cavalier's headquarters for ten days preceding the Special Meeting and continuing through the Special Meeting.

         Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                     By Order of the Board of Directors,

                                     /s/ Michael R. Murphy

                                     MICHAEL R. MURPHY

                                     Secretary

Addison, Alabama
December 2, 1997

                               BELMONT HOMES, INC.

                                HIGHWAY 25 SOUTH
                              INDUSTRIAL PARK DRIVE

                           BELMONT, MISSISSIPPI 38827

                                                                December 2, 1997

To our Shareholders:

         I am pleased to inform you that on August 14, 1997, Belmont Homes, Inc. and Cavalier Homes, Inc. entered into an Agreement and Plan of Merger under which Belmont will become a subsidiary of Cavalier and each outstanding share of common stock of Belmont will be converted into 0.80 shares of common stock of Cavalier. It is intended that the shareholders of Belmont will not recognize gain or loss for federal income tax purposes to the extent Cavalier common stock is received in the Merger in exchange for shares of Belmont common stock, although the receipt of cash in lieu of fractional shares will be taxable.

         At a Special Meeting of shareholders of Belmont to be held at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801 at 9:00 a.m. local time, on Wednesday, December 31, 1997, you will be asked to vote upon the proposal to approve and adopt the Agreement and Plan of Merger. The Merger is conditioned upon, among other things, the approval of the Agreement and Plan of Merger by Belmont shareholders.

         The Board of Directors has unanimously approved the Agreement and Plan of Merger and has determined that the Merger contemplated by the Agreement and Plan of Merger is fair to and in the best interests of Belmont and its shareholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER.

         Rauscher Pierce Refsnes, Inc. has acted as financial advisor to Belmont in connection with the Merger and delivered its opinion to the Belmont Board prior to the execution of the Agreement and Plan of Merger, which opinion has been confirmed by Rauscher in writing as of the date of this Joint Proxy Statement and Prospectus, to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the exchange ratio is fair to Belmont shareholders from a financial point of view. The full text of the written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to the accompanying Joint Proxy Statement and Prospectus and should be read carefully in its entirety.

         The Belmont Board believes that the Merger offers Belmont shareholders an opportunity to participate in an entity that, following the Merger, will benefit from a number of strategic and financial synergies, as more fully described in the attached Joint Proxy Statement and Prospectus.

         Details of the proposed Merger and other important information concerning Belmont and Cavalier are contained in the Joint Proxy Statement and Prospectus. Please give this material your careful attention.

         It is important that your shares be represented at the meeting. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Your prompt cooperation will be greatly appreciated.

         We are gratified by your continued support.

                                                     Sincerely yours,

                                                     /s/ A. Douglas Jumper, Sr.

                                                     A. Douglas Jumper, Sr.
                                                     Chairman of the Board

                               BELMONT HOMES, INC.

                     HIGHWAY 25 SOUTH, INDUSTRIAL PARK DRIVE
                           BELMONT, MISSISSIPPI 38827

                    ----------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 31, 1997

                    ----------------------------------------

To the Shareholders of Belmont Homes, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Belmont Homes, Inc., a Mississippi corporation ("Belmont"), will be held on Wednesday, December 31, 1997, at 9:00, local time, at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801 and at any adjournment or postponement thereof (the "Special Meeting"), for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 14, 1997, as amended (the "Merger Agreement"), by and among Belmont, Cavalier Homes, Inc., a Delaware corporation ("Cavalier"), and Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Cavalier ("Sub"), and the Merger (as hereinafter defined). Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into Belmont and Belmont will become a wholly owned subsidiary of Cavalier (the "Merger"). In the Merger, and as more fully described in the accompanying Joint Proxy Statement and Prospectus and in the Merger Agreement included as Annex A thereto, each share of common stock, par value $0.10 per share, of Belmont issued and outstanding immediately prior to the effective time of the Merger (the "Belmont Shares") will be converted into the right to receive 0.80 shares of common stock, par value $0.10 per share, of Cavalier.

         2. To transact such other business as is incident to the conduct of the Special Meeting.

         The close of business on November 21, 1997 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. The meeting may be adjourned or postponed from time to time without notice other than such notice as may be given at the meeting or any adjournment or postponement thereof, and any business for which notice is hereby given may be transacted at any such adjourned or postponed meeting. An alphabetical list of shareholders of Belmont entitled to notice of the Special Meeting will be available for inspection by any shareholder beginning two business days after the date of this notice and continuing through the Special Meeting at the principal office of Belmont.

         The affirmative vote of a majority of the outstanding Belmont Shares entitled to vote at the Special Meeting is required to approve the Merger Agreement. If the Merger is consummated, the shareholders of Belmont who (i) do not vote in favor of the Merger, and (ii) who otherwise comply with applicable Mississippi law relating to the exercise of dissenters' rights, will be entitled to statutory appraisal rights for their Belmont Shares. See "TERMS OF THE MERGER -- Dissent and Appraisal Rights" in the accompanying Joint Proxy Statement and Prospectus for a description of the procedures required to be followed to perfect appraisal rights, and Annex D hereto for the full text of the Mississippi law relating to the exercise of dissenters' rights.

         Shareholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

         If your shares are held of record by a broker, bank or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

         Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                       By Order of the Board of Directors,

                                       /s/ Thomas D. Keenum, Sr.

                                       Thomas D. Keenum, Sr.
                                       Secretary

Belmont, Mississippi
December 2, 1997

                                   PROSPECTUS

                              CAVALIER HOMES, INC.

                          Common Stock, $0.10 par value
                    -----------------------------------------
                              JOINT PROXY STATEMENT

       CAVALIER HOMES, INC.                       BELMONT HOMES, INC.
Highway 41 North and Cavalier Road      Highway 25 South, Industrial Park Drive
      Addison, Alabama 35540                  Belmont, Mississippi 38827

         This Joint Proxy Statement and Prospectus ("Joint Proxy Statement and Prospectus") relates to a proposed merger pursuant to an Agreement and Plan of Merger, dated as of August 14, 1997, as amended (the "Merger Agreement"), by and among Belmont Homes, Inc., a Mississippi corporation ("Belmont"), Cavalier Homes, Inc., a Delaware corporation ("Cavalier"), and Crimson Acquisition Corp., a Mississippi corporation and a wholly-owned subsidiary of Cavalier ("Sub").

         Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into Belmont, Belmont will be the surviving corporation (the "Surviving Corporation") of such Merger and Belmont will become a wholly-owned subsidiary of Cavalier (the "Merger"). In the Merger, and as more fully described in this Joint Proxy Statement and Prospectus and in the Merger Agreement, each share of common stock, par value $0.10 per share, of Belmont (the "Belmont Shares") issued and outstanding immediately prior to the Merger (except as otherwise provided in the Merger Agreement) will be converted into the right to receive 0.80 (the "Exchange Ratio") shares of common stock, par value $0.10 per share, of Cavalier (the "Cavalier Shares") and cash in lieu of any fractional share. Outstanding stock options and warrants to purchase Belmont Shares will be converted into options and warrants to purchase an equal number of Cavalier Shares, multiplied by the Exchange Ratio, with the exercise price of such outstanding options and warrants being divided by the Exchange Ratio. The Merger Agreement also provides for the continuing availability following the Merger of the shares reserved for the grant of new options pursuant to Belmont's employee stock option plan, which will become available under the terms of Cavalier's employee stock option plan. Pursuant to an amendment to the Cavalier 1996 Key Employee Stock Incentive Plan (the "Cavalier Stock Plan"), the number of Belmont Shares reserved at the Effective Time for issuance pursuant to ungranted options under the Belmont 1994 Incentive Stock Plan (the "Belmont Stock Plan"), plus any number of such shares subject to outstanding options under the Belmont Stock Plan which, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Cavalier, Sub or Belmont not consented to by the applicable optionee, lapse, terminate, expire or are cancelled following the Effective Time, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio.

         This Joint Proxy Statement and Prospectus constitutes the prospectus of Cavalier filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 7,609,189 Cavalier Shares. Unless the context otherwise requires, all references to Cavalier Shares in this Joint Proxy Statement and Prospectus will include the associated preferred share purchase rights issued pursuant to that certain Rights Agreement, dated as of October 23, 1996, between Cavalier and ChaseMellon Shareholder Services, L.L.C. This Joint Proxy Statement and Prospectus also serves as the proxy statement of Belmont relating to the solicitation of proxies by its Board of Directors (the "Belmont Board") for use at a special meeting of Belmont shareholders (including any adjournments or postponements thereof) (the "Belmont Special Meeting") to be held at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801 at 9:00 a.m. local time, on December 31, 1997. At the Belmont Special Meeting, Belmont shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. In addition, this Joint Proxy Statement and Prospectus serves as the proxy statement of Cavalier relating to the solicitation of proxies by the Board of Directors of Cavalier (the "Cavalier Board") for use at a special meeting of Cavalier stockholders (including any adjournments or postponements thereof) (the "Cavalier Special Meeting") to be held at the offices of Cavalier, Highway 41 North and Cavalier Road, Addison, Alabama 35540, at 9:00 a.m., local time, on December 31, 1997. At the Cavalier Special Meeting, Cavalier stockholders will consider and vote upon a proposal to approve the issuance of Cavalier Shares in accordance with the terms of the Merger Agreement (the "Share Issuance"). Approximately 7,609,189 Cavalier Shares will be issued in connection with the Merger, approximately 360,000 Cavalier Shares will be reserved for issuance upon exercise of outstanding Belmont stock options and warrants, and approximately 500,000 Cavalier Shares (i.e., the number of Belmont Shares available for grant under the Belmont Stock

Plan multiplied by the Exchange Ratio) will be reserved for issuance pursuant to awards to be granted under the Cavalier Stock Plan. See "TERMS OF THE MERGER -- Options and Warrants." The consummation of the Merger is subject, among other things, to: (i) the approval of the Share Issuance by the affirmative vote of a majority of the Cavalier Shares cast thereon at the Cavalier Special Meeting, provided that the total number of votes cast on such proposal represents more than 50% of the outstanding Cavalier Shares entitled to vote thereon at the Cavalier Special Meeting, and (ii) the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding Belmont Shares entitled to vote thereon at the Belmont Special Meeting. A copy of the Merger Agreement is attached hereto as Annex A.

         Cavalier Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "CAV" and Belmont Shares are traded on The Nasdaq Stock Market National Market ("Nasdaq") under the symbol "BHIX." The last reported sale prices of Cavalier Shares and Belmont Shares on November 28, 1997 (the latest practicable trading day before the printing of this Joint Proxy Statement and Prospectus) were $9.75 and $7.625 per share, respectively. See "SUMMARY-- Trading Markets."

         SEE "RISK FACTORS" ON PAGE 16 FOR CERTAIN ADDITIONAL FACTORS THAT SHOULD BE CONSIDERED BY BELMONT SHAREHOLDERS AND CAVALIER STOCKHOLDERS IN CONNECTION WITH THE PROPOSED ISSUANCE OF THE CAVALIER SHARES AND THE MERGER.

         This Joint Proxy Statement and Prospectus and the accompanying form of proxy are first being sent to Cavalier stockholders and Belmont shareholders on or about December 2, 1997.

                              ---------------------

    THE CAVALIER SHARES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR
       DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
                  STATEMENT AND PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


    The date of this Joint Proxy Statement and Prospectus is December 2, 1997.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.............................................................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................1
SUMMARY  .........................................................................................................3
     The Companies................................................................................................3
     Trading Markets..............................................................................................3
     The Cavalier Special Meeting.................................................................................4
     The Belmont Special Meeting..................................................................................5
     The Proposed Merger; Terms of the Merger.....................................................................6
     Comparison of Rights of Belmont Shareholders and Cavalier Stockholders.......................................9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CAVALIER...............................................10
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BELMONT................................................11
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF CAVALIER..........................................13
COMPARATIVE PER SHARE DATA OF CAVALIER AND BELMONT...............................................................14
MARKET PRICE AND DIVIDENDS.......................................................................................15
RISK FACTORS.....................................................................................................16
     Fixed Exchange Ratio Despite Change in Relative Stock Prices................................................16
     Uncertainties in Integrating Business Operations and Achieving Benefits of the Merger.......................16
     Potential Dilution..........................................................................................16
     Conflicts of Interest of Certain Directors of Belmont and Cavalier..........................................17
     Cyclical and Seasonal Nature of the Manufactured Housing Industry...........................................17
     Limitations on Ability to Pursue Growth Strategy............................................................18
     Uncertainties Regarding Retail Financing Activities.........................................................18
     Limitations on Availability of Consumer and Dealer Financing................................................18
     Potential Unavailability and Increases in Prices of Raw Materials...........................................18
     Contingent Repurchase and Guaranty Obligations..............................................................19
     Competitive Nature of the Industry..........................................................................19
     Reliance on Executive Officers..............................................................................19
     Dependence on Independent Dealers...........................................................................19
     Potential Adverse Effects of Regulations....................................................................20
     Compliance with Environmental Laws..........................................................................20
     Litigation..................................................................................................21
     Volatility of Stock Price...................................................................................21
THE CAVALIER SPECIAL MEETING.....................................................................................22
     General.....................................................................................................22
     Purpose of the Cavalier Special Meeting.....................................................................22
     Record Date; Shares Outstanding.............................................................................22
     Voting at the Cavalier Special Meeting......................................................................22
     Solicitation of Proxies.....................................................................................23
     Effect of Abstentions and "Broker Non-Votes"................................................................23
     Appraisal Rights............................................................................................23
THE BELMONT SPECIAL MEETING......................................................................................24
     General.....................................................................................................24
     Purpose of the Belmont Special Meeting......................................................................24
     Record Date; Shares Outstanding.............................................................................24
     Voting at the Belmont Special Meeting.......................................................................24
     Solicitation of Proxies.....................................................................................25
     Effect of Abstentions and "Broker Non-Votes"................................................................25
     Dissent and Appraisal Rights................................................................................25
THE PROPOSED MERGER..............................................................................................27
     General.....................................................................................................27
     Background of the Merger....................................................................................27
     Recommendation of the Board of Directors of Cavalier and Cavalier's Reasons for the Merger..................30
     Opinion of Financial Advisor to Cavalier....................................................................33

     Recommendation of the Board of Directors of Belmont and Belmont's Reasons for the Merger...................38
     Opinion of Financial Advisor to Belmont....................................................................40
     Interests of Certain Persons in the Merger; Certain Relationships..........................................43
     Plans for the Combined Companies Following the Merger......................................................46
TERMS OF THE MERGER.............................................................................................46
     The Merger; Effective Time.................................................................................46
     Conversion of Securities...................................................................................47
     Options and Warrants.......................................................................................47
     No Fractional Shares.......................................................................................48
     Exchange of Stock Certificates.............................................................................48
     Directors and Officers of Belmont..........................................................................48
     Charter and Bylaws of Belmont..............................................................................49
     Representations and Warranties.............................................................................49
     Conduct of Business Pending the Merger.....................................................................49
     Employee Benefits..........................................................................................49
     Severance Policy...........................................................................................50
     New Directors..............................................................................................50
     Pooling-of-Interests and Tax-free Reorganization...........................................................50
     Other Acquisition Proposals................................................................................50
     Indemnification and Insurance..............................................................................50
     Special Meetings...........................................................................................51
     Conditions to the Merger...................................................................................51
     Termination................................................................................................52
     Effect of Termination; Remedies............................................................................53
     Expenses...................................................................................................54
     Amendment and Waiver.......................................................................................54
     Regulatory Approvals.......................................................................................55
     Accounting Treatment.......................................................................................55
     Restrictions on Sales of Shares by Affiliates..............................................................55
     NYSE Listing...............................................................................................56
     Delisting and Deregistration of Belmont Shares.............................................................56
     Dissent and Appraisal Rights...............................................................................56
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER...........................................................57
NEW DIRECTORS OF CAVALIER.......................................................................................58
COMPENSATION OF DIRECTORS.......................................................................................58
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..............................................................60
COMPARISON OF RIGHTS OF CAVALIER STOCKHOLDERS
     AND BELMONT SHAREHOLDERS...................................................................................68
     Amendments to Charter......................................................................................68
     Amendments to Bylaws.......................................................................................68
     Board Classification.......................................................................................69
     Removal of Directors.......................................................................................69
     Newly Created Directorships and Vacancies..................................................................69
     Vote Required for Mergers, Consolidations, Share Exchanges, etc............................................69
     Anti-takeover Provisions...................................................................................70
     Dissenters' Rights.........................................................................................71
     Limitation on Directors' Liability.........................................................................71
     Indemnification............................................................................................72
     Payment of Dividends.......................................................................................72
     Rights Plans...............................................................................................72
DESCRIPTION OF CAVALIER CAPITAL STOCK...........................................................................73
     General....................................................................................................73
     Cavalier Shares............................................................................................73
     Cavalier Common Preferred Shares...........................................................................73
     Cavalier Stockholder Rights Plan...........................................................................73
     Anti-Takeover Effects of Certain Cavalier By-Law Provisions................................................73
DESCRIPTION OF CAVALIER 1996 KEY EMPLOYEE STOCK INCENTIVE PLAN..................................................74

MATERIAL CONTRACTS BETWEEN CAVALIER AND BELMONT.................................................................77
CERTAIN INFORMATION CONCERNING THE BUSINESS OF CAVALIER.........................................................77
CERTAIN INFORMATION CONCERNING THE BUSINESS OF BELMONT..........................................................77
     General....................................................................................................77
     Operations.................................................................................................78
     Products...................................................................................................79
     Competition................................................................................................80
     Seasonality and Consumer Trends............................................................................80
     Sales and Dealer Network...................................................................................81
     Warranties and Service.....................................................................................81
     Dealer and Retail Financing................................................................................81
     Regulation.................................................................................................82
     Trademarks.................................................................................................82
     Legal Proceedings..........................................................................................83
     Employees..................................................................................................83
     Properties.................................................................................................83
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS OF BELMONT.......................................................................84
     Results of Operations......................................................................................84
     Liquidity and Capital Resources............................................................................88
     Directors and Executive Officers of Belmont................................................................89
OWNERSHIP OF BELMONT SHARES.....................................................................................91
LEGAL MATTERS...................................................................................................92
EXPERTS.........................................................................................................92
OTHER MATTERS...................................................................................................92
PROPOSALS OF CAVALIER STOCKHOLDERS AND BELMONT SHAREHOLDERS.....................................................92
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................................F-1
AGREEMENT AND PLAN OF MERGER...............................................................................Annex A
OPINION OF FINANCIAL ADVISOR TO CAVALIER...................................................................Annex B
OPINION OF FINANCIAL ADVISOR TO BELMONT....................................................................Annex C
DISSENTERS' RIGHTS.........................................................................................Annex D

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE MERGER OR THE OTHER MATTERS DISCUSSED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CAVALIER, SUB OR BELMONT. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT AND PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT AND PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAVALIER, SUB OR BELMONT SINCE THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

         Cavalier and Belmont are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048, and 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Cavalier can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, such as Cavalier and Belmont, that file electronically with the Commission.

         Cavalier has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Cavalier Shares to be issued pursuant to the Merger Agreement. This Joint Proxy Statement and Prospectus constitutes the prospectus of Cavalier filed as part of the Registration Statement and does not contain all the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which have been filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement and Prospectus:

         (1) Cavalier's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (including the portions of Cavalier's Proxy Statement for its Annual Meeting of Stockholders held May 14, 1997 that are incorporated by reference therein) (File No. 1-9792).

         (2) Cavalier's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1997, June 27, 1997 and September 26, 1997 (File No. 1-9792).

         (3) Cavalier's Current Report on Form 8-K dated August 20, 1997 (File No. 1-9792).

         (4) The description of Cavalier Shares contained in Cavalier's Registration Statement on Form 8-A, filed with the Commission under the Exchange Act on December 9, 1987, as amended by Cavalier's Form 8-A dated December 16, 1987, and as updated
                  (A) in the Registration Statement on Form S-3, effective June 23, 1993 (File No. 1-9792), to reflect the increase of the number of shares of authorized common stock from 5,000,000 shares to 15,000,000 shares, (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994 (File No. 1- 9792), reflecting the listing of the Common Stock on the NYSE, and (C) under the caption "Proposed Amendment to Certificate of Incorporation" in the Cavalier Proxy Statement dated March 25, 1997 (File No. 1-9792) to reflect the increase of the number of shares of authorized common stock from 15,000,000 to 50,000,000.

         (5) The description of the Preferred Stock Purchase Rights contained in Cavalier's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on October 29, 1996 (File No. 1- 9792), and as amended by the Company's Form 8-A filed on November 11, 1996 (File No. 1-9792).

         All documents and reports filed by Cavalier or Belmont pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and Prospectus and prior to the date of the Cavalier Special Meeting and the Belmont Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

         THIS JOINT PROXY STATEMENT AND PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO CAVALIER WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF CAVALIER SHARES OR BELMONT SHARES, TO WHOM THIS JOINT PROXY STATEMENT AND PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO MICHAEL R. MURPHY, CAVALIER HOMES, INC., P. O. BOX 540, ADDISON, ALABAMA 35540, TELEPHONE NUMBER (205)747-0044. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENT, REQUESTS SHOULD BE MADE BY FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE CAVALIER SPECIAL MEETING AND THE BELMONT SPECIAL MEETING.

         All information contained in this Joint Proxy Statement and Prospectus relating to Belmont and its subsidiaries has been supplied by Belmont and all information relating to Cavalier and its subsidiaries has been supplied by Cavalier.

         When used in or incorporated into this Joint Proxy Statement and Prospectus with respect to Cavalier, the words "estimate," "project," "intend," "expect," "anticipate," and "believe" and similar expressions, as well as certain statements marked with an asterisk in certain of Cavalier's periodic reports filed under the Exchange Act that are incorporated herein, are intended to identify or to be forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Joint Proxy Statement and Prospectus. Such statements are subject to certain assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such assumptions, risks and uncertainties include, without limitation, those assumptions, risks, and uncertainties identified under the heading "RISK FACTORS" in this Joint Proxy Statement and Prospectus, and in the Cavalier Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and in the Cavalier Quarterly Report on Form 10-Q for the quarters ended March 28, 1997, June 27, 1997 and September 26, 1997 under the headings "'Safe Harbor' Statement Under the Private Securities Litigation Reform Act of 1995." Cavalier does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         When used in or incorporated into this Joint Proxy Statement and Prospectus with respect to Belmont, the words "estimate," "project," "intend," "expect," "anticipate," and "believe" and similar expressions are intended to identify or to be forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Joint Proxy Statement and Prospectus. Such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such assumptions, risks and uncertainties include those assumptions, risks and uncertainties identified under the heading "RISK FACTORS" in this Joint Proxy Statement and Prospectus. Belmont does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Joint Proxy Statement and Prospectus, including the Annexes hereto, which are a part of this Joint Proxy Statement and Prospectus. This Summary is not, and is not intended to be, complete in itself. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement and Prospectus. Shareholders are encouraged to read carefully all of the information contained in the Joint Proxy Statement and Prospectus and in the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement and Prospectus.

THE COMPANIES

Cavalier

         Cavalier, through its wholly-owned subsidiaries and their respective divisions, designs, produces and sells manufactured homes. Cavalier markets its homes through approximately 400 independent non-exclusive dealers, plus approximately 140 independent exclusive dealers, located in 32 states with approximately 600 sales centers. Cavalier currently operates 14 manufacturing facilities. Through its wholly-owned subsidiary, Cavalier Acceptance Corporation ("CAC"), Cavalier also makes installment sale financing available to qualifying retail customers of its exclusive dealers. The principal executive offices of Cavalier are located at Highway 41 North and Cavalier Road, Addison, Alabama 35540, and its telephone number is (205) 747-0044. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF CAVALIER."

Belmont

         Belmont produces a variety of single- and double-section manufactured homes which are marketed primarily in the southern United States. Belmont and its wholly-owned subsidiaries operate four production facilities in Mississippi, two production facilities in Arkansas, and two production facilities in Georgia. The principal executive offices of Belmont are located at Highway 25 South, Industrial Park Drive, Belmont Mississippi 38827, and its telephone number is
(601) 454-9217. See "AVAILABLE INFORMATION" and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF BELMONT."

Crimson Acquisition Corp.

         Sub was incorporated in Mississippi on August 1, 1997 solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at Highway 41 North and Cavalier Road, Addison, Alabama 35540, and its telephone number is
(205) 747-0044.

TRADING MARKETS

         Cavalier Shares are traded on the NYSE under the symbol "CAV" and Belmont Shares are traded on Nasdaq under the symbol "BHIX." The last reported sale prices of Cavalier Shares and Belmont Shares on August 13, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement, were $10.1875 per Cavalier Share, as reported on the NYSE Composite Transactions Tape, and $7.875 per Belmont Share, as reported on Nasdaq. The last reported sale prices of Cavalier Shares and Belmont Shares on November 28, 1997, the latest practicable trading day prior to the printing of this Joint Proxy Statement and Prospectus, were $9.75 per Cavalier Share, as reported on the NYSE Composite Transactions Tape, and $7.625 per Belmont Share, as reported on Nasdaq. See "MARKET PRICE AND DIVIDENDS."

THE CAVALIER SPECIAL MEETING

Time, Date and Place

         The Cavalier Special Meeting will be held on Wednesday, December 31, 1997 at 9:00 a.m., local time, at the offices of Cavalier, Highway 41 North and Cavalier Road, Addison, Alabama. See "THE CAVALIER SPECIAL MEETING --General."

Purpose of the Meeting

         Cavalier stockholders will consider and vote upon a proposal to approve the Share Issuance. See "THE CAVALIER SPECIAL MEETING -- Purpose of the Cavalier Special Meeting."

Record Date

         Cavalier stockholders of record at the close of business on November 25, 1997 (the "Cavalier Record Date") are entitled to notice of and to vote at the Cavalier Special Meeting and at any adjournment or postponement thereof. See "THE CAVALIER SPECIAL MEETING -- Record Date; Shares Outstanding."

Voting Rights

         Each Cavalier Share is entitled to one vote with respect to all matters presented at the Cavalier Special Meeting. See "THE CAVALIER SPECIAL MEETING -- Voting at the Cavalier Special Meeting."

Vote Required

         Approval of the Share Issuance requires the affirmative vote of a majority of the total votes cast by Cavalier stockholders with respect to the Share Issuance, provided that the total number of votes cast thereon represents more than 50% of the outstanding Cavalier Shares entitled to vote on the Share Issuance. Consummation of the Merger is conditioned upon, among other things, the approval of the Share Issuance by Cavalier stockholders. See "THE CAVALIER SPECIAL MEETING -- Voting at the Cavalier Special Meeting."

Share Ownership of Management

         At the close of business on the Cavalier Record Date, directors and executive officers of Cavalier and their affiliates were the owners of an aggregate of 823,930 Cavalier Shares (approximately 6.7% of the outstanding shares) and held options to purchase an aggregate of 640,605 Cavalier Shares. All directors and executive officers of Cavalier are expected to vote, or cause to be voted, all shares over which they exercise voting control (approximately 6.7% of the outstanding shares) FOR the approval of the Share Issuance. See "THE CAVALIER SPECIAL MEETING --Record Date; Shares Outstanding."

Revocability of Proxy

         Any Cavalier stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing with the Secretary of Cavalier, at or before the Cavalier Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Cavalier Shares and delivering it to the Secretary of Cavalier at or before the Cavalier Special Meeting or (iii) attending the Cavalier Special Meeting and voting in person by ballot. Attendance at the Cavalier Special Meeting will not in and of itself constitute revocation of a proxy. See "THE CAVALIER SPECIAL MEETING -- Voting at the Cavalier Special Meeting."

THE BELMONT SPECIAL MEETING

Time, Date and Place

         The Belmont Special Meeting will be held on Wednesday, December 31, 1997 at 9:00 a.m., local time, at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801. See "THE BELMONT SPECIAL MEETING --General."

Purpose of the Meeting

         Belmont shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. See "THE BELMONT SPECIAL MEETING -- Purpose of the Belmont Special Meeting."

Record Date

        Belmont shareholders of record at the close of business on November 21, 1997 (the "Belmont Record Date") are entitled to notice of and to vote at the Belmont Special Meeting and at any adjournment or postponement thereof. See "THE BELMONT SPECIAL MEETING -- Record Date; Shares Outstanding."

Voting Rights

         Each Belmont Share is entitled to one vote with respect to all matters presented at the Belmont Special Meeting. See "THE BELMONT SPECIAL MEETING -- Voting at the Belmont Special Meeting."

Vote Required

         The affirmative vote of holders of a majority of the outstanding Belmont Shares entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement and the Merger. Consummation of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by Belmont shareholders. See "THE BELMONT SPECIAL MEETING -- Voting at the Belmont Special Meeting."

Share Ownership of Management

         At the close of business on the Belmont Record Date, directors and executive officers of Belmont and their affiliates were the record owners of an aggregate of approximately 1,570,687 Belmont Shares (approximately 16.6% of the outstanding shares) and held options to purchase an aggregate of approximately 210,750 Belmont Shares. All directors and executive officers of Belmont are expected to vote, or cause to be voted, all shares over which they exercise voting control (approximately 16.6% of the outstanding shares) FOR the approval and adoption of the Merger Agreement and the Merger. See "THE BELMONT SPECIAL MEETING -- Record Date; Shares Outstanding."

Revocability of Proxy

         Any Belmont shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing a written notice of revocation with the Secretary of Belmont prior to the Belmont Special Meeting,
(ii) presenting another executed proxy with a subsequent date or (iii) attending and voting in person at the Belmont Special Meeting. Attendance at the Belmont Special Meeting will not in and of itself constitute revocation of a proxy. See "THE BELMONT SPECIAL MEETING -- Voting at the Belmont Special Meeting."

Dissent and Appraisal Rights

         If the Merger is consummated, the shareholders of Belmont who (i) do not vote in favor of the Merger, and (ii) who otherwise comply with applicable Mississippi law relating to the exercise of dissenters' rights, will be entitled to statutory appraisal rights for their Belmont Shares. See "THE BELMONT SPECIAL MEETING -- Dissent and Appraisal Rights" and Annex D to this Joint Proxy Statement and Prospectus.

THE PROPOSED MERGER; TERMS OF THE MERGER

General

         Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into Belmont, Belmont will be the Surviving Corporation of such merger and Belmont will become a wholly owned subsidiary of Cavalier. See "TERMS OF THE MERGER -- The Merger; Effective Time."

Effective Time

         The Merger will become effective upon the execution and filing of appropriate Articles of Merger with the Secretary of State of the State of Mississippi in accordance with the Mississippi Business Corporation Act or at such subsequent date or time as shall be agreed by Cavalier and Belmont and be specified in the Articles of Merger (the "Effective Time"). The Merger will be effective on a date (the "Closing Date") to be specified by the parties to the Merger Agreement, which will be no later than two business days after satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement. See "TERMS OF THE MERGER -- The Merger; Effective Time; and --Conditions to the Merger."

Conversion of Shares

         In the Merger, each Belmont Share issued and outstanding immediately prior to the Effective Time (except as otherwise provided in the Merger Agreement) will be converted into the right to receive 0.80 Cavalier Shares. See "TERMS OF THE MERGER -- Conversion of Securities."

Options and Warrants

         At the Effective Time, each Belmont Option granted under the Belmont Option Plans (as hereinafter defined) which is unexpired and unexercised immediately prior thereto will cease to represent a right to acquire Belmont Shares and will be assumed by Cavalier and converted into an Adjusted Option (as hereinafter defined) to acquire, on the same terms and conditions as were applicable under the Belmont Options and the plans under which they were issued, that number of Cavalier Shares equal to the number of Belmont Shares issuable immediately prior to the Effective Time upon exercise of the Belmont Options, multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Belmont Options divided by the Exchange Ratio. See "TERMS OF THE MERGER -- Options and Warrants."

         The Merger Agreement also provides for the continuing availability following the Merger of the shares reserved for the grant of new options pursuant to the Belmont Stock Plan, which will become available under the terms of the Cavalier Stock Plan. Pursuant to an amendment to the Cavalier Stock Plan, Cavalier Shares equal to the number of Belmont Shares which remain available under the Belmont Stock Plan, or which thereafter become available under the Belmont Stock Plan due to the expiration, cancellation, termination or lapse of outstanding options, according to the express terms of such options and the plan under which they were granted and not pursuant to any action by Cavalier, Sub or Belmont not consented to by the applicable optionee, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio . See "TERMS OF THE MERGER -- Options and Warrants" and "DESCRIPTION OF CAVALIER 1996 KEY EMPLOYEE STOCK INCENTIVE PLAN."

         At the Effective Time, that certain warrant to purchase 75,000 Belmont Shares which was issued to The Suddath Companies on October 25, 1996, in connection with Belmont's acquisition of Bellcrest Homes, Inc. (the "Suddath Warrant"), will be assumed by Cavalier and will become a warrant to acquire on the same terms and conditions as were applicable to the Suddath Warrant prior to the Effective Time that number of Cavalier Shares equal to the number of Belmont Shares issuable immediately prior to the Effective Time upon exercise of the Suddath Warrant, multiplied by the Exchange Ratio, with an exercise price of $14.67 divided by the Exchange Ratio. See "TERMS OF THE MERGER -- Options and Warrants."

Fractional Interests

         Fractional interests of Cavalier Shares will not be issued in the Merger. Belmont shareholders will be paid cash in lieu of such fractional interests. See "TERMS OF THE MERGER -- No Fractional Shares."

Recommendation of the Board of Directors of Cavalier and Cavalier's Reasons for the Merger

         The Cavalier Board, based on certain factors described in more detail below, including the opinion of Equitable Securities Corporation ("Equitable"), financial advisor to Cavalier, which opinion was delivered to the Cavalier Board on August 13, 1997 and confirmed in writing as of the date of this Joint Proxy Statement and Prospectus (the "Equitable Opinion"), concluded that the Merger is fair to and in the best interests of Cavalier and its stockholders, unanimously approved the Merger Agreement and resolved to recommend that Cavalier stockholders approve the Share Issuance. A copy of the Equitable Opinion is attached hereto as Annex B. Cavalier stockholders are urged to read the Equitable Opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by Equitable. The Cavalier Board has reviewed the terms and conditions of the Merger Agreement and considered certain factors, including the Equitable Opinion. After consideration of each of these factors, the Cavalier Board unanimously concluded that the Merger is in the best interests of Cavalier's stockholders and unanimously approved the Merger Agreement and the terms and conditions of the Merger. The Cavalier Board recognized that there were potential challenges to a combination with Belmont, including challenges to both companies' management teams, uncertainty in the manufactured housing industry and the prospects for the two companies, the issuance of Cavalier Shares at a time when its shares and those of other manufactured housing companies are trading below recent historical levels, and the possibility that the transaction may have a dilutive effect on Cavalier's earnings per share in 1997 and 1998. The Cavalier Board, however, believes that the Merger represents an opportunity to create a larger and stronger company with an enhanced balance sheet and a broader product line and distribution base, and that in the current environment of increased competitive conditions and potential industry consolidation, the Merger is of strategic importance to Cavalier's efforts to position itself as an effective competitor in the coming years. The Cavalier Board also believes that the combined company can realize operational and financial benefits by leveraging each of the separate companies' specific strengths. The Cavalier Board further believes that the Merger will bring opportunities for cost savings, economies of scale and other synergies, and ultimately for increased expansion of its finance subsidiary and independent dealer network, resulting in possible improved cash-flow and profit potential for the long-term growth of Cavalier and of stockholder value.

                  THE CAVALIER BOARD UNANIMOUSLY RECOMMENDS THAT CAVALIER STOCKHOLDERS VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE CAVALIER SPECIAL MEETING. Certain directors of Cavalier may be deemed to have certain interests in the Merger in addition to their interests as Cavalier stockholders. See "THE PROPOSED MERGER-- Recommendation of the Board of Directors of Cavalier and Cavalier's Reasons for the Merger; -- Opinion of Financial Advisor to Cavalier; and -- Interests of Certain Persons in the Merger; Certain Relationships."

Recommendation of the Board of Directors of Belmont and Belmont's Reasons for the Merger

         The Belmont Board has reviewed the Merger Agreement and the terms and conditions of the Merger, and Rauscher Pierce Refsnes, Inc. ("Rauscher"), financial advisor to Belmont, has delivered its opinion on August 13, 1997 to the Belmont Board which was confirmed as of the date of this Joint Proxy Statement and Prospectus (the "Rauscher Opinion") to the effect that, as of such date and based on, and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio is fair to Belmont shareholders from a financial point of view. A copy of the Rauscher Opinion is attached as Annex C to this Joint Proxy Statement and Prospectus. Belmont shareholders are urged to read the Rauscher Opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by Rauscher. The Belmont Board has reviewed the terms and conditions of the Merger Agreement and considered certain factors, including the Rauscher Opinion. After consideration of each of these factors, the Belmont Board unanimously concluded that the Merger is in the best interests of Belmont's shareholders and unanimously approved the Merger Agreement and the terms and conditions of the Merger. The Belmont Board believes that the Merger offers Belmont and its shareholders an opportunity to continue to participate in the manufactured housing industry through a stronger, combined company. Following the consummation of the Merger, the Belmont Board believes that Cavalier's ability to compete in the manufactured housing industry will be strengthened by the potential economies and cost savings expected to be afforded by the Merger, and the complementary nature of the businesses and management teams of Belmont and Cavalier. The Belmont Board believes that these and other potential synergies offered by the Merger will, if any such benefits are ultimately realized, be beneficial to Belmont's shareholders.

                  THE BELMONT BOARD UNANIMOUSLY RECOMMENDS THAT BELMONT SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AT THE BELMONT SPECIAL MEETING. Certain directors of Belmont may be deemed to have certain interests in the Merger in addition to their interests as Belmont shareholders. See "THE PROPOSED MERGER -- Recommendation of the Board of Directors of Belmont and Belmont's Reasons for the Merger; -- Opinion of Financial Advisor to Belmont; and -- Interests of Certain Persons in the Merger; Certain Relationships."

Interests of Certain Persons in the Merger; Certain Relationships

         Belmont shareholders and Cavalier stockholders should be aware that certain directors and members of management of Belmont and Cavalier may be deemed to have an interest in the Merger in addition to their interests as Belmont shareholders and Cavalier stockholders. The Belmont Board and the Cavalier Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and in recommending the Merger Agreement and the Share Issuance for shareholder and stockholder approval. See "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger; Certain Relationships."

New Directors of Cavalier

         Cavalier has agreed to create two additional seats on the Cavalier Board and to cause each of A. Douglas Jumper, Sr., Chairman of Belmont, and Mike Kennedy, Senior Vice President of Administration and a director of Belmont, to be elected to the Cavalier Board for a term expiring at Cavalier's next annual meeting of stockholders following the Effective Time, subject to being renominated as a director at the discretion of Cavalier's Board. See "NEW DIRECTORS OF CAVALIER."

Conditions to the Merger

         The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of a number of conditions, including, among others and without limitation, (i) the approval of the Merger Agreement and the Merger by the requisite vote of Belmont shareholders at the Belmont Special Meeting, with holders of not more than 7% of the outstanding Belmont Shares electing to exercise their right to dissent, (ii) the approval of the Share Issuance by the requisite vote of Cavalier stockholders at the Cavalier Special Meeting, (iii) the receipt by Belmont of a tax opinion of Bradley Arant Rose &White LLP ("Bradley Arant") respecting certain federal income tax consequences of the Merger, (iv) receipt by each of Belmont and Cavalier of "comfort" letters from the other's independent accountants as well as letters stating that the Merger will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board, (v) receipt by Cavalier and Belmont of the Equitable Opinion and the Rauscher Opinion, respectively, as of the date of mailing this Joint Proxy Statement and Prospectus, and (vi) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The waiting period under the HSR Act expired on September 25, 1997. See "TERMS OF THE MERGER -- Conditions to the Merger; and -- Regulatory Approvals."

Regulatory Approvals

         Other than the expiration or termination of the relevant waiting period under the HSR Act, neither Cavalier nor Belmont is aware of any regulatory approvals required by any governmental authorities to consummate the Merger.
See "TERMS OF THE MERGER -- Regulatory Approvals."

Termination; Expenses; Termination Fee

         Notwithstanding the approval of the Share Issuance by Cavalier stockholders or the approval and adoption of the Merger Agreement and the Merger by Belmont shareholders, under certain circumstances, the Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, including a failure to consummate the Merger before December 31, 1997 (which date was extended on December 1, 1997 to on or before December 31, 1997), failure of either the Belmont shareholders to approve the Merger Agreement and the Merger or the Cavalier stockholders to approve the Share Issuance, material breach by either party of covenants, agreements, representations or warranties contained in the Merger Agreement, determination by the Belmont Board to engage in a "Competing Transaction" (as hereinafter defined), determination by the Belmont Board to rescind or modify its recommendation of the Merger to the Belmont shareholders, failure of the Belmont Board to recommend against a tender offer or exchange offer for 25% or more of the outstanding Belmont Shares, or if the Average Closing Price (as hereinafter defined) of Cavalier Shares on specified dates prior to the Belmont Special Meeting drops below 75% of the Average Closing Price of Cavalier Shares on the date of the Merger Agreement. See "TERMS OF THE MERGER -- Termination." Under specified circumstances, upon termination of the Merger Agreement a party may be required to reimburse reasonable documented out-of-pocket expenses, not to exceed $600,000, incurred by the other party in connection with the transactions contemplated in the Merger Agreement. Under certain circumstances upon termination of the Merger Agreement, if Belmont or Cavalier enters into a definitive agreement with respect to a Competing Transaction and consummates such a transaction, a termination fee of $2,000,000, less any amounts paid or payable as reimbursement of reasonable documented out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, may be required to be paid by Belmont or Cavalier, as the case may be. See "TERMS OF THE MERGER -- Expenses; and -- Effect of Termination; Remedies."

Accounting Treatment

         It is intended that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. See "TERMS OF THE MERGER -- Accounting Treatment."

Certain Federal Income Tax Consequences of the Merger

         The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Belmont's and Cavalier's respective obligations to effect the Merger are conditioned upon the delivery of an opinion from Bradley Arant, counsel to Cavalier, on the date of the mailing of this Joint Proxy Statement and Prospectus, which opinion must not be withdrawn or modified in any material way prior to the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Belmont shareholders upon the receipt of Cavalier Shares in exchange for their Belmont Shares in connection with the Merger (except with respect to cash received in lieu of fractional Cavalier Shares). Each shareholder is urged to consult such shareholder's tax advisors as to the tax consequences of the Merger to the shareholder under federal, state, local or any other applicable law after taking into account the shareholder's particular tax status and attributes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

NYSE Listing

         Cavalier has agreed to cause the Cavalier Shares to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. See "TERMS OF THE MERGER -- NYSE Listing; -- Conditions to the Merger."

Dissent and Appraisal Rights

         Under the Delaware General Corporation Law, Cavalier stockholders will not be entitled to any appraisal rights in connection with the Share Issuance. Under the Mississippi Business Corporation Act, Belmont shareholders will be entitled to appraisal rights in connection with the Merger Agreement and the transactions contemplated thereby. See "TERMS OF THE MERGER -- Dissent and Appraisal Rights" and Annex D to this Joint Proxy Statement and Prospectus.

COMPARISON OF RIGHTS OF BELMONT SHAREHOLDERS AND CAVALIER STOCKHOLDERs

         Upon consummation of the Merger, Belmont shareholders will become Cavalier stockholders. There are differences between the rights of Belmont shareholders and the rights of Cavalier stockholders. These differences result from differences between Mississippi and Delaware law and differences between the governing instruments of Belmont and Cavalier. For a summary of certain differences between the rights of Belmont shareholders and the rights of Cavalier stockholders, see "COMPARISON OF RIGHTS OF CAVALIER STOCKHOLDERS AND BELMONT SHAREHOLDERS."

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CAVALIER

         The following selected financial information of Cavalier for each year of the five-year period ended December 31, 1996 has been derived from the audited consolidated financial statements of Cavalier. The selected financial information of Cavalier for the thirty-nine weeks ended September 26, 1997 and September 27, 1996 have been derived from Cavalier's unaudited interim financial statements, which contain all adjustments Cavalier considers necessary to present fairly the financial position and results of operations for such periods. All adjustments are of a normal recurring nature.

         Cavalier acquired all of the outstanding common stock of Homestead Homes, Inc. ("Homestead") on February 26, 1993, and on October 28, 1994, Cavalier acquired all of the outstanding stock of Astro Mfg. Co., Inc. ("Astro"). The selected financial information of Cavalier reflects the effects of the Homestead and Astro acquisitions from the respective dates of acquisition.

         The selected financial information of Cavalier should be read in conjunction with the audited consolidated financial statements and other financial information contained in Cavalier's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference and contained elsewhere herein, and the unaudited consolidated interim financial information contained in Cavalier's Quarterly Report on Form 10-Q for the thirty-nine weeks ended September 26, 1997, including the notes thereto, incorporated by reference and contained elsewhere herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION".


    (In thousands, except           For the Thirty-Nine
     per share amounts)                 Weeks Ended                        Year Ended December 31,
                                    ---------------------   ----------------------------------------------------
                                    Sept. 26,  Sept. 27,
STATEMENT OF INCOME DATA              1997       1996         1996       1995       1994       1993       1992
                                      ----       ----         ----       ----       ----       ----       ----
Revenues:
  Net sales                         $249,397   $254,598     $ 345,415  $ 272,486  $206,442   $155,595   $106,405
  Financial services                   3,820      2,259         3,333      1,764       703        230         60
                                    --------   --------     ---------  ---------  --------   --------   --------
 Total revenue                      $253,217   $256,857     $ 348,748  $ 274,250  $207,145   $155,825   $106,465

Net income(1)                       $  9,230   $ 10,005     $  15,366  $   9,020  $  5,079   $  3,333   $  2,014

Net income per share(1)(2)          $   0.74   $   0.82     $    1.25  $    0.79  $   0.52   $   0.41   $   0.28

Cash dividend per share(2)          $  0.090   $  0.072     $   0.102  $   0.058  $  0.034   $  0.029   $  0.023

Weighted average number of shares
     outstanding(2)                   12,426     12,223        12,258     11,486     9,836      8,092      7,279



BALANCE SHEET DATA

Net working capital                 $  8,432   $  8,931     $   8,473  $  11,121  $ 12,576   $  5,483   $  5,328

Total assets                        $133,917   $116,662     $ 115,574  $  82,626  $ 63,763   $ 31,182   $ 19,966

Long-term debt                      $ 10,030   $  5,340     $   4,918  $   4,314  $  3,207   $   --     $   --

Stockholders' equity                $ 78,521   $ 63,266     $  68,805  $  46,071  $ 36,460   $ 16,632   $  9,835


(1) Includes nonrecurring proceeds of $1.75 million received by Cavalier pursuant to an officer's life insurance policy during the year ended December 31, 1996.
(2)      As adjusted for all stock splits through November 1996.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BELMONT

         The following selected financial information of Belmont for each year of the five-year period ended December 31, 1996 has been derived from the audited consolidated financial statements of Belmont. The selected financial information of Belmont for the nine months ended September 30, 1997 and 1996 have been derived from Belmont's unaudited interim financial statements, which contain all adjustments Belmont considers necessary to present fairly the financial position and results of operations for such periods. All adjustments are of a normal recurring nature.

         Belmont acquired all of the outstanding common stock of Spirit Homes, Inc. ("Spirit") in October 1995, and in October 1996, Belmont acquired all of the outstanding stock of Bellcrest Homes, Inc. ("Bellcrest"). The selected financial information of Belmont reflects the effects of the Spirit and Bellcrest acquisitions from the respective dates of acquisition.

         The selected financial information of Belmont should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations of Belmont and the Financial Statements of Belmont and related notes thereto, all contained elsewhere herein. See "AVAILABLE INFORMATION," "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BELMONT," and "CONSOLIDATED FINANCIAL STATEMENTS OF BELMONT HOMES, INC."

                                                                                                           Predecessor(1)
                                                                                                       --------------------
                                                                                              Period     Period
                                                           Year Ended                          from       from       Year
(In thousands, except per share data)                     December 31,               Pro    June 1, to January 1,    Ended
                                                -------------------------------     Forma    Dec. 31,  to May 31,  Dec. 31,
STATEMENT OF INCOME DATA:                          1996       1995       1994       1993       1993       1993       1992
                                                -------------------------------  -------------------------------------------
Gross sales                                     $ 234,050  $ 150,576  $ 107,423  $  70,765  $  44,125  $  26,639  $  41,441
Less: dealer rebates                                6,233      2,272      1,597        660        324        336        150
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net sales                                         227,817    148,304    105,826     70,105     43,801     26,303     41,291
Cost of sales                                     197,801    127,165     89,902     59,988     37,027     22,941     35,869
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit                                       30,016     21,139     15,924     10,117      6,774      3,362      5,422
Selling, general and administrative
expenses                                           10,799      7,061      5,134      3,798      2,386      1,257      2,048
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations                             19,217     14,078     10,790      6,319      4,388      2,105      3,374
Other expenses (income), net                         (420)       314      1,062      1,014        637        (34)       104
Income taxes                                        7,524      5,154      3,349      1,996      1,430       --         --
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income                                         12,113      8,610      6,379      3,309      2,321      2,139      3,270
Income tax adjustment                                --          --        --         --         --          789      1,242
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income, adjusted for income taxes              12,113      8,610      6,379      3,309      2,321  $   1,350  $   2,028
                                                                                                       =========  =========
Dividend requirements on preferred stock             --          (28)       (81)       (81)      (43)
                                                ---------  ---------  ---------  ---------  ---------
Net income applicable to common stock           $  12,113  $   8,582  $   6,298  $   3,228  $   2,278
                                                =========  =========  =========  =========  =========
Net income per common share                     $    1.29  $    1.23  $    1.20  $    0.61  $    0.43
                                                =========  =========  =========  =========  =========
Weighted average common shares
outstanding                                         9,426      6,963      5,250      5,250  $   5.250
                                                =========  =========  =========  =========  =========



                                                                                        At December 31,
                                                                  -----------------------------------------------------------
BALANCE SHEET DATA:
                                                                                                              Predecessor(1)
                                                                    1996       1995       1994       1993          1992
                                                                  ---------  ---------  ---------  ---------  --------------
Net working capital                                               $  13,525  $  11,037  $   5,519  $     734  $   3,146
Total assets                                                         79,355     50,068     23,096     17,040      7,149
Long-term debt                                                        1,303      6,919      9,850     10,878      1,343
Shareholders' equity (deficit)                                       53,847     29,048      5,307     (1,072)     4,079

(1) On June 7, 1993, effective June 1, 1993, Belmont acquired BHI, Inc. (the "Predecessor") in a transaction accounted for using the purchase method of accounting. The acquisition was financed by the issuance of debt and equity securities on July 22, 1993. Concurrently, Belmont assumed the name of Belmont Homes, Inc., and the Predecessor changed its name to BHI, Inc. The results of operations for 1993 are based on pro forma operations of Belmont as if the acquisition had occurred on January 1, 1993. The Predecessor operated as a subchapter "S" corporation under the Code and, therefore, was not subject to corporate federal income taxes. Belmont operates as a subchapter "C" corporation under the Code and pays federal income taxes.



                                                     Nine Months Ended
(In thousands, except per share data)                -----------------
STATEMENT OF INCOME DATA:                     Sept. 30,              Sept. 30,
                                                 1997                  1996
                                              ---------              ---------
Gross sales                                    $179,575              $170,638
Less: dealer rebates                              7,493                 3,947
                                               --------              --------
Net sales                                       172,082               166,691
Cost of sales                                   154,875               144,289
                                               --------              --------
Gross profit                                     17,207                22,402
Selling, general and administrative
expenses                                         11,140                 7,402
                                               --------              --------
Income from operations                            6,067                15,000
Other expenses (income), net                     (1,503)                 (384)
Income taxes                                      2,388                 5,848
                                               --------              --------
Net income                                        5,182(1)              9,536
                                               ========              ========
Income tax adjustment                              -                      -
                                               --------              --------
Net income, adjusted for income taxes          $  5,182(1)           $  9,536
Dividend requirements on preferred stock            -                     -
Net income applicable to common stock          $  5,182(1)           $  9,536
Net income per common share                    $   0.55(1)           $   1.02
Weighted average common shares
outstanding                                       9,482                 9,378
                                               ========              ========


                                                Sept. 30,            Sept. 30,
                                                  1997                 1996
                                               --------              --------
BALANCE SHEET DATA:
Net working capital                           $  18,962              $  20,312
Total assets                                     80,188                 70,678
Long-term debt                                      -                      376
Shareholders' equity                             59,029                 50,974


(1) Includes nonrecurring proceeds of $1.5 million received by Belmont pursuant to an officer's life insurance policy.

     SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF CAVALIER

         The following table sets forth selected unaudited pro forma combined financial information of Cavalier for each year of the three-year period ended December 31, 1996 and for the thirty-nine week periods ended September 26, 1997 and September 27, 1996, which are presented to reflect the estimated impact of the Merger on the historical consolidated financial statements of Cavalier, accounted for as a pooling-of-interests. The statement of income data reflects the effects of the Merger as though the transaction had occurred at the beginning of the periods presented, and the balance sheet data assumes the Merger had occurred at the applicable balance sheet date presented. The unaudited pro forma combined financial information does not reflect any costs savings anticipated by Cavalier as a result of the Merger, although the balance sheet data do reflect non-recurring, direct costs of the Merger, currently estimated as approximately $6 to $8 million. The unaudited pro forma combined financial statements also do not reflect a one-time, non-recurring charge of approximately $1 to $2 million that is expected to arise out of Cavalier's plans to conform Belmont's contractual warranty and repurchase arrangements to its own. Pro forma combined per share amounts are based upon Cavalier's weighted average or outstanding shares, as applicable, for the periods presented plus the number of Belmont's weighted average or outstanding shares, as applicable, for the periods presented, adjusted for the Exchange Ratio of 0.80 Cavalier Shares for each Belmont Share.

         The selected unaudited pro forma combined financial information is not necessarily indicative of the financial position or the results of operations that would have occurred had the Merger been effective at the beginning of the earliest period presented nor of future financial position or results of operations.

         The selected unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of Cavalier and Belmont and the Unaudited Pro Forma Information including the notes thereto incorporated by reference or appearing elsewhere in this Joint Proxy Statement and Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "TERMS OF THE MERGER -- Accounting Treatment" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

    (In thousands, except                 For the Thirty-Nine
     per share amounts)                       Weeks Ended                     Year Ended December 31,
PRO FORMA COMBINED                    ----------------------------   -----------------------------------------
STATEMENT OF INCOME                   September 26,  September 27,
DATA                                     1997            1996           1996           1995            1994
                                      -----------    -----------     -----------    -----------    -----------
Revenues:
     Net sales                        $   421,479    $   421,289     $   573,232    $   420,790    $   312,268
     Financial services                     3,820          2,259           3,333          1,764            703
                                      -----------    -----------     -----------    -----------    -----------
     Total revenues                   $   425,299    $   423,548     $   576,565    $   422,554    $   312,971

Net income(1)                         $    14,412    $    19,541     $    27,479    $    17,602    $    11,377

Net income per share(2)               $      0.72    $      0.99     $      1.39    $      1.03    $      0.81

Cash dividend per share(2)            $     0.055    $     0.043     $     0.061    $     0.036    $     0.021

Weighted average number of
     shares outstanding(2)                 20,012         19,725          19,799         17,056         14,036

PRO FORMA COMBINED
BALANCE SHEET DATA(3)
Net Working Capital                   $    21,494                    $    16,098

Total assets                          $   215,205                    $   196,029

Long-term debt                        $    10,030                    $     6,221

Stockholders' Equity                  $   131,650                    $   116,752

(1) Includes non-recurring life insurance proceeds of $1.75 million for the year ended December 31, 1996, and $1.5 million for the thirty-nine weeks ended September 26, 1997, received by Cavalier and Belmont, respectively.
(2)      As adjusted for all Cavalier and Belmont stock splits through November
         1996.
(3) In connection with the Merger, Cavalier expects to record non-recurring, direct costs of the Merger, currently estimated to be approximately $6 to $8 million, as a charge to operations in the fourth quarter of 1997, the quarter in which the Merger is expected to be completed. These charges are not reflected in the unaudited pro forma combined statements of income as they are non-recurring, direct costs of the Merger. An estimated pre-tax charge of $7 million (the midpoint of the range of estimated costs), $5.9 million after tax, is recorded in the unaudited pro forma combined balance sheet. The estimate is a preliminary estimate and is subject to change.

               COMPARATIVE PER SHARE DATA OF CAVALIER AND BELMONT

         The following tables set forth, for the periods and dates indicated, net income and book value per share for Cavalier and Belmont on historical and pro forma combined bases. The pro forma net income and book value per share amounts are calculated using the pooling-of-interests method of accounting, as though the Merger had occurred at the beginning of the periods presented. Pro forma combined per share amounts are based upon Cavalier's weighted average or outstanding shares, as applicable, for the periods presented plus the number of Belmont's weighted average or outstanding shares, as applicable, for the periods presented, adjusted for the Exchange Ratio of 0.80 Cavalier Shares for each Belmont Share. The pro forma data do not reflect any costs savings anticipated by Cavalier as a result of the Merger, although the pro forma book value data do reflect non-recurring, direct costs of the Merger, currently estimated as approximately $7 million, the mid-point of the range of estimated costs of $6 to $8 million. The unaudited pro forma combined financial statements also do not reflect a one-time, non-recurring charge of approximately $1 to $2 million that is expected to arise out of Cavalier's plans to conform Belmont's contractual warranty and repurchase arrangements to its own. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

         The following information should be read in conjunction with the other financial information, including the related footnotes, contained herein or incorporated by reference.

                                          For the Thirty-Nine
                                              Weeks Ended                     Year Ended December 31,
                                     ------------------------------  -----------------------------------------
HISTORICAL                            September 26,  September 27,
CAVALIER HOMES, INC.(1)(5)               1997            1996            1996           1995           1994
---------------------------          --------------  ------------    -----------    -----------    -----------
Net income per share                 $       0.74    $      0.82     $      1.25    $      0.79    $      0.52
Cash dividend per share              $      0.090    $     0.072     $     0.102    $     0.058    $     0.034
Book value per share                 $       6.38                    $      5.65


                                              Nine Months
                                                 Ended                        Year Ended December 31,
                                     ------------------------------  -----------------------------------------
HISTORICAL                            September 30,  September 30,
BELMONT HOMES, INC.(2)(5)                1997            1996           1996           1995            1994
---------------------------          --------------  ------------    -----------    -----------    -----------
Net income per share                 $       0.55    $      1.02     $      1.29    $      1.23    $      1.20
Cash dividend per share              $       --      $      --       $      --      $      --      $      --
Book value per share                 $       6.24                    $      5.69


                                          For the Thirty-Nine
                                              Weeks Ended                     Year Ended December 31,
                                     ------------------------------  -----------------------------------------
PRO FORMA COMBINED                    September 26,  September 27,
CAVALIER HOMES, INC.(3)(5)               1997            1996           1996           1995            1994
---------------------------          ------------    ------------    -----------    -----------    -----------
Net income per share                 $       0.72    $      0.99     $      1.39    $      1.03    $      0.81
Cash dividend per share              $      0.055    $     0.043     $     0.061    $     0.036    $     0.021
Book value per share                 $       6.62                    $      5.91


                                              Nine Months
                                                 Ended                        Year Ended December 31,
                                     ------------------------------  -----------------------------------------
EQUIVALENT PRO FORMA                  September 30,  September 30,
BELMONT HOMES, INC. (4)(5)               1997            1996           1996           1995            1994
---------------------------          --------------  ------------    -----------    -----------    -----------
Net income per share                 $       0.58    $      0.79     $      1.11    $      0.82    $      0.65
Cash dividend per share              $      0.044    $     0.034     $     0.049    $     0.028    $     0.017
Book value per share                 $       5.30                    $      4.73

(1)  As adjusted for all Cavalier stock splits through November 1996.
(2)  As adjusted for all Belmont stock splits through November 1996.
(3) In connection with the Merger, Cavalier expects to record non-recurring, direct costs of the Merger, currently estimated to be approximately $6 to $8 million, as a charge to operations in the fourth quarter of 1997, the quarter in which the Merger is expected to be completed. These charges are not reflected in the unaudited pro forma combined condensed statements of income as they are non-recurring, direct costs of the Merger. An estimated pre-tax charge of $7 million (the midpoint of the range of estimated costs), $5.9 million after tax, is recorded in the unaudited pro forma combined condensed balance sheet. The estimate is a preliminary estimate and is subject to change.
(4) The equivalent pro forma per share amounts of Belmont are calculated by multiplying the pro forma combined per share amounts of Cavalier by the exchange ratio of 0.80 Cavalier Shares for each Belmont Share.
(5) Includes non-recurring life insurance proceeds of $1.75 million with respect to Cavalier for the year ended December 31, 1996, and $1.5 million with respect to Belmont for the nine months ended September 30, 1997 and for the pro forma thirty-nine weeks ended September 26, 1997.

                           MARKET PRICE AND DIVIDENDS

         Cavalier Shares are listed and traded on the NYSE under the symbol "CAV." Belmont Shares are traded on Nasdaq under the symbol "BHIX." The table below sets forth, for the quarters indicated, the high and low prices of Cavalier Shares, as reported on the NYSE Composite Transactions Tape, the high and low prices for Belmont Shares, as reported on Nasdaq, and the dividends that have been paid by Cavalier on Cavalier Shares. Belmont has never paid dividends on the Belmont Shares. Amounts for Cavalier Shares have been adjusted to reflect a five-for-four stock split paid on August 15, 1995, a three-for-two stock split paid on February 15, 1996 and a five-for-four stock split paid on November 15, 1996. Amounts for Belmont Shares have been adjusted to reflect a three-for-two stock split paid on November 1, 1996, and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                        Closing Sales Price
                                  -------------------------------------------------------------
                                             Cavalier                            Belmont
                                  ---------------------------          ------------------------        Cavalier
                                    High              Low                High          Low            Dividends
                                  --------         ----------          -------       ----------      -----------
1995:
   First Quarter              $     5 3/8          $    4 1/4        $      --       $    --         $   0.013
   Second Quarter                   5 1/8               4 5/8            6 29/32       6                 0.013
   Third Quarter                    8 3/4               5 1/8           10  5/32       6  1/2            0.016
   Fourth Quarter                  11 5/8               8 3/4           13 11/32       9 11/32           0.016


1996:
   First Quarter                   12 3/8               9 3/8           12 11/32      10   1/4           0.024
   Second Quarter                  18 3/4              12 1/8           15 27/32      11 27/32           0.024
   Third Quarter                   19 1/8              12 7/8           17 13/32      12  3/32           0.024
   Fourth Quarter                  17 3/8              10 1/2           18 21/32       8  1/16           0.030


1997:
   First Quarter                   12 1/2               9 5/8           10   1/2       7  5/8            0.030
   Second Quarter                  12                   9 1/8            8   1/4       6  5/8            0.030
   Third Quarter                   11 1/2               9 1/2            9   1/2       6  7/8            0.030
   Fourth Quarter (through
   November 28)                    10 7/8               9 3/8            8  5/16       7  1/4

         Set forth below are the last reported sale prices of Cavalier Shares and Belmont Shares on August 13, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement, and on November 28, 1997, the last practicable trading day prior to the date of this Joint Proxy Statement and Prospectus, as well as the equivalent pro forma sale prices of Belmont Shares on such dates, as determined by multiplying the last reported sale price of Cavalier Shares by the Exchange Ratio.

                                     Cavalier        Belmont         Belmont
                                      Shares          Shares         Equivalent
                                      ------         -------         ----------
August 13, 1997                     $   10 3/16      $   7 7/8       $8 5/32
November 28, 1997                        9  3/4          7 5/8        7  4/5


         As of November 25 and November 21, 1997, respectively, there were approximately 300 holders of record of Cavalier Shares and 100 holders of record of Belmont Shares.

                                  RISK FACTORS

         In considering whether to approve the Share Issuance or to approve the Merger Agreement and the Merger, including the receipt of Cavalier Shares in exchange for Belmont Shares, as the case may be, the stockholders of Cavalier and the shareholders of Belmont should consider the following matters:

FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES

         The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of either Cavalier Shares or Belmont Shares, except upon the occurrence of certain limited circumstances. See "TERMS OF THE MERGER -- Termination." The price of Cavalier Shares at the Effective Time will vary from its price at the date of this Joint Proxy Statement and Prospectus and at the date of the Special Meetings, and, as a result of the Exchange Ratio, it is possible that the per share consideration to be received by Belmont shareholders in connection with the Merger may be less than the per share value of the Belmont Shares at the Effective Time. Such variations may be the result of changes in the business, operations or prospects of Cavalier or Belmont, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the Special Meetings, there can be no assurance that the price of Cavalier Shares on the date of the Special Meetings will be indicative of its price at the Effective Time. The Effective Time will occur within two business days following the Special Meetings and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. Stockholders of Cavalier and shareholders of Belmont are urged to obtain current market quotations for Cavalier Shares and Belmont Shares. See "TERMS OF THE MERGER -- Termination."

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING BENEFITS OF THE MERGER

         In determining that the Merger is in the best interests of Cavalier or Belmont, as the case may be, the Cavalier Board and the Belmont Board considered the cost savings, operating efficiencies and other synergies and benefits that may result from the consummation of the Merger. The consolidation of functions and the integration of departments, systems and procedures present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected, if at all. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, synergies and benefits, there can be no assurance of the extent to which or whether such cost savings, efficiencies, synergies or benefits will be achieved.

POTENTIAL DILUTION

         Voting. The Cavalier Shares to be issued to Belmont shareholders at the Effective Time are expected to represent approximately 38% of the number of Cavalier Shares outstanding immediately after the Effective Time. In addition, pursuant to the Merger Agreement, two of the nine members of the Cavalier Board immediately after the Effective Time will be former members of the Belmont Board. Accordingly, the Merger will have the effect of reducing the percentage voting interest in Cavalier represented by a Cavalier Share immediately prior to the Effective Time, and the percentage voting interest in Belmont represented by a Belmont Share immediately prior to the Effective Time. However, as a result of the Merger, stockholders of Cavalier and shareholders of Belmont will each own a voting interest in a significantly larger enterprise.

         Earnings per Share and Book Value. See "COMPARATIVE PER SHARE DATA OF CAVALIER AND BELMONT" for a table setting forth certain earnings, dividend and book value per share data for Cavalier and Belmont on historical and pro forma bases. For the holders of Cavalier Shares, on a pro forma basis the Merger would have had an accretive effect on earnings per share for the fiscal year ended December 31, 1996 (from $1.25 per share to $1.39 per share), a dilutive effect on earnings per share for the thirty-nine week period ended September 26, 1997 (from $0.74 per share to $0.72 per share), and an accretive effect on book value per share for the fiscal year ended December 31, 1996 (from $5.65 per share to $5.91 per share) and for the thirty-nine week period ended September 26, 1997 (from $6.38 per share to $6.62 per share). For the holders of Belmont Shares, on a pro forma basis the Merger would have had a dilutive effect on earnings per share for the fiscal year ended December 31, 1996 (from $1.29 per share to $1.11 per share) and an accretive effect on earnings for the thirty-nine week period ended September 26, 1997 (from $0.55 per share to $0.58 per share), and a dilutive effect on book value per share for the fiscal year ended December 31, 1996 (from $5.69 per share to $4.73 per share) and for the thirty-nine week period ended September 26, 1997 (from $6.24 per share to $5.30 per share). The pro forma data do not reflect any cost savings or other synergies or merger-related expenses anticipated by Cavalier management as a result of the Merger. Whether the Merger will in fact be accretive or dilutive to Cavalier stockholders with respect to future earnings per share and book value will depend on the actual results achieved by the combined company in the future as compared to the results that could have been achieved by Cavalier on a stand-alone basis over the same period, taking into consideration the number of Cavalier Shares to be issued in the Share Issuance. No assurance can be given as to such future results, and, accordingly, as to whether the Merger will be accretive or dilutive to Cavalier stockholders with respect to future earnings per share or book value. Holders of Belmont Shares, in considering the accretive or dilutive effect of the Merger, should note that the comparability from a valuation perspective of historical earnings per share for Belmont Shares to pro forma earnings per share for Cavalier Shares would be affected by any difference in the price-earnings multiples accorded to Cavalier Shares and Belmont Shares. Holders of Belmont Shares should also review "THE PROPOSED MERGER -- Opinion of Financial Advisor to Belmont" for an analysis of Belmont's contribution on a pro forma basis to the combined entity resulting from the Merger of, among other things, revenue, operating profit and net income.

CONFLICTS OF INTEREST OF CERTAIN DIRECTORS OF BELMONT AND CAVALIER

         In considering the recommendation of the Merger by the Belmont Board, the shareholders of Belmont and the stockholders of Cavalier should be aware that certain directors and executive officers of Belmont and Cavalier may be deemed to have conflicts of interest with respect to the Merger. Such interests, together with other relevant factors, were considered by the Belmont Board and the Cavalier Board when recommending the Merger Agreement and the Merger to the shareholders of Belmont and recommending the Share Issuance to the stockholders of Cavalier. See "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger; Certain Relationships."

CYCLICAL AND SEASONAL NATURE OF THE MANUFACTURED HOUSING INDUSTRY

         The manufactured housing industry is highly cyclical and seasonal and has experienced wide fluctuations in aggregate sales in the past, resulting in the failure of many manufacturing concerns. The market for manufactured homes is affected by many of the same national and regional economic and demographic factors that affect the broader housing industry. Historically, most sectors of the home building industry, including the manufactured housing industry, have been affected by, among other things, changes in general economic conditions, inflation, levels of consumer confidence, employment and income levels, housing demand, availability of alternative forms of housing, availability of financing and the level and stability of interest rates. The Manufactured Housing Institute ("MHI") reported that during the period from 1983 to 1991, aggregate domestic shipments of manufactured homes declined 42.1% from 295,079 homes to 170,713 homes. According to industry statistics, after a ten-year low in shipments of homes in 1991, the industry recovered significantly, posting increases in shipments of 24%, 21%, 20%, 12% and 7% for 1992, 1993, 1994, 1995
and 1996, respectively. However, industry statistics reflect a decrease in home shipments of approximately 3.1% through the first nine months of 1997 when compared to the same period in 1996. Cavalier and Belmont attribute this decrease at least in part to the fact that the manufactured housing industry has, over the past several years, experienced increases in both the number of retail dealers and manufacturing capacity, which they believe is currently resulting in fewer home deliveries, higher dealer inventories, lower order backlogs and increased price competition.

         Sales in the manufactured housing industry are also seasonal in nature, with sales of homes traditionally being stronger in April through October and weaker during the first and last part of the calendar year. While seasonality was not a significant factor in Cavalier's and Belmont's business during the period of 1992 through 1996 when industry shipments were steadily increasing, the recent decline in shipments may signal a return to the industry's traditional seasonal patterns.

         The duration and extent of the recent decrease in home shipments and the tightening of competitive conditions, and their corresponding impact on the future results of operations and financial condition of the combined companies, is uncertain at this time. Furthermore, because of the cyclical and seasonal nature of the manufactured housing industry and the recent increase in competitive conditions, Cavalier and Belmont can give no assurance that the industry is not entering a change in its cycle or returning to traditional seasonal patterns, either of which could have a material adverse effect on Cavalier's and Belmont's results of operations or financial condition.

LIMITATIONS ON ABILITY TO PURSUE GROWTH STRATEGY

         Cavalier's growth strategies are to (i) expand the financing activities of CAC, (ii) develop its exclusive dealer network, (iii) expand its geographic presence and manufacturing capacity and (iv) develop the production and distribution of component parts for manufactured housing. Since 1991, Cavalier has expanded manufacturing capacity to meet the increase in demand for its manufactured homes. Downturns in shipments in the manufactured housing industry, or a decline in the demand or growth in demand for Cavalier's homes, could have a material adverse effect on Cavalier. Cavalier's ability to execute its strategy will depend on a number of factors, including general economic and industry conditions, its ability to sell to additional independent dealers, the availability of semi-skilled workers in the areas in which Cavalier's manufacturing facilities are located, the ability of CAC to be competitive and other factors, many of which are beyond the control of Cavalier. There can be no assurance that Cavalier's growth strategy will be successful. Further, if Cavalier's growth strategy is unsuccessful, there can be no assurance that such lack of success will not have a material adverse effect upon Cavalier's results of operations or financial condition.

UNCERTAINTIES REGARDING RETAIL FINANCING ACTIVITIES

         Cavalier engages in the business of making retail installment finance loans to customers of its independent exclusive dealers through its finance subsidiary, CAC. Cavalier maintains a reserve for estimated credit losses on installment sale contracts owned by CAC to provide for future losses based on Cavalier's historical loss experience, current economic conditions and portfolio performance. The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate losses realized by CAC will not exceed Cavalier's loss reserves and have a material adverse effect on Cavalier's results of operations and financial condition. There also can be no assurance that volatility or a significant change in interest rates will not materially affect CAC's and Cavalier's business, results of operations or financial condition.

         Cavalier's strategy currently includes the continued expansion of the financial services segment of its business. Accordingly, it is likely that Cavalier will incur additional debt, or other forms of financing, in order to continue to fund such growth. Cavalier may also engage in other transactions, such as selling or securitizing portions of its installment loan portfolio, that are designed to facilitate the ability of CAC to originate an increased volume of loans and to reduce Cavalier's exposure to interest rate fluctuations. There can be no assurance that such possible additional financing, or the aforementioned transactions involving Cavalier's installment loan portfolio, will be available on terms acceptable to Cavalier. If they are not, Cavalier may be forced to curtail the expansion of its financial services business and to alter its strategies.

LIMITATIONS ON AVAILABILITY OF CONSUMER AND DEALER FINANCING

         Consumer financing for manufactured home purchases is generally provided by third-party lenders. The availability and cost of financing for manufactured home purchasers and dealers is important to Cavalier's and Belmont's sales and is dependent on financial institutions' lending practices, the strength of the credit markets generally, governmental policies and other conditions, all of which are beyond Cavalier's and Belmont's control. In addition, in most states, manufactured homes are classified legally and by taxing authorities as personal property rather than real estate. As a result, financing for the purchase of manufactured homes is characterized by shorter loan maturities and higher interest rates, and in certain periods such financing is more difficult to obtain than conventional home mortgages. Unfavorable changes in these factors may have a material adverse effect on Cavalier's results of operations or financial condition.

POTENTIAL UNAVAILABILITY AND INCREASES IN PRICES OF RAW MATERIALS

         Cavalier's and Belmont's operating costs may be significantly affected by the availability and pricing of certain raw materials, particularly lumber, gypsum, particle board and insulation. Sudden increases in demand for these construction materials caused by natural disasters or other market forces can greatly increase the costs of materials or limit the availability of such materials. Increases in costs cannot always be reflected immediately in prices and, consequently, may adversely impact profitability. Further, a reduction in the availability of raw materials also may affect a company's ability to meet or maintain production requirements.

CONTINGENT REPURCHASE AND GUARANTY OBLIGATIONS

         It is a customary practice in the manufactured housing industry to enter into repurchase and other recourse agreements with lending institutions which have provided wholesale floor plan financing to dealers. Substantially all of Cavalier's and Belmont's sales are made to dealers located primarily in the southeast, southwest and midwest regions of the United States pursuant to repurchase agreements with lending institutions. These agreements generally provide for repurchase of Cavalier's and Belmont's products from the lending institutions for the balance due them in the event of repossession upon a dealer's default. The risk of loss under repurchase agreements is mitigated by the fact that (i) sales of manufactured homes are spread over a relatively large number of independent dealers; (ii) the price Cavalier or Belmont is obligated to pay under such repurchase agreements generally declines over the period of the agreement and also declines during such period based on predetermined amounts; and (iii) Cavalier and Belmont have been in many cases able to resell homes repurchased from credit sources in the ordinary course of business without incurring significant losses. Belmont has not established reserves for possible repurchase losses. While Cavalier has established a reserve for possible repurchase losses, there can be no assurance that Cavalier will not incur material losses in excess of such reserves or that Belmont will not incur material losses under such repurchase agreements in the future.

COMPETITIVE NATURE OF THE INDUSTRY

         The production and sale of manufactured homes is a highly competitive industry, characterized by low barriers to entry and severe price competition. Competition is based primarily on price, product features and quality, reputation for service and quality, depth of field inventory, delivery capabilities, warranty repair service, dealer promotions, merchandising and terms of dealer and retail consumer financing. In addition, Cavalier and Belmont compete with other manufacturers, some of which maintain their own retail sales centers, for quality independent dealers. In addition, manufactured homes compete with other forms of low-cost housing, including site-built, prefabricated and modular homes, apartments, townhouses and condominiums. Cavalier and Belmont face direct competition from numerous manufacturers, many of which possess greater financial, manufacturing, distribution and marketing resources. As a result of these competitive conditions, Cavalier and Belmont may not be able to sustain past levels of sales or to continue their recent sales growth or profitability.

RELIANCE ON EXECUTIVE OFFICERS

         The success of Cavalier's and Belmont's business is highly dependent upon the personal efforts and abilities of the current executive officers of Cavalier and Belmont, respectively. Specifically, the success of Cavalier is highly dependent on the efforts of its Chairman of the Board, Barry B. Donnell, its President and Chief Executive Officer, David A. Roberson, and its Chief Financial Officer and Secretary-Treasurer, Michael R. Murphy. The success of Belmont is highly dependent on the efforts of its President and Chief Executive Officer, G. Hiller Spann, its Senior Vice President of Manufacturing, Keith Kennedy, its Senior Vice President of Administration, Mike Kennedy, and its Chief Financial Officer, William M. Kunkel. The loss of the services of one or more of these individuals could have a material adverse effect upon Cavalier's and Belmont's business. Other than those certain non-competition agreements executed in connection with the Merger, as discussed below under "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger; Certain Relationships -- Non-Competition Agreements," neither Cavalier nor Belmont has employment or non-competition agreements with any of its executive officers. Cavalier's and Belmont's continued growth, including the expansion of CAC's business, will depend upon their ability to attract and retain additional experienced management personnel.

DEPENDENCE ON INDEPENDENT DEALERS

         Cavalier and Belmont depend on independent dealers for substantially all retail sales of their manufactured homes. Typically only one dealer within a given market area distributes a particular product line of Cavalier or Belmont. While Cavalier and Belmont believe that their relations with their independent dealers are generally good, Cavalier's and Belmont's relationships with their dealers are cancelable on short notice by either party, and there can be no assurance that Cavalier or Belmont will be able to maintain these relations, that these dealers will continue to sell Cavalier's or Belmont's homes or that Cavalier or Belmont will be able to attract and retain quality independent dealers.

POTENTIAL ADVERSE EFFECTS OF REGULATIONS

         Cavalier and Belmont are subject to a variety of federal, state and local laws and regulations affecting the production, sale and financing of manufactured housing. The National Manufactured Home Construction and Safety Standards Act of 1974, as amended, and regulations promulgated by the U.S. Department of Housing and Urban Development ("HUD") thereunder, impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. Failure to comply with such regulations could expose Cavalier and Belmont to a wide variety of sanctions, including closing one or more manufacturing facilities. HUD has promulgated regulations with respect to structural design and wind loads and energy conservation. Neither Cavalier's nor Belmont's operations were materially affected by the regulations; however, HUD has these matters under continuous review and it cannot be predicted what effect (if any) additional regulations promulgated by HUD would have on Cavalier or Belmont or the manufactured housing industry as a whole. In addition, certain components of manufactured homes are subject to regulation by the U.S. Consumer Product Safety Commission. Cavalier's and Belmont's manufactured homes are subject to local zoning and housing regulations. A number of states require manufactured home producers to post bonds to ensure the satisfaction of consumer warranty claims. A number of states have adopted procedures governing the installation of manufactured homes. Utility connections are subject to state and local regulation.

         Cavalier and Belmont are also subject to the Magnuson-Moss Warranty Federal Trade Commission Improvement Act, which regulates the descriptions of warranties on products. The description and substance of Cavalier's and Belmont's warranties are also subject to a variety of state laws and regulations.

         A variety of federal laws affect the financing of manufactured homes, including the financing activities conducted by CAC. The Consumer Credit Protection Act (Truth-in-Lending) and Regulation Z promulgated thereunder require substantial disclosures to be made in writing to a consumer with regard to various aspects of the particular transaction, including the amount financed, the annual percentage rate, the total finance charge, itemization of the amount financed and other matters and also set forth certain substantive limitations on permissible contract terms. The Equal Credit Opportunity Act and Regulation B promulgated thereunder prohibit credit discrimination against any credit applicant based on certain prohibited bases, and also require that certain specified notices be sent to credit applicants whose applications are denied. The Federal Trade Commission has adopted or proposed various trade regulation rules to specify and prohibit certain unfair credit and collection practices and also to preserve consumers' claims and defenses. The Government National Mortgage Association ("GNMA") specifies certain credit underwriting requirements in order for installment manufactured home sale contracts to be eligible for inclusion in a GNMA program. HUD also has promulgated substantial disclosure and substantive regulations and requirements in order for a manufactured home installment sale contract to qualify for insurance under the Federal Housing Authority ("FHA") program, and the failure to comply with such requirements and procedures can result in loss of the FHA guaranty protection. In addition, the financing activities of CAC may also become subject to the disclosure requirements of the Home Mortgage Disclosure Act. In addition to the extensive federal regulation of consumer credit matters, many states have also adopted consumer credit protection requirements that may impose significant requirements for consumer credit lenders. For example, many states require that a consumer credit finance company such as CAC obtain certain regulatory licenses or permits in order to engage in such business in that state, and many states also set forth a number of substantive contractual limitations regarding provisions that permissibly may be included in a consumer contract, as well as limitations upon the permissible interest rates, fees and other charges that may be imposed upon a consumer. Failure by Cavalier or CAC to comply with the requirements of federal or state law pertaining to consumer credit could result in the unenforceability of the particular contract for the affected consumer, civil liability to the affected customers, criminal liability and other adverse results.

         There can be no assurance that Cavalier and Belmont will not be adversely affected by a failure to comply with any laws or regulations applicable to or affecting Cavalier or Belmont.

COMPLIANCE WITH ENVIRONMENTAL LAWS

         Cavalier's and Belmont's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies and entities, to impose fines and penalties. The requirements of such laws and enforcement policies have generally become more strict in recent years. Accordingly,

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



Cavalier and Belmont can give no assurance that they will not be required to incur response costs, remediation expenses, fines, penalties or other similar damages, expenses or liabilities, or to incur operational shut-downs, business interruptions or similar losses, associated with compliance with environmental laws and enforcement policies that either individually or in the aggregate would have a material adverse effect on Cavalier's and Belmont's results of operations or financial condition.

LITIGATION

         Cavalier, Belmont and their subsidiaries are engaged in various legal proceedings that are incidental to and arise in the course of their business. Certain of the cases filed against Cavalier, Belmont and their subsidiaries and companies engaged in businesses similar to them allege, among other things, breach of contract and warranty, product liability, personal injury and fraudulent, deceptive or collusive practices in connection with their businesses. These kinds of suits are typical of suits that have been filed in recent years, and they sometimes seek certification as class actions, the imposition of large amounts of compensatory and punitive damages and trials by jury. Courts have certified several of these types of cases as class actions recently, and many of these types of cases have resulted in large damage awards, especially large punitive damage awards. The outcome of many of the cases in which these companies are involved or may in the future become involved cannot be predicted with any degree of reliability, and the potential exists for unanticipated material adverse judgments against Cavalier, Belmont or their respective subsidiaries.

VOLATILITY OF STOCK PRICE

         Cavalier Shares are traded on the NYSE. The market price of the Cavalier Shares may be subject to significant fluctuations in response to variations in Cavalier's operating results and other factors affecting Cavalier specifically and the stock market and the manufactured housing industry generally.

                          THE CAVALIER SPECIAL MEETING

GENERAL

         This Joint Proxy Statement and Prospectus is being furnished to Cavalier stockholders in connection with the solicitation of proxies by the Cavalier Board for use at the Cavalier Special Meeting. Each copy of this Joint Proxy Statement and Prospectus mailed to Cavalier stockholders is accompanied by a form of proxy for use at the Cavalier Special Meeting. The Cavalier Special Meeting is scheduled to be held on Wednesday, December 31, 1997, at 9:00 a.m., local time, at the offices of Cavalier, Highway 41 North and Cavalier Road, Addison, Alabama.

         CAVALIER STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CAVALIER IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PURPOSE OF THE CAVALIER SPECIAL MEETING

         At the Cavalier Special Meeting, Cavalier stockholders will be asked to consider and vote upon: (i) a proposal to approve the Share Issuance and (ii) the transaction of such other business as is incident to the conduct of the Cavalier Special Meeting. Because the number of Cavalier Shares to be issued in the Share Issuance will exceed 20% of the number of Cavalier Shares outstanding immediately prior to the consummation of the Merger, the rules of the NYSE require that Cavalier stockholders approve the Share Issuance.

         The Cavalier Board, based upon certain factors, including the Equitable Opinion, has concluded that the Merger is fair to and in the best interests of Cavalier and its stockholders and has unanimously approved the Merger Agreement. THE CAVALIER BOARD UNANIMOUSLY RECOMMENDS THAT CAVALIER STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE SHARE ISSUANCE AT THE CAVALIER SPECIAL MEETING. Certain directors of Cavalier may be deemed to have certain interests in the Merger in addition to their interests as Cavalier stockholders. See "THE PROPOSED MERGER -- Recommendation of the Board of Directors of Cavalier and Cavalier's Reasons for the Merger; -- Opinion of Financial Advisor to Cavalier; and -- Interests of Certain Persons in the Merger; Certain Relationships."

RECORD DATE; SHARES OUTSTANDING

         The close of business on November 25, 1997 has been fixed as the Cavalier Record Date for the determination of Cavalier stockholders entitled to notice of and to vote at the Cavalier Special Meeting. On the Cavalier Record Date, there were 12,317,691 Cavalier Shares issued and outstanding held by approximately 300 stockholders of record. All directors and executive officers of Cavalier are expected to vote, or cause to be voted, all Cavalier Shares over which they exercise voting control (an aggregate of 823,930 Cavalier Shares or approximately 6.7% of the outstanding Cavalier Shares on the Cavalier Record
Date) FOR the approval of the Share Issuance.

VOTING AT THE CAVALIER SPECIAL MEETING

         The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding Cavalier Shares entitled to vote at the Cavalier Special Meeting is necessary to constitute a quorum at the Cavalier Special Meeting.

         Approval of the Share Issuance requires the affirmative vote of a majority of the total votes cast by Cavalier stockholders with respect to the Share Issuance, provided that the total number of votes cast thereon represents more than 50% of the outstanding Cavalier Shares entitled to vote. The consummation of the Merger is conditioned upon, among other things, approval of the Share Issuance by Cavalier stockholders.

         Proxies will be voted as specified by Cavalier stockholders. If a Cavalier stockholder does not return a signed proxy, such stockholder's shares will not be voted. Cavalier stockholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. Each Cavalier stockholder shall be entitled to cast one vote per Cavalier Share on each matter to be voted upon at the Cavalier Special Meeting. If a Cavalier stockholder returns a signed proxy, but does not indicate how such stockholder's shares are to be voted, the Cavalier Shares represented by the proxy will be voted FOR the Share Issuance. The proxy also confers discretionary authority on the management of Cavalier to vote the Cavalier Shares represented thereby on any other matter that may properly arise at the Cavalier Special Meeting, including, but not limited to, consideration of a motion to adjourn or postpone the Cavalier Special Meeting to another time and/or place.

         Returning a signed proxy will not affect a Cavalier stockholder's right to attend the Cavalier Special Meeting and vote in person. Any Cavalier stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing with the Secretary of Cavalier, at or before the Cavalier Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Cavalier at or before the Cavalier Special Meeting or (iii) attending the Cavalier Special Meeting and voting in person by ballot. Attendance at the Cavalier Special Meeting will not in and of itself constitute revocation of a proxy.

         As of the date of this Joint Proxy Statement and Prospectus, the Cavalier Board does not know of any other matters to be presented for action by Cavalier stockholders at the Cavalier Special Meeting. If, however, any other matters not now known are incident to the conduct of and properly brought before the Cavalier Special Meeting, the management of Cavalier will vote the proxies upon the same according to their discretion and best judgment.

SOLICITATION OF PROXIES

         Pursuant to the Merger Agreement, the entire cost of Cavalier's solicitation of proxies will be borne by Cavalier. Cavalier may reimburse investment bankers, brokers and other nominees for their expenses incurred in obtaining voting instructions from beneficial owners of Cavalier Shares held of record by such investment bankers, brokers and other nominees; however, Cavalier has not entered into any written contract or arrangement for such repayment of expenses. In addition to the use of mails, proxies may be solicited by personal interviews, telephone or facsimile transmission machine by directors, officers and employees of Cavalier, without additional compensation.

EFFECT OF ABSTENTIONS AND "BROKER NON-VOTES"

         At the Cavalier Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A "broker non-vote" occurs respecting a given proposal when a broker holding Cavalier Shares in street name returns an executed proxy (or voting directions) which indicates that such broker does not have discretionary authority to vote on such proposal. Under the rules of the NYSE, brokers who hold Cavalier Shares as nominees will not have discretionary authority to vote such shares on the Share Issuance in the absence of specific instructions from the beneficial owners thereof.

         Abstentions and broker non-votes will not affect the outcome of the vote with respect to the proposal to approve the Share Issuance except to the extent that abstentions and non-votes cause the total votes cast to be less than a majority of the Cavalier Shares entitled to vote thereon.

APPRAISAL RIGHTs

         Under the Delaware General Corporation Law, Cavalier stockholders will not be entitled to any appraisal rights in connection with the Share Issuance. See "TERMS OF THE MERGER -- Dissent and Appraisal Rights."

                           THE BELMONT SPECIAL MEETING

GENERAL

         This Joint Proxy Statement and Prospectus is being furnished to Belmont shareholders in connection with the solicitation of proxies by the Belmont Board for use at the Belmont Special Meeting. Each copy of this Joint Proxy Statement and Prospectus mailed to Belmont shareholders is accompanied by a form of proxy for use in connection with the Belmont Special Meeting. The Belmont Special Meeting is scheduled to be held on Wednesday, December 31, 1997, at 9:00 a.m., local time at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801.

         BELMONT SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BELMONT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PURPOSE OF THE BELMONT SPECIAL MEETING

         At the Belmont Special Meeting, Belmont shareholders will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and the Merger and (ii) the transaction of such other business as is incident to the conduct of the Belmont Special Meeting.

         The Belmont Board, based upon certain factors, including the Rauscher Opinion, has concluded that the Merger is fair to and in the best interests of Belmont's shareholders and has approved the Merger Agreement and the Merger.
THE BELMONT BOARD RECOMMENDS THAT BELMONT SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AT THE BELMONT SPECIAL MEETING. Certain directors of Belmont and members of its management may be deemed to have certain interests in the Merger in addition to their interests as Belmont shareholders. See "THE PROPOSED MERGER --Recommendations of the Board of Directors of Belmont and Belmont's Reasons for the Merger; -- Opinion of Financial Advisor to Belmont; and -- Interests of Certain Persons in the Merger; Certain Relationships."

RECORD DATE; SHARES OUTSTANDING

         The close of business on November 21, 1997 has been fixed as the Belmont Record Date for the determination of Belmont shareholders entitled to notice of and to vote at the Belmont Special Meeting. On the Belmont Record Date, there were 9,466,486 Belmont Shares issued and outstanding held by approximately 100 shareholders of record. All directors and executive officers of Belmont are expected to vote, or cause to be voted, all Belmont Shares over which they exercise voting control (an aggregate of 1,570,687 Belmont Shares or approximately 16.6% of the shares outstanding on the Belmont Record Date) FOR the approval and adoption of the Merger Agreement.

VOTING AT THE BELMONT SPECIAL MEETING

         The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding Belmont Shares entitled to vote at the Belmont Special Meeting is necessary to constitute a quorum at the Belmont Special Meeting.

         The affirmative vote of the holders of a majority of the outstanding Belmont Shares entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the Merger. Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding Belmont Shares entitled to vote thereon.

         Proxies will be voted as specified by Belmont shareholders. If a Belmont shareholder does not return a signed proxy, and such shareholder does not attend the Special Meeting and vote its shares, then such shareholder's shares will not be voted. Belmont shareholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. Each Belmont shareholder shall be entitled to cast one vote per Belmont Share on each matter to be voted upon at the Belmont Special Meeting. If a Belmont shareholder returns a signed proxy, but does not indicate how such shareholder's shares are to be voted, the Belmont Shares represented by the proxy will be voted FOR the approval and adoption of the

Merger Agreement and the Merger. The proxy also confers discretionary authority on the management of Belmont to vote the Belmont Shares represented thereby on any other matter that may properly arise at the Belmont Special Meeting, including, but not limited to, consideration of a motion to adjourn or postpone the Belmont Special Meeting to another time and/or place.

         Returning a signed proxy will not affect a shareholder's right to attend the Belmont Special Meeting and vote in person. Any Belmont shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing a written notice of revocation with the Secretary of Belmont prior to the Belmont Special Meeting, (ii) presenting another executed proxy with a subsequent date or (iii) attending and voting in person at the Belmont Special Meeting. Attendance at the Belmont Special Meeting will not in and of itself constitute revocation of a proxy.

         As of the date of this Joint Proxy Statement and Prospectus, the Belmont Board does not know of any other matters to be presented for action by Belmont shareholders at the Belmont Special Meeting. If, however, any other matters not now known are incident to the conduct of and properly brought before the Belmont Special Meeting, the management of Belmont will vote the proxies upon the same according to their discretion and best judgment.

SOLICITATION OF PROXIES

         Pursuant to the Merger Agreement, the entire cost of Belmont's solicitation of proxies will be borne by Belmont. In addition to solicitation by use of the mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and Belmont will reimburse them for expenses in so doing.

EFFECT OF ABSTENTIONS AND "BROKER NON-VOTES"

         At the Belmont Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. In determining whether the proposal to approve and adopt the Merger Agreement and the Merger has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal because under the Mississippi Business Corporation Act, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding Belmont Shares entitled to vote at the Belmont Special Meeting.

DISSENT AND APPRAISAL RIGHTS

         Under the Mississippi Business Corporation Act, Belmont shareholders are entitled to appraisal rights in connection with the Merger Agreement and the consummation of the Merger.

         A shareholder of Belmont is, pursuant to Section 79-4-13.01 et seq. of the Mississippi Business Corporation Act (the "Dissent Provisions"), entitled to dissent from, and obtain payment of the fair value of its Belmont Shares in the event of the consummation of, the Merger pursuant to the Merger Agreement. A shareholder entitled to dissent and obtain payment for its shares under the Dissent Provisions may not challenge the corporate action creating its entitlement unless the action is unlawful or fraudulent with respect to the shareholder or Belmont. The fair value of the Belmont Shares may differ from the consideration that a shareholder of Belmont is entitled to receive in the Merger.

         Under the Dissent Provisions, a record shareholder of Belmont may assert dissenters' rights as to fewer than all the shares registered in its name only if it dissents with respect to all shares beneficially owned by any one person and notifies Belmont in writing of the name and address of each person on whose behalf it asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which it dissents and its other shares were registered in the names of different shareholders. A beneficial shareholder of Belmont may assert dissenters' rights as to shares held on its behalf only if it submits to Belmont the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, and it does so with respect to all shares of which it is the beneficial shareholder or over which it has power to direct the vote.

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



         A shareholder of Belmont who wishes to assert dissenters' rights must deliver to Belmont, before a vote is taken to approve the Merger Agreement and the Merger, written notice of its intent to demand payment for its Belmont Shares if the Merger is effectuated and must not vote its Belmont Shares in favor of the proposed action. A shareholder of Belmont who does not satisfy these requirements is not entitled to payment for its shares under the Dissent Provisions. If the Merger Agreement is authorized and approved at the Belmont Special Meeting, Belmont must deliver a written dissenters' notice that sets forth the various requirements of dissent and is accompanied by a copy of the Dissent Provisions to all shareholders who have satisfied these requirements. A shareholder of Belmont who is sent a dissenters' notice must demand payment, certify as to whether it acquired beneficial ownership of its shares before the date of the first announcement of the Merger to the news media and deposit its certificates evidencing Belmont Shares in accordance with the terms of the written dissenters' notice. A shareholder who demands payment and deposits its shares in accordance with the Dissent Provisions retains all other rights of a shareholder until these rights are canceled or modified by the consummation of the Merger. A shareholder who fails to demand payment or deposit its certificates in accordance with the terms of the written dissenters' notice will not be entitled to payment under the Dissent Provisions.

         As soon as the Merger is effectuated or upon receipt of a payment demand from a shareholder, Belmont, as the Surviving Corporation of the Merger, shall pay each dissenter who has properly demanded payment, certified its beneficial ownership and deposited its certificates the amount that Belmont estimates to be the fair value of its shares plus accrued interest thereon. Such payment must be accompanied by, among other things, certain financial statement information regarding Belmont, a statement of Belmont's estimate of the fair value and a copy of the Dissent Provisions. In certain circumstances, a dissenter may notify Belmont of its estimate of the fair value and interest due and demand payment of its estimate (less any payment previously made by Belmont pursuant to the Dissent Provisions), or may reject Belmont's proposed payment. A dissenter waives its right to demand payment of its estimate, however, unless it notifies Belmont of its demand in writing within thirty days after Belmont made or offered payment for its shares. Within sixty days of a shareholder's demand for the payment of its estimate, Belmont shall either commence a judicial proceeding and petition a court to determine the fair value of the shares and accrued interest, or pay each dissenter whose demand remains unsettled the amount demanded by the shareholder. The court may assess the costs, fees and expenses of the proceeding against Belmont, or, if the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith, against some or all of the dissenters.

         Under the terms of the Merger Agreement, Belmont Shares outstanding immediately prior to the Effective Time and held by a Belmont shareholder who has asserted dissenters' rights who shall, after the Effective Time, withdraw his, her or its demand for appraisal or lose his, her or its right of appraisal, in either case pursuant to the Dissent Provisions, shall be deemed to be converted, as of the Effective Time, into the right to receive Cavalier Shares at the Exchange Ratio.

         While Belmont believes that all elements of the Dissent Provisions that the Belmont shareholders would consider material in deciding whether to approve the Merger and the Merger Agreement are set forth herein, the foregoing is only a summary of the Dissent Provisions and is qualified in its entirety by reference to the full text of such provisions, which is set forth as Annex D to this Joint Proxy Statement and Prospectus. Each Belmont shareholder is urged to read these provisions carefully.

                               THE PROPOSED MERGER

GENERAL

         Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Sub will merge with and into Belmont, Belmont will be the Surviving Corporation of such Merger and Belmont will become a wholly owned subsidiary of Cavalier. In the Merger, each outstanding Belmont Share (except as otherwise provided in the Merger Agreement) will be converted into the right to receive 0.80 Cavalier Shares. Following consummation of the Merger, the registration of Belmont Shares under the Exchange Act will be terminated and Belmont will no longer be required to file periodic reports with the Commission. Cavalier will, however, continue to be subject to the reporting requirements of the Exchange Act and will continue to file periodic reports with the Commission.

BACKGROUND OF THE MERGER

         In late 1995 and early 1996, members of the management of Cavalier and Belmont, including the late Jerry F. Wilson, who was the founder, President and Chief Executive Officer of Cavalier, and the late Jerold Kennedy, who was the founder, President and Chief Executive Officer of Belmont, discussed the possibility of the two companies entering into joint ventures to manufacture supplies that would be used in the production of manufactured housing. These discussions ultimately resulted in two separate joint ventures involving Cavalier and Belmont, one to produce exterior doors and laminated wall panels and the other to produce cabinet doors. Mr. Wilson and Mr. Kennedy had known each other for a number of years as a result of their involvement in the manufactured housing industry, and, during the time when these joint ventures were being discussed, made reference to each other about the possibility of combining Cavalier and Belmont at some point in the future; however, no substantive negotiations between the companies were conducted and no agreements were reached. Throughout 1996 and continuing through to the execution and delivery of the Merger Agreement, Cavalier and Belmont from time to time continued to have discussions and contacts with one another arising out of matters related to these joint ventures. Cavalier and Belmont also discussed the possibility of being involved in other joint ventures together, but none of these discussions resulted in any additional joint venture agreements.

         In late October of 1996, Mr. Wilson died unexpectedly of coronary heart failure. In November 1996, following Belmont's announcement that its President and Chief Executive Officer was ill, representatives of Equitable suggested to Cavalier that Equitable approach Belmont to determine whether Belmont would have an interest in discussing a strategic combination with Cavalier. Cavalier responded that it had no objection to Equitable making such a contact. Representatives of Equitable met with Mr. Kennedy soon thereafter, and Mr. Kennedy responded that, due to the state of his health and for other reasons, Belmont was not interested in engaging in any discussions of this nature at that time.

         On March 31, 1997, Belmont named John W. Allison, who was President of Spirit Homes, Inc., a wholly owned subsidiary of Belmont, as Belmont's Acting President and Chief Executive Officer. Mr. David A. Roberson, the new President and Chief Executive Officer of Cavalier, and Mr. Allison met each other for the first time at a trade show in Nashville in early April 1997 and talked on several occasions thereafter, but their discussions were limited to the joint ventures in which Cavalier and Belmont were engaged and not with respect to any possible strategic combination.

         At the end of April 1997, Mr. Allison contacted Mr. Roberson to inquire as to whether Cavalier would be willing to meet to discuss whether there would be any interest in pursuing a strategic combination with Belmont. Mr. Roberson responded that he would be willing to have such a meeting. On May 14, 1997, representatives of Cavalier and Belmont met. Immediately prior to this meeting, Belmont furnished Cavalier with certain financial and business information, including certain internal financial forecasts regarding Belmont that, at the time delivered to Cavalier, were consistent with analysts estimates of Belmont's future earnings. At the meeting, representatives of Cavalier and Belmont explored areas of common interest and discussed the possibility of a strategic combination, but did not discuss issues related to valuation or structure. Soon after this meeting, Belmont advised Cavalier that, due to changes in conditions in the manufactured housing industry, the financial forecasts delivered by Belmont to Cavalier were inaccurate and should not be relied upon. As a result, Cavalier did not rely upon such financial forecasts.

         Mr. Allison and another member of Belmont management met with Barry Donnell, Chairman of the Board of Cavalier, and Mr. Roberson on May 27, 1997, and discussed valuation and other issues. Mr. Allison and Messrs. Roberson and Donnell again discussed valuation issues several times on June 2 through a series of telephone conference calls. During these conversations, Messrs. Allison, Donnell and Roberson tentatively discussed valuation formulas based upon the concept of a fixed exchange ratio. The parties further discussed possible exchange ratios, ranging from 0.75 to 0.825 Cavalier Shares per Belmont Share. Based upon the information available to them, in the last discussion on June 2, Messrs. Donnell and Roberson stated that they would be willing to suggest that Cavalier engage in discussions regarding a possible strategic combination with Belmont assuming a fixed exchange ratio pricing formula whereby up to 0.80 Cavalier Shares would be exchanged for each Belmont Share. These valuation discussions were subject to due diligence, board approvals, negotiation of mutually acceptable definitive agreements, and a number of other conditions, Mr. Allison responded that he would be willing to report these discussions to the Belmont Board for consideration. On June 2, 1997, the closing price of the Cavalier Shares was

$11.50, and the closing price of the Belmont Shares was $7.94. During this same time period of late April, May and early June of 1997, representatives of Belmont were approached by and met with another producer of manufactured homes, which orally expressed an interest in acquiring Belmont for a consideration involving either cash or stock and a valuation approximating the valuation for Belmont implied by the Exchange Ratio (assuming a value for the Cavalier Shares equal to the average closing price of Cavalier Shares during the 90 day trading period prior to the execution of the Merger Agreement).

         At its regular meeting on June 3, 1997, the Belmont Board received reports from management regarding the discussions being held with representatives of Cavalier and the other manufactured housing producer. The Belmont Board considered carefully a number of matters related to the merits of a combination with Cavalier, as well as the advantages and the disadvantages of a transaction with the other company, and also considered Cavalier's position that it was unwilling to proceed with any discussions with Belmont if Belmont was also, simultaneously, negotiating with another company. In addition, the Belmont Board discussed and considered at length the future direction of Belmont and of the manufactured housing industry. Specifically, and without limitation, the Belmont Board considered the increasing competition among and for independent dealers of manufactured homes, the Belmont Board's belief that Belmont should seek to establish a network of exclusive dealers to sell Belmont's homes, and the Belmont Board's belief that Belmont could benefit from the development of internal financing capabilities. The Belmont Board also considered and discussed the strength of Cavalier's management team and that Cavalier shared Belmont's view of the manufactured housing industry and the steps that should be taken, such as developing an exclusive dealer network and internal financing capabilities, to remain competitive in the industry. The Belmont Board noted that Cavalier has a captive financing subsidiary and had taken steps to develop an exclusive dealer network. In addition, as a result of Belmont's ongoing relationship with Cavalier through two joint ventures and the knowledge of Cavalier and its management derived through such relationship, the directors concluded that Cavalier was familiar with Belmont and was in the best position to consummate the proposed transaction. The Belmont Board also discussed and considered these factors with respect to the other manufactured housing producer. The Belmont Board considered carefully, and placed significant emphasis on, Cavalier's adamant position that it would not continue discussions with Belmont unless such discussions were exclusive. Although the Belmont Board identified and reviewed all of these factors, and certain of the factors discussed below under the heading "Recommendation of the Board of Directors of Belmont and Belmont's Reasons for the Merger," the Belmont Board did not undertake to quantify any of these factors or synergies with respect to either Cavalier or the other manufactured housing producer because the Belmont Board did not believe that these factors and synergies could be quantified in any accurate or meaningful way. At the June 3 meeting, the Belmont Board authorized management to proceed to engage in discussions with Cavalier regarding a possible strategic combination and to report to the Board at a later date based upon its belief that, subject to due diligence, negotiation of mutually acceptable definitive agreements, and a number of other conditions, a strategic combination with Cavalier might be in the best interests of the shareholders of Belmont. Following this meeting of the Belmont Board, Belmont terminated its discussions with the other manufactured housing producer and held no substantive discussions regarding a possible business combination with this other company after June 3, 1997.

         The Executive Committee of Belmont's Board met on June 11, 1997 to consider, among other matters, the ongoing discussions regarding proposed transactions involving Belmont. At this meeting, the members of the Executive Committee reconfirmed that Belmont should continue its discussions regarding a possible strategic combination with Cavalier and formally resolved to engage Rauscher as Belmont's financial advisor with respect to such transaction.

         Thereafter, members of Belmont and Cavalier management and their respective legal advisors continued their conversations from time to time and began negotiations of a confidentiality agreement.

         Representatives of Cavalier and Belmont and their respective legal advisors met on July 9, 1997 and discussed valuation and structural issues, due diligence matters and procedures, and a potential timetable for a possible combination. The parties also negotiated with each other regarding the terms and conditions of a confidentiality agreement proposed by Cavalier. On July 11, 1997, Cavalier and Belmont executed a confidentiality agreement.

         At a regular board meeting held on July 21, 1997, management of Cavalier reported to the Board of Directors of Cavalier regarding the status of discussions between management of Cavalier and Belmont. Mr. Roberson outlined for the Board the terms and conditions of the transaction that were tentatively being discussed, certain legal, financial, structural and operational issues that he foresaw in such a combination, and the process that was being undertaken. There ensued a general discussion of the possible transaction, and various members of the Board asked questions of management and counsel to Cavalier regarding certain matters with respect to the potential combination, including, without limitation, issues regarding timing, structure, valuation, personnel, the financial condition, results of operations and cash flows of Belmont, the possibility of pooling-of-interests accounting treatment and a tax-free reorganization, due diligence, the advantages and possible disadvantages to Cavalier of such a merger, and similar matters. The Board instructed management, in conjunction with the company's legal counsel, accountants and financial advisors, to pursue these discussions and report to the Board at a later date.

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



         On July 25, 1997, counsel for Cavalier distributed a proposed form of merger agreement, and the parties thereafter discussed such agreement.

         On July 29, 1997, representatives of Cavalier management and Cavalier's legal and financial advisors met with representatives of Belmont and its legal advisors to perform further due diligence with regard to each other and to continue discussions regarding the terms and conditions of the possible transaction. At this meeting, the parties also conducted negotiations regarding the material terms of the draft agreement prepared by counsel for Cavalier. In particular, Belmont resisted Cavalier's request for a stock option on Belmont's shares to purchase up to 19.9% of Belmont Shares, on a fully diluted basis, upon the occurrence of certain events, primarily related to the Belmont engaging in a transaction with a party other than Cavalier or its subsidiaries, and Cavalier and Belmont discussed the possibility of representation by members of the Belmont Board on the Cavalier Board, the request by Belmont that it have the right to terminate the agreement if Cavalier's stock price fell below a defined level, the circumstances under which each party would be entitled to receive a termination fee, and other matters relating to the terms and conditions proposed to be included in the agreement.

         On July 31, 1997, the Board of Directors of Belmont held a special meeting to consider the possible transaction with Cavalier. At this meeting, members of Belmont's Executive Committee, together with legal counsel to Belmont, outlined the proposed terms and conditions of the transaction being negotiated with Cavalier, the process that was underway, and certain legal and financial considerations with respect to such transaction. The Belmont Board discussed and considered the proposed transaction and various members of the Belmont Board questioned members of Belmont's Executive Committee and legal counsel regarding such transaction and related matters. During this meeting, certain members of the Belmont Board emphasized their beliefs that, given the existing relationship between Belmont and Cavalier, the compatibility of Cavalier's operations and management style with those of Belmont, and the perceived strengths and synergies that could potentially result from a strategic combination with Cavalier, a strategic combination with Cavalier would be in the best, long-term interests of Belmont and Belmont's shareholders. The Belmont Board authorized management to continue with the discussions and also ratified the Executive Committee's formal engagement of Rauscher as Belmont's financial advisor.

         At the close of business on August 1, 1997, the closing price for Cavalier Shares, as reflected on the New York Stock Exchange, was $9.75 per share, and the last sale price of Belmont Shares, as reported on Nasdaq, rose from a low trading price of $7.75 per share on July 31, 1997 (and a previous ten-day average of $7.83 per share) to $9.50 per share on high trading volume. If the Merger had been consummated on August 1, 1997, therefore, each Belmont Share would have been valued for purposes of the exchange at approximately $7.80, assuming that the per share trading values of the Cavalier Shares and the Belmont Shares were $9.75 and $9.50, respectively.

         In response to a high level of trading activity in Belmont Shares, questions from analysts regarding this market activity, the increasing per share price of the Belmont Shares, and reports to the management of Belmont that rumors were circulating in the market that Belmont might be engaged in negotiations regarding a material transaction with a third party, early on the following Monday morning, August 4, 1997, each of Cavalier and Belmont issued a press release stating that they were in discussions for a possible strategic combination that would provide for a fixed exchange ratio of 0.80 shares of Cavalier for each outstanding share of Belmont. The press release stated that the boards of each company had not met to approve the transaction, and that there could be no assurance that a transaction would be agreed to or consummated. The Executive Committee of the Belmont Board considered the negative effect that this press release might have on the per share trading price of Belmont Shares, but ultimately concluded that it would be prudent, in light of the trading activity in the Belmont Shares and the concern that the market might be trading on rumors of a transaction involving Belmont, to issue a press release to inform the market of the status of the negotiations with Cavalier. Belmont further believed that any press release that did not contain the exchange ratio being discussed by Belmont and Cavalier might be misleading and might further encourage rumors, and trading on rumors, regarding Belmont. Between the issuance of this press release and the execution of the Merger Agreement, Belmont was not contacted by any third party regarding any proposed business combination.

         On August 4, 1997, counsel for Cavalier distributed a revised form of merger agreement in response to the July 29 meeting, the additional comments received from counsel to Belmont following that meeting, and the other discussions among the parties regarding the proposed form of agreement. Thereafter, the parties continued to discuss and comment on the draft and to conduct due diligence. On August 11, 1997, certain representatives of Belmont and Cavalier and their respective legal advisors discussed the August 4 draft in detail, and on August 12, 1997, counsel for Cavalier distributed another revised form of merger agreement.

         On August 13, 1997, the Boards of Directors of Cavalier and Belmont met independently to consider the proposed strategic combination. Prior to these board meetings, each member of the Cavalier Board and the Belmont Board was provided with the most recent draft of the Merger Agreement. At the Cavalier meeting, legal counsel to Cavalier advised the Cavalier Board with regard to its fiduciary duty to the stockholders of Cavalier in the context of evaluating the terms of the Merger Agreement. Legal counsel to Belmont also advised the Belmont Board in the context of evaluating the terms of the Merger Agreement. Management of and legal counsel to Cavalier and Belmont also independently summarized their findings with respect to their due diligence investigation of Belmont and Cavalier, respectively, and the two managements discussed the strategic implications of the Merger. In addition, Equitable made a presentation to the Cavalier Board and Rauscher made a presentation to the Belmont Board, and each discussed in detail the methodologies and considerations underlying their analyses and delivered their opinions as to the fairness of the Exchange Ratio from a financial point of view to the stockholders and shareholders of Cavalier and Belmont. Members of each of the Cavalier Board and the Belmont Board asked detailed questions of their respective legal counsel, management and financial advisors and deliberated upon the merits of the Merger. Thereafter, the Boards of Directors of both Cavalier and Belmont unanimously approved the Merger Agreement and the transactions contemplated thereby. Cavalier and Belmont then agreed to enter into the Merger based on the Exchange Ratio and the terms and conditions of the Merger Agreement and executed the Merger Agreement early in the morning of August 14, 1997. Cavalier and Belmont issued a press release announcing such agreement immediately thereafter. On September 19, 1997, Cavalier and Belmont amended the Merger Agreement to provide for the continuing availability following the Merger of the shares reserved for the grant of new options pursuant to the Belmont Stock Plan, which will become available under the terms of the Cavalier Stock Plan. See "TERMS OF THE MERGER -- Options and Warrants" and "DESCRIPTION OF CAVALIER 1996 KEY EMPLOYEE STOCK INCENTIVE PLAN."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CAVALIER AND CAVALIER'S REASONS FOR THE MERGER

         The Cavalier Board, based upon certain factors listed below, including the Equitable Opinion, concluded that the Merger is fair to and in the best interests of Cavalier and its stockholders, unanimously approved the Merger Agreement and resolved to recommend that Cavalier stockholders approve the Share Issuance. The Cavalier Board believes that the Merger represents a unique opportunity to create a larger and stronger company with an enhanced balance sheet and a broader product line and distribution base, and that in the current environment of increased competitive conditions and potential industry consolidation, the Merger is of strategic importance to Cavalier's efforts to position itself as an effective competitor in the coming years. The Cavalier Board also believes that the combined company can realize operational and financial benefits by leveraging each of the separate companies' specific strengths. The Cavalier Board further believes that the Merger will bring opportunities for cost savings, economies of scale and other synergies, and ultimately for increased expansion of its finance subsidiary and independent dealer network, resulting in possible improved cash-flow and profit potential for the long-term growth of Cavalier and of stockholder value.

         The Cavalier Board recognized that there were potential challenges to a combination with Belmont. In particular, the Cavalier Board noted that Belmont and Cavalier had both recently lost certain key members of their management, and that a combination at this time could present challenges to both companies' management teams. The Cavalier Board also considered that the combination would be undertaken at a time of uncertainty about conditions in the manufactured housing industry and the prospects for each of the two companies, and that Cavalier would be issuing shares of its stock in the combination at a time when its share price and the share prices of other manufactured housing companies were lower than they had been in recent years. The Cavalier Board discussed that, while the transaction on a pro forma basis was accretive to Cavalier's earnings per share for the period ending December 31, 1996, and had no effect for the twenty-six week period ending June 27, 1997, the combination might have a dilutive effect on Cavalier's earnings per share for the remainder of 1997 and 1998 before any cost savings or synergies are realized. Excluding the one-time non-recurring direct costs of integrating the two companies in the Merger, which are currently estimated at between $6 to $8 million, and prior to achieving any such cost savings or synergies, the Cavalier Board noted that Equitable's analysis suggested that the transaction might result in dilution on a pro forma basis to Cavalier's earnings per share for the year ended December 31, 1997 of approximately 12% and for the year ended December 31, 1998 of approximately 6%. The Cavalier Board, however, also recognized the inherent uncertainty in this analysis.

         The Cavalier Board further reviewed the potential for achieving cost savings due to the significantly larger purchasing power of the combined company, the elimination of costs associated with Belmont being a reporting company whose shares are publicly traded, and the increased opportunities, profits and efficiencies for Cavalier's component parts joint venture due to increased volume. Management estimated that savings on an annual basis of between .25% and 1.00% of revenues of the combined company, or a range of approximately $1.5 to $6.0 million on a pre-tax basis, potentially could be obtained, and that the amount of pre-tax income necessary to recover the potential dilution suggested by Equitable (i.e., approximately $2.2 million) was in the lower portion of this range. The Cavalier Board discussed that it might take a year to achieve the necessary recoveries from these cost savings, and that it could possibly take longer to fully realize the benefits of the Merger.

         The Cavalier Board considered the remarks made by Equitable in its presentation that the Flat Case of the Leveraged Transaction Analysis, as well as the Pro Forma Merger Analysis in the absence of the achievement of certain operating synergies, do not support the fairness of the transaction. However, the Cavalier Board also recognized that the determination of the fairness of a transaction is a complex process and is not necessarily susceptible to partial analysis or summary description. Consequently, in considering the opinion of Equitable, the Cavalier Board considered Equitable's analysis in its entirety and did not consider any single method of valuation or analysis to be conclusive with respect to the consideration to be paid by Cavalier in the Merger.

         The Cavalier Board also considered a number of other synergies that could not be quantified with precision, including those arising out of (i) having a broader product and distribution base, (ii) the opportunity for Cavalier to benefit from Belmont's expertise as a quality, low cost and efficient manufacturer, (iii) the opportunity for Belmont to benefit from Cavalier's marketing and distribution expertise, (iv) the ability of both companies ultimately to benefit from an expanded customer base for Cavalier's exclusive dealer network and its financial services products, (v) the ability to obtain better access to capital markets and improved rates and terms from lenders due to a stronger financial position, and (vi) the fact that the similar operating philosophies of the two companies (e.g., decentralization of operations and marketing by business unit) would make it easier to integrate the companies. The Cavalier Board was aware and considered that there would be significant non-recurring direct costs of the Merger for, among other things, legal, accounting and investment banking services and transaction costs, payments required under the Bellcrest Stock Purchase Agreement, additional insurance coverage, the integration and centralization of certain administrative functions, and the implementation of Cavalier's information systems in Belmont's operations. However, other than quantifying the potential tangible cost savings and assuming a general timetable of one year or longer to achieve the benefits expected from the Merger, the Cavalier Board did not undertake a detailed analysis of when these particular non-recurring costs would be recovered, primarily because of their non-recurring nature and because the Board believed that the costs were justified in light of the tangible and intangible benefits expected to be derived from the Merger.

         The following are the material factors considered by the Cavalier Board in reaching its conclusions, certain of which factors contained positive and negative elements as discussed above:

         (i) the judgment, advice and analysis of its management with respect to the potential strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Belmont;

         (ii)     current industry, economic and market conditions;

         (iii) the advice of, and financial analysis prepared by, Equitable, including the Equitable Opinion, to the effect that, as of the date of such opinion and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio and the consideration to be paid by Cavalier in the Merger are fair to the stockholders of Cavalier from a financial point of view (See "--Opinion of Financial Advisor to Cavalier");

         (iv) information concerning the financial condition, results of operations and cash flows and businesses of Cavalier and Belmont, both on an historical and a prospective basis;

         (v) the historical market prices and trading information with respect to the Cavalier Shares and the Belmont Shares;

         (vi) the express terms and conditions of the Merger Agreement, including the requirement for Cavalier stockholder approval of the Share Issuance and the fees and expenses that would be payable by Cavalier upon termination under certain circumstances;

         (vii) the advice of Cavalier's independent auditors with respect to the ability to account for the Merger as a pooling-of-interests under generally accepted accounting principles;

         (viii) the expectation that the Merger should be treated as a tax-free reorganization under Section 368(a) of the Code;

         (ix) the Cavalier Board's evaluation of the potential long-term value of shares in the combined company resulting from the Merger;

         (x) the increased access to the capital markets expected to be available to the combined company resulting from the Merger;

         (xi) the synergies, cost savings and operational efficiencies that may become available to the combined enterprise as a result of the Merger, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two large corporations, particularly in light of the competing demands for the attention of the management of Cavalier, and the possibility that before any potential cost savings or synergies are realized, the combination may have a dilutive effect on earnings per share for the remainder of 1997 and in 1998;

         (xii) the potential strategic benefits of the Merger and the current and anticipated environment in the manufactured housing industry, the strategic options available to Cavalier and the effects on Cavalier of potential further consolidation in the industry;

         (xiii) the opportunities for constructive sharing of resources and expertise between Cavalier and Belmont, the complementary corporate cultures and operating philosophies of Cavalier and Belmont, and the anticipated impact of such cultures and philosophies on the ability to consummate the Merger in a timely fashion and on the combined company resulting from the Merger;

         (xiv) the corporate governance aspects of the Merger, including that the size of the Cavalier Board would be increased to nine and would include two members of the current Belmont Board;

         (xv) the number of Cavalier Shares to be issued to shareholders of Belmont in the Merger, and the percentage ownership of the combined company represented thereby; and

         (xvi) the ability to obtain required consents and regulatory approvals to consummate the transaction.

         There can be no assurances that the expected benefits of the Merger, including those considered by the Cavalier Board, will be realized.

         Cavalier believes that the foregoing discussion, while not exhaustive, identifies and describes all material factors and information considered by the Cavalier Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Cavalier Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Cavalier Board may have given different weights to different factors.

         THE CAVALIER BOARD UNANIMOUSLY RECOMMENDS THAT CAVALIER STOCKHOLDERS VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE CAVALIER SPECIAL MEETING. Certain directors of Cavalier may be deemed to have certain interests in the Merger in addition to their interests as Cavalier stockholders. See "-- Interests of Certain Persons in the Merger; Certain Relationships."

OPINION OF FINANCIAL ADVISOR TO CAVALIER

         On July 25, 1997, Cavalier retained Equitable to act as its exclusive financial advisor in connection with the Merger. Prior to that date, Equitable acted in a general financial advisory capacity for Cavalier from time to time.

         On August 13, 1997, Equitable rendered its oral opinion, which was confirmed by its written opinion dated the date that the Joint Proxy Statement and Prospectus was delivered to the stockholders of Cavalier, to the Cavalier Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange

Ratio and the consideration to be paid by Cavalier in connection with the Merger (the "Merger Consideration") are fair to the Cavalier stockholders from a financial point of view.

         The full text of the Equitable Opinion dated the date of this Joint Proxy Statement and Prospectus, which sets forth a description of the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Annex B. The Equitable Opinion is directed only to the fairness to Cavalier stockholders, from a financial point of view, of the Exchange Ratio and the Merger Consideration, and does not constitute a recommendation to any Cavalier stockholder as to how such stockholder should vote on the Share Issuance. Cavalier stockholders are urged to read the Equitable Opinion carefully in its entirety, especially with regard to the assumptions made and matters considered by Equitable.

         In connection with its opinion, Equitable reviewed, among other things, the Merger Agreement, certain publicly-available information regarding Cavalier and Belmont and certain other financial reports, internal forward-looking information and other information which were provided to Equitable. Cavalier provided Equitable with a three-month rolling forecast of its results of operations for the third quarter of 1997, which forecast was consistent with the results ultimately reported by Cavalier for the quarter. Equitable also held discussions with the managements and representatives of Cavalier and Belmont concerning the historical and current operations of Cavalier and Belmont, their respective financial condition and prospects, as well as the strategic and operating benefits anticipated from the Merger. In addition, Equitable (i) considered, to the extent available, the financial terms of certain other similar transactions recently effected which it considered comparable to the Merger, (ii) compared certain financial positions and operating results of Cavalier and Belmont to other companies in the manufactured housing industry,
(iii) reviewed the pro forma financial effects of the Merger to Cavalier and
(iv) conducted such other financial studies, analyses and investigations and reviewed such other factors as Equitable deemed appropriate for purposes of its opinion. Except as disclosed in this section of this Joint Proxy Statement and Prospectus, Equitable does not believe that any of such other studies, analyses, investigations or factors, individually or in the aggregate, are material to the Equitable Opinion.

         In rendering this opinion, Equitable relied, without assuming any responsibility for independent verification, on the accuracy and completeness of certain financial and other information reviewed by them that was publicly available or furnished to them by or on behalf of Cavalier and Belmont. Equitable assumed that the internal forward-looking information and discussions regarding the future prospects of Cavalier and Belmont were reasonable and reflected good faith judgments of the respective managements of Cavalier and Belmont at the time such information was prepared or discussions were held. Equitable also assumed, with Cavalier's consent, that: (i) the Merger will be accounted for under the pooling-of-interests method of accounting, (ii) the Merger will be a tax-free reorganization and (iii) all material liabilities (contingent or otherwise) of Belmont are as set forth in the financial statements of Belmont or as otherwise disclosed to them in connection with this engagement. Equitable has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Belmont, nor were they furnished with any such evaluations or appraisals. Equitable was not requested to, and did not participate in, the structuring of the Merger, including making any recommendation about the amount of Merger Consideration to be paid by Cavalier. Equitable's opinion is based upon economic, market and other conditions existing as of the date thereof and does not address the fairness of the Merger Consideration to the stockholders of Cavalier as of any other date, or any other aspect of the Merger. Subsequent developments may affect Equitable's opinion. Equitable's opinion does not constitute a recommendation to any stockholder of Cavalier as to whether or not that stockholder should vote to approve the Merger. Furthermore, Equitable expressed no opinion as to the price or trading range at which Cavalier shares will trade following the Merger.

         Equitable noted in its presentation to the Cavalier Board that certain analyses, when examined independently, may not support the fairness of the transaction In particular, Equitable noted that the results of the Pro Forma Merger Analysis and the Flat Case of the Leveraged Transaction Analysis could be viewed as not supporting the fairness of the transaction. However, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Equitable. In arriving at its fairness opinion, Equitable considered the results of all such analyses and did not attribute any particular weight to any analyses or factors considered by it; rather, Equitable made its decision as to the fairness on the basis of experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the analyses as a comparison is identical to Cavalier or Belmont or the Merger. The analyses were prepared solely for the purpose of Equitable providing its opinion to the Cavalier Board as to the fairness to the holders of the Cavalier Shares of the consideration to be paid to the shareholders of Belmont.


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
         Certain of Equitable's analyses are based upon anticipated financial results based upon consensus analyst estimates, forward-looking information provided by the management of Cavalier and discussions with management of Cavalier and Belmont. In the case of Cavalier, Equitable utilized consensus analyst estimates for purposes of its analysis and held discussions with management concerning current trends of Cavalier's business. In the case of Belmont, Equitable generated three projection scenarios. These scenarios contain varying assumptions for revenue growth rates and operating margins and were developed based upon a review of consensus analyst estimates, industry forecasts and discussions with Belmont's management. The scenarios were developed in order to provide the Cavalier Board with a range of potential outcomes. Due to the uncertainty surrounding the trends in the manufactured housing industry in general and Belmont in particular, the scenarios were not intended to estimate the actual results of Belmont, but rather to provide information regarding a range of potential financial effects. In particular, the Optimistic Case assumes that Belmont's revenue increases at an annual rate of 7.5%, and that operating income as a percentage of revenue increases from its current level to 8.8% over the period from 1998 to 2001. The Flat Case assumes no future growth in Belmont's revenues and operating income as a percentage of revenues increasing from its current level to 7.9% over the period from 1998 to 2001. The Base Case assumes that Belmont's revenues increase 5.0% annually, and that operating income as a percentage of revenue increases from its current level to 8.2% over the period from 1998 to 2001.

         The analyses for both Cavalier and Belmont contain numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Cavalier's or Belmont's control. Any estimates contained in Equitable's analyses are not necessarily indicative of actual values or predictive of future values or results, which may be significantly more or less favorable than as set forth therein.

         The estimated financial results for Cavalier and Belmont considered each company's operations on a stand-alone basis and did not give effect to the Merger. As a result of the Merger, management of Cavalier and Belmont each expect to realize certain operating efficiencies and cost savings. The expected range of these savings varies based upon the overall manufactured housing industry environment and other operating assumptions for the combined entity, and these factors cannot be determined at this time. Cavalier's management expects to achieve cost savings in purchasing, component manufacturing and financial services. Equitable has assumed, based upon discussions with management, that these savings could range between .25% and 1% of the revenues of the combined entity. However, there can be no assurance that any savings will materialize.

         The following paragraphs summarize the material analyses performed by Equitable in arriving at the opinion delivered to the Cavalier Board. In considering these analyses, Equitable placed primary emphasis on the Contribution Analysis, Pro Forma Merger Analysis, Historical Trading Analysis, Premiums Paid Analysis and Analysis of Certain Other Publicly-Traded Companies. Equitable placed less emphasis on the Analysis of Recent Acquisition Transactions due to the current manufactured housing industry conditions relative to the conditions at the time of the transactions presented. Equitable also placed less emphasis on the Discounted Cash Flow Analysis and the Leveraged Transaction Analysis due to their dependence upon projected financial results and other assumptions which are subject to inherent uncertainty.

         Contribution Analysis. Equitable analyzed the percentage of revenues, operating profit, net income, total assets, stockholders equity and other factors that each of Cavalier and Belmont would contribute to the total of the combined entity. Based upon the latest 12 months data, Cavalier would contribute 59% of the combined entity's revenues, 62% of its operating profit, 62% of its net income excluding life insurance proceeds, 61% of its assets and 57% of the combined stockholders' equity. In addition, Cavalier would contribute 57% of the homes sold in 1996. Equitable noted that, at the Exchange Ratio, the Cavalier stockholders would own approximately 62% of the combined entity, within the range of contribution based upon the statistics considered. This analysis supported the fairness of the transaction due to the similarity of Cavalier's ownership to its contribution to the combined entity.

         Pro Forma Merger Analysis. Equitable analyzed certain pro forma effects resulting from the Merger. The analysis indicated that the pro forma earnings per share ("EPS") of Cavalier on a fully taxed basis, before assuming any transaction costs or operating synergies resulting from the Merger, would be approximately 12% lower in the fiscal year ending December 31, 1997 and approximately 6% lower in the fiscal year ending December 31, 1998 than comparable estimates for Cavalier on a stand-alone basis during the same periods. Equitable noted that this analysis could be viewed as not supporting the fairness of the transaction due to the reduction in Cavalier's estimated 1998 EPS in the first year of combined operations. Equitable further noted that this analysis could be viewed as supporting fairness only if certain operating synergies were achieved. Equitable determined that approximately $2.2 million of additional income before taxes would be necessary to result in no change to Cavalier's stand-alone projected EPS in 1998, the first year of combined operations. Equitable noted that the amount of operating synergies required to result in no change to Cavalier's stand-alone EPS or to make it accretive were within the range of potential operating synergies from the Merger that had been identified by Cavalier management. These synergies are discussed in more detail under the heading "Recommendation of the Board of Directors of Cavalier and Cavalier's Reasons for the Merger."

         Historical Trading Analysis. Equitable examined the history of the trading prices, the trading prices as a multiple of the then-last 12 months EPS of Cavalier and Belmont and the relative relationships to each other and relative to Clayton Homes, Oakwood Homes and Champion Enterprises for the period from June 2, 1995 to August 1, 1997. Equitable selected these companies for purposes of comparison as a proxy of investors' view of the manufactured housing industry. These companies were the largest companies in the manufactured housing industry in terms of 1996 unit volume and are widely followed by the investment community. This analysis indicated the degree to which Cavalier and Belmont had traded at a premium or discounted multiple of last 12 months EPS relative to each other and the aforementioned publicly-traded companies in the manufactured housing industry. This analysis indicated that Belmont's multiple has historically ranged from a 9.5 multiple point discount to a 1.9 multiple point premium relative to Cavalier and has averaged a discount of 4.0 multiple points. Belmont's multiple has historically ranged from an average 12.1 to 1.9 multiple point discount relative to other selected manufactured housing companies and has averaged a discount of 6.9 multiple points. At the time of the announcement on August 4, 1997 regarding Cavalier's and Belmont's discussions, Belmont was trading at a 1.9 multiple point premium to Cavalier, and an average 3.4 multiple point discount to other selected manufactured housing companies. Cavalier's multiple has historically ranged from an average 7.6 multiple point discount to a 2.9 multiple point premium relative to other selected manufactured housing companies and has averaged a discount of 2.9 multiple points. At the time of announcement, Cavalier was trading at an average 5.9 multiple point discount to other selected manufactured housing companies. Equitable concluded that the market valuation of both Cavalier and Belmont at the time of announcement were within their historical trading ranges.

         Premiums Paid Analysis. Equitable determined the percentage premium of the offer price implied by the Exchange Ratio over the trading prices for one day, ten days, 30 days and 90 days prior to the announcement on August 4, 1997. In addition, Equitable analyzed the percentage premium of the offer price implied by the Exchange Ratio over the average trading prices for the ten days, 30 days and 90 days prior to the announcement. The analysis indicated that the Exchange Ratio implied a discount of 17.9% to the price one day prior to the announcement and premiums of 6.2%, 27.1% and 2.9% to the trading prices ten days, 30 days and 90 days prior to the announcement, respectively. Relative to the average trading prices prior to the announcement date, the offer price implied by the Exchange Ratio resulted in a discount of 0.2% for the ten day average and premiums of 9.2% and 11.8% for the 30 day average and 90 day average, respectively. Equitable compared this information to all completed pooling-of-interests transactions from August 1, 1996 for which the transaction value and financial information was publicly available, which consisted of 61 transactions and which involved companies not necessarily comparable to Cavalier and Belmont. This analysis indicated that the median premiums of the offer price to the trading prices one day, one week and 30 days prior to the announcement were 21.0%, 27.8% and 31.8%. The premium information for the selected transactions was obtained from publicly-available data sources and was presented on the basis of one day, one week and 30 days prior to the announcement date. For purposes of comparison to the premium paid for Belmont, Equitable examined the implied premium for the day prior to announcement and 30 days prior to announcement. These premiums are comparable to the information provided on other transactions for one day prior and 30 days prior to the announcement. In order to provide a comparison to the typical trading range of Belmont in recent weeks, Equitable analyzed the implied premium for Belmont for the 10 days prior to announcement rather than one week prior to announcement due to the increased trading activity in Belmont stock during the week before announcement. Equitable noted from this analysis that the premiums implied by the Exchange Ratio and paid for Belmont were less than or comparable to the premiums paid in other transactions.

         Analysis of Recent Acquisition Transactions. Using publicly available information, Equitable reviewed the purchase prices and multiples paid in selected merger and acquisition transactions involving manufactured housing companies with at least $10 million of revenue for the twelve months preceding acquisition. Equitable collected information on 15 transactions since January 1, 1994 and reviewed the relationship between the aggregate transaction value and the acquired company's revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and income before income taxes for the twelve months preceding acquisition.


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



While selected transactions since 1994 were provided to the Cavalier Board for purposes of its analysis, Equitable determined its relevant range for purposes of its analysis by focusing on transactions during 1996 and 1997 and those transactions which involved companies with sizes and operations similar to Belmont. The transactions focused on were (presented in the format of acquiror/target): American Homestar/Brilliant Holding Corporation, Belmont Homes/Bellcrest Homes, Champion Enterprises/Redman Industries, American Homestar/Guerdon Homes, Champion Enterprises/Homes of Legend, Champion Enterprises/Grand Manor, Belmont Homes/Spirit Homes and Oakwood Homes/Destiny Industries. Based upon Equitable's analysis of the transactions on which it focused, Equitable determined that the relevant range of transaction multiples was between 0.3 times and 0.4 times revenues, 5.6 times and 6.8 times EBITDA and
6.8 times and 7.8 times income before income taxes. The determination of the relevant range was based upon Equitable's knowledge of the current environment for manufactured housing acquisition transactions and an analysis of the comparability of certain companies' financial results. Equitable noted that, based upon the closing stock prices for Cavalier on August 12, 1997, the Merger Consideration implied 0.3 times revenues, 4.0 times EBITDA and 4.8 times income before taxes. Equitable concluded that the implied multiples paid for Belmont were within or below the multiples paid for other manufactured housing companies. In addition to the transactions Equitable utilized in determining the relevant range, Equitable presented the Cavalier Board with information regarding the following transactions: an investor group/General Manufactured Housing, Southern Energy Homes/Imperial Homes, Champion Enterprises/Crest
Ridge Homes, Cavalier Homes/Astro Manufacturing, Oakwood Homes/Golden West Homes, Southern Energy Homes/Imperial Manufactured Homes, and Champion Enterprises/Dutch Housing. The information presented, where available consisted of the type of consideration (cash or stock), the transaction value, and the transaction value as a multiple of revenue, EBITDA, pre-tax income, and net income.

         Analysis of Certain Other Publicly-Traded Companies. Using publicly-available information, Equitable reviewed the stock prices, market multiple times profitability and certain other characteristics for certain other companies in the manufactured housing industry. The companies included in this analysis were American Homestar, Inc., Kit Manufacturing, Inc., Liberty Homes, Inc., Nobility Homes, Inc., Schult Homes, Inc., Skyline Corporation, Southern Energy Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Homes Corporation and Palm Harbor Homes, Inc. Equitable determined that the range of market multiples based upon these companies' latest 12 months revenues, operating income and net income were 0.1 times to 1.9 times for revenues, 5.5 times to 12.6 times for operating income and 9.1 times to 17.6 times for net income. Equitable noted that, based upon Cavalier's stock price on August 12, 1997, the value of Belmont implied by the Exchange Ratio was 0.1 times revenues, 4.8 times operating income and 7.8 times net income. Equitable determined that the multiples implied by the Exchange Ratio were within or below the market valuations of other manufactured housing companies.

         Discounted Cash Flow Analysis. Equitable also performed Discounted Cash Flow Analysis. Using the information provided by the three scenarios set forth above, Equitable performed stand-alone Discounted Cash Flow Analyses for Belmont. Equitable calculated Free Cash Flow, based upon stand-alone earnings before interest and taxes adjusted for: (i) taxes, (ii) certain non-cash items,
(iii) projected changes in non-cash working capital and (iv) projected capital expenditures. Equitable analyzed the Belmont information and discounted the stream of free cash flow over the period from 1998 through 2002 back to the present time using discount rates ranging from 10% to 12%. To estimate the residual values of Belmont at the end of the forecast period, Equitable applied multiples ranging from 3.5 to 7.5 to the projected 2003 free cash flow and discounted such value at the same range of discount rates. Equitable then aggregated the present values of the free cash flows and the residual values to derive a range of implied enterprise values for Belmont. The range of enterprise values were then adjusted for outstanding debt less outstanding cash to derive a range of equity values for Belmont. Based upon this analysis, the Flat Case indicated a range of equity values of $56.3 million to $82.8 million for Belmont. The Base Case indicated a range of equity values of $70.4 million to $108.4 million for Belmont. The Optimistic Case projections indicated a range of equity values of $85.6 million to $133.4 million. Equitable noted that at Cavalier's stock price on August 12, 1997, the equity value implied by the Exchange Ratio, approximately $77.3 million, was within the range of the values calculated by this analysis.

         Leveraged Transaction Analysis. Equitable also utilized the three Belmont scenarios set forth above to calculate the value of Belmont in a leveraged transaction. Equitable assumed for this analysis that Belmont was acquired in a leveraged transaction which involved a capital structure consisting of 30% equity, 25% subordinated debt and 45% senior debt, adjusted for the use of existing cash on Belmont's balance sheet. The values were calculated assuming the maximum value for Belmont which enabled the equity investors to achieve internal rates of return ranging from 30% to 40% while the subordinated debt achieved an internal rate of return of 20%. These returns were calculated assuming a valuation in 2002 at 5.5 times EBITDA. This capital structure and return levels were selected based upon Equitable's judgment of the returns expected by investors in transactions of this type. Using the Flat Case, this analysis resulted in a range of equity values for Belmont of $65.2 million to $75.6 million. Using the Base Case, this analysis resulted in a range of equity values for Belmont of $78.5 million to $91.4 million. Using the Optimistic Case, this analysis resulted in a range of equity values for Belmont of $91.3 million to $106.5 million. Equitable noted that, at Cavalier's stock price as of August 12, 1997, the equity value implied by the Exchange Ratio, approximately $77.3 million, was within the range of the values produced from this analysis. The Flat Case of the leveraged transaction analysis is the only case in which the implied value was higher than the indicated range and could be viewed as not supporting fairness.

         Equitable, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Equitable has performed investment banking and financial advisory services for Cavalier from time to time for which it has received compensation, including serving as sole managing underwriter for Cavalier's offering of common stock in June 1994 for which Equitable received customary underwriter's compensation. Equitable has also provided investment banking and financial advisory services to Belmont, including serving as a managing underwriter for the initial public offering of common stock of Belmont in June 1995 and for an offering of common stock in January 1996. Equitable's customary underwriter's gross compensation for the 1995 and 1996 offerings was approximately $534,000 and $745,000, respectively. In the ordinary course of business, Equitable trades the equity securities of Cavalier and Belmont for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

         Pursuant to the engagement letter, dated July 25, 1997, between Cavalier and Equitable, Cavalier has agreed to pay Equitable a fee of $250,000 for services rendered in connection with the Merger. Of this amount, $50,000 was paid when the engagement letter was executed and $100,000 was paid when Equitable rendered its oral opinion to the Cavalier Board. The remaining $100,000 is to be paid upon the consummation of the Merger. Cavalier has also agreed to reimburse Equitable for certain expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify Equitable and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BELMONT AND BELMONT'S REASONS FOR THE MERGER

         The Belmont Board, based upon various factors, including those listed below, and upon the Rauscher Opinion, concluded that the Merger Agreement and the Merger are in the best interests of the shareholders of Belmont, unanimously approved the Merger Agreement and the Merger, and resolved to recommend to the Belmont shareholders that they vote to approve the Merger Agreement and the Merger. The Belmont Board believes that the Merger offers Belmont and its shareholders an opportunity to continue to participate in the manufactured housing industry through a stronger, combined company. Following the consummation of the Merger, the Belmont Board believes that Cavalier's ability to compete in the manufactured housing industry will be strengthened by the potential economies and cost savings expected to be afforded by the Merger, and the complementary nature of the businesses and management teams of Belmont and Cavalier. The Belmont Board believes that these and other potential synergies offered by the Merger will, if any such benefits are ultimately realized, be beneficial to Belmont's shareholders.

         The following are the material factors considered by the Belmont Board in reaching its conclusions:

         (i) the judgment, advice and analysis of its management with respect to the potential strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Cavalier;

         (ii)     current industry, economic and market conditions;

         (iii) the advice of, and financial analyses prepared by, Rauscher, including the opinion rendered by Rauscher dated August 13, 1997 to the effect that, as of such date, based upon and subject to certain matters stated therein, the Exchange Ratio is fair to Belmont shareholders from a financial point of view (See "-- Opinion of Financial Advisor to Belmont");

         (iv) information concerning the financial condition, results of operations and cash flows and business of Cavalier and Belmont, both on an historical and a prospective basis;

         (v) the historical market prices and trading information with respect to the Cavalier Shares and the Belmont Shares;

         (vi) the express terms and conditions of the Merger Agreement, including the requirement for Belmont shareholder approval and the fees and expenses that would be payable by Belmont upon termination under certain circumstances;

         (vii) the concurrence of Belmont's independent auditors with the assessment by the management of Belmont as to the appropriateness of accounting for the Merger as a pooling-of-interests under generally accepted accounting principles;

         (viii) the expectation that the Merger should be treated as a tax-free reorganization under Section 368(a) of the Code;

         (ix) the Belmont Board's evaluation of the potential long-term value of shares in the combined company resulting from the Merger;

         (x) the increased access to the capital markets expected to be available to the combined company resulting from the Merger;

         (xi) the potential strategic benefits of the Merger and the current and anticipated environment in the manufactured housing industry, the strategic options available to Belmont and the effects on Belmont of potential further consolidation in the industry;

         (xii) the complementary corporate cultures and operating philosophies of Belmont and Cavalier, and the anticipated impact of such cultures and philosophies on the ability to consummate the Merger in a timely fashion and on the combined company resulting from the Merger;

         (xiii) the corporate governance aspects of the Merger, including that the size of the Cavalier Board would be increased to nine and would include two members of the current Belmont Board;

         (xiv) although the Belmont Board did not undertake to quantify any of these factors or synergies because the Belmont Board did not believe that these factors and synergies could be quantified in any accurate or meaningful way, the Belmont Board did consider certain perceived synergies and advantages of the combined company resulting from the Merger, including the availability of internal financing for purchasers of manufactured homes, access to a network of exclusive dealers, enhanced purchasing leverage, and enhanced liquidity for the shares of the combined company; and

         (xv) the ability to obtain required consents and regulatory approvals to consummate the transaction.

         In addition, the Belmont Board considered the risks inherent in the Merger, including the risk that the anticipated benefits of the Merger might not be realized, that the Exchange Ratio is fixed and will not be adjusted in the event of any increase or decrease in the trading values of the Cavalier Shares or the Belmont Shares (except in certain limited circumstances), and the difficulties associated with consolidating the operations of Belmont and Cavalier and the related challenges that will be faced by management of the combined company in such efforts. After considering all of such information, however, the Belmont Board concluded that the Merger would be in the best interests of the shareholders of Belmont. There can be no assurances, however, that any expected benefits of the Merger, including those considered by the Belmont Board, will be realized. Belmont also was aware in general terms of Cavalier's belief that the Merger possibly could have a dilutive effect on Cavalier's earnings per share for the remainder of 1997 and 1998, and that it might take some period of time to achieve the cost savings Cavalier believed potentially could be obtained. While Belmont did not independently quantify these matters, nothing caused it to have a different expectation in this regard.

         Belmont believes that the foregoing discussion, while not exhaustive, identifies and describes all material factors and information considered by the Belmont Board. In reaching the determination to approve and recommend the Merger, and in view of the wide variety of factors considered, the Belmont Board did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. Similarly, in considering the opinion of Rauscher, the Belmont Board considered Rauscher's analysis in its entirety and did not consider any single method of valuation or analysis to be conclusive with respect to the consideration to be received in the Merger by the shareholders of Belmont. Rather, the Belmont Board viewed its positions and recommendation as being based upon the totality of the information presented including the advice and opinion of Rauscher, the Belmont Board's determination that the Merger constituted an opportunity to strategically align Belmont and Cavalier with the intention of building a stronger, combined company, and the Belmont Board's conclusion that the combined company would likely be better able to compete in the manufactured housing market. As a result of its consideration of all of the factors set forth above and its conclusion that the Merger would provide the shareholders of Belmont with the best long-term opportunity to benefit from their investments in Belmont, the Belmont Board considered the precise relationship of the per share value of the Belmont Shares implied by the Exchange Ratio and the trading price of the Belmont Shares at the time that the Merger Agreement was executed (i.e., $8.15, based on the closing price of the Cavalier Shares and the Belmont Shares on August 13, 1997 of $10.1875 and $7.875, respectively, representing an implied premium of approximately 3.5%) and determined that such per share value was not a material factor in making its recommendation that the Belmont shareholders vote in favor of the approval and adoption of the Merger Agreement and the Merger.

         THE BELMONT BOARD UNANIMOUSLY RECOMMENDS THAT THE BELMONT SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AT THE BELMONT SPECIAL MEETING. Certain directors of Belmont may be deemed to have certain interests in the Merger in addition to their interests as Belmont shareholders. See "-- Interests of Certain Persons in the Merger; Certain Relationships."

OPINION OF FINANCIAL ADVISOR TO BELMONT

         Rauscher was retained by Belmont to act as Belmont's financial advisor in connection with the proposed Merger. In connection with such engagement, Belmont requested that Rauscher evaluate the fairness, from a financial point of view, to the Belmont shareholders of the Exchange Ratio, which Exchange Ratio was determined by negotiation between Belmont and Cavalier. Rauscher was not requested to recommend the amount of consideration to be received by Belmont. On August 13, 1997, at a meeting of the Board of Directors of Belmont held to evaluate the proposed Merger, Rauscher delivered its opinion to the Belmont Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the Belmont shareholders.

         In connection with its opinion, Rauscher reviewed publicly available business and financial information relating to Belmont and Cavalier. Rauscher, among other things, reviewed the Merger Agreement and discussed with certain members of senior management of Belmont and Cavalier the past and current business operations, financial condition and future prospects of Belmont and Cavalier. Rauscher reviewed certain financial analyses of Belmont and Cavalier which were provided to Rauscher by the respective managements of Belmont and Cavalier. Rauscher reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Belmont Shares and Cavalier Shares; the respective companies' historical earnings and operating data; and the capitalization and financial condition of Belmont and Cavalier. Rauscher compared certain financial and stock market information for Belmont and Cavalier with similar information for certain other companies, the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the manufactured housing industry whose operations Rauscher considered relevant in evaluating those of Belmont and Cavalier. Rauscher also evaluated the potential pro forma financial impact of the Merger on Cavalier. In connection with this engagement, Rauscher was not requested to, and did not, solicit third party indications of interest in a possible acquisition of Belmont.

         In addition, Rauscher considered such other information and financial, economic and market criteria which Bauscher deemed relevant, and conducted such other analyses as Rauscher deemed appropriate under the circumstances. Except as discussed in this section, Rauscher does not believe that any of such other analyses, individually or in the aggregate, are material to Rauscher's opinion. In connection with its review, Rauscher relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to Rauscher by Belmont and Cavalier or their representatives. Rauscher did not independently verify the accuracy or completeness of such information. In addition, Rauscher did not make an independent evaluation or appraisal of the assets of Belmont and Cavalier, nor was Rauscher furnished with any such appraisals. Rauscher assumed, with the consent of the Belmont Board, that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Rauscher did not express any opinion as to what the value of the Cavalier Shares actually will be when issued to Belmont Shareholders pursuant to the Merger or the price at which the Cavalier Shares will trade subsequent to the Merger. Although Rauscher evaluated the Exchange Ratio from a financial point of view, Rauscher was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Belmont and Cavalier. No other limitations were imposed by Belmont on Rauscher with respect to the investigations made or procedures followed by Rauscher in rendering its opinion.

         A copy of the written opinion of Rauscher dated the date of this Joint Proxy Statement and Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C, and is incorporated herein by reference. Belmont shareholders are urged to read this opinion carefully in its entirety. The opinion of Rauscher is directed to the Belmont Board and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Belmont Special Meeting.

         Financial Analyses of the Financial Advisor. In preparing its opinion, Rauscher performed a variety of financial and comparative analyses, including those described below. The summary of such analysis does not purport to be a complete description of the analysis underlying Rauscher's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Rauscher believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, without considering all analysis and factors, could create a misleading or incomplete view of the processes underlying such analysis and opinion. In its analysis, Rauscher made numerous assumptions with respect to Belmont, Cavalier, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Belmont and Cavalier. The estimates contained in such analysis and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analysis. In addition, analysis relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analysis and estimates are inherently subject to substantial uncertainty. Rauscher's opinion and analysis was only one of many factors considered by the Belmont Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Belmont Board or management with respect to the Exchange Ratio or the proposed Merger.

         Selected Company Analysis. Using publicly available information, Rauscher analyzed, among other things, the market value and trading multiples of Belmont, Cavalier and six other selected publicly traded companies in the manufactured housing industry, consisting of: Champion Enterprises, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc., Schult Homes Corporation, Skyline Corporation and Southern Energy Homes, Inc. (the "Selected Companies"). With respect to the Selected Companies, Rauscher focused on all of the non-vertically integrated publicly-traded manufactured housing companies that do not receive a major portion of their revenue from retailing and financing operations. Rauscher compared market values as multiples of, among other things, net income, estimated 1997 and 1998 net income and book value, and adjusted market values (equity market value, plus total debt, minority interest and the book value of preferred stock, less cash and cash equivalents) as multiples of, among other things, revenue and EBITDA. Net income projections of Belmont, Cavalier and the Selected Companies were based on the median estimates as reported by Institutional Brokers Estimate System. All multiples were based on closing stock prices as of August 8, 1997. Applying a range of multiples for the Selected Companies (excluding the highest and lowest multiples) of the latest 12 months net income, estimated calendar 1996 and 1997 net income and book value of
9.1 times to 12.8 times, 9.3 times to 11.6 times, 8.1 times to 10.0 times and
1.4 times to 2.5 times, respectively, and latest 12 months revenue and EBITDA of
0.3 times to 0.5 times and 4.2 times to 5.8 times, respectively, to corresponding financial data for Belmont resulted in an equity reference range for Belmont of approximately $59.5 million to $144.9 million, as compared to the equity value implied by the Exchange Ratio of approximately $75.7 million based on the closing stock price of Cavalier Shares on August 8, 1997.

         Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Rauscher reviewed the purchase price and implied transaction multiples paid in the following nine selected transactions in the manufactured housing industry (acquiror/target): Champion Enterprises, Inc./Dutch Housing, Inc., Oakwood Homes Corporation/Golden West Homes, Southern Energy Homes, Inc./Imperial Manufactured Homes of NC, Inc., Champion Enterprises, Inc./Chandeleur Homes, Inc., Champion Enterprises, Inc./Crest Ridge Homes, Inc., Belmont/Spirit Homes, Inc., American Homestar Corporation/Guerdon Holdings, Inc., Champion Enterprises, Inc./Redman Industries, Inc. and Centex Corporation/Cavco Industries, Inc. (together, the "Selected Transactions"). With respect to the Selected Transactions, Rauscher focused on acquisitions of non-vertically integrated manufactured housing companies, announced between January 1994 and December 1996, for which sufficient financial data is publicly available. Rauscher compared transaction values resulting from the Selected Transactions as multiples of, among other things, latest 12 months net income, and adjusted transaction values (equity market value, plus total debt, minority interest and the book value of preferred stock, less cash and cash equivalents) resulting from the Selected Transactions as multiples of, among other things, latest 12 months revenue and EBITDA. Applying a range of multiples for the Selected Transactions (excluding the highest and lowest multiples) of the latest 12 months net income of 3.7 times to 15.0 times, and latest 12 months revenue and EBITDA of 0.2 times to 0.5 times and 3.5 times to 7.0 times, respectively, to corresponding financial data for Belmont resulted in an equity reference range for Belmont of approximately $33.3 million to $135.0 million, as compared to the equity value implied by the Exchange Ratio of approximately $75.7 million per share based on a closing stock price of Cavalier Shares on August 8, 1997.

         No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transaction Analysis" as a comparison is identical to Belmont, Cavalier or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, the Selected Transactions or the business segment, company or transaction to which they are being compared.

         Contribution Analysis. Rauscher analyzed the respective contributions of Belmont and Cavalier to the estimated revenue, EBITDA, operating profit and net income of the combined company for fiscal year 1996 and the latest 12 months ended June 30, 1997. This analysis indicated that (i) in fiscal year 1996, Belmont would have contributed approximately 40.4% of revenue, 45.8% of EBITDA, 48.3% of operating profit and 44.1% of net income, and Cavalier would have contributed approximately 59.6% of revenue, 54.2% of EBITDA, 51.7% of operating profit, 55.9% of net income of the combined company, and (ii) for the latest 12 months ended June 30, 1997, Belmont would have contributed approximately 41.3% of revenue, 39.8% of EBITDA, 40.4% of operating profit and 36.6% of net income, and Cavalier would have contributed approximately 58.7% of revenue, 60.2% of EBITDA, 59.6% of operating profit and 63.4% of net income, of the combined company. Immediately following consummation of the Merger, shareholders of Belmont and Cavalier would own approximately 37.8% and 62.2%, respectively, of the combined company. Although the contribution analysis based upon Belmont's 1996 results does not support the conclusion of Rauscher that the Exchange Ratio was fair, from a financial point of view, to the Belmont shareholders, the contribution analysis based upon Belmont's results for the twelve-month period ended June 30, 1997 (which analysis was emphasized by Rauscher in its verbal presentation to the Belmont Board on August 13, 1997) is consistent with the conclusion of Rauscher that the Exchange Ratio was fair, from a financial point of view, to the Belmont shareholders. Rauscher emphasized the latest 12 month period in its contribution analysis because of the change in Belmont's results from operations in 1997 compared to 1996. Rauscher believes that Belmont's 1996 results are not indicative of Belmont's current operating profile. Rauscher also emphasized to the Belmont Board that its opinion regarding the Exchange Ratio should be viewed in its entirety, and that no single method of valuation or analysis was conclusive with respect to the consideration to be received in the Merger by the shareholders of Belmont.

         Pro Forma Merger Analysis. Rauscher analyzed certain pro forma effects resulting from the proposed Merger, including, among other things, the impact of the proposed Merger on Cavalier's EPS for fiscal year 1996 and the six months ended June 30, 1997. The results of the pro forma merger analysis suggested that the proposed Merger would have been accretive to Cavalier's EPS for fiscal year 1996 and the six months ended June 30, 1997 by 10.7% and 0.6%, respectively.

         Exchange Ratio Analysis. Rauscher reviewed the recent historical stock market performance of Belmont Shares and Cavalier Shares in relation to each other. This analysis indicated that between February 8, 1997 and August 8, 1997 the ratio of the price of a Belmont Shares to the price of a Cavalier Shares averaged 0.74. Rauscher also noted that such ratio averaged 0.85 between August 9, 1996 and August 8, 1997. With respect to the average exchange ratio, Rauscher emphasized the six-month average due to the significant decline in Belmont's results from operations and share price from 1996 to 1997.

         Pursuant to the terms of Rauscher's engagement, Belmont has agreed to pay Rauscher for its services in connection with the proposed Merger an aggregate financial advisory fee equal to $275,000. Belmont has also agreed to reimburse Rauscher for reasonable travel and other out-of-pocket expenses incurred by Rauscher in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Rauscher and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Rauscher's engagement.

         In the ordinary course of business, Rauscher and its respective affiliates may actively trade or hold the securities of Belmont and Cavalier for its own account or for the account of customers, and, accordingly, may at any time hold a long or short position in such securities. Rauscher has in the past provided investment banking and financial advisory services to Belmont unrelated to the proposed Merger, for which services Rauscher has received compensation.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS

         General. Cavalier stockholders and Belmont shareholders should be aware that certain directors and members of management of Cavalier and Belmont may be deemed to have certain interests in the Merger in addition to their interests as Cavalier stockholders and Belmont shareholders, as the case may be. The Cavalier Board and the Belmont Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger and in recommending for stockholder approval the Share Issuance, in the case of the Cavalier Board, and for shareholder approval the Merger Agreement and the Merger, in the case of the Belmont Board. These interests include, among other things, provisions in the Merger Agreement relating to indemnification of Belmont directors and officers, and certain other employee benefits described below.

         Directors' and Officers' Indemnification and Insurance. Cavalier has agreed in the Merger Agreement that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time existing at the time of the signing of the Merger Agreement in favor of the current or former directors or officers of Belmont (the "Indemnified Parties") as provided by law or in Belmont's Restated Articles of Incorporation, Bylaws or any agreement will survive the Merger and continue in full force and effect in accordance with their terms. In addition, for six years from the Effective Time, Cavalier has agreed not to amend, repeal, or otherwise modify the Restated Articles of Incorporation, Bylaws or any such agreement as any of them relate to indemnification in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law, and has further agreed to indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the first sentence of this paragraph. Furthermore, Cavalier has agreed, from and after the Effective Time, to indemnify and hold harmless each officer and director of Belmont to the extent such person would be entitled to indemnification pursuant to the first sentence of this paragraph against any costs or expenses (including attorneys' fees), losses, damages or amounts paid in settlement in connection with any claim, action, suit or proceeding arising out of or pertaining to the transactions contemplated by the Merger Agreement, provided that the Indemnified Party agrees that, in the event that it is ultimately determined that such Indemnified Party is not entitled to the payment of such expenses, such Indemnified Party will reimburse Cavalier or Belmont, as the Surviving Corporation of the Merger, for such expenses paid in advance. Cavalier has agreed to maintain in effect Belmont's directors' and officers' liability policy for the current term of such policy. Finally, Cavalier has agreed to honor the terms of the Indemnification Agreements entered into between Belmont and its existing officers and directors immediately prior to the execution of the Merger Agreement.

         Employee Benefit Plans. In the Merger Agreement, Cavalier has agreed to provide generally to officers and employees of Belmont and its subsidiaries employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Cavalier Shares) on terms and conditions which are not materially less favorable than those provided by Belmont as of the date of the Merger Agreement to similarly situated officers and employees. See "TERMS OF THE MERGER -- Employee Benefits."

         New Directors. The Merger Agreement provides that Cavalier will create two additional seats on the Cavalier Board and will cause each of A. Douglas Jumper, Sr. and Mike Kennedy to be elected to the Cavalier Board for a term expiring at Cavalier's next annual meeting of stockholders following the Effective Time, subject to being renominated as a director at the discretion of the Cavalier Board. As directors of Cavalier, Mr. Jumper and Mr. Kennedy will be eligible to be granted options pursuant to Cavalier's 1993 Amended and Restated Nonemployee Directors Stock Option Plan (the "Nonemployee Directors Plan") under the same terms as apply to Cavalier's existing directors. See "NEW DIRECTORS OF CAVALIER" and "COMPENSATION OF DIRECTORS."

         Non-Competition Agreements. Contemporaneously with the execution of the Merger Agreement, G. Hiller Spann, President and Chief Executive Officer of Belmont and President of Bellcrest Homes, Inc., a wholly owned subsidiary of Belmont, John W. Allison, Vice-Chairman of the Belmont Board of Directors, and Keith Kennedy, Senior Vice President of Manufacturing of Belmont, entered into agreements with Cavalier, Belmont and certain subsidiaries of Belmont pursuant to which Messrs. Spann, Allison and Kennedy agreed not to compete with Cavalier, Belmont and certain subsidiaries of Belmont (each a "Non-Competition Agreement" and collectively, the "Non-Competition Agreements") in consideration for continued at-will employment and certain severance payments that are described below. The period for which Messrs. Kennedy's and Spann's agreements not to compete applies commenced as of August 14, 1997 and terminates two (2) years after the Effective Time. The period for which Mr. Allison's agreement not to compete applies commences with the Effective Time of the Merger and terminates one (1) year thereafter. Mr. Spann's agreement provides that in the event that Mr. Spann is terminated from employment during his non-competition period for reasons other than voluntary termination or cause (as therein defined), Mr. Spann would be entitled to receive as a severance payment the full amount of his salary at the time of termination for the balance of the non-competition period, and would also be entitled to receive continued health coverage in accordance with applicable law. Mr. Kennedy's agreement contains similar provisions. The amount of these severance payments cannot be quantified with any precision because it is not possible to know the amount of Messrs. Spann's and Kennedy's salaries at the time of severance. Mr. Allison's agreement provides that in the event that Mr. Allison is terminated from employment prior to the first anniversary of the Effective Time for reasons other than voluntary termination or cause (as defined in his agreement), Belmont will be required to maintain and pay for health insurance coverage for Mr. Allison and his family for a period of three years from the date of such termination, to the extent provided by law and the applicable health insurance plan. Mr. Allison left full-time employment with Belmont and its wholly-owned subsidiary, Spirit Homes, Inc., in September of 1997, although he remains as Vice-Chairman of the Belmont Board of Directors. Each of the Non-Competition Agreements provides that it will be void and of no effect if the Merger is not consummated.

         Amendment to the Bellcrest Stock Purchase Agreement. On October 25, 1996, the then existing shareholders of Bellcrest (the "Former Bellcrest Shareholders"), in connection with the acquisition by Belmont of all of the outstanding stock of Bellcrest, entered into a Stock Purchase Agreement with Belmont. Included among the Former Bellcrest Shareholders was G. Hiller Spann, current President and Chief Executive Officer of Belmont and President of Bellcrest. This Stock Purchase Agreement provided for a portion of the purchase price to be paid to the Former Bellcrest Shareholders to be contingent on the achievement by Bellcrest of certain net income targets (the "Earnout"). The maximum amount of the Earnout to be paid pursuant to this mechanism was $3,500,000, of which $1,000,000 was paid by Belmont in March 1997. The balance of $2,500,000 (assuming certain net income targets are achieved by Bellcrest) is scheduled to be paid in two installments, with the first due no later than March 1, 1998 and the second no later than March 1, 1999. On August 14, 1997, the Former Bellcrest Shareholders and Belmont amended the Stock Purchase Agreement to clarify that the Former Bellcrest Shareholders are entitled to receive the maximum amount that such shareholders could receive under the Earnout, or $2,500,000, upon the consummation of the Merger. Of this amount, approximately $745,000 will be paid to Mr. Spann. This amendment provides that it will be void and of no effect if the Merger is not consummated.

         Belmont Stock Option Plans. The Merger Agreement provides that at the Effective Time all options (including options that have been conditionally granted) to purchase Belmont Shares under Belmont's stock option plans, including those held by directors and key employees, will be converted into options to purchase Cavalier Shares as described under "TERMS OF THE MERGER -- Options and Warrants." As a result of the Merger, such options become fully exercisable for the 30-day period following the approval by the Belmont shareholders at the Special Meeting of the Merger Agreement and the Merger, and, if not exercised during such period, will continue to be subject to their pre-Merger vesting schedules.

         The following table sets forth, with respect to the directors and executive officers of Belmont, (i) the number of Belmont Shares subject to options held by such persons, (ii) the weighted average exercise price for such options and (iii) the aggregate value of such options (i.e., total stock value less the exercise price) based upon the closing price of Belmont Shares on November 28, 1997 of $7.625 per share.

                           Number of       Weighted Average    Aggregate Value
Option Holder           Option Shares(1)    Exercise Price     of Option Shares
-------------           ---------------    ----------------    ----------------
Thomas D. Keenum, Sr.        1,500              $ 10.64               --
John W. Allison             42,750                10.64               --
G. Hiller Spann               --                    --                --
Mike Kennedy                48,000                10.64               --
Keith Kennedy               48,000                10.64               --
William M. Kunkel           45,000                 6.00            $73,125
A. Douglas Jumper, Sr.       3,000                10.97               --
J.M. Page                    3,000                10.97               --
Don D. Murphy                3,000                10.97               --
Hollis Sparks                1,500                 9.88               --
Roger D. Moore              15,000                10.64               --

-------------------

         (1) The option shares included in the table underlie options that are either presently exercisable or will become exercisable for a period of 30 days following the approval by the Belmont shareholders at the Special Meeting of the Merger Agreement and the Merger.

         The Merger Agreement provides for the continuing availability following the Merger of the shares reserved for the grant of new options pursuant to the Belmont Stock Plan, which will become available under the terms of the Cavalier Stock Plan. Pursuant to an amendment to the Cavalier Stock Plan, Cavalier Shares equal to the number of Belmont Shares which remain available under the Belmont Stock Plan at the Effective Time, or which thereafter become available under the Belmont Stock Plan due to the expiration, cancellation, termination or lapse of outstanding options, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Cavalier, Sub or Belmont not consented to by the applicable optionee, will be available for issuance under the Cavalier

Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio. These additional shares will be available for grant in the future to key employees, including officers and employee directors, of Cavalier and of Belmont.

         Comparison of the Cavalier Stock Plan and the Belmont Stock Plan. The terms of the Cavalier Stock Plan are substantially similar to the terms of the Belmont Stock Plan, except for the following material differences. The Cavalier Stock Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance shares. The Belmont Stock Plan provides for the grant only of incentive stock options and non-qualified stock options. The aggregate number of Cavalier Shares available for grant under the Cavalier Stock Plan is the sum of (i) 600,000 shares (750,000 shares after the five-for-four stock split paid in November 1996 (the "Stock Split")); (ii) 1.5% of the Cavalier Shares outstanding on January 1,1997 and each January 1 thereafter; and (iii) Cavalier Shares which are available for grant pursuant to new options or which are subject to options granted under the Cavalier Homes, Inc. Long Term Incentive Compensation Plan, the Cavalier Homes, Inc. 1988 Nonqualified Stock Option Plan, and the Cavalier Homes, Inc. 1993 Amended and Restated Nonqualified Stock Option Plan, but as to which such options may from time to time expire, lapse or be canceled or terminated. The aggregate number of Belmont Shares available for grant under the Belmont Stock Plan is 1,000,000, of which approximately 625,000 remain to be granted. As discussed above, the number of Cavalier Shares available for issuance pursuant to awards under the Cavalier Stock Plan shall be increased following the Merger by the number of shares available for issuance under the Belmont Stock Plan multiplied by the Exchange Ratio.

         The Cavalier Stock Plan is administered by the Compensation Committee of Cavalier; provided that, with respect to actions taken regarding transactions structured to be exempt from the provisions of Section 16(b) of the Exchange Act and the rules and regulations thereunder in a circumstance where all members of the Compensation Committee are not "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), such action is required to be taken by a committee or sub-committee of two (2) or more members of the Compensation Committee or the Cavalier Board who are such non-employee directors, or such transaction otherwise shall be structured to be exempt under
Section 16(b); and provided, further, that with respect to actions taken regarding transactions designed to meet the "performance-based exception" to the limits on deductibility of executive compensation under Section 162(m) of the Code and the regulations promulgated thereunder in a circumstance where all members of the Compensation Committee are not "outside directors" within the meaning thereof, then such action shall be taken by a committee or sub-committee of two (2) or more members of the Compensation Committee or the Cavalier Board who are such outside directors. The Belmont Stock Plan is administered by the Belmont Board if each director is a "disinterested person" within the meaning of that term as used in Rule 16b-3, or by a committee of the Belmont Board consisting of not less than three directors who are disinterested persons.

         No grants of incentive stock options may be made under the Cavalier Stock Plan after February 27, 2006. Absent earlier termination of the Belmont Stock Plan, no grants of incentive stock options would have been allowed to be made under the Belmont Stock Plan after December 13, 2004. Both plans provide that no options shall be exercisable after the expiration of ten years from the date the option is granted, although the Belmont Stock Plan further limits the exercise period of incentive stock options granted to an employee who at the time of the grant owns (as defined in Code Section 424) more than 10% of the total combined voting power of all classes of Belmont stock or the stock of its subsidiaries to a period of five years from the date the option is granted. Options granted under the Belmont Stock Plan must be exercised within three months following termination of employment under most circumstances, unless such termination is for cause, in which event no option held by such terminated employee shall be exercisable following the termination or removal. If a holder of an option ceases to be an employee or an officer by reason of disability or death, the option must be exercised with 12 months after the holder ceases to be an employee of officer. Under the Cavalier Stock Plan, each individual award grant sets forth the terms under which the recipient has the right to exercise the option following termination of employment, which may be either more or less restrictive than the Belmont conditions.

         Both plans provide that the committee administering the plan will determine the option prices at which to grant the options and awards as of the date of the grant. Both plans also require the option price to be not less than 100% of the fair market value of the respective shares on the date of the grant in order to qualify as incentive stock options. The Belmont Stock Plan further provides that if a recipient of a grant owns (as determined in Code Section 424) more than 10% of the total combined voting power of all classes of Belmont stock or of the stock of its subsidiaries, the option price per share shall be not less than 110% of the fair market value per Belmont Share. The Belmont Stock Plan also provides that the option price for non-qualified options shall be not less than 50% of the fair market value per Belmont Share on the date the option is granted. No participant in the Cavalier Stock Plan may receive awards of options, stock appreciation rights, restricted stock and performance shares during any one calendar year covering in the aggregate more than 125,000 Cavalier Shares. The Belmont Stock Plan limits its grant of options to an amount covering 250,000 Belmont Shares during any three-year period.

         The Cavalier Stock Plan provides for the withholding and payment of any payroll or withholding taxes required by applicable law. The Belmont Stock Plan makes no such provision. While both plans provide for the acceleration of the vesting of options in the event of a change in control of the respective companies, the Belmont Stock Plan limits the periods during which such accelerated options may be exercised, while the Cavalier Stock Plan accelerates the options and allows them to remain exercisable throughout their entire term.

         Certain Relationships. In July 1997, Cavalier, along with three other manufactured housing producers, became a limited partner in three separate limited partnerships doing business in the State of Texas (the "Texas Limited Partnerships"). One of the limited partnerships was formed to own real estate (the "Real Estate Partnership") that will be leased to the two other operating limited partnerships, one of which is expected to engage in the business of producing roof trusses (the "Woodperfect Partnership") and the other of which is expected to engage in the business of laminating wall panels (the "Hillsboro Partnership"). Each of the operating partnerships are expected to sell their products to manufactured housing producers, including those producers which are partners in the partnership. Financing for these businesses was provided through industrial bond financing, and the lease payments from the operating partnerships to the Real Estate Partnership are designed to service this indebtedness. Cavalier owns an approximate 20% interest in the Real Estate Partnership and the Woodperfect Partnership, and an approximate 25% interest in the Hillsboro Partnership. Lee Roy Jordan is also an approximate 20% limited partner in the Real Estate Partnership and the Woodperfect Partnership. Mr. Jordan is a director of Cavalier and a beneficial owner of 53,664 shares of the common stock of Cavalier. Mr. Jordan is also the sole member in the two limited liability companies that serve as the general partners to the Real Estate Partnership and the Woodperfect Partnership. The limited liability company owns a 0.01% interest in each of these two partnerships. The operating limited partnerships have not commenced manufacturing operations as of the date of this Joint Proxy Statement and Prospectus.

PLANS FOR THE COMBINED COMPANIES FOLLOWING THE MERGER

         After the completion of the Merger, Cavalier expects Belmont will continue generally to operate its business as presently conducted. Cavalier currently has no plans for any merger, reorganization, liquidation, sale or transfer of any material amount of assets of Belmont to any third party. Cavalier expects that following the Merger its principal executive offices will remain in Addison, Alabama, that Belmont's headquarters will remain in Belmont, Mississippi, and that Belmont's Arkansas and Georgia subsidiaries will continue to operate from their existing locations.


                               TERMS OF THE MERGER

         The following is a summary of material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement and Prospectus and is incorporated herein by reference.

THE MERGER; EFFECTIVE TIME

         Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Sub will merge with and into Belmont. Belmont will be the surviving corporation in the Merger, and will continue its corporate existence under the Mississippi Business Corporation Act under the same name as a wholly-owned subsidiary of Cavalier. At the Effective Time, the separate corporate existence of Sub will terminate. The Restated Articles of Incorporation and Bylaws of Belmont as in effect immediately prior to the Effective Time will be the articles of incorporation and bylaws, respectively, of Belmont, as the corporation surviving the Merger. The Merger will become effective upon the execution and filing of the Articles of Merger with the Secretary of State of the State of Mississippi or at such subsequent date or time as shall be agreed by Cavalier and Belmont and specified in the Articles of Merger. Such filing will be made or otherwise become effective on the Closing Date, which Closing Date will be no later than two business days after satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement.

CONVERSION OF SECURITIES

         Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time each outstanding Belmont Share will be converted into the right to receive 0.80 fully paid and nonassessable Cavalier Shares. All Belmont Shares that are owned by Belmont as treasury shares, and any Belmont Shares directly or indirectly owned by Cavalier or any of its subsidiaries will be canceled and will cease to exist at the Effective Time and no capital stock of Cavalier or other consideration will be delivered in exchange therefor. Any issued and outstanding Belmont Shares held by a Belmont shareholder who asserts rights under the Dissent Provisions will not be converted as described above but will become solely the right to receive payment of the fair value of his, her or its Belmont Shares in such amount as may be determined to be due to such shareholder pursuant to the Dissent Provisions; provided, however, that the Belmont Shares outstanding immediately prior to the Effective Time and held by a shareholder asserting dissenters' rights who shall, after the Effective Time, withdraw his, her or its demand for appraisal or lose his, her or its right of appraisal, in either case pursuant to the Dissent Provisions, will be converted as of the Effective Time into the right to receive Cavalier Shares at the Exchange Ratio.

         A description of the rights and privileges of Cavalier stockholders and certain material differences between the rights of Belmont shareholders and Cavalier stockholders are set forth under the caption "COMPARISON OF RIGHTS OF CAVALIER STOCKHOLDERS AND BELMONT SHAREHOLDERS."

OPTIONS AND WARRANTS

         At the Effective Time, each option to purchase Belmont Shares (each, a "Belmont Option") granted under Belmont's stock option plans in effect on August 14, 1997 (the "Belmont Option Plans") which is unexpired and unexercised immediately prior thereto will be assumed by Cavalier and converted, without further action, into an option (an "Adjusted Option") to acquire, on the same terms and conditions as were applicable under the Belmont Options and the plans under which they were issued prior to the Effective Time (including without limitation any provisions for acceleration), that number of Cavalier Shares equal to the number of Belmont Shares issuable immediately prior to the Effective Time upon exercise of the Belmont Options (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Belmont Options divided by the Exchange Ratio. In addition, notwithstanding the foregoing, each Belmont Option which is an "incentive stock option" will be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code. As of the Effective Time, all references to Belmont in each Belmont Option will be deemed to be references to Cavalier, where appropriate, and Cavalier will assume the obligations of Belmont under Belmont's 1994 Incentive Stock Plan, as amended, but not under the 1994 Non-qualified Stock Option Plan for Non-Employee Directors, which plan will be terminated as of the Effective Time (but without adversely affecting the holders of outstanding options under such plan). As of November 28, 1997, approximately 375,000 Belmont Shares were issuable upon exercise of Belmont Options. Accordingly, approximately 300,000 Cavalier Shares will be issuable upon exercise of Adjusted Options. Such options become fully exercisable for the 30-day period following the approval by the Belmont shareholders at the Special Meeting of the Merger Agreement and the Merger, and, if not exercised during such period, will continue to be subject to their pre-Merger vesting schedules.

         The Merger Agreement provides for the continuing availability following the Merger of the shares reserved for the grant of new options pursuant to the Belmont Stock Plan, which will become available under the terms of the Cavalier Stock Plan. Pursuant to an amendment to the Cavalier Stock Plan, Cavalier Shares equal to the number of Belmont shares which remain available under the Belmont Stock Plan, or which thereafter become available under the Belmont Stock Plan due to the expiration, cancellation, termination or lapse of outstanding options, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Cavalier, Sub or Belmont not consented to by the applicable optionee, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio. As of November 28, 1997, there were approximately 625,000 Belmont Shares available to be granted pursuant to options under the Belmont Stock Plan. Accordingly, an additional approximately 500,000 Cavalier Shares will be available for issuance pursuant to awards under the Cavalier Stock Plan. See "DESCRIPTION OF CAVALIER 1996 KEY EMPLOYEE STOCK INCENTIVE PLAN."

         At the Effective Time, the Suddath Warrant will be assumed by Cavalier and will become a warrant (the "Adjusted Warrant") to acquire, on the same terms and conditions as were applicable to the Suddath Warrant prior to the Effective Time, that number of Cavalier Shares equal to the 75,000 Belmont Shares issuable immediately prior to the Effective Time upon exercise of the Suddath Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, which amounts to 60,000 Cavalier Shares, with an exercise price per share equal to $14.67 divided by the Exchange Ratio, or $18.34 per Cavalier Share.

NO FRACTIONAL SHARES

         No fractional Cavalier Shares will be issued to any of the Belmont shareholders in the Merger. In lieu of any such fractional share, Cavalier will pay cash in an amount equal to the value of such fractional interest (determined with reference to the closing price of Cavalier Shares on the NYSE on the last full trading day immediately prior to the Effective Time). No interest will be paid or accrued on the cash in lieu of fractional shares (and unpaid dividends and distributions, if any) payable to holders of certificates of Belmont Shares. No such holder will be entitled to dividends, voting rights or any other rights as a Cavalier stockholder in respect of any fractional Cavalier Shares.

EXCHANGE OF STOCK CERTIFICATES

         As of the Effective Time, Cavalier will make available to an exchange agent designated by Cavalier and reasonably acceptable to Belmont (the "Exchange Agent"), for the benefit of Belmont shareholders, certificates representing Cavalier Shares and will from time-to-time deposit cash in an amount reasonably expected to be paid in lieu of fractional Cavalier Shares as described above.

         Promptly after the Effective Time, Cavalier will cause the Exchange Agent to mail a form of transmittal letter to the holders of certificates representing Belmont Shares. The form of transmittal letter will contain instructions with respect to the surrender of such certificates in exchange for Cavalier Shares (and cash in lieu of fractional Cavalier Shares and unpaid dividends and distributions, if any).

         Upon surrender of a certificate representing Belmont Shares for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefore (i) a certificate representing that number of Cavalier Shares which such holder has the right to receive as set forth under "Conversion of Securities" above and (ii) a check representing the amount of cash in lieu of fractional Cavalier Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive, after giving effect to required withholding taxes, and the Belmont Shares represented by such certificate so surrendered shall then be canceled.

         BELMONT STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT EXCEPT WITH A TRANSMITTAL FORM, WHICH WILL BE PROVIDED TO BELMONT SHAREHOLDERS FOLLOWING THE EFFECTIVE TIME.

         No dividends or other distributions declared with respect to Cavalier Shares with a record date after the Effective Time will be paid to the holder of any certificate representing Belmont Shares until such certificate has been surrendered for exchange. Holders of certificates representing Belmont Shares will be paid the amount of dividends or other distributions with a record date after the Effective Time after surrender of such certificates without any interest thereon.

DIRECTORS AND OFFICERS OF BELMONT

         Pursuant to the Merger Agreement, the directors of Sub immediately prior to the Effective Time will be the directors of Belmont following the Merger, and the officers of Belmont immediately prior to the Effective Time will be the officers of Belmont following the Merger, in each case until their respective successors are duly elected or appointed and duly qualified.

CHARTER AND BYLAWS OF BELMONT

         Pursuant to the Merger Agreement, the Restated Articles of Incorporation and the Bylaws of Belmont, as in effect prior to the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation following the Merger.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties of Cavalier, Sub and Belmont regarding, among other things: corporate organization and standing, subsidiaries, corporate power and authority, capitalization, conflicts, consents and approvals, absence of certain changes, filings with the Commission, taxes and tax returns, compliance with applicable law, this Joint Proxy Statement and Prospectus and the Registration Statement, litigation, brokerage and finder's fees, opinions of financial advisors, accounting matters, tax-free reorganization, employee benefit plans, contracts, labor relations, permits, environmental matters and stock ownership in Cavalier and Belmont. The Merger Agreement contains certain additional representations and warranties of Belmont relating to state takeover laws. The representations and warranties of each of Belmont, Sub and Cavalier will not survive the Merger.


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



CONDUCT OF BUSINESS PENDING THE MERGER

         During the period from the date of the Merger Agreement to the Effective Time, Belmont agreed to, and agreed to cause each of its subsidiaries to, generally conduct their operations in the ordinary course except as expressly contemplated by the Merger Agreement and the Merger, including without limitation to not, without the prior written consent of Cavalier: (i) effect certain actions with respect to its securities; (ii) sell, encumber or otherwise dispose of any material property or assets, other than in the ordinary course of business consistent with past practice; (iii) make or propose any changes in its Restated Articles of Incorporation, Bylaws or other organizational documents;
(iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person, other than in connection with the Merger Agreement and the Merger, except under certain circumstances; (v) incur, or otherwise become liable for, indebtedness other than in the ordinary course of business consistent with past practice, or guarantee, endorse or otherwise become liable for obligations of any other entity, other than in the ordinary course of business consistent with past practice; (vi) enter into or modify any employment, severance or similar agreements or arrangements with, or otherwise increase the compensation or benefits provided to, any employee other than in the ordinary course of business consistent with past practice; (vii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice; (viii) settle any legal actions involving an amount in excess of $25,000; (ix) modify, terminate, release or assign any material rights or claims with respect to any material contract to which Belmont is a party, except under certain circumstances; (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice; (xi) take any other action that would reasonably be expected to prevent or materially delay Belmont from consummating the transactions contemplated by the Merger Agreement, except under certain circumstances; (xii) make any material tax election or settle or compromise any material tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business; (xiii) pay any material claims other than in the ordinary course of business and consistent with past practice or liabilities reflected or reserved against in the financial statements of Belmont or incurred in the ordinary course of business and consistent with past practice; or (xiv) agree to take any action prohibited by the foregoing.

         During the period from the date of the Merger Agreement to the Effective Time, Cavalier agreed to (i) generally conduct its operations and the operations of its subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of Cavalier and the Cavalier Shares and the business prospects of Cavalier and (ii) take no action that would (A) materially adversely affect the ability to obtain any consents required for the transactions contemplated by the Merger Agreement, or (B) materially adversely affect the ability of any party to the Merger Agreement to perform its covenants and agreements under the Merger Agreement.

EMPLOYEE BENEFITS

         In the Merger Agreement, Cavalier agreed to provide generally to officers and employees of Belmont and its subsidiaries employee benefits under employee benefit plans on terms and conditions which are not materially less favorable than those currently provided by Belmont and its subsidiaries. Belmont officers and employees will be entitled to receive credit for time of service to Belmont or any of its subsidiaries for such purposes. Cavalier also agreed that the Belmont Homes, Inc. 401(k) Profit Sharing Plan (the "BH 401(k)") will either be (i) merged into the Cavalier Homes, Inc. Employees 401(k) Retirement Plan (the "CH 401(k)"), (ii) terminated as of such date prior to, on or after the Effective Time, or (iii) continued, all as Cavalier determines and specifies consistent with the requirements of the Code and ERISA. In the event of the merger or termination of the BH 401(k), then from and after the January 1 following such merger or termination, for purposes of determining eligibility to participate in, and vesting in accrued benefits under the CH 401(k), employment by Belmont or its subsidiaries will be credited as if it were employment by Cavalier, except to the extent otherwise required by applicable law, but such service shall not be credited for purposes of determining benefit accrual under the CH 401(k).

SEVERANCE POLICY

         Cavalier has agreed to provide G. Hiller Spann, John W. Allison and Keith Kennedy with certain severance benefits if the Surviving Corporation terminates such employees for any reason other than "cause" within certain periods following the Effective Time. See "THE PROPOSED MERGER -- Interests of Certain Persons in The Merger; Certain Relationships -- Non-Competition Agreements."


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


NEW DIRECTORS

         Cavalier has agreed to create two additional seats on the Cavalier Board and to cause each of A. Douglas Jumper, Sr. and Mike Kennedy to be elected to the Cavalier Board for a term expiring at Cavalier's next annual meeting of stockholders following the Effective Time, subject to being renominated as a director at the discretion of the Cavalier Board. See "NEW DIRECTORS OF CAVALIER."

POOLING-OF-INTERESTS AND TAX-FREE REORGANIZATION

         Cavalier and Belmont agreed to use their reasonable efforts to cause the Merger to (i) qualify for pooling-of-interests accounting treatment and (ii) constitute a tax-free "reorganization" under Section 368(a) of the Code.

OTHER ACQUISITION PROPOSALS

         Belmont has agreed that, during the term of the Merger Agreement, it will not (i) solicit, initiate or encourage any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Belmont, or acquisition or disposition of any capital stock (except in connection with the exercise of options, as permitted by the terms of the Merger Agreement) or any material portion of the assets of Belmont (except for acquisition of assets in the ordinary course of business consistent with past practice), or any combination of the foregoing (a "Belmont Competing Transaction"), (ii) negotiate or otherwise engage in discussions with any person (other than Cavalier), with respect to any Belmont Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or that directly results in impeding, interfering with or frustrating the Merger. The Merger Agreement does provide that Belmont may (a) furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers an unsolicited bona fide proposal for a Belmont Competing Transaction if the Belmont Board determines in good faith that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Belmont Board to the Belmont shareholders under Mississippi law, and (b) take a position with respect to a Belmont Competing Transaction, or amend or withdraw such position, in compliance with Rule 14e-2 promulgated under the Exchange Act with regard to a Belmont Competing Transaction; provided, however, that Belmont shall take a position recommending against such Belmont Competing transaction unless it determines in good faith that to take such a position would reasonably be expected to constitute a violation of the fiduciary duties of the Belmont Board to the Belmont shareholders under Mississippi law. Belmont also agreed in the Merger Agreement to cease immediately all existing activities, discussions and negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Belmont Competing Transaction. Belmont also agreed to advise Cavalier immediately of the receipt of any inquiries, discussions, negotiations, or proposals relating to a Belmont Competing Transaction and, unless prohibited by law from doing so, to keep Cavalier advised on a current basis of the status and the reasonable details with respect to any such proposals or inquiries and any discussions or negotiations.

INDEMNIFICATION AND INSURANCE

         Cavalier has agreed in the Merger Agreement that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time existing at the time of the signing of the Merger Agreement in favor of the Indemnified Parties as provided by law or in Belmont's Restated Articles of Incorporation, Bylaws or in any agreement will survive the Merger and continue in full force and effect in accordance with their terms. In addition, for six years from the Effective Time, Cavalier has agreed not to amend, repeal, or otherwise modify the Restated Articles of Incorporation, Bylaws or any such agreement as any of them relate to indemnification in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law. Cavalier has further agreed, from and after the Effective Time, to indemnify and hold harmless each officer and director of Belmont to the extent such person would be entitled to indemnification pursuant to the first sentence of this paragraph against any costs or expenses (including attorneys' fees), losses, damages or amounts paid in settlement in connection with any claim, action, suit or proceeding arising out of or pertaining to the transactions contemplated by the Merger Agreement, provided that the Indemnified Party agrees that, in the event that it is ultimately determined that such Indemnified Party is not entitled to the payment of such expenses, such Indemnified Party will reimburse Cavalier or the Surviving Corporation for such expenses paid in advance. Cavalier has agreed to maintain in effect Belmont's directors' and officers' liability policy for the current term of such policy. Finally, Cavalier has agreed to honor the terms of the Indemnification Agreements entered into between Belmont and its existing officers and directors immediately prior to the execution of the Merger Agreement.

SPECIAL MEETINGS

         Cavalier and Belmont each have agreed to duly call, give notice of, convene and hold a meeting of its stockholders or shareholders, as the case may be, to be held as promptly as practicable following the date of the Merger Agreement for the purpose of obtaining the requisite stockholder and shareholder approvals and adoptions in connection with the Merger Agreement, the Share Issuance and the Merger, and to use their respective reasonable efforts to cause such meetings to occur on the same date. Cavalier and Belmont have also agreed that the Cavalier Board and Belmont Board, subject to their fiduciary duties under applicable law, will (i) recommend that its stockholders or shareholders, as the case may be, approve such matters and (ii) use reasonable efforts to obtain any necessary approvals by its stockholders or shareholders, as the case may be.

CONDITIONS TO THE MERGER

         The respective obligations of each party to consummate the Merger are generally subject to fulfillment of the following conditions: (i) no order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority (as defined in the Merger Agreement) which prevents the consummation of the Merger; (ii) all waiting periods under the HSR Act shall have expired or been terminated and all other material consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from any Governmental Authority shall have been obtained; (iii) the Merger Agreement and the Merger shall have been approved and adopted by the Belmont shareholders under Applicable Law, and the Share Issuance shall have been approved by the Cavalier stockholders in accordance with the rules of the NYSE;
(iv) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission or any other Governmental Authority; (v) no action shall have been instituted by any Governmental Authority which seeks to prevent consummation of the Merger or which seeks material damages and continues to be outstanding; (vi) the Cavalier Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and
(vii) all consents, waivers and approvals of third parties required in connection with the transactions contemplated by the Merger Agreement shall have been obtained, except where the failure to obtain such consents, waivers and approvals, in the aggregate, would not be expected to result in a material adverse effect on Cavalier or Belmont, as the case may be.

         The obligations of Belmont to consummate the Merger are subject to the fulfillment of the following conditions unless waived by Belmont: (i) the representations and warranties of each of Cavalier and Sub shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date, other than breaches of representations and warranties which would not have a material adverse effect on Cavalier; (ii) each of Cavalier and Sub shall have performed in all material respects each of its obligations in the Merger Agreement; (iii) Cavalier and Sub shall have delivered to Belmont a certificate signed by certain of Cavalier's officers certifying as to the satisfaction of the matters described in (i) and (ii) above; (iv) Belmont shall have received an opinion dated as of the date of the making of the Joint Proxy Statement and Prospectus of Bradley Arant, which opinion has not been withdrawn or modified in any material way, to the effect that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) no gain or loss will be recognized by Belmont shareholders with respect to Cavalier Shares received in the Merger in exchange for Belmont Shares, except with respect to cash received in lieu of fractional Cavalier Shares, and Belmont shall further have received an opinion of Bradley Arant dated as of the Closing Date regarding certain corporate matters of Cavalier and Sub and certain securities matters regarding the Cavalier Shares; (v) Belmont shall have received a letter from KPMG Peat Marwick LLP, dated the date of the Joint Proxy Statement and Prospectus and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board; (vi) Belmont shall have received from Cavalier the "comfort" letters of Deloitte & Touche LLP described in the Merger Agreement; and (vii) Belmont shall receive an opinion from Rauscher dated as of the date of mailing of the Joint Proxy Statement and Prospectus to the effect that, as of the date thereof, the Exchange Ratio is fair to the Belmont shareholders from a financial point of view.

         The obligations of Cavalier and Sub to consummate the Merger are subject to the fulfillment of the following conditions unless waived by each of Cavalier and Sub: (i) the representations and warranties of Belmont shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date, other than such breaches of representations and warranties which would not have a material adverse effect on Belmont; (ii) Belmont shall have performed in all material respects each of its obligations in the Merger Agreement; (iii) Belmont shall have delivered to Cavalier a certificate, dated as of the Closing Date and signed by certain of Belmont's officers certifying as to the satisfaction of the matters described in (i) and (ii) above; (iv) each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Belmont within the meaning of Rule 145 under the Securities Act shall

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
have executed and delivered to Cavalier a Belmont Affiliate Letter (as defined below under "-- Restrictions on Sales of Shares by Affiliates"); (v) Cavalier shall have received a letter from Deloitte & Touche LLP, dated the date of the Joint Proxy Statement and Prospectus and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board; (vi) Cavalier shall have received from Belmont the "comfort" letter of KPMG Peat Marwick LLP as described in the Merger Agreement; (vii) each of G. Hiller Spann, John W. Allison and Keith Kennedy who, contemporaneously with the execution of the Merger Agreement, entered into Non-Competition Agreements (see "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger; Certain Relationships -- Non-Competition Agreements") shall have remained employees of Belmont and/or its subsidiaries, as the case may be, and there shall have been no breach of such agreements;
(viii) the tax opinion of Bradley Arant referenced in the previous paragraph shall have been delivered and shall not have been withdrawn by such firm; (ix) Cavalier shall have received an opinion of Waller Lansden, dated as of the Closing Date, regarding certain corporate matters of Belmont and its subsidiaries; (x) the holders of not more than 7% of the outstanding Belmont Shares shall have elected to exercise their right to dissent from the Merger in accordance with the Mississippi Business Corporation Act; and (xi) Cavalier shall have received the opinion of Equitable to the effect that, as of the date of the mailing of the Joint Proxy Statement and Prospectus, the Exchange Ratio is fair to Cavalier from a financial point of view. Since the date of the Merger Agreement, John W. Allison resigned as Belmont's President and Chief Executive Officer and as the President of Belmont's wholly owned subsidiary Spirit Homes, Inc. Cavalier has waived the closing condition applicable to these resignations.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Belmont shareholders or the Share Issuance by the Cavalier stockholders: (i) by mutual consent of Cavalier and Belmont; (ii) by either Cavalier or Belmont if (a) a statute, rule, regulation or executive order shall have been enacted prohibiting the consummation of the Merger, or (b) any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable; (iii) by either Cavalier or Belmont if the Merger shall not have been consummated before December 31, 1997, unless extended by both the Cavalier Board and the Belmont Board (which date was extended on December 1, 1997 to on or before December 31, 1997); (iv) by Cavalier or Belmont if at the meeting of Belmont shareholders held for such purpose the requisite vote of Belmont shareholders to approve the Merger and the Merger shall not have been obtained; (v) by Cavalier or Belmont if at the meeting of Cavalier stockholders held for such purpose the requisite vote of the Cavalier stockholders to approve the Share Issuance shall not have been obtained; (vi) by Cavalier or Belmont if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following written notice, or which breach, by its nature, cannot be cured prior to the Closing (as defined in the Merger Agreement), but only if such breach would constitute a failure of a condition of Closing; (vii) by Cavalier or Belmont if the Belmont Board shall determine that the failure to engage in a Belmont Competing Transaction would result in a breach of the fiduciary duties of the Belmont Board and shall further determine to engage in a Belmont Competing Transaction; provided, however, that Belmont may not terminate the Merger Agreement for this reason unless (a) Belmont shall have delivered to Cavalier a written notice of the determination by the Belmont Board to terminate the Merger Agreement for this reason, (b) five business days shall have elapsed after delivery to Cavalier of such notice, (c) at the end of such five business-day period the Belmont Board shall continue to believe that the failure to engage in such Belmont Competing Transaction would reasonably be expected to be a breach of the fiduciary duties of the Belmont Board (after giving effect to any adjustment to the terms and conditions of the transaction proposed by Cavalier in response to such Belmont Competing Transaction), at the time of such termination, Belmont shall have paid to Cavalier the Termination Fee (as defined in the Merger Agreement and discussed below) and (d) as soon as reasonably practicable thereafter Belmont shall enter into a definitive acquisition, merger or similar agreement to effect, or shall effect, such Belmont Competing Transaction; (viii) by Cavalier if the Belmont Board shall not have recommended the Merger to Belmont shareholders, or shall have resolved not to make such recommendation, or shall have materially modified or rescinded its recommendation of the Merger to Belmont shareholders, or shall have modified or rescinded its approval of the Merger Agreement, or shall have resolved to do any of the foregoing; (ix) by Cavalier if an offer for 25% or more of the Belmont Shares is commenced by any person and the Belmont Board fails to recommend against such offer by its shareholders within the time period presented by Rule 14e-2 under the Exchange Act, or if the Belmont Board shall have recommended to the Belmont shareholders any Belmont Competing Transaction or shall have resolved to do so; or (x) by Belmont if the Average Closing Price (as defined in the Merger Agreement) of the Cavalier Shares on the seventh business day before the date of the Belmont shareholders meeting held to approve the Merger, and on the last trading day before such meeting, shall be less than 75% of the Average Closing Price of the Cavalier Shares on the date of the Merger Agreement; provided, however, that if Belmont elects to terminate the Merger Agreement under clause (x) above, it must give prompt written notice of such election to Cavalier, and Belmont and Cavalier have agreed to cooperate with each other during the five business day period following Cavalier's receipt of such

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



notice to enable Cavalier to propose a modification to the terms of the Merger Agreement that are acceptable to Belmont. If Cavalier and Belmont agree to a modification of the terms of the Merger Agreement, no termination of the Merger Agreement will have occurred and the Merger Agreement will remain in effect in accordance with its terms. In such event, any references to "Exchange Ratio" in the Merger Agreement will be deemed to refer to the Exchange Ratio as adjusted by the mutual agreement of Cavalier and Belmont. Furthermore, if Belmont has given notice of its intention to terminate the Merger Agreement, and Belmont and Cavalier have not reached an agreement as to any modification of the Merger Agreement, the Merger Agreement, nonetheless, will not terminate and will remain in effect in accordance with its original terms if, on the last trading day before the Belmont Special Meeting, the Average Closing Price of Cavalier Shares is equal to or greater than 75% of the Average Closing Price of Cavalier Shares on the date of the Merger Agreement. The Average Closing Price (defined as the average per share closing price of the Cavalier Shares for the ten consecutive trading days ending at the close of trading on the applicable date) of Cavalier Shares on the date of the Merger Agreement was $10.050, and 75% of such price is $7.538.

EFFECT OF TERMINATION; REMEDIES

         In the event of the termination of the Merger Agreement, the Merger Agreement, except for provisions regarding (i) confidentiality, (ii) the Termination Fee (as discussed below), (iii) remedies, and (iv) expenses, shall become void and have no effect. Cavalier and Belmont have agreed that, as exclusive between the two of them, but not as to third party beneficiaries of the Merger Agreement, the remedies provided for below shall be the sole and exclusive remedy for any claim arising out of or relating to the negotiation, execution, delivery or performance of the Merger Agreement or the Merger.

         If the Merger Agreement is terminated: (i) by Cavalier or Belmont (A) if at the Belmont Special Meeting the requisite vote of the Belmont shareholders to approve the Merger is not obtained or, (B) if the Belmont Board determines to engage in a Belmont Competing Transaction; (ii) by Cavalier (A) if there is a material breach by Belmont of any of its covenants or agreements or any of its representations or warranties set forth in the Merger Agreement, or (B) if the Belmont Board does not recommend the Merger to the Belmont shareholders, or materially modifies or rescinds its recommendation of the Merger to the Belmont shareholders, or modifies or rescinds its approval of the Merger Agreement, or resolves to do any of the foregoing, or (C) if an offer for 25% or more of the outstanding shares of capital stock of Belmont is made, and the Belmont Board does not recommend against acceptance of such offer by the Belmont shareholders, or (D) if the Belmont Board recommends to the Belmont shareholders any Belmont Competing Transaction or resolves to do so; (iii) by Cavalier if the holders of more than 7% of the outstanding Belmont Shares elect to exercise their right to dissent from the Merger, and a Competing Transaction Event (as defined below) occurs; or (iv) by Cavalier or Belmont as a result of Belmont having failed to receive the Rauscher Fairness Opinion in a circumstance where Cavalier has received the Equitable Fairness Opinion and a Competing Transaction Event occurs; then in each such case Belmont will pay to Cavalier the reasonable expenses incurred by Cavalier in connection with the transactions contemplated by the Merger Agreement, up to $600,000; but if Cavalier terminates the Merger Agreement as a result of the breach of Belmont's representation and warranty regarding Belmont's title to its property, then the maximum amount of such reimbursable expenses will be $300,000 rather than $600,000.

         If the Merger Agreement is terminated: (i) by Cavalier or Belmont if at the Cavalier Special Meeting the requisite vote of the Cavalier stockholders to approve the Share Issuance is not obtained; or (ii) by Belmont due to the material breach by Cavalier of any of its covenants or agreements or any of its representations or warranties; then Cavalier will pay to Belmont the reasonable expenses incurred by Belmont in connection with the transactions contemplated by the Merger Agreement, up to $600,000.

         If the Merger Agreement is terminated (i) by Cavalier (A) if there is a material breach by Belmont of any of its covenants or agreements or any of its representations or warranties set forth in the Merger Agreement, or (B) if the Belmont Board does not recommend the Merger to the Belmont shareholders, or materially modifies or rescinds its recommendation of the Merger to the Belmont shareholders, or modifies or rescinds its approval of the Merger Agreement, or resolves to do any of the foregoing, or (C) if an offer for 25% or more of the outstanding shares of capital stock of Belmont is made, and the Belmont Board does not recommend against acceptance of such offer by the Belmont shareholders, or (D) if the Belmont Board recommends to the Belmont shareholders any Belmont Competing Transaction or resolves to do so; or (ii) by Cavalier or Belmont (A) if at the Belmont Special Meeting the requisite vote of the Belmont shareholders to approve the Merger is not obtained or, (B) if the Belmont Board determines to engage in a Belmont Competing Transaction; or (iii) by Cavalier if the holders of more than 7% of the outstanding Belmont Shares elect to exercise their right to dissent from the Merger; or (iv) by Cavalier or Belmont as a result of Belmont having failed to receive the Rauscher Fairness Opinion in a circumstance where Cavalier has received the Equitable Fairness

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


Opinion, and if in each case a Competing Transaction Event occurs, then Belmont will pay to Cavalier a termination fee in an amount equal to $2,000,000, less any expenses of Cavalier required to be paid by Belmont.

         If the Merger Agreement is terminated: (i) by Belmont due to the material breach by Cavalier of any of its covenants or agreements or any of its representations or warranties, or (ii) by Cavalier or Belmont because the Cavalier stockholders do not approve the Share Issuance, and if in each case a Cavalier Competing Transaction Event occurs (as defined below), Cavalier will pay to Belmont a termination fee in an amount equal to $2,000,000, less any expenses of Belmont required to be paid by Cavalier.

         A "Competing Transaction Event" means either of the following events:
(i) Belmont enters into a definitive agreement with respect to a Belmont Competing Transaction prior to termination or within 12 months following such termination and such Belmont Competing Transaction is thereafter consummated; or
(ii) a Belmont Competing Transaction is consummated prior to termination or within 12 months following such termination. For this purpose, a Competing Transaction means a transaction or series of related transactions involving, or constituting any purchase of, more than 50% of the assets, voting power or then outstanding common stock of Belmont.

         As used herein, the term "Cavalier Competing Transaction Event" has the same meaning with respect to Cavalier as the term "Competing Transaction Event" has with respect to Belmont, with such changes in such definition as are appropriate to contemplate Cavalier in lieu of Belmont.

EXPENSES

         Except as otherwise provided below, Cavalier and Belmont have agreed to pay their own costs and expenses associated with the transactions contemplated by the Merger Agreement; except that the costs of environmental audits (whether Phase I or Phase II environmental audits) conducted with respect to the facilities, operations, business or properties of Belmont or its subsidiaries shall be borne by Belmont, if, in the case of Phase II environmental audits, such audits were approved in advance by Belmont in writing.

AMENDMENT AND WAIVER

         The Merger Agreement may be amended by the parties thereto, at any time before or after adoption of the Merger Agreement by the Belmont shareholders or authorization of the Share Issuance by the Cavalier stockholders, but after such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Belmont shareholders or the Cavalier stockholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

         At any time prior to the Effective Time, Cavalier (with respect to Belmont) and Belmont (with respect to Cavalier and Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. On September 5, 1997, Cavalier waived its closing condition that John W. Allison remain as the President and Chief Executive Officer of Belmont and the President of Spirit Homes, Inc. Mr. Allison resigned from such offices effective September 5, 1997 and currently serves Belmont as its Vice-Chairman and as a member of the Executive Committee of the Belmont Board.

REGULATORY APPROVALS

         Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until requisite pre-merger notifications have been filed and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. Cavalier and Belmont filed pre-merger notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 26, 1997. Counsel to Cavalier has received a letter from the FTC indicating that the waiting period under the HSR Act expired at 11:59 p.m., New York City time, on September 25, 1997. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, the FTC or the Antitrust Division could take such action under antitrust laws as such entity deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of Cavalier or Belmont. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin consummation of the Merger or seeking divestiture of businesses or assets of Cavalier or Belmont. Private parties also may seek to take legal action under federal and/or state antitrust laws under certain circumstances. Cavalier and Belmont believe that the Merger will be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Cavalier and Belmont would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger.

         Other than expiration or termination of the relevant waiting periods under the HSR Act, neither Belmont nor Cavalier are aware of any regulatory approvals required from any governmental authorities to consummate the Merger.

ACCOUNTING TREATMENT

         Cavalier currently proposes to account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principles. Under this accounting method, the recorded assets and liabilities of Cavalier and Belmont will be carried forward at their recorded amounts to the combined enterprise, income of the combined enterprise will include income of Cavalier and Belmont for the entire fiscal year in which the Merger occurs and the reported income of Cavalier and Belmont for prior periods will be combined and restated as income of the combined enterprise. Cavalier, upon consummation of the Merger, will conduct a review of Belmont's accounting policies and procedures and generally conform such policies and procedures to those used by Cavalier.

         Cavalier currently expects, upon completion of the Merger, to conform the Belmont warranty period for certain items covered for a period of 90 days to a period of 12 months. In addition, the Belmont repurchase agreements with various floor planning institutions will be superseded by the Cavalier repurchase agreements currently in effect for all covered outstanding floor planned product. The Cavalier agreements generally provide for principal payments to begin significantly later than the Belmont agreements. This difference represents better terms to the dealer/customer; however, they provide for the assumption of more financial risk upon repurchase due to a higher outstanding principal balance. Cavalier's management believes that the longer warranty period and improved terms for the dealer afford Cavalier a competitive edge which should extend to Belmont. It is expected that the conforming changes will result in a one-time charge to earnings, not included in the non-recurring costs of the Merger, in the quarter the Merger is consummated of approximately $1 to $2 million. This charge has not been included in the pro forma financial statements set forth in this Joint Proxy Statement and Prospectus.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

         The Cavalier Shares issuable to former Belmont shareholders pursuant to the Merger have been registered under the Securities Act. Such shares will be freely transferrable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate of Belmont or Cavalier, as the case may be, for purposes of Rule 145 under the Securities Act (an "Affiliate"). Pursuant to the terms of the Merger Agreement, each of Cavalier and Belmont has agreed to use its reasonable efforts to cause each director, executive officer and other person who is an Affiliate of Belmont to deliver to Cavalier a written agreement (a "Belmont Affiliate Letter"), providing that such person will not sell, transfer or otherwise dispose of or offer or agree to sell, transfer or dispose of or in any other way reduce such person's risk of ownership or investment in (any of the foregoing, a "Disposition") any of the Cavalier Shares issued to such person in the Merger pursuant to the terms of the Merger Agreement (the "Affiliate Shares") in violation of the Securities Act or the rules and regulations promulgated thereunder.

         The Belmont Affiliate Letter provides among other things that the Affiliate signing such letter will not make any Disposition (i) of any Belmont Shares (and other rights exercisable for or convertible into such shares) such Affiliate holds in the 30-day period immediately preceding the Effective Time or
(ii) of Cavalier Shares after the Effective Time, until Cavalier shall have publicly released a report including the combined financial results of Cavalier and Belmont for a period of at least 30 days of combined operations of Cavalier and Belmont.

         Affiliates of Cavalier have likewise delivered to Cavalier a written agreement (a "Cavalier Affiliate Letter") providing that such person will not make any Disposition of any Cavalier Shares held of record or beneficially by such Affiliate (i) in the 30-day period immediately preceding the Effective Time, or (ii) after the Effective Time until Cavalier shall have publicly released a report including the combined financial results of Cavalier and Belmont for a period of at least 30 days of combined operations of Cavalier and Belmont.

NYSE LISTING

         Cavalier has agreed to use its reasonable efforts to cause the approval for listing on the NYSE of the Cavalier Shares to be issued in connection with the Merger, subject to official notice of issuance. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the approval for listing on the NYSE of the Cavalier Shares, subject to official notice of issuance. See "TERMS OF THE MERGER -- Conditions to the Merger."

DELISTING AND DEREGISTRATION OF BELMONT SHARES

         If the Merger is consummated, the Belmont Shares will be delisted from Nasdaq, and will be deregistered under the Exchange Act.

DISSENT AND APPRAISAL RIGHTS

         Under the Mississippi Business Corporation Act Belmont shareholders are entitled to appraisal rights in connection with the Merger Agreement and the consummation of the Merger.

         A shareholder of Belmont is, pursuant to the Dissent Provisions, entitled to dissent from, and obtain payment of the fair value of his Belmont Shares in the event of the consummation of, the Merger pursuant to the Merger Agreement. A shareholder entitled to dissent and obtain payment for his shares under the Dissent Provisions may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or Belmont. The fair value of the Belmont Shares may differ from the consideration that a shareholder of Belmont is entitled to receive in the Merger.

         Under the Dissent Provisions, a record shareholder of Belmont may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies Belmont in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of Belmont may assert dissenters' rights as to shares held on his behalf only if he submits to Belmont the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, and he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         A shareholder of Belmont who wishes to assert dissenters' rights must deliver to Belmont, before a vote is taken to approve the Merger Agreement, written notice of his intent to demand payment for his Belmont Shares if the Merger is effectuated and must not vote his Belmont Shares in favor of the proposed action. A shareholder of Belmont who does not satisfy these requirements is not entitled to payment for his shares under the Dissent Provisions. If the Merger Agreement is authorized and approved at the Belmont Special Meeting, Belmont will deliver a written dissenters' notice that sets forth the various requirements of dissent and is accompanied by a copy of the Dissent Provisions to all shareholders who have satisfied these requirements. A shareholder of Belmont who is sent a dissenters' notice must demand payment, certify as to whether he acquired beneficial ownership of his shares before the date of the first announcement of the Merger to the news media and deposit his certificates evidencing Belmont Shares in accordance with the terms of the written dissenters' notice. A shareholder who demands payment and deposits his shares in accordance with the Dissent Provisions retains all other rights of a shareholder until these rights are canceled or modified by the consummation of the Merger. A shareholder who fails to demand payment or deposit his certificates in accordance with the terms of the written dissenters' notice will not be entitled to payment under the Dissent Provisions.

         As soon as the Merger is effectuated or upon receipt of a payment demand from a shareholder, Belmont, as the Surviving Corporation of the Merger, shall pay each dissenter who has properly demanded payment, certified his beneficial ownership and deposited his certificates the amount that Belmont estimates to be the fair value of his shares plus accrued interest thereon. Such payment must be accompanied by, among other things, certain financial statement information regarding Belmont, a statement of Belmont's estimate of the fair value and a copy of the Dissent Provisions. In certain circumstances, a dissenter may notify Belmont of his estimate of the fair value and interest due and demand payment of his estimate (less any payment previously made by Belmont pursuant to the Dissent Provisions), or may reject Belmont's proposed payment. A dissenter waives his right to demand payment of his estimate, however, unless it notifies Belmont of its demand in writing within thirty days after Belmont made or offered payment for his shares. Within sixty days of a shareholder's demand for the payment of his estimate, Belmont shall either commence a judicial proceeding and petition a court to determine the fair value of the shares and accrued interest, or pay each dissenter whose demand remains unsettled the amount demanded by the shareholder. The court may assess the costs, fees and expenses of the proceeding against Belmont, or, if the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith, against some or all of the dissenters.

         Under the terms of the Merger Agreement, Belmont Shares outstanding immediately prior to the Effective Time and held by a Belmont shareholder who has asserted dissenters' rights who shall, after the Effective Time, withdraw his, her or its demand for appraisal or lose his, her or its right of appraisal, in either case pursuant to the Dissent Provisions, shall be deemed to be converted as of the Effective Time, into the right to receive the Cavalier Shares at the Exchange Ratio.

         While Belmont believes that all elements of the Dissent Provisions that the Belmont shareholders would consider material in deciding whether to approve the Merger and the Merger Agreement are set forth herein, the foregoing is only a summary of the Dissent Provisions and is qualified in its entirety by reference to the full text of such provisions, which is set forth as Annex D to this Joint Proxy Statement and Prospectus. Each Belmont shareholder is urged to read these provisions carefully.


              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a discussion of the material United States federal income tax consequences of the Merger to the Belmont shareholders. The discussion is based on provisions of the Code, Treasury Regulations thereunder and administrative rulings and court decisions which are in effect on the date of this Joint Proxy Statement and Prospectus. All of the foregoing are subject to change and any such change could be made with retroactive effect and/or affect the continuing validity of this discussion. Belmont and Cavalier have not sought and will not seek any rulings from the Internal Revenue Service with respect to any of the matters discussed herein.

         The federal income tax discussion set forth below does not consider the facts and circumstances of particular Belmont shareholders and may not be applicable to certain classes of special status taxpayers, including insurance companies, securities dealers, financial institutions, tax-exempt organizations, investment companies, foreign persons and persons who acquired Belmont Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation. The following discussion does not address the federal income tax consequences of any of the transactions described in the section of this Joint Proxy Statement and Prospectus, entitled "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger; Certain Relationships." In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Belmont shareholders are urged to consult their tax advisors as to their respective personal tax situations including the applicability and effect of foreign, state, local and other tax laws.

         The obligation of Belmont to effect the Merger is conditioned on delivery to Belmont of an opinion dated as of the date of the mailing of this Joint Proxy Statement and Prospectus from Bradley Arant, counsel to Cavalier, based on certain representations to be made by Belmont and Cavalier and on assumptions set forth in the opinion, that for federal income tax purposes (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized by Belmont shareholders with respect to Cavalier Shares received in the Merger in exchange for Belmont Shares except with respect to cash received in lieu of fractional Cavalier Shares. The full text of the written opinion is attached as an exhibit to the Registration Statement.

         In particular, the Bradley Arant tax opinion provides that the material federal income tax consequences of the Merger for Belmont shareholders will be the following:

                 i. The proposed transaction will constitute a reorganization within the meaning of section 368(a)(1)(A). Cavalier, Sub and Belmont each will be "a party to a reorganization" within the meaning of section 368(b).

                 ii. No gain or loss will be recognized by the shareholders of Belmont upon the exchange of Belmont Shares (including fractional share interests, if any) solely for Cavalier Shares.

                 iii. The basis of the Cavalier Shares (including fractional share interests, if any) to be received by Belmont shareholders will, in each case, be the same as the basis of the Belmont Shares surrendered in exchange therefor.

                  iv. The holding period of Cavalier Shares (including fractional share interests, if any) to be received by the shareholders of Belmont will include the period during which the Belmont Shares exchanged therefore were held by them, provided that such Belmont Shares were held as capital assets on the date of the exchange.

                  v. Where solely cash is received by shareholders who assert dissenters' rights in exchange for their Belmont Shares, the cash payment will be treated as received by such shareholders as a distribution in redemption of such Belmont Shares subject to the provisions and limitations of section 302 of the Code.

                  vi. The payment of cash in lieu of a fractional share interest of a Cavalier Share will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Cavalier. These payments will be treated as having been received as distributions in full payment in exchange for stock redeemed as provided in section 302(a) of the Code.

         THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH BELMONT SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EVERY BELMONT SHAREHOLDER. ACCORDINGLY, EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE SPECIFIC TO SUCH SHAREHOLDER AND NOT COMMON TO SHAREHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY ARISE OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF CAVALIER SHARES RECEIVED IN THE MERGER.


                            NEW DIRECTORS OF CAVALIER

         Cavalier has agreed to create two additional seats on the Cavalier Board and to cause each of A. Douglas Jumper, Sr. and Mike Kennedy to be elected to the Cavalier Board for a term expiring at Cavalier's next annual meeting of stockholders following the Effective Time, subject to being renominated as a director at the discretion of the Cavalier Board.

         A. DOUGLAS JUMPER, SR., 65, has served as a director of Belmont since June, 1993 and as Chairman of the Board since July 1993. Mr. Jumper has been the President and co-owner of S&J Steel Builders, Inc. of Booneville, Mississippi since 1963. Mr. Jumper is a director of BancorpSouth, Inc., a bank holding company headquartered in Tupelo, Mississippi, and River Oaks Furniture, Inc., a furniture manufacturer headquartered in Belden, Mississippi.

         MIKE KENNEDY, 37, has served as Senior Vice President of Administration of Belmont since September 5, 1997. Mr. Kennedy was elected a director of Belmont on July 31, 1997. Prior to September 5, 1997 and since March 31, 1997, Mr . Kennedy served as Acting Senior Vice President of Administration of Belmont. Prior to such time and since October 1993, Mr. Kennedy served Belmont in various capacities. From March 1990 until October 1993, Mr. Kennedy was a sales representative for Fabwell, Inc., a metal fabricating company.


                            COMPENSATION OF DIRECTORS

         Cavalier currently pays each nonemployee director $2,500 and each director who is employed by the Company $1,250 for each board meeting at which he is in attendance. Each director who participates in a telephone conference board meeting receives $250 per meeting. Directors who are members of committees also receive $750 for attendance for each committee meeting held on a date when no board meeting is held and $250 for each committee meeting held by conference telephone. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with attending board and committee meetings.

         Pursuant to Cavalier's Nonemployee Directors Plan, each person who is not an employee of Cavalier and is elected to serve as a director of Cavalier is granted an option to purchase 20,000 shares of common stock effective as of the date of such first election. In addition to these grants, annually on January 15 each nonemployee director receives an option to purchase 5,000 shares of common stock; provided, however, that no director of Cavalier may be granted options to purchase more than 125,000 shares of stock under the Nonemployee Directors Plan. All such options are granted at an exercise price equal to the fair market value of the common stock on the date of grant. Options granted under the Nonemployee Directors Plan generally have a term of ten years, and are exercisable at any time beginning six months after the date of grant; provided, however, that no option is exercisable unless, at all times during the period from the date of grant and ending twelve months before the date of exercise, the optionee was a director of Cavalier.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma combined financial statements are presented to reflect the estimated impact of the Merger on the historical consolidated financial statements of Cavalier, accounted for as a pooling-of-interests. The statement of income reflects the effects of the Merger as though the transaction had occurred at the beginning of the periods presented, and the balance sheet assumes the Merger had occurred at the applicable balance sheet date presented. The unaudited pro forma combined financial statements do not reflect any costs savings anticipated by Cavalier as a result of the Merger, although the balance sheet does reflect non-recurring, direct costs of the Merger, currently estimated at approximately $6 million to $8 million. The unaudited pro forma combined financial statements also do not reflect a one-time, non-recurring charge of approximately $1 to $2 million that is expected to arise out of Cavalier's plans to conform Belmont's contractual warranty and repurchase arrangements to its own. Pro forma combined per share amounts are based on Cavalier's weighted average or outstanding shares, as applicable, for the periods presented plus the number of Belmont's weighted average or outstanding shares, as applicable, for the periods presented, adjusted for the Exchange Ratio of 0.80 Cavalier Shares for each Belmont Share.

         The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Cavalier and Belmont and have been prepared as if the Merger occurred on January 1, 1994. The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that the managements of Cavalier and Belmont believe are reasonable.

         The unaudited pro forma financial statements are not necessarily indicative of actual or future financial position or results of operations that would have or will occur upon consummation of the Merger and should be read in conjunction with the audited historical consolidated financial statements, including the notes thereto, of Cavalier and Belmont. The audited consolidated financial statements of Cavalier are incorporated by reference in this Joint Proxy Statement and Prospectus, and the audited consolidated financial statements of Belmont are contained elsewhere herein.


         See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "TERMS OF THE MERGER -- Accounting Treatment."

                              CAVALIER HOMES, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   THIRTY-NINE WEEKS ENDED SEPTEMBER 26, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                          CAVALIER                 BELMONT
                                      -------------------     ------------------
                                          HISTORICAL               HISTORICAL
                                      -------------------     ------------------
                                      For the Thirty-Nine         Nine Months
                                        Weeks Ended                  Ended                                 PRO FORMA
                                      September 26, 1997      September 30, 1997    Reclassification       COMBINED
                                      ------------------      ------------------    ----------------       --------
REVENUES:
     Net sales                        $ 249,397               $ 172,082             $                      $ 421,479
     Financial services                   3,820                      --                                        3,820
                                      ---------               ---------             --------               ---------
                                        253,217                 172,082                                      425,299
                                      ---------               ---------             --------               ---------

COST OF SALES                           205,672                 154,875                                      360,547

SELLING, GENERAL AND
     ADMINISTRATIVE:
     Manufacturing                       30,402                  11,140                                       41,542
     Financial services                   2,179                      --                                        2,179
                                      ---------               ---------             --------               ---------
                                        238,253                 166,015                                      404,268
                                      ---------               ---------             --------               ---------
OPERATING PROFIT                         14,964                   6,067                                       21,031
                                      ---------               ---------             --------               ---------

OTHER INCOME (EXPENSE):
     Interest expense:
       Manufacturing                       (127)                   (432)                                        (559)
       Financial services                  (540)                     --                                         (540)
     Life insurance proceeds                 --                   1,500                                        1,500
     Other income, net                      984                     435                                        1,419
                                      ---------               ---------             --------               ---------
                                            317                   1,503                                        1,820
                                      ---------               ---------             --------               ---------
INCOME BEFORE INCOME
     TAXES                               15,281                   7,570                                       22,851

INCOME TAXES                              6,051                   2,388                                        8,439
                                      ---------               ---------             --------               ---------

NET INCOME                            $   9,230               $   5,182             $     --               $  14,412
                                      =========               =========             ========               =========

NET INCOME PER SHARE(B)               $    0.74               $    0.55                                    $    0.72
                                      =========               =========                                    =========

WEIGHTED AVERAGE SHARES
     OUTSTANDING(B)                      12,426                   9,482(C)            (1,896)(C)              20,012
                                      =========               =========             ========               =========

                              CAVALIER HOMES, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                          CAVALIER                 BELMONT
                                      -------------------      ------------------
                                          HISTORICAL               HISTORICAL
                                      -------------------      ------------------
                                      For the Thirty-Nine         Nine Months
                                        Weeks Ended                  Ended                                     PRO FORMA
                                      September 27, 1996       September 30, 1996    Reclassification           COMBINED
                                      ------------------       ------------------    ----------------          ---------
REVENUES:
     Net sales                             $ 254,598               $ 166,691             $                      $ 421,289
     Financial services                        2,259                      --                                        2,259
                                           ---------               ---------             --------               ---------
                                             256,857                 166,691                                      423,548
                                           ---------               ---------             --------               ---------

COST OF SALES                                209,682                 144,289                                      353,971

SELLING, GENERAL AND
     ADMINISTRATIVE:
     Manufacturing                            29,975                   7,402                                       37,377
     Financial services                        1,417                      --                                        1,417
                                           ---------               ---------             --------               ---------
                                             241,074                 151,691                                      392,765
                                           ---------               ---------             --------               ---------
OPERATING PROFIT                              15,783                  15,000                                       30,783
                                           ---------               ---------             --------               ---------

OTHER INCOME (EXPENSE):
     Interest expense:
       Manufacturing                             (56)                    (75)                                        (131)
       Financial services                       (369)                     --                                         (369)
     Other income, net                         1,314                     459                                        1,773
                                           ---------               ---------             --------               ---------
                                                 889                     384                                        1,273
                                           ---------               ---------             --------               ---------
INCOME BEFORE INCOME
     TAXES                                    16,672                  15,384                                       32,056

INCOME TAXES                                   6,667                   5,848                                       12,515
                                           ---------               ---------             --------               ---------
NET INCOME                                 $  10,005               $   9,536             $     --               $  19,541
                                           =========               =========             ========               =========

NET INCOME PER SHARE(B)                    $    0.82               $    1.02                                    $    0.99
                                           =========               =========                                    =========

WEIGHTED AVERAGE SHARES
     OUTSTANDING(B)                           12,223                   9,378(C)            (1,876)(C)              19,725
                                           =========               =========             ========               =========



                              CAVALIER HOMES, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                      CAVALIER               BELMONT
                                  ------------------      ------------------
                                      HISTORICAL             HISTORICAL
                                  ------------------      ------------------
                                     Year Ended               Year Ended                                   PRO FORMA
                                  December 31, 1996       December 31, 1996     Reclassification           COMBINED
                                  ------------------      ------------------    ----------------           ---------
REVENUES:
     Net sales                        $ 345,415               $ 227,817             $                      $ 573,232
     Financial services                   3,333                      --                                        3,333
                                      ---------               ---------             --------               ---------
                                        348,748                 227,817                                      576,565
                                      ---------               ---------             --------               ---------

COST OF SALES                           284,024                 197,801                                      481,825

SELLING, GENERAL AND
     ADMINISTRATIVE:
     Manufacturing                       40,793                  10,799                                       51,592
     Financial services                   2,076                      --                                        2,076
                                      ---------               ---------             --------               ---------
                                        326,893                 208,600                                      535,493
                                      ---------               ---------             --------               ---------
OPERATING PROFIT                         21,855                  19,217                                       41,072
                                      ---------               ---------             --------               ---------

OTHER INCOME (EXPENSE):
     Interest expense:
       Manufacturing                        (68)                   (285)                                        (353)
       Financial services                  (492)                     --                                         (492)
     Life insurance proceeds              1,750                      --                                        1,750
     Other income, net                    1,504                     705                                        2,209
                                      ---------               ---------             --------               ---------
                                          2,694                     420                                        3,114
                                      ---------               ---------             --------               ---------
INCOME BEFORE INCOME
     TAXES                               24,549                  19,637                                       44,186

INCOME TAXES                              9,183                   7,524                                       16,707
                                      ---------               ---------             --------               ---------

NET INCOME                            $  15,366               $  12,113             $     --               $  27,479
                                      =========               =========             ========               =========

NET INCOME PER SHARE(B)               $    1.25               $    1.29                                    $    1.39
                                      =========               =========                                    =========

WEIGHTED AVERAGE SHARES
     OUTSTANDING(B)                      12,258                   9,426(C)            (1,885)(C)              19,799
                                      =========               =========             ========               =========

                             CAVALIER HOMES, INC.
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        CAVALIER              BELMONT
                                   -------------------     ------------------
                                       HISTORICAL             HISTORICAL
                                   -------------------     ------------------
                                      Year Ended               Year Ended                                  PRO FORMA
                                   December 31, 1995        December 31, 1995    Reclassification          COMBINED
                                   ------------------      ------------------    ----------------          ---------
REVENUES:
     Net sales                        $ 272,486               $ 148,304             $                      $ 420,790
     Financial services                   1,764                      --                                        1,764
                                      ---------               ---------             --------               ---------
                                        274,250                 148,304                                      422,554
                                      ---------               ---------             --------               ---------

COST OF SALES                           227,646                 127,165                                      354,811

SELLING, GENERAL AND
     ADMINISTRATIVE:
     Manufacturing                       30,848                   7,061                                       37,909
     Financial services                   1,126                      --                                        1,126
                                      ---------               ---------             --------               ---------
                                        259,620                 134,226                                      393,846
                                      ---------               ---------             --------               ---------
OPERATING PROFIT                         14,630                  14,078                                       28,708
                                      ---------               ---------             --------               ---------

OTHER INCOME (EXPENSE):
     Interest expense:
       Manufacturing                         (7)                   (825)                                        (832)
       Financial services                  (501)                     --                                         (501)
     Other income, net                      912                     511                                        1,423
                                      ---------               ---------             --------               ---------
                                            404                    (314)                                          90
                                      ---------               ---------             --------               ---------
INCOME BEFORE INCOME
     TAXES                               15,034                  13,764                                       28,798

INCOME TAXES                              6,014                   5,154                                       11,168

DIVIDENDS ON PREFERRED
     STOCK                                   --                      28                                           28
                                      ---------               ---------             --------               ---------

NET INCOME                            $   9,020               $   8,582             $     --               $  17,602
                                      =========               =========             ========               =========

NET INCOME PER SHARE(B)               $    0.79               $    1.23                                    $    1.03
                                      =========               =========                                    =========

WEIGHTED AVERAGE SHARES
     OUTSTANDING(B)                      11,486                   6,963(C)            (1,393)(C)              17,056
                                      =========               =========             ========               =========

                             CAVALIER HOMES, INC.
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                        CAVALIER                BELMONT
                                   -------------------     ------------------
                                       HISTORICAL             HISTORICAL
                                   -------------------     ------------------
                                      Year Ended               Year Ended                                  PRO FORMA
                                   December 31, 1994        December 31, 1994    Reclassification          COMBINED
                                   ------------------      ------------------    ----------------          ---------

REVENUES:
     Net sales                        $ 206,442               $ 105,826             $                      $ 312,268
     Financial services                     703                      --                                          703
                                      ---------               ---------             --------               ---------
                                        207,145                 105,826                                      312,971
                                      ---------               ---------             --------               ---------

COST OF SALES                           176,041                  89,902                                      265,943

SELLING, GENERAL AND
     ADMINISTRATIVE:
     Manufacturing                       22,430                   5,134                                       27,564
     Financial services                     545                      --                                          545
                                      ---------               ---------             --------               ---------
                                        199,016                  95,036                                      294,052
                                      ---------               ---------             --------               ---------
OPERATING PROFIT                          8,129                  10,790                                       18,919
                                      ---------               ---------             --------               ---------

OTHER INCOME (EXPENSE):
     Interest expense:
       Manufacturing                         (1)                 (1,185)                                      (1,186)
       Financial services                   (75)                     --                                          (75)
     Other income, net                      526                     123                                          649
                                      ---------               ---------             --------               ---------
                                            450                  (1,062)                                        (612)
                                      ---------               ---------             --------               ---------
INCOME BEFORE INCOME
     TAXES                                8,579                   9,728                                       18,307

INCOME TAXES                              3,500                   3,349                                        6,849

DIVIDENDS ON PREFERRED
     STOCK                                   --                      81                                           81
                                      ---------               ---------             --------               ---------

NET INCOME                            $   5,079               $   6,298             $     --               $  11,377
                                      =========               =========             ========               =========

NET INCOME PER SHARE(B)               $    0.52               $    1.20                                    $    0.81
                                      =========               =========                                    =========

WEIGHTED AVERAGE SHARES
     OUTSTANDING(B)                       9,836                   5,250(C)            (1,050)(C)              14,036
                                      =========               =========             ========               =========


                              CAVALIER HOMES, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 26, 1997
                                 (IN THOUSANDS)

                                             CAVALIER            BELMONT
                                       ------------------   ------------------
                                            HISTORICAL          HISTORICAL
                                       ------------------   ------------------                                            PRO FORMA
                                       September 26, 1997   September 30, 1997  DEBIT       CREDIT     RECLASSIFICATION   COMBINED
                                       ------------------   ------------------  -----       ------     ----------------   --------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents             $   5,752            $  4,521          $           $             $              $ 10,273
    Certificates of Deposit                      --               8,588                                                      8,588
    Marketable securities available
       for sale                                 149                  --                                                        149
    Accounts receivable                      24,454              10,940                                                     35,394
    Notes and installment contracts
       receivable - current                   1,398                  --                                                      1,398
    Inventories                              14,850              12,350                                                     27,200
    Deferred income taxes                     4,754                  --             1,100(E)                  1,818(A)       7,672
    Other current assets                      1,353               2,815                                      (1,818)(A       2,350
                                          ---------            --------          --------    --------      --------       --------
       Total current assets                  52,710              39,214             1,100                                   93,024
                                          ---------            --------          --------    --------      --------       --------
PROPERTY, PLANT AND  EQUIPMENT               28,720              21,607                                                     50,327
                                          ---------            --------          --------    --------      --------       --------

INSTALLMENT CONTRACTS
  RECEIVABLE                                 45,324                  --                                                     45,324
                                          ---------            --------          --------    --------      --------       --------

GOODWILL                                      2,942              16,925                                                     19,867
                                          ---------            --------          --------    --------      --------       --------

OTHER ASSETS                                  4,221               2,442                                                      6,663
                                          ---------            --------          --------    --------      --------       --------
                                          $ 133,917            $ 80,188          $  1,100    $     --      $     --       $215,205
                                          =========            ========          ========    ========      ========       ========

LIABILITIES AND STOCK HOLDERS'
  EQUITY
  CURRENT LIABILITIES:
    Current portion of long-term debt     $   1,900            $     --          $           $             $              $  1,900
    Accounts Payable                         11,398               6,084                                                     17,482
    Amounts payable under dealer
      incentive programs                     10,019                  --                                       3,212(A)      13,231
    Accrued wages and related withholdings    3,019                  --                                       4,291(A)       7,310
    Accrued incentive compensation            1,633                  --                                                      1,633
    Estimated warranties                      7,000                  --                                       3,990(A)      10,990
    Accrued insurance                         1,617                  --                                                      1,617
    Other accrued expenses                    7,692              14,168                         7,000(E)    (11,493)(A)     17,367
                                          ---------            --------          --------    --------      --------       --------
      Total current liabilities              44,278              20,252                         7,000            --         71,530
                                          ---------            --------          --------    --------      --------       --------
DEFERRED INCOME TAXES                         1,088                 907                                                      1,995
                                          ---------             -------          --------    --------      --------       --------

LONG-TERM DEBT                               10,030                  --                                                     10,030
                                          ---------            --------          --------    --------      --------       --------

STOCKHOLDERS' EQUITY:
    Common stock                              1,231                 947               947(D)      757(D)                     1,988
    Additional paid-in-capital               32,629              27,372               757(D)      947(D )                   60,191
    Retained earnings                        44,661              34,203             5,900(D)                                72,964
    Adjustment to predecessor basis              --              (3,493)
                                          ---------             -------          --------    --------      --------       --------
      Total stockholders' equity             78,521              59,029             7,604       1,704                      131,650
                                          ---------            --------          --------    --------      --------       --------
                                          $ 133,917            $ 80,188          $  7,604    $  8,704      $     --       $215,205
                                          =========            ========          ========    ========      ========       ========


NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(A) The reclassifications reflected in the unaudited pro forma combined balance sheet are to separate Belmont amounts from other non-current assets and other accrued expenses consistent with Cavalier's presentation.

(B)      As adjusted for all Cavalier and Belmont stock splits through November
         1996.

(C) The total number of additional Cavalier Shares included in the computation of pro-forma weighted average shares outstanding is calculated as 0.80 of the Belmont weighted average shares outstanding for each period presented.

(D)      The Unaudited Pro Forma Combined Balance Sheet reflects the issuance of
         0.80 Cavalier Shares for each issued and outstanding Belmont Share to effect the Merger. The estimated total number of Cavalier Shares assumed to be issued in connection with the Merger is estimated to be 7,574,000. The related estimated total number of additional
         Cavalier Shares included in the computation of weighted average shares outstanding is 7,586,000, constituting 7,574,000 shares estimated to be issued to effect the Merger and an additional 12,000 shares (accounted for using the treasury stock method) for the 360,000 Cavalier Shares issuable upon the exercise of Belmont's outstanding stock options and warrants.

(E) In connection with the Merger, Cavalier expects to record non-recurring, direct costs of the Merger, currently estimated to be approximately $6 million to $8 million, as a charge to operations in the fourth quarter of 1997, the quarter in which the Merger is expected to be completed. Approximately 43% of these charges are reserves against costs of $2.5 million arising from the earn-out provision contained in the Stock Purchase Agreement between Belmont and the shareholders of Bellcrest, dated October 25, 1996, and against severance costs to be paid to certain individuals pursuant to employment arrangements, approximately 26% are investment banking, legal and accounting fees, and the remaining 31% are other costs associated with combining and realigning the operations of the two companies. These charges are not reflected in the unaudited pro forma combined statements of income as they are non-recurring, direct costs of the Merger. An estimated pre-tax charge of $7 million (the midpoint of the range of estimated costs), $5.9 million after tax, is recorded in the unaudited pro forma combined balance sheet. The estimate is a preliminary estimate and is subject to change.

(F) The unaudited pro forma combined income statements do not reflect a one-time, nonrecurring charge of approximately $1 to $2 million that is expected to arise from Cavalier's plans to conform Belmont's contractual warranty and repurchase agreements to its own. It is expected that, upon completion of the Merger, Cavalier will conform the Belmont warranty period for certain items covered for a period of 90 days to a period of 12 months. In addition, the Belmont repurchase agreements with various floor planning institutions will be superseded by the Cavalier repurchase agreements currently in effect for all covered outstanding floor planned product. The Cavalier agreements generally provide for principal payments to begin significantly later than the Belmont agreements. This difference represents better terms to the dealer/customer; however, they provide for the assumption of more financial risk upon repurchase due to a higher outstanding principal balance. Cavalier management believes that the longer warranty period and improved terms for the dealer will afford Cavalier a competitive edge which should extend to Belmont. It is expected these changes will result in a one-time charge to earnings, not included in the non-recurring costs of the Merger, in the quarter the Merger is consummated of approximately $1 to $2 million. This charge has not been included in the pro forma financial statements set forth in this Joint Proxy Statement and Prospectus.

                  COMPARISON OF RIGHTS OF CAVALIER STOCKHOLDERS
                            AND BELMONT SHAREHOLDERS

         The following is a summary of the material differences between the rights of Cavalier stockholders and the rights of Belmont shareholders. Since Cavalier is organized under the Delaware General Corporation Law and Belmont is organized under the Mississippi Business Corporation Act, these differences arise from various provisions of the corporate laws of such states as well as from various differences in the provisions of the Amended and Restated Certificate of Incorporation (the "Cavalier Certificate") and the Amended and Restated By-laws (as amended, the "Cavalier By-laws") of Cavalier and the Restated Articles of Incorporation (as amended, the "Belmont Articles") and the Bylaws (the "Belmont Bylaws") of Belmont.

         While Cavalier and Belmont believe that all elements of the differences between the rights of Cavalier stockholders and the Belmont shareholders that the Cavalier stockholders and the Belmont shareholders would consider material in deciding whether to approve the Share Issuance, the Merger and the Merger Agreement, as applicable, are set forth herein, the following summary of such differences is qualified in its entirety by reference to the Mississippi Business Corporation Act and the Delaware General Corporation Law, respectively, and the Cavalier Certificate, Cavalier By-laws, Belmont Articles and Belmont Bylaws.

AMENDMENTS TO CHARTER

         To amend a certificate of incorporation, the Delaware General Corporation Law requires the affirmative recommendation of the Cavalier Board and the approval of a majority of all outstanding shares entitled to vote therefor. Under the Delaware General Corporation Law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation if the amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect adversely the holders thereof.

         To amend articles of incorporation, the Mississippi Business Corporation Act generally requires approval of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Under the Mississippi Business Corporation Act, the holders of the outstanding shares of a class are entitled to vote as a separate voting group upon any proposed amendment that would increase or decrease the aggregate number of authorized shares of the class, effect an exchange or the reclassification of all or part of the shares of the class and the shares of another class, effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into the shares of the class, change the designation, rights, preferences or limitations of all or part of the shares of the class, change the shares of all or part of the class into a different number of shares of the same class, create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class, increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class, limit or deny an existing preemptive right of all or part of the shares of the class, or cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

AMENDMENTS TO BYLAWS

         Under the Delaware General Corporation Law, the authority to adopt, amend or repeal the by-laws of a Delaware corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Cavalier Certificate expressly grants to its Board of Directors the power to make, alter or repeal the Cavalier By-laws. In addition, the Cavalier By-laws provide that in the case of amendments by stockholders, the affirmative vote of the holders of at least 80% of the total votes of all the then outstanding Cavalier Shares with voting rights will be required to amend any provision of the By-laws.

         The Mississippi Business Corporation Act provides that the shareholders or the board of directors of a Mississippi corporation may amend or repeal the bylaws unless such power is expressly reserved to the shareholders by the corporation's articles of incorporation or by the Mississippi Business Corporation Act, or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The Belmont Articles do not expressly reserve such power to the shareholders. The Belmont Bylaws provide that they may be amended by the affirmative vote of the holders of the majority of the outstanding stock of Belmont, or by the affirmative vote of the majority of the entire Belmont Board, unless the shareholders provide expressly that the Belmont Board may not amend or appeal a particular bylaw; provided, however, that the Belmont Board may not amend the Belmont Bylaws to take any action which is reserved exclusively to the shareholders pursuant to the Mississippi Business Corporation Act. A vote of 80% of the outstanding voting stock of Belmont must vote in favor of increasing the size of the Belmont Board if the Belmont Board does not recommend such an increase. The Belmont Bylaws provide that the Belmont Board is without authority to amend the provisions regarding amendment of the Belmont Bylaws summarized in this paragraph.

BOARD CLASSIFICATION

         There are no board classifications for either Cavalier or Belmont, although Belmont has provisions for classifications if the number of board members reaches nine or higher. All members of the board of directors of both Cavalier and Belmont are elected at their respective annual stockholders' meetings.

REMOVAL OF DIRECTORS

         The Cavalier By-laws provide for the removal of any director or the entire board of directors at any time, with or without cause, by the holders of a majority of shares of Cavalier then entitled to vote generally in the election of directors. This provision for removal is subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock. The Cavalier Board has designated 200,000 shares of preferred stock as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"). The Certificate of Designations of Series A Junior Participating Preferred Stock of Cavalier Homes, Inc., dated as of October 23, 1996, provides that if at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the board shall be increased by two. It further provides that the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of common stock, shall be entitled to vote for the election of two directors of the corporation. Until the default in payments of all dividends which permitted the election of said directors ceases to exist, any director who has been elected pursuant to the preceding sentence may be removed at any time, either with or without cause, only by affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director, and any vacancy thereby created may be filled by the vote of such holders. There are currently no outstanding shares of Series A Preferred Stock.

         The Belmont Articles and the Belmont Bylaws provide that shareholders may remove directors only for cause. A director may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. A director may be removed by the shareholders or board only at a meeting called for the purpose of removing him, and the meeting notice must state that the purpose or one of the purposes of the meeting is removal of the director.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

         The Belmont Bylaws provide that vacancies in the Belmont Board, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders or by the Belmont Board (even if the number of directors then in office is less than a quorum). The Cavalier By-laws provide that vacancies or newly created directorships may generally be filled by a majority vote of the directors in office, although less than a quorum, or by a sole remaining director. Any vacancies in directorships that have been created pursuant to the terms of the Certificate of Designations of Cavalier's Series A Junior Participating Preferred Stock as described above may be filled only by the holders of Series A Preferred Stock.

VOTE REQUIRED FOR MERGERS, CONSOLIDATIONS, SHARE EXCHANGES, ETC.

         The Mississippi Business Corporation Act generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the articles of incorporation require a greater proportion (the Belmont Articles do not require a greater proportion) to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets, except that (a) unless required by the articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if (i) such corporation's articles of incorporation are not materially changed by the merger; (ii) each shareholder of stock of such corporation will hold the same number of shares with identical designations, preferences, limitations and relative rights after the merger; and (iii) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger.

         The Delaware General Corporation Law generally requires the approval by both the board of directors and the stockholders of the corporation of an agreement of merger or consolidation for such an agreement to be adopted. No vote of stockholders of a corporation surviving a merger is necessary to authorize a merger if the agreement of merger does not amend in any respect the certificate of incorporation of such corporation, each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized but unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger. Unless a dissolution is adopted by a majority of the board of directors, under the Delaware General Corporation Law, a dissolution must be approved by all stockholders entitled to vote thereon. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's stockholders. Under the Delaware General Corporation Law, the sale, lease or exchange of all or substantially all of the corporation's property and assets must be authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation.

ANTI-TAKEOVER PROVISIONS

         The Mississippi Shareholder Protection Act (the "Protection Act") requires that a business combination be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single class, and (b) two-thirds (2/3) of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder (as defined below) who is a party to the business combination, except that the provisions of the Protection Act shall not apply if the business combination is approved by at least 80% of the corporation's continuing directors or the aggregate amount of the offer meets certain fair price criteria. Unless a corporation's certificate of incorporation provides otherwise, the provisions of the Protection Act also do not apply to any business combination of (i) a corporation having fewer than 500 beneficial owners of its stock, (ii) a corporation which elects not to be governed by the requirements of the Protection Act by the adoption, upon a majority vote of its shareholders, of a provision in its certificate of incorporation stating that such corporation has elected not to be so governed, or (iii) investment companies or banks.

         "Business combination" is defined in the Protection Act as:

                  (i) any transaction of the corporation with any interested shareholder or other corporation which is an affiliate of an interested shareholder; (ii) any sale, lease, transfer or other disposition in transactions with any interested shareholder of assets having an aggregate market value of 20% or more of the total market value of the outstanding stock of the corporation or of its assets; (iii) the issuance or transfer by the corporation of any securities of the corporation or any subsidiary which have an aggregate market value of 5% or more of the total market value of the outstanding stock of the corporation to any interested shareholder or any affiliate of any interested shareholder; (iv) the adoption of any plan or proposal for the liquidation, dissolution of or similar transaction involving the corporation; or (v) any reclassification or recapitalization of securities or any merger, consolidation or share exchange of the corporation with any of its subsidiaries which increases by 5% or more of the total number of outstanding shares.

         "Interested shareholder" means any person or associated group of persons acting in concert (other than the corporation and/or any subsidiaries) that (i) is the beneficial owner of 20% or more of the voting power of the outstanding voting stock of the corporation, or (ii) is an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 20% or more of the voting power of the then outstanding voting stock of the corporation.

         The Mississippi Control Share Act (the "Control Act") applies to all issuing public corporations in existence on and after January 1, 1991 which have more than 500 of their shareholders resident in Mississippi, more than 10% of their shares owned by Mississippi residents, or more than 10% of their shareholders resident in Mississippi. The Control Act reduces the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power to zero unless the shareholders of the issuing public corporation approve a resolution granting the shares the same voting rights as they had before they became control shares.

         "Control shares" means issued and outstanding shares of an issuing public corporation that, except for the Control Act, would have voting power when added to all other shares of the issuing corporation owned of record or beneficially by an acquiring person that would entitle the acquiring person to exercise the voting power of the issuing public corporation in the election of directors within certain ranges of voting power. The acquisition of control shares does not constitute a "control share acquisition" for purposes of the Control Act if the acquisition is made in good faith and not for the purpose of circumventing the Control Act pursuant to a merger or plan of consolidation effected in compliance with Section 79-4-11.01 et seq. of the Mississippi Business Corporation Act.

         The Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined generally as a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation and such person's affiliates and associates. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% of the consolidated assets of the corporation, and certain other transactions) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder. However, the prohibition does not apply if: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder became an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding shares held by directors of the corporation who are also officers and shares held under certain employee stock plans) in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder at an annual or special meeting. This provision of the Delaware General Corporation Law applies automatically to a Delaware corporation unless otherwise provided in its certificate of incorporation or bylaws or if it has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or authorized for quotation on The NASDAQ Stock Market. The Cavalier Certificate does not mention this provision of the Delaware General Corporation Law.

DISSENTERS' RIGHTS

         Under the Mississippi Business Corporation Act and the Delaware General Corporation Law, holders of shares have the right, in certain circumstances, to dissent from certain extraordinary corporate transactions as to which they have voting rights by demanding payment in cash for their shares equal to the fair value of such shares, as determined by agreement with the corporation or by a court in an action timely brought by the corporation or the dissenters.

         Unlike the Mississippi Business Corporation Act, the Delaware General Corporation Law grants dissenters' appraisal rights only in the case of certain mergers and not in certain transactions involving a sale or transfer of assets, a share exchange, a charter amendment or control share acquisition and certain other transactions. The Delaware General Corporation Law does not extend appraisal rights in a merger to holders of shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders if stockholders are required to accept as consideration in the merger only stock of the surviving corporation, shares of stock of another corporation which at the effective date will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, cash in lieu of fractional shares or a combination of the above.

LIMITATION ON DIRECTORS' LIABILITY

         The Belmont Articles provide that directors shall not be personally liable to Belmont or its shareholders for money damages for any action taken or any failure to take action as a director, except for liability for: (i) the amount of a financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on Belmont or its shareholders;
(iii) a violation of Section 79-4-8.33 of the Mississippi Business Corporation Act (involving unlawful distributions to shareholders and loans to directors, officers or employees); or (iv) an intentional violation of criminal law. The Articles further provide that if the Mississippi Business Corporation Act is amended to eliminate or limit the liability of directors even further, then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the amended Mississippi Business Corporation Act.

         The Cavalier Certificate provides that a director of Cavalier shall not be personally liable to Cavalier or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or may be hereafter amended (involving willful or negligent issuance of unlawful dividends or willful or negligent unlawful stock purchase or redemption); or (iv) for any transactions from which the

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director derived an improper personal benefit. The Cavalier Certificate further provides that if the Delaware General Corporation Law is amended to eliminate or limit the liability of directors further, then the liability of a director of Cavalier shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

INDEMNIFICATION

         Both the Mississippi Business Corporation Act and Delaware General Corporation Law contain provisions setting forth conditions under which a corporation may indemnify its directors and officers. These provisions are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or bylaws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. The statutory indemnification provisions under the Mississippi Business Corporation Act and the Delaware General Corporation Law are substantially the same.

         The Belmont Articles provide that Belmont shall indemnify, and upon request shall advance expenses prior to disposition of the proceeding to, its directors, officers, employees or agents to the full extent permitted by the Mississippi Business Corporation Act, despite the fact that such person has not met the standard of conduct set forth in the Mississippi Business Corporation Act or would be disqualified from indemnification under the Mississippi Business Corporation Act, if a determination is made that the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and the acts or omission of the officer, employee or agent did not constitute gross negligence or willful misconduct.

         The Cavalier By-laws provide that Cavalier will indemnify its directors and officers in actions, suits or proceedings (other than derivative actions) against expenses, judgments, fines and amounts paid in settlement by such director or officer if such director or officer acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of Cavalier and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Cavalier By-laws give Cavalier the power in its discretion to indemnify any employee or agent of Cavalier in the same manner as Cavalier is required to indemnify its officers and directors pursuant to the foregoing sentence. The Cavalier By-laws provide that Cavalier shall indemnify any director or officer of Cavalier who is a party to any derivative action on behalf of Cavalier against expenses incurred by such director or officer if such director or officer acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of Cavalier, and except that no indemnification shall be made in respect of any claim as to which such person shall have been judged to be liable to Cavalier unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity. The Cavalier By-laws give Cavalier the power in its discretion to indemnify any employee or agent of Cavalier in the same manner as Cavalier is required to indemnify its officers and directors pursuant to the foregoing sentence. Both the Belmont Articles and the Cavalier By-laws provide that Belmont and Cavalier, as applicable, may purchase and maintain insurance on behalf of their respective directors, officers, employees or agents.

PAYMENT OF DIVIDENDS

         Under the Delaware General Corporation Law, a corporation may generally pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Mississippi Business Corporation Act permits Belmont to pay dividends and make other distributions unless, as a result, Belmont would not be able to pay its debts as they become due in the usual course of business, or its assets would be less than its liabilities (each as valued as provided in the Mississippi Business Corporation Act) plus any preferential rights.

RIGHTS PLANS

         Cavalier has adopted a Stockholder Rights Plan, which is described more fully under "DESCRIPTION OF CAVALIER CAPITAL STOCK -- Cavalier Stockholder Rights Plan." Belmont shareholders will receive one Right (as defined in such plan) with respect to each Cavalier Share received pursuant to the Merger Agreement.



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                      DESCRIPTION OF CAVALIER CAPITAL STOCK

GENERAL

         The authorized capital stock of Cavalier consists of 50,000,000 shares of common stock, $.10 par value each (as heretofore defined, "Cavalier Shares"), and 500,000 shares of preferred stock, $.01 par value each ("Cavalier Preferred Shares"). As of November 25, 1997, there were 12,317,691 Cavalier Shares issued and outstanding, 1,439,148 Cavalier Shares issuable upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cavalier, and no Cavalier Preferred Shares issued and outstanding.

CAVALIER SHARES

         Holders of Cavalier Shares are entitled to one vote per share and have no preemptive rights to subscribe for any additional securities which Cavalier may issue. There are no redemption provisions or sinking fund provisions applicable to the Cavalier Shares, nor are the Cavalier Shares subject to calls or assessments by Cavalier. Cavalier common stockholders do not have preference, conversion or exchange rights. In the event of liquidation, dissolution or winding up of Cavalier, Cavalier common stockholders will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of any shares of Cavalier Preferred Shares issued and outstanding.

CAVALIER PREFERRED SHARES

         The Cavalier Board is authorized by the Cavalier Certificate to provide for the issuance from time to time of one or more classes or series of Cavalier Preferred Shares and to fix the voting powers and the designations, preferences, qualifications or restrictions which Cavalier Preferred Shares will have with respect to any other class or series of capital stock of Cavalier. Cavalier has designated 200,000 shares of Series A Junior Participating Preferred Stock, none of which is currently outstanding.

CAVALIER STOCKHOLDER RIGHTS PLAN

         Cavalier has adopted a Stockholder Rights Plan. The terms and conditions of the plan are set forth in a Rights Agreement dated October 23, 1996 between Cavalier and ChaseMellon Shareholder Services, LLC. Pursuant to the plan, the Cavalier Board declared a dividend of one Right (as defined in the Rights Agreement) for each share of Cavalier's outstanding common stock to stockholders of record on November 6, 1996. On November 15, 1996, Cavalier effected a five-for-four stock split of Cavalier Shares by means of a stock dividend of one Cavalier Share for each four Cavalier Shares outstanding. The Rights, when exercisable, currently entitle the holder to purchase a unit of
0.80 one-hundredth share of Series A Junior Participating Preferred Stock, par value $0.01, at a purchase price of $ 80 per unit. Upon certain events relating to the acquisition of, or right to acquire, beneficial ownership of 20% or more of Cavalier's outstanding common stock by a third party, or a change in control of Cavalier, the Rights entitle the holder to acquire, after the Rights are no longer redeemable by Cavalier, shares of common stock of Cavalier (or, in certain cases, securities of an acquiring person) for each Right held at a significant discount. The Rights will expire on November 6, 2006, unless redeemed earlier by Cavalier at $.01 per Right under certain circumstances.

ANTI-TAKEOVER EFFECTS OF CERTAIN CAVALIER BY-LAW PROVISIONS

         Certain provisions of Cavalier's By-laws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the Cavalier Shares held by stockholders.

         Special Meeting of Stockholders. The Cavalier By-laws provide that special meetings of stockholders of Cavalier may be called by the president of Cavalier and shall be called by the president or secretary at the request in writing of a majority of the Cavalier Board. No other persons are authorized to call special meetings of stockholders. Accordingly, this provision may make it more difficult for stockholders to take action opposed by the Cavalier Board.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations. Cavalier's By-laws provide that stockholders seeking to bring business before an annual or special meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. Cavalier's By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.



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         DESCRIPTION OF CAVALIER 1996 KEY EMPLOYEE STOCK INCENTIVE PLAN

         The Merger Agreement provides for the continuing availability following the Merger of the shares reserved for the grant of new options pursuant to the Belmont Stock Plan, which will become available under the terms of the Cavalier Stock Plan. Pursuant to an amendment to the Cavalier Stock Plan, Cavalier Shares equal to the number of Belmont Shares which remain available under the Belmont Stock Plan at the Effective Time, or which thereafter become available under the Belmont Stock Plan due to the expiration, cancellation, termination or lapse of outstanding options, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Cavalier, Sub or Belmont not consented to by the applicable optionee, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio (collectively, the "Additional Option Shares"). The following is a summary of the principal terms and provisions of the Cavalier Stock Plan.

         The aggregate number of Cavalier Shares available for grant under the Cavalier Stock Plan is the sum of (i) 600,000 shares (750,000 shares after the five-for-four stock split paid in November 1996 (the "Stock Split")); (ii) 1.5% of the Cavalier Shares outstanding on January 1,1997 and each January 1 thereafter; and (iii) Cavalier Shares which are available for grant pursuant to new options or which are subject to options granted under the Cavalier Homes, Inc. Long Term Incentive Compensation Plan, the Cavalier Homes, Inc. 1988 Nonqualified Stock Option Plan, and the Cavalier Homes, Inc. 1993 Amended and Restated Nonqualified Stock Option Plan (collectively defined under the Cavalier Stock Plan as the "Prior Plans"), but as to which such options may from time to time expire, lapse or be canceled or terminated. The amendment to the Cavalier Stock Plan contemplated by the Merger Agreement would include the Additional Option Shares under such plan in similar fashion as the shares under the "Prior Plans." No further options or other benefits are to be granted under the Prior Plans, or the Belmont Stock Plan, but any options outstanding under such plans may be exercised in accordance with the terms thereof.

         The Cavalier Stock Plan is administered by the Compensation Committee of Cavalier; provided that, with respect to actions taken regarding transactions structured to be exempt from the provisions of Section 16(b) of the Exchange Act and the rules and regulations thereunder in a circumstance where all members of the Compensation Committee are not "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), such action is required to be taken by a committee or sub-committee of two (2) or more members of the Compensation Committee or the Cavalier Board who are such non-employee directors, or such transaction otherwise shall be structured to be exempt under
Section 16(b); and provided, further, that with respect to actions taken regarding transactions designed to meet the "performance-based exception" to the limits on deductibility of executive compensation under Section 162(m) of the Code and the regulations promulgated thereunder in a circumstance where all members of the Compensation Committee are not "outside directors" within the meaning thereof, then such action shall be taken by a committee or sub-committee of two (2) or more members of the Compensation Committee or the Cavalier Board who are such outside directors. Under the Cavalier Stock Plan, the Compensation Committee has full power to (i) designate the key employees to receive awards from time to time, (ii) determine the sizes and types of awards, (iii) determine the terms and provisions of awards as it deems appropriate, (iv) construe and interpret the plan and establish, amend or waive rules and regulations relating to the administration of the plan, (v) amend the terms and provisions of any outstanding award to the extent such terms and provisions are within the discretion of the Compensation Committee and (vi) make all other decisions and determinations necessary or advisable for the administration of the plan.

         The Cavalier Stock Plan is to remain in effect until all shares subject to it have been purchased or acquired. Notwithstanding the foregoing, no grants of incentive stock options ("ISOs") will be made under the plan after February 27, 2006. As of the date of this Joint Proxy Statement and Prospectus, no ISOs have been granted under the Cavalier Stock Plan.

         Only "key employees" of Cavalier and its subsidiaries are eligible to participate in the Cavalier Stock Plan. The fact that an employee is a director of Cavalier does not make him ineligible for an award unless he is a member of the Compensation Committee. The selection of key employees is entirely within the discretion of the Compensation Committee. The concept of a "key employee" is, however, somewhat flexible and such factors as the duties and responsibilities of employees, the value of their services, their present and potential contributions to the success of Cavalier and other relevant factors will be considered.

         The Cavalier Stock Plan provides for the grant of options to purchase Cavalier Shares at option prices to be determined by the Compensation Committee as of the date of grant. For stock option awards intended to qualify as ISOs, the option price may not be less than the fair market value of Cavalier Shares on the date of grant. For such purpose "fair market value" means the average of the high and low sales price per share of the Cavalier Shares as reported by either (i) any national securities exchange on which the Cavalier Shares are actively traded or (ii) Nasdaq on the day on which

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
such fair market value is determined or, if the Cavalier Shares are not traded on such exchange or system on such date, then on the immediately preceding date on which Cavalier Shares were traded on such exchange or system. Each grant of options is to be evidenced by an award agreement which is to specify the option price, the term of the option, the number of shares subject to the option and such other provisions as the Compensation Committee may determine. The shares subject to an option may be purchased in such installments and on such exercise dates as set forth in the award agreement. Options granted under the Cavalier Stock Plan will expire not more than 10 years from the date of grant. The award agreement will also set forth the extent (if any) to which the participant will have the right to exercise his options following termination of employment.

         Awards of options under the Cavalier Stock Plan, which may be either ISOs (which must qualify for special tax treatment) or non-qualified stock options ("NQSOs"), are to be determined by the Compensation Committee in its discretion. Notwithstanding the foregoing, the Compensation Committee may not grant ISOs to any participant that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the shares subject to such options, at the time of grant, exceeds $100,000.

         Payment for shares issued pursuant to the exercise of an option may be made either in cash or by tendering Cavalier Shares with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

         A participant granted an option under the plan will have no rights as a stockholder of Cavalier with respect to the shares subject to such option except to the extent shares are actually issued. Options may not be sold, transferred, pledged or assigned, except as otherwise provided by law or in an award agreement relating to NQSOs. The Compensation Committee may impose restrictions on the transfer of shares acquired pursuant to the exercise of options as it may deem advisable.

         The Cavalier Stock Plan also provides for the grant of stock appreciations rights ("SARs"), either in tandem with stock options or freestanding, which entitle holders upon exercise to receive either cash or Cavalier Shares or a combination thereof as the Compensation Committee, in its discretion, shall determine with a value equal to the difference between (i) the fair market value on the exercise date of the Cavalier Shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant or, if different, the exercise price of the related option in the case of a tandem SAR. As of the date of this Joint Proxy Statement and Prospectus, no SARs have been granted under the Cavalier Stock Plan.

         The Cavalier Stock Plan provides for the award of shares of restricted stock to such key employees and on such terms and conditions as determined from time to time by the Compensation Committee. The restricted stock award agreement entered into with the participant contains the terms of the award, including the number of shares of restricted stock granted and the applicable period of restriction. Additional restrictions may include the continued service of the participant with Cavalier, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation Committee. As of the date of this Joint Proxy Statement and Prospectus, no awards of restricted stock have been made under the Cavalier Stock Plan.

         In addition to restricted stock, the Compensation Committee may award performance shares to key employees. The value of a performance share will equal the fair market value of a Cavalier Share. The number of performance shares granted or the vesting of granted performance shares can be contingent on the attainment of certain performance goals or other conditions over a period of time (the "performance period"), all as determined by the Compensation Committee and evidenced by an award agreement to be entered into with the participant. During the performance period, the Compensation Committee will determine whether any performance shares have been earned. Earned performance shares may be paid in cash, Cavalier Shares or a combination thereof having an aggregate fair market value equal to the value of the performance shares as of the payment date. Cavalier Shares used to pay earned performance shares may have additional restrictions as determined by the Compensation Committee. In addition, the Compensation Committee may cancel any earned performance shares and replace them with stock options determined by the Compensation Committee to be of equivalent value based on a conversion formula specified in the participant's performance share award agreement. As of the date of this Joint Proxy Statement and Prospectus, no performance share awards have been made under the Cavalier Stock Plan.

         Compensation from the exercise of options and SARs that are granted under the Cavalier Stock Plan and that have an exercise price at least equal to fair market value at the date of grant are designed to be treated as "performance- based compensation" for purposes of Section 162(m) of the Code. In addition, the plan authorizes the Compensation Committee to make awards of restricted stock or performance shares that are conditioned on the satisfaction of certain

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performance criteria. For such awards intended to result in "performance-based compensation," the Compensation Committee, or the members thereof or the Cavalier Board who are "outside directors" within the meaning of Section 162(m), are to establish prior to, or within the permitted period of time after the commencement of, the applicable performance period the applicable performance criteria. The Compensation Committee (or members thereof or the Cavalier Board as described above) may select from among the following objective performance measures for such purposes: (i) incentive net income, (ii) earnings per share,
(iii) return on assets, (iv) return on equity, (v) revenues or (vi) total stockholder return, as such terms are defined in the plan.

         The Cavalier Stock Plan provides for the withholding and payment of any payroll or withholding taxes required by applicable law. The plan permits a participant to satisfy such requirement, with the approval of the Compensation Committee and subject to the terms of the Cavalier Stock Plan, by having Cavalier withhold from the participant a number of Cavalier Shares otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.

         The Cavalier Stock Plan generally provides for the acceleration of vesting provisions contained in awards granted under the plan upon a change in control of Cavalier, as defined in the plan.

         The Cavalier Board may alter, amend, discontinue, suspend or terminate the Cavalier Stock Plan at any time in whole or in part. Notwithstanding the foregoing, stockholder approval is required for any change to the Cavalier Stock Plan which requires stockholder approval in order for the plan to continue to comply with Rule 16b-3, and no amendment or modification of the Cavalier Stock Plan may materially and adversely affect any award previously granted without the consent of the participant. Under recently adopted revisions to Rule 16b-3, stockholder approval is no longer required with respect to amendments to the plan in order for the plan to continue to comply with such rule.

         The general principles of federal income tax law that apply to the Cavalier Stock Plan are summarized in the following discussion. All provisions of federal income tax law are subject to change. Currently, the maximum tax rate applicable to capital gain income of individuals is less than the maximum tax rate applicable to ordinary income. The following material, therefore, discusses the characterization of income under the various plan features as ordinary income or capital gain or loss. State and local tax consequences are not described.

         ISOs granted under the Cavalier Stock Plan will be subject to the applicable provisions of the Code, including Section 422 thereof. If no "disqualifying disposition" of Cavalier Shares issued to an optionee upon the exercise of an ISO is made within one year after the exercise date or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income will be recognized by the optionee at the date of exercise, (iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (iv) no deduction will be allowed to Cavalier for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the "bargain purchase element") and Cavalier will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which Cavalier will not be entitled to a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

         With respect to NQSOs granted under the Cavalier Stock Plan, (i) no income is recognized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and Cavalier receives a tax deduction for the same amount and (iii) on disposition, the net appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

         With respect to the receipt of restricted shares under the Cavalier Stock Plan that are subject to a substantial risk of forfeiture, upon becoming entitled to receive such shares at the end of the applicable restriction period without a forfeiture, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the restriction period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be the fair market value of the shares at that

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time. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. Cavalier generally will be entitled to a deduction, equal to the amount that is taxable as ordinary compensation income to the recipient, for Cavalier's taxable year in which the recipient recognizes such income.


                 MATERIAL CONTRACTS BETWEEN CAVALIER AND BELMONT

         Cavalier and Belmont each own a 33 1/3% interest in Ridge Pointe Manufacturing, L.L.C., a joint venture in which Southern Energy Homes, Inc. also participates. Ridge Pointe Manufacturing, L.L.C. produces a variety of cabinet doors for use in manufactured homes. In addition, Cavalier and Belmont each own a 50% interest in Quality Housing Supply, LLC, which is an operation that produces exterior doors and laminated wall panels for use in manufactured homes. See " THE PROPOSED MERGER -- Background of the Merger."


             CERTAIN INFORMATION CONCERNING THE BUSINESS OF CAVALIER

         Cavalier designs and produces manufactured homes for sale to independent dealers using assembly line techniques. Cavalier typically builds a home after receipt of an order from an independent dealer, and accordingly does not generally maintain a significant inventory of unsold homes. As of September 26, 1997, Cavalier had approximately $16.1 million of orders believed by Cavalier management to be firm, compared to approximately $35.9 million and $12.3 million of such orders as of September 27, 1996 and December 31, 1996, respectively. Based on Cavalier's prior experience, substantially all of the orders at September 26, 1997 can be expected to be filled during the current fiscal year. While there is no assurance that dealers will not cancel such orders, or that lenders will provide financing, Cavalier's experience has been that cancellations of orders have not been significant. Cavalier believes that while backlog volume generally indicates the production levels at which Cavalier will operate at any given time, it is not necessarily indicative of sales for an extended period or a full year.

         Sales in the manufactured home industry have historically been seasonal in nature, with the greatest number of homes being sold from April through October, and lower shipments occurring in the first and last part of each calendar year. During the period 1992 through 1996, however, the manufactured housing industry experienced a significant increase in sales, and seasonality was not a material factor affecting the industry. Industry statistics through September 1997, however, reflect a decline in shipments. It is possible that this decline, along with an overall tightening of industry conditions, may represent a return to the seasonality historically present in the manufactured housing industry.

         Cavalier believes that it is currently in compliance in all material respects with applicable laws relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. See "RISK FACTORS -- Compliance with Environmental Laws."


             CERTAIN INFORMATION CONCERNING THE BUSINESS OF BELMONT

GENERAL

         Belmont produces and markets a variety of single- and double-section manufactured homes under a variety of brand names through approximately 410 dealers and 550 sales centers in 20 states, primarily in the southern United States. Belmont has long-established relationships with most of its dealers, and management believes these relationships contribute significantly to Belmont's selling efforts. Belmont targets its homes to a variety of price points within the moderately-priced segment of the manufactured housing market. Belmont's single-section homes range in size from 672 square feet to 1,280 square feet and sell at retail prices between $12,500 and $34,100. Belmont's double-section homes range in size from 1,040 square feet to 2,356 square feet and sell at retail prices between $20,000 and $59,600.

         Belmont was incorporated in Mississippi in 1993 and is a successor to a business which commenced operations in 1987. Belmont acquired all of the outstanding capital stock of Spirit Homes, Inc. ("Spirit") in October 1995 for $9.8 million in cash and notes. The operations of Belmont's Spirit subsidiary are located in Conway, Arkansas, and produce single and double-sectioned manufactured homes marketed under the "Spirit" and "River Valley" names. The homes manufactured by Spirit range in size from approximately 896 square feet to approximately 2,180 square feet, and range in suggested retail price from approximately $19,500 to approximately $48,700. On October 25, 1996, Belmont acquired all of the outstanding capital stock of Bellcrest for $9.5 million in cash. Further, if the Merger is consummated, additional payments equal to $2.5 million will be paid by Belmont to the former shareholders of Bellcrest. See "THE PROPOSED MERGER--Interests of Certain Persons in the Merger." The operations of Belmont's Bellcrest subsidiary are located in Millen, Georgia, and produce single and double-sectioned manufactured homes marketed through the "Bellcrest" name. The homes manufactured by Bellcrest range in size from approximately 924 square feet to approximately 2,396 square feet, and range in suggested retail price from approximately $22,000 to approximately $59,600. Multi-sectioned manufactured homes have historically accounted for greater than two-thirds of the annual sales of Bellcrest.

         At the end of 1996, Belmont manufactured homes in 11 production facilities, five of which were located in Mississippi, four of which were located in Arkansas, and two of which were located in Georgia. Currently, Belmont manufactures homes in eight production facilities, having closed a facility in Arkansas and idled one facility located in Mississippi and one in Arkansas.

OPERATIONS

         Belmont strives to offer homes with standard features at competitive prices at a variety of price points within the manufactured housing market. The designs of Belmont's manufactured homes emphasize basic features, including central heating and a kitchen with a refrigerator and a range. Most optional features permit the consumer to customize the home.

         Belmont seeks to produce high quality homes at the lowest manufacturing cost possible. In contrast to competitors that operate decentralized production facilities, Belmont clusters its production facilities. As a result, Belmont is able to utilize a centralized management team and sales staff for each cluster. Within a cluster, each facility is dedicated to the production of a particular type of home. This specialized production system is intended to allow Belmont to schedule longer production runs of each type of floor plan, resulting in higher volume, lower manufacturing costs and, Belmont believes, improved quality. A production run might include more than 30 floors of the same floor plan. Belmont currently operates four facilities in Mississippi, two facilities located in Arkansas, and two facilities in Georgia.

         Raw Materials. The principal materials used in the production of Belmont's homes include lumber, gypsum, particleboard, paneling, insulation, steel, wiring, plumbing, carpet, vinyl, linoleum, fasteners and hardware items, appliances, electrical items, windows and doors. These materials and components are generally readily available and are purchased by Belmont from numerous sources on standard industry terms, which generally require payment within 30 days and offer a 2% discount for payment within ten days. The proximity of Belmont's suppliers permits the delivery of such materials on an as-needed basis, thereby reducing the need to maintain a significant inventory of raw materials. No supplier accounted for more than approximately 12% of Belmont's raw material purchases during 1996. While Belmont is dependent upon the timely delivery of such raw materials to its facilities, the loss of any one supplier would not have a material effect on Belmont. Belmont purchases the appliances for its homes from General Electric, but Belmont is not a party to and does not intend to enter any long-term contracts with suppliers. Belmont's management believes that Belmont's current policy of purchasing from many suppliers enables it to benefit from lower costs and avoid any supply problems caused by using one source of raw materials. Belmont purchases certain materials and components from two limited liability companies in which each of Belmont and Cavalier have ownership interests. See "MATERIAL CONTRACTS BETWEEN CAVALIER AND BELMONT."

         Belmont's management believes that the size of its purchases allows it to obtain favorable volume discounts. Belmont's costs of operations, however, can be significantly affected by the availability and pricing of raw materials. Sudden increases in demand for construction materials, particularly lumber and insulation, can greatly increase the costs of production. In the past, Belmont has added a lumber surcharge to the price of its homes to offset anticipated lumber price increases Belmont may experience. While Belmont historically has been able to reflect a significant portion of raw material cost increases in its current prices by anticipating such increases, such raw material cost increases cannot always be reflected immediately in Belmont's prices, and, consequently, may adversely affect Belmont's profitability.

         Quality Control. The operation of clustered production facilities allows the dedication of each facility to a particular type of home, which permits lengthy production runs of the same floor plan. Increased repetition makes employees more proficient, which results in improved quality. Belmont adheres to strict quality standards, which Belmont's management believes equal or surpass standards enforced by HUD and, continually refines its production procedures to increase productivity and reduce warranty claims. Personnel at each of the Belmont's facilities track and correct production deficiencies at various stages of production that are attributable to the manufacturing process. In accordance with HUD requirements, an independent HUD-approved, third-party inspector inspects each of Belmont's manufactured homes for compliance during construction at Belmont's manufacturing facilities.

         Before a home moves from one production station to another, the foreman in charge of the station inspects the home. Belmont also employs inspectors who perform a final inspection prior to shipping each home. One of the inspectors serves as quality control manager and reports the results of the inspections directly to Belmont's president. In addition, the quality control manager, the other inspectors and all foremen meet daily to review problems in production and to suggest improvements to the manufacturing process. Each facility must be certified in accordance with HUD requirements.

         Transportation. Belmont uses a combination of its own drivers and common carriers to deliver its homes. The trucks used by Belmont's employee drivers are owned by the driver and leased to Belmont. Each lease is terminable by either party upon 30 days notice. Belmont's management believes that an employee driving his own truck will take better care of both the truck and the home being delivered.

PRODUCTS

         Belmont also seeks to offer homes with standard features at competitive prices at a variety of price points within the moderately-priced segment of the manufactured housing market. Management believes that the acquisition of Bellcrest in October 1996 increased the breadth of Belmont's products, especially in the multi-sectioned product line.

         Product Lines. Belmont sells its homes under the Premier, Glenwood, Delta, Spirit, River Valley, Bellcrest and other brand names. Belmont's product lines differ primarily in terms of price, size, style and quality of furnishings. Premier homes contain two to four bedrooms, a living room, dining room, kitchen, one or two bathrooms and standard features such as central heating, a range, refrigerator, furniture, carpet and draperies. Optional features which may be added to the standard models include, among other things, fireplaces, vaulted ceilings and patio doors. The Glenwood line features more expensive carpet, cabinets, draperies, furniture and appliances than the Premier line. Spirit homes contain a more elaborate floor plan and more elaborate presentation than Premier homes. Standard features include vaulted textured ceilings in certain rooms, a range, refrigerator, carpeting and draperies. Optional features added to the standard models include, among other things, fireplaces, vaulted textured ceilings throughout, hard board siding, shingled roofs and storm windows. The River Valley line features less expensive standard features and fewer options than the Spirit line. The Bellcrest line includes ten separate brands with homes offering a variety of standard and optional features similar to the Premier and Spirit lines.

         Design and Costs. Belmont designs its homes to provide attractive, practical features at affordable prices. Belmont believes that it has been able to develop designs that are responsive to consumers' needs while maintaining low operating costs. In order to continue to provide practical homes at attractive prices, management annually reviews Belmont's existing designs to determine which designs should be eliminated and which should be modified to respond to design trends, material availability or cost concerns. Additionally, in anticipation of trade shows, Belmont seeks to develop several new single-section and multi-section models each year.

         In its attempt to control costs, Belmont places particular emphasis on the versatility of the designs so that a few basic features of each decor can be interchanged within a variety of styles. This flexibility offers the consumer additional variations of decors to suit their particular tastes. Additionally, the use of standardized floor plans permits Belmont to take advantage of efficiencies of scale in scheduling. Belmont also offers numerous combinations of exterior designs, including different colors of vinyl siding and hard board siding, trim and, on its double-section and Wind Zone homes, shingle roofing.

         Based on significant increases in Belmont's sales of multi-section homes in the past five years, management believes that the demand for multi-section homes will continue to increase as a percentage of manufactured housing sales, while the market for 14-foot single-section homes will continue to decline, consistent with Belmont's recent experience. As a result, Belmont generally utilizes its larger production facilities to produce multi-section homes and its smaller production facilities to produce single-section homes.

COMPETITION

         The manufactured housing industry is highly competitive at both the manufacturing and retail levels, with competition based upon factors including total price to the dealer, product features, quality, warranty repair service and the terms of dealer and retail customer financing. A number of firms have been operating longer and possess greater manufacturing, financial and other resources than Belmont, and there are numerous firms producing manufactured homes in the states in which Belmont operates, many of which are in direct competition with Belmont in the states where its homes are sold. Certain of Belmont's competitors provide customers with financing from captive finance subsidiaries. Belmont does not have the ability to directly provide financing to customers. Additionally, management believes that a significant amount of new manufactured housing production capacity has been developed in the past three years and that the number of retail dealers has increased during the same period. A downturn in the manufactured housing industry could result in excess industry capacity, which in turn could result in increased competition adversely affecting Belmont's results of operations or financial condition. In addition, Belmont competes with other manufacturers, some of which maintain their own retail sales centers, for independent dealers. While management believes that financing has generally become more available in the manufactured housing industry in recent years, a contraction in consumer credit could provide an advantage to those competitors with internal financing capabilities. In addition, Belmont's management believes that manufacturers with exclusive dealer networks may have certain competitive advantages in the market. Manufactured homes also compete with site-built homes, as well as apartments, townhouses, condominiums and existing site-built and manufactured homes.

         The barriers to entry into the manufactured housing industry are relatively low. Belmont's management believes, however, that the qualifications for obtaining inventory, accounts receivable and finished goods financing, which are based upon the financial strength of the manufacturer and each of its dealers, have in recent years become more difficult to meet.

SEASONALITY AND CONSUMER TRENDS

         The manufactured housing industry has historically been seasonal, with lower shipments occurring in the first and last part of each calendar year. Prior to 1996 and since 1991, the manufactured housing industry had experienced a significant increase in sales during these and other periods, reducing the seasonality that has affected the industry. According to the MHI, nationwide shipments in 1996 increased 7% to 363,411 homes from 339,601 homes in 1995, while industry shipments in Belmont's primary and secondary markets increased by 12.2% and 5.7% respectively. However, according to MHI, monthly industry shipments declined 5.5% in November 1996 and 4.5% in December 1996 compared to same month sales in 1995. The November 1996 decline was the first such monthly decline since December 1991. Belmont's management believes that this decline in fourth quarter shipments represents a return to the seasonality historically present in the manufactured housing industry. Belmont's management expects that this seasonality will be present for the foreseeable future.

         According to MHI, 1996 was the first year in the history of the manufactured housing industry that sales of multi-section homes surpassed sales of single-section homes. In 1996, industry shipments of multi-section homes increased to 52.2% of all manufactured homes sold in the United States during the year, from 48.8% in 1995. Belmont's shipments of multi-section homes in 1996 increased to 25.8% or 2,870 homes of the total homes sold by Belmont during the year, from 17% or 1,335 multi-section homes sold in 1995. Approximately 74% of the homes sold by Belmont during 1996 were, therefore, single-section homes. During the fourth quarter of 1996, although Belmont's shipment of homes increased 5% to 2,905 homes (primarily as a result of Belmont's acquisition of Bellcrest in October 1996), when compared to sales of 2,766 homes in the fourth quarter of 1995, sales of Belmont's single-section homes decreased 12.5% during the fourth quarter of 1996 to 2,000 homes, when compared to sales of 2,287 single-section homes in the fourth quarter of 1995.

         Belmont believes that industry conditions have recently become more competitive and seasonal. The return of seasonality is consistent with historical trends present in the industry. Management also believes, based upon recent trends, that the multi-section segment of the industry has become more competitive among manufacturers and more attractive to purchasers of manufactured housing. Belmont's management believes that this increased competition and return to seasonality could adversely affect Belmont's future sales and results of operations.

SALES AND DEALER NETWORK

         Belmont sells manufactured homes through approximately 410 independent dealers and 550 sales centers in 20 states, principally in the southern United States. Approximately 80% of Belmont's sales during 1996 occurred in its primary market states of Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas. Management believes that the quality of its independent dealer network has been, and will continue to be, important to Belmont's performance. For the year ended December 31, 1996, gross sales at Belmont's ten largest independent dealers accounted for approximately 20%.

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




         Management believes that providing attractive and well-built homes at affordable prices is essential to recruiting and retaining independent dealers. Belmont provides each independent dealer with a territory which Belmont considers exclusive. Although not contractually bound to maintain any exclusive territories on behalf of its independent dealers, management believes this practice encourages dealer loyalty. Belmont markets its homes to independent dealers through target mailings, trade publications and participation in regional trade shows and participates in advertising campaigns of its dealers on a cooperative basis. Additionally, Belmont supports its independent dealers through the distribution of floor plan literature and brochures. Belmont's strategy of selling its homes through independent dealers helps to ensure that Belmont's homes are competitive with those of other manufacturers in terms of consumer satisfaction, product design, quality and price.

         Belmont's senior management and sales personnel maintain personal contact with Belmont's independent dealers. Each member of Belmont's sales staff focuses on a particular region or state and is paid a commission based upon the sales generated. Belmont gives its sales personnel considerable discretion in the amount and nature of contact with the independent dealers in their territory, which allows the independent dealers to receive individualized service. Because these independent dealers have significant influence over a retail customer's purchase decision, Belmont encourages its independent dealers to promote Belmont's homes, monitors each independent dealer's inventory and offers a volume purchase rebate to all of its independent dealers. Belmont also sponsors activities with dealers at trade shows and rewards certain dealers with expense-paid promotional trips. Belmont does not have formal marketing agreements with its independent dealers, and substantially all of Belmont's dealers also sell homes of other manufacturers.

WARRANTIES AND SERVICE

         Belmont provides the initial consumer with a HUD-mandated one-year limited warranty on the structure of the home. Belmont also offers a 90-day warranty on plumbing and electrical components. In addition to Belmont's warranty, direct warranties are provided by the manufacturers of the components, appliances and floor covering included in the homes. Upon delivery of a home, the dealer completes a checklist detailing any needed repairs to the home and sends it to Belmont's service manager, who is responsible for taking the necessary corrective action.

         Warranty and service expense for Belmont approximated 2.1% of gross sales in 1995 and 3.2% of gross sales in 1996. Belmont maintains a warranty reserve which management believes is adequate to cover estimated warranty claims to be incurred and which to date has been sufficient to cover Belmont's warranty expenses. Belmont often incurs service expenditures after the warranty period has expired. Management believes that this practice increases dealer loyalty and maintains goodwill.

DEALER AND RETAIL FINANCING

         Almost all of Belmont's independent dealers finance their purchases through "floor plan" arrangements under which a financial institution provides the dealer with a loan for the purchase price of the home and receives a security interest in the home as collateral. In connection with a "floor plan" arrangement, the financial institution providing the financing customarily requires Belmont to enter into a separate repurchase agreement with the financial institution under which Belmont is obligated, upon default by the independent dealer, to repurchase the homes for an amount equal to the unpaid loan balance plus certain administrative and handling expenses. At December 31, 1996, Belmont had a contingent repurchase liability under floor plan financing arrangements of approximately $86.1 million. The risk of loss under such repurchase agreements is mitigated by the fact that (i) sales of Belmont's manufactured homes are spread over a large number of independent dealers, and
(ii) the price Belmont is obligated to pay generally declines over the term of the repurchase agreement (generally 12 months). The costs incurred by Belmont under such repurchase agreements have been nominal. No assurance can be given, however, that Belmont will not suffer losses with respect to, and as a consequence of, these financing arrangements. Belmont has no contingent liability with respect to any financing arrangement made by the home buyer to purchase his or her home from the dealer.

REGULATION

         Belmont's business is subject to a number of federal, state and local laws. Construction of manufactured housing is governed by the National Manufactured Housing Construction and Safety Standards Act of 1974. In 1976, HUD issued regulations under this Act establishing comprehensive national construction standards. The HUD regulations cover all aspects of manufactured home construction, including structural integrity, fire safety, wind loads, thermal protection and ventilation. Such regulations preempt conflicting state and local regulation on such matters. These regulations are subject to continual change. New wind load regulations became effective in July 1994 for certain hurricane-prone areas and new thermal protection standards affecting all regions of the country to a varying degree became effective October 1994. Despite the scope and strict enforcement of these regulations, there can be no assurance that one of Belmont's homes will not be damaged or destroyed by an act of God, especially hurricanes and tornadoes. Belmont's manufacturing facilities and the plans and specifications of its manufactured homes have been approved at the opening of each facility for compliance with applicable federal regulations by HUD-designated inspection agencies. An independent, HUD-approved third-party inspector checks each of Belmont's manufactured homes for compliance during construction. Failure to comply with the HUD regulations could expose Belmont to a wide variety of sanctions, including closing one or more of Belmont's production facilities.

         Manufactured, modular and site-built homes are all built with particleboard, paneling and other products that contain formaldehyde resins. Since February 1985, HUD has regulated the allowable concentration of formaldehyde in certain products used in manufactured homes and required manufacturers to warn purchasers concerning formaldehyde associated risks. Belmont uses materials in its manufactured homes that meet HUD standards for formaldehyde emissions and that otherwise comply with HUD regulations in this regard. In addition, certain components of manufactured homes are subject to regulation by the CPSC which is empowered to ban the use of component materials believed to be hazardous to health and to require, through HUD regulations, the manufacturer to repair defects in components of its homes. The CPSC, the Environmental Protection Agency and other governmental agencies have in the past evaluated the effects of formaldehyde. Regulations of the Federal Trade Commission also require disclosure of a manufactured home's insulation specifications.

         The transportation of manufactured homes on highways is subject to regulation by various federal, state and local authorities. Such regulations may prescribe size and road use limitations and impose lower than normal speed limits and various other requirements.

         Belmont's manufactured homes are also subject to local zoning and housing regulations. A number of states require manufactured home producers to post bonds to ensure the satisfaction of consumer warranty claims, but no claims have been made against Belmont with respect to these bonds. A number of states have adopted procedures governing the installation of manufactured homes. Utility connections are subject to state and local regulation and must be complied with by the dealer or other person installing the home.

         Belmont is subject to the Magnuson-Moss Warranty Federal Trade Commission Improvement Act which regulates the descriptions of warranties on products. The description and substance of Belmont's warranties are also subject to a variety of state laws and regulations.

         Belmont's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation, disposal and discharge of materials into the environment. Governmental authorities have the power to enforce compliance with these regulations, and violations may result in the payment of fines or the entry of injunctions, or both. Furthermore, the requirements of such environmental laws and enforcement policies have generally become stricter in recent years.

         Belmont believes that it is currently in compliance in all material respects with applicable laws relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. See "RISK FACTORS -- Compliance with Environmental Laws."

TRADEMARKS

         Belmont has applied with the United States Patent and Trademark office to register "Belmont Homes," and "Spirit Homes," as trademarks. Belmont's management believes that the "Belmont Homes" and "Spirit Homes" marks have significant value and are important factors in marketing Belmont's products.


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




LEGAL PROCEEDINGS

         Belmont is, from time to time, a party to litigation which arises in the normal course of its business. Belmont does not have pending any litigation that, separately or in the aggregate, is currently expected to have a material adverse effect on the operating results or financial condition of Belmont. See "RISK FACTORS -- Litigation."

EMPLOYEES

         As of September 7, 1997, Belmont employed 1,885 full-time employees involved in the following functional areas: manufacturing, 1,647; transportation, 46; sales, 31; field service, 49; administration and clerical, 94; and management, 18. Belmont's manufacturing operations require primarily semi-skilled labor, and the personnel levels fluctuate with seasonal changes in production volume. Belmont believes that it has a good relationship with its employees. None of Belmont's employees is covered by a collective bargaining agreement, and Belmont has never experienced any work stoppage.

PROPERTIES

         Belmont produces its manufactured homes in eight facilities, four of which are located in Mississippi, two of which are located in Arkansas and two of which are located in Georgia. The Company's facilities generally operate on a one shift per day, five days per week basis, 50 weeks per year. A production manager oversees operations in each facility with the assistance of five to eight foremen, each of whom is responsible for a particular stage of the production process. The following table provides certain information with respect to the Company's manufacturing facilities:

                                              Date Opened
Facility                                      Or Acquired              Square Feet         Capacity (1)
--------                                      -----------              -----------         ------------
Belmont, MS                1                March 1998                    77,000               1,750
                           2                December 1993                 80,000               2,500
                           3                March 1995                   104,000               4,100

Clarksdale, MS             1                August 1995                   86,000               2,000

Conway, AR                 1                June 1996                    110,000               3,400
                           2                September 1996               110,000               3,400

Millen, GA                 1                October 1996                  66,000               2,000
                           2                October 1996                  56,000               1,500

                                                           TOTAL         689,000              20,650
                                                                         =======              ======

---------------

(1) Capacity figures are estimates of management on the basis of one shift per day, five days per week, 50 weeks per year.

         Belmont's production facilities are clustered, which allows management to minimize the duplication of personnel necessitated by having production facilities located in different states or regions, enhance quality control and reduce start-up costs of additional facilities. Belmont believes it realizes specific cost savings by having one purchasing staff responsible for the procurement, handling and storage of inventory for its clustered production facilities. Additionally, Belmont is able to utilize one sales staff for each cluster of its facilities. Manufacturers generally provide dealers with their products within a limited radius based upon the cost of transporting the home to the dealer. Belmont's management believes that the cost savings resulting from Belmont's centralized operations and transportation arrangements permit Belmont to expand the radius of its dealer network and still offer its homes at competitive prices.


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



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF BELMONT

RESULTS OF OPERATIONS

         Belmont achieved record sales and profits in 1996 due to management's plant expansion strategy, a growing manufactured housing industry and the acquisition of Bellcrest during the fourth quarter. Gross sales increased 55% to $234.1 million from $150.6 million the previous year, following a 40% increase in 1995. Net income in 1996 increased 41% to $12.1 million compared to $8.6 million in 1995.

         The manufactured housing market historically has been highly cyclical and seasonal and is influenced by many of the same national and regional economic and demographic factors which affect the overall housing market, including availability of financing, regional employment trends, consumer confidence and availability of alternative housing. Management believes long-term industry growth is, and will continue to be, most affected by the affordability of manufactured housing relative to site-built housing. According to the Manufactured Housing Institute, industry shipments grew 7% to 363,411 homes in 1996, the fifth consecutive year of growth. Industry shipments increased 12% in 1995 and 20% in 1994. Belmont's shipments continued to exceed the industry, increasing 42% to 11,103 homes in 1996; following gains of 29% in 1995 and 46% in 1994. However, monthly industry shipments declined 5.5% in November 1996 and 4.5% in December 1996 compared to same month sales in 1995. The November 1996 decline was the first monthly decline since December 1991. Belmont Management believes that this decline in fourth quarter shipments represents a return to the seasonality historically present in the manufactured housing industry. Belmont expects that this seasonality will be present in the fourth quarter of 1997.

         During the fourth quarter of 1996, although Belmont's shipment of homes increased 5% to 2,905 homes (primarily as a result of Belmont's acquisition of Bellcrest in October 1996 and its higher mix of multi-section homes), when compared to sales of 2,766 homes in the fourth quarter of 1995, sales of Belmont's single-section homes decreased 12.5% during the fourth quarter of 1996 to 2,000 homes, when compared to sales of 2,287 single-section homes in the fourth quarter of 1995.

         Management believes that industry conditions have recently become more competitive and seasonal. Management of Belmont believes that this increased competition is primarily the result of the increasing number of manufacturers and plants operating in the industry, together with a related increase in the number of independent and other retail dealers operating in Belmont's territory. The return of seasonality is consistent with historical trends present in the industry. Management also believes, based upon recent trends, that the multi-section segment of the industry has become more competitive among manufacturers and more attractive to purchasers of manufactured housing. Management believes that this increased competition and return to seasonality could adversely effect Belmont's future sales and results of operations.

         During the fourth quarter of 1996 Belmont acquired Bellcrest, a manufactured housing company headquartered in Millen, Georgia for $9.5 million in cash and $3.5 million in potential incentive payments based on future operating criteria. In the fourth quarter of 1995, Belmont acquired Spirit Homes, Inc. a manufactured housing company in Conway, Arkansas for $9.8 million in cash and notes.

         The following table sets forth information derived from Belmont's historical financial statements.

                               Three Months Ended        Nine Months Ended                  Year Ended
                                 September 30               September 30                    December 31,
                              ---------------------------------------------------------------------------------
                               1997       1996           1997        1996          1996          1995      1994
                              ---------------------------------------------------------------------------------

Gross sales                   100.0%       100.0%        100.0%       100.0%      100.0%        100.0%    100.0%
Less: dealer rebates            4.1          2.3           4.2          2.3         2.7           1.5       1.5
                              -----        -----         -----        -----       -----         -----     -----
Net sales                      95.9         97.7          95.8         97.7        97.3          98.5      98.5
Cost of sales                  86.1         84.6          86.2         84.6        84.5          84.5      83.7
Gross profit                    9.8         13.1           9.6         13.1        12.8          14.0      14.8
Selling, general and
   administrative               6.9          4.0           6.2          4.3         4.6           4.7       4.8
Income from operations          2.9          9.1           3.4          8.8         8.2           9.3      10.0
Interest income (expense),
   net                           .1           .3            --           .2          .2           (.2)     (1.0)
Officer's life insurance         --           --            .8           --
Income taxes                    1.2          3.6           1.3          3.4         3.2           3.4       3.1
Net Income (1)                  1.8          5.8           2.9          5.6         5.2%          5.7%      5.9%

--------------
(1) Includes nonrecurring proceeds of $1.5 million received by Belmont pursuant to an officer's life insurance policy.

         Industry conditions in Belmont's market territory remained competitive due to an increase in the number of dealers and manufacturing plants in, or selling to, Belmont's market territory. In response, Belmont realigned its manufacturing operations at the end of the second quarter of 1997, idling one plant each at its Belmont and Spirit plant clusters and closing a leased plant at Spirit, which was rented on a month-to-month basis. There was no severance paid as a result of this realignment and Belmont charged to expense all costs related to this action, which consisted primarily of $299 thousand for the write-off of leasehold improvements at the closed plant. The two idled plants may be reopened as market conditions improve.

         Gross sales for the three months ended September 30, 1997 decreased by 1% to $56.9 million from $57.5 million for the three months ended September 30, 1996 due to a $14.5 million decline in gross sales at the Belmont and Spirit operations. These declines were offset in part by the contribution of Belmont's Bellcrest subsidiary which was acquired during the fourth quarter of 1996. The number of homes sold during the quarter decreased 10% to 2,477 homes from 2,741 in the third quarter of 1996. Multi-sectional homes increased to 38.2% of homes sold during the third quarter of 1997 from 22.9% in the same quarter of 1996, due primarily to sales at Bellcrest whose multi-sectional mix was 73% for the quarter. The average price of a home sold increased 14.2% to $22,984 in the third quarter of 1997 from $20,982 in 1996 due, in part, to the higher mix of multi-sectional homes sold by Belmont during the quarter.

         Dealer rebates for the three months ended September 30, 1997 increased 76% to $2.4 million from $1.3 million for the three months ended September 30, 1996 due to increases in existing dealer rebate programs and to the inclusion of Bellcrest which was acquired during the fourth quarter of 1996. Belmont's management believes the number of dealers and manufacturers in its market territory has increased and expects these higher rebate allowances to continue.

         Cost of sales includes costs of raw materials, direct labor, service and warranty expense, insurance and payroll taxes. Cost of sales during the third quarter of 1997 increased 1% to $49 million from $48.6 million for the third quarter of 1996. Cost of raw materials and direct labor, which are two of the largest components of cost of sales, were $34.7 million and $7.3 million, respectively, for the third quarter of 1997 compared to $37 million and $6.7 million, respectively, for the third quarter of 1996. The $2.3 million decrease in raw materials is due primarily to the higher mix of multi-section homes during the quarter which as a percentage of sales value have a lower material content. The $0.6 million increase in direct labor is due primarily to higher labor at operations where plants were idled and closed as these operations adjusted to new mixes of homes and shorter production runs. As a percentage of gross sales, cost of sales for the third quarter of 1997 increased to 86.1% from 84.6% in the third quarter of 1996, due to (i) the $0.6 million increase in direct labor, (ii) a $0.7 million increase in supervisory salaries to $1.7 million for the third quarter of 1997 from $1.0 million in the third quarter of 1996 of which $.5 million is due to increased incentive compensation including a $.2 million payment to the estate of Belmont's former President and CEO who died in May 1997, and (iii) a $1 million increase in service and warranty to $2.5 million in the third quarter of 1997 from $1.5 million in the third quarter of 1996, of which $0.2 million pertains to Belmont's Spirit operations which continues to experience increasing levels of warranty service, a $0.2 million increase in the warranty accrual in response to the continuing higher service at Spirit and the inclusion of Bellcrest which was acquired during the fourth quarter of 1996.

         Selling, general and administrative expenses for the third quarter of 1997 increased 70% to $3.9 million in the third quarter of 1997 from $2.3 million in the third quarter of 1996.

As a percentage of gross sales, selling, general and administrative expenses increased to 6.9% for the third quarter of 1997 from 4% for the third quarter of 1996 due primarily to increases in selling and administrative salaries and commissions and the inclusion of Bellcrest which was acquired during the fourth quarter of 1996.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1996

         Gross sales for the nine months ended September 30, 1997 increased 5% to $179.6 million from $170.6 million for the nine months ended September 30, 1996 due to the acquisition of Bellcrest which was acquired during the fourth quarter of 1996. The number of homes sold decreased 2% to 8,020 in 1997 from 8,198 in 1996. Multi-section homes increased to 34.7% of homes sold during the nine months ended September 30, 1997 from 24% in the prior year period due to the higher such mix of homes at Bellcrest whose multi-section mix was 68% in 1997. The average price of a home sold increased 6.7% to $22,391 in the nine months ended September 30, 1997 from $20,815 for the comparable period in the prior year due in part to the higher mix of multi-section homes.

         Dealer rebates for the nine months ended September 30, 1997 increased 92% to $7.5 million from $3.9 million for the nine months ended September 30, 1996 due to increases in existing dealer rebate programs and to the inclusion of Bellcrest which was acquired during the fourth quarter of 1996. Belmont's management believes the number of dealers and manufacturers in its market territory has increased and expects these higher rebate allowances to continue.

         Cost of sales for the nine months ended September 30, 1997 increased 7.3% to $154.9 million from $144.3 million for the nine months ended September 30, 1996. Costs of raw materials and direct labor increased to $112.1 million and $21.9 million, respectively, in 1997 from $108.6 million and $19.8 million, respectively, in 1996 primarily as a result of increased sales volume and in addition, for direct labor, for increases due to higher labor for Belmont's operations which idled and closed plants at the end of the second quarter due to reduced orders. As a percentage of gross sales, cost of sales for the nine months ended September 30, 1997 increased to 86.2% from 84.6% due primarily to
(i) increased direct labor, (ii) a $1.5 million increase in salaries and wages to $4.9 million during the nine months ended September 30, 1997 from $3.5 million for the comparable period of the prior year due in part to the inclusion of Bellcrest, which was acquired during the fourth quarter of 1996, and (iii) a $1.1 million increase in warranty costs to $6.6 million for the nine months ended September 30, 1997 from $5.6 million in the comparable period of the prior year due to increases in warranty as a result of the inclusion of Bellcrest in 1997 and to an approximate $.5 million increase at Belmont's Spirit operations. These increases as a percent of gross sales were offset in part by a decrease in raw materials to 62.4% for the nine months ended September 30, 1997 from 63.6% for the prior year period due primarily to the higher mix of multi-sectional homes which have a lower raw material content as a percent of gross sales value.

         Selling, general and administrative expenses for the nine months ended September 30, 1997 increased 50% to $11.1 million from $7.4 million in the comparable period of the prior year. As a percentage of gross sales, selling, general and administrative expense increased to 6.2% for the nine months ended September 30, 1997 from 4.3% for the nine months ended September 30, 1996 as a result of a $1.3 million increase in selling and administrative salaries and commissions to $5.8 million for the nine months ended September 30, 1997 from $4.5 million for the comparable period of the prior year and to the inclusion of Bellcrest, which was acquired during the fourth quarter of 1996.

         Interest expense for the nine months ended September 30, 1997 was $432 thousand compared to $75 thousand for the nine months ended September 30, 1996 due primarily to additional borrowings supporting the Bellcrest acquisition during the fourth quarter of 1996. In September 1997, the Company paid in full all of its outstanding borrowings.

         Income tax expense for the nine months ended September 30, 1997 was $2.4 million or an effective tax rate of 31.5% compared to $5.8 million for the nine months ended September 30, 1996 or an effective tax rate of 38%. The differences in these effective rates is primarily attributable to the receipt during the second quarter of 1997 of proceeds equal to $1.5 million pursuant to an officer's life insurance policy, which amount is not taxable.

YEAR  ENDED DECEMBER 31, 1996 COMPARED WITH DECEMBER 31, 1995

         Gross sales increased 55.4% in 1996 to $234.1 million from $150.6 million in 1995, on a volume increase of 41.6%. Homes sold increased 3,264 units to 11,103 in 1996 from 7,839 in 1995. The majority of this volume increase results from Spirit Homes which opened two new plants during the second half of 1996. In addition, approximately 14% or 458 homes are from the acquisition of Bellcrest during the fourth quarter of 1996. Multi-sectional homes increased to 25.8% of homes sold in 1996 from 17% in 1995. The average price of a multi-section home in 1996 was $30,687 compared with $30,583 in the prior year. Single-section homes increased 5.1% in average price to $17,731 in 1996 from $16,874 in 1995 due to price and mix changes.

         Dealer rebates increased 170% to $6.2 million in 1996 from $2.3 million in the prior year due primarily to the higher level of rebates for Spirit Homes which was acquired during the fourth quarter of 1995 and to volume increases for existing rebate programs. Belmont's management believes the number of dealers and manufacturers in its market territory has increased and expects these higher rebate allowances to continue.

         Cost of sales includes costs of raw materials, direct labor, service and warranty expense, insurance and payroll taxes. Cost of sales increased 55.5% to $197.8 million in the current year from $127.2 million in 1995. Cost of raw materials and direct labor, which are two of the largest components of cost of sales, increased in 1996 to $148.2 million and $26.9 million, respectively, from $98.6 million and $16.5 million in 1995. As a percentage of gross sales, cost of sales was 84.5% for both 1996 and 1995.

         Selling, general and administrative expenses increased 52% to $10.8 million in 1996 from $7.1 million in the prior year. Selling, general and administrative expense was 4.6% of gross sales in 1996 compared to 4.7% in the prior year. Selling expenses include commissions, advertising expenses, salaries for sales support personnel and sales incentives. General and administrative expenses include administrative salaries, bonuses, insurance costs, professional fees and goodwill amortization.

         Interest expense declined to $285 thousand in 1996 from $825 thousand in 1995 due primarily to the effect of debt reduction from the use of proceeds of Belmont's secondary sale of stock in January 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

         Gross sales increased 40.2% in 1995 to $150.6 million from $107.4 million in 1994, on a volume increase of 29.2%. Homes sold increased 1,773 units to 7,839 in 1995 from 6,066 in 1994. This volume increase results from the opening in March 1995 of Belmont's fourth and largest plant at its Belmont cluster, the addition of a fifth plant purchased in August 1995 in Clarksdale, Mississippi, and the acquisition of Spirit Homes whose sales, from acquisition in October 1995, of 650 homes represent 37% of the total 1995 volume increase. The average price of a single-section home increased 8.3% to $16,874 in 1995 from $15,575 in the prior year while the average price of a double section home increased 8.4% to $30,583 from $28,218 in 1994. These increases in average price result from both price and mix changes, including the sale of higher priced vinyl siding and wind zone homes in 1995 not available in 1994.

         Dealer rebates increased 44% to $2.3 million in 1995 from $1.6 million in the prior year due primarily to volume increases.

         Cost of sales increased 41.4% to $127.2 million in 1995 from $89.9 in 1994. Cost of raw materials and direct labor, which are two of the largest components of cost of sales, increased in 1995 to $98.6 million and $16.2 million, respectively, from $71.2 million and $10.7 million in 1994. As a percentage of gross sales, cost of sales for 1995 increased to 84.5% from 83.7% due primarily to the higher manufacturing costs for Spirit Homes. Additionally, slightly higher manufacturing costs were incurred during 1995 as a result of the start up of two plants.

         Selling, general and administrative expenses increased 39% to $7.1 million in 1995 from $5.1 million in 1994, primarily as a result of higher sales commissions from increased sales. Selling, general and administrative expense was 4.7% of gross sales in 1995 compared to 4.8% in 1994.

         Interest expense declined to $825 thousand in 1995 from $1.2 million in 1994 primarily due to the effect of debt reduction from the use of proceeds of Belmont's initial public stock offering in June 1995.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, Belmont has financed its operations and capital requirements through debt borrowings and internally generated funds. Capital requirements have arisen primarily in connection with the expansion of production capacity and the increased working capital needs that have accompanied sales growth. In June 1995, Belmont raised approximately $15.3 million in net cash proceeds from the initial sale of stock to the public. The net proceeds were used to repay all then existing, outstanding long-term debt and to redeem all outstanding preferred stock including preferred stock dividends. In October 1995, Belmont acquired all of the outstanding stock of Spirit for $2.4 million in cash, the issuance of $7.4 million of notes to the former shareholders and the assumption of certain indebtedness including $3 million for an Industrial Development Bond issue for the construction of two new plants. In January 1996, Belmont raised approximately $11.7 million in net cash proceeds from a secondary public offering of its stock and used $10.4 million to retire the Spirit notes and bond. In October 1996, Belmont acquired all of the stock of Bellcrest for $9.5 million in cash at closing and $3.5 million in potential incentive payments based on future performance criteria. Belmont financed this purchase through the use of existing cash resources including the borrowing of $5 million under its principal bank credit line.

         Cash and equivalents including certificates of deposit were $13.1 million at September 30, 1997 compared to $13.3 million at year end December 31, 1996.

         Net cash provided by operating activities was $11.4 million for the nine months ended September 30, 1997 compared to $10.4 million for the nine months ended September 30, 1996 due in part to a $1.2 million increase in depreciation and amortization (including the write off of leasehold improvements at the closed Spirit plant) to $2.4 million for the nine months ended September 30, 1997 from $1.2 million in the comparable period of the prior year. Accounts receivable are funded by approved dealer floor-plan financing and usually are collected within 15 days, except in periods when extended terms are granted to promote sales. All homes are manufactured against orders, and currently, no homes are produced for inventory.

         Belmont utilized $1.2 million for the purchase of property, plant and equipment during the nine months ended September 30, 1997 compared with $4.8 million during the nine months ended September 30, 1996. Expenditures during 1996 were primarily for the addition of two plants at Spirit. In addition, during 1996 Belmont utilized $2.5 million for investment in two raw material supply joint ventures which produce passage doors, paneling and cabinet doors.

         Belmont's financing activities used $10.4 million in cash for the repayment of all short and long-term debt during the nine months ended September 30, 1997 compared with providing $3.7 million during the comparable period of the prior year. In January 1996, Belmont raised approximately $11.7 million in net cash proceeds from the secondary sale of stock to the public and used $10.9 million of these proceeds to retire outstanding debt.

         Net cash provided by operating activities increased to $10.7 million in 1996 from $8.5 million in 1995 and $6.2 million in 1994. Changes in working capital accounts relate primarily to the increases in sales volume. The change in accounts payable relates primarily to the timing of payments to vendors.

         Net cash used by investing activities was $17.6 million in 1996, compared to $13.1 million in 1995 and $1.0 million in 1994. In 1996, an additional $1.5 million (net) was invested in certificates of deposit maturing within one year compared to $6.7 million (net) in 1995. Net capital expenditures were $5.9 million in 1996, $5.4 million in 1995 and $1.3 million in 1994. Net capital expenditures relate primarily to plant expansion including two new plants opened by Spirit Homes in 1996 and two plants added to the Belmont cluster in 1995. In addition, during 1996 Belmont utilized $2.5 million for investment in two raw material supply joint ventures which will produce passage doors, paneling and cabinet doors.

         Belmont's principal credit line is a $10 million facility that expires in May 1998. Borrowings bear interest at the bank's prime rate or LIBOR plus 2.65% and are secured by substantially all the assets of Belmont. Currently, Belmont has no outstanding debt under this credit line and does not anticipate that any funds will be borrowed through December 31, 1997.

         Belmont believes that existing cash balances, cash flow from operations and the additional availability under its lines of credit will be adequate to fund its operations through 1997.

         Belmont's backlog at September 30, 1997 was $12.8 million for 774 floors compared to $23.5 million for 1,485 floors at September 30, 1996. Belmont's backlog at December 31, 1996 was $8.4 million for 505 floors compared to $14.5 million for 975 floors at December 31, 1995.

         There are no new accounting pronouncements the adoption of which would have a material effect on Belmont's financial condition or results of operations.

                  DIRECTORS AND EXECUTIVE OFFICERS OF BELMONT

         A. Douglas Jumper, Sr., 65, has served as a director of Belmont since June 1993 and as Chairman of the Board since July 1993. Mr. Jumper has been the President and co-owner of S&J Steel Builders, Inc. of Booneville, Mississippi since 1963. Mr. Jumper is a director of BancorpSouth, Inc., a bank holding company headquartered in Tupelo, Mississippi, and River Oaks Furniture, Inc., a furniture manufacturer headquartered in Belden, Mississippi.

         John W. Allison, 51, has served as Vice-Chairman of the Board of Directors of Belmont since September 5,

1997. Prior to such time, Mr. Allison served as Acting President and Chief Executive Officer of Belmont from March 31, 1997 until September 5, 1997, and served as President of Spirit Homes, Inc., a wholly-owned subsidiary of Belmont, from January 1986 until September 5, 1997. Mr. Allison has been a director of Belmont since October 1995, and has been a member of the Executive Committee of the Board of Directors since March 31, 1997. Mr. Allison is a director of First Commercial Bank of Arkansas, a bank headquartered in Little Rock, Arkansas, and a director of First National Bank of Conway, a bank headquartered in Conway, Arkansas.

         G. Hiller Spann, 50, has served as President and Chief Executive Officer of Belmont since September 5, 1997, and as President of Bellcrest Homes, Inc., a wholly-owned subsidiary of Belmont, since 1987.

         Thomas D. Keenum, Sr., 59, has served as Secretary/Treasurer, General Counsel and a director of Belmont since July 1993. Mr. Keenum is a partner in Keenum & Tutor, P.A., in Booneville, Mississippi, where he has practiced law since 1968. Mr.-Keenum is a director of River Oaks Furniture, Inc., a furniture manufacturer headquartered in Belden, Mississippi.

         Mike Kennedy, 37, has served as Senior Vice President of Administration of Belmont since September 5, 1997. Mr. Kennedy was elected a director of Belmont on July 31, 1997. Prior to September 5, 1997 and since March 31, 1997, Mr. Kennedy served as Acting Senior Vice President of Administration of Belmont. Prior to such time and since October 1993, Mr. Kennedy served Belmont in various capacities. From March 1990 until October 1993, Mr. Kennedy was a sales representative for Fabwell, Inc., a metal fabricating company.

         Roger D. Moore, 49, has served as Director of Sales and Marketing since April 1995 and a director of Belmont since December 1987. From December 1987 until April 1995, Mr. Moore served as Sales Manager of Belmont.

         Don D. Murphy, 54, has served as a director of Belmont since June 1993. Mr. Murphy is general manager of WBIP, a radio station in Booneville, Mississippi owned by Community Broadcast Services of Mississippi, Inc. From 1988 until 1995, Mr. Murphy was Vice President and co-owner of WBIP Broadcasting Company. Mr. Murphy is a director of River Oaks Furniture, Inc., a furniture manufacturer headquartered in Belden, Mississippi.

         J. M. Page, 71, has served as a director of Belmont since 1990.
Mr. Page is the owner of Page Chevrolet, an automobile dealership in Red Bay, Alabama, and of Page Motors, an automobile dealership in Iuka, Mississippi. Mr. Page is also a director of Colonial Bank, Red Bay, Alabama.

         Hollis D. Sparks, 62, has served as a director of Belmont since September 1996, when he was elected to fill the vacancy created by the resignation from the Board of Directors of Aubrey Burns Patterson. Mr. Sparks has served as Chairman of the Board and President of Sparko Inc. ("Sparko") since 1964. Sparko is a holding company currently engaged in real estate and other investment activities.

         William M. Kunkel, 48, has served as Belmont's Vice President and Chief Financial Officer since March 31, 1997. Prior to such time, Mr. Kunkel served as Vice President of Finance since January 30, 1995. From October 1994 until joining Belmont, he served as Interim Chief Financial Officer of Concept Technologies Group, Inc., a manufacturer of audio speakers in Knoxville, Tennessee. From April 1994 until October 1994, he served as Chief Financial Officer of Lansinoh Laboratories, Inc., a manufacturer of skin-care products in Oak Ridge, Tennessee. From March 1993 until April 1994, he served as a consultant to Concept Technologies Group. From April 1989 until August 1993, he served as Executive Vice President and Chief Financial Officer of Knox International Corporation, a direct marketer of horticulture products in Knoxville, Tennessee.

         Keith Kennedy, 40, has served as Senior Vice President of Manufacturing of Belmont since September 5, 1997. Prior to such time and since March 31, 1997, Mr. Kennedy served as Acting Senior Vice President of Manufacturing. Prior to such time and since March 1994, Mr. Kennedy served Belmont in various capacities. From September 1981 until March 1994, Mr. Kennedy was the Director of Purchasing and Quality Control of Sunshine Mills, Inc., a manufacturer of pet food.

         Mr. Jumper and Mr. Keenum are first cousins. Mike Kennedy and Keith Kennedy are brothers. There are no other family relationships between any directors or executive officers of Belmont.

                           OWNERSHIP OF BELMONT SHARES

         The following table sets forth, as of November 1, 1997, the Belmont Shares beneficially owned by (i) holders of more than five percent of the outstanding Belmont Shares known to the Company, (ii) each of the directors of Belmont, (iii) Belmont's named executive officers, individually, and (iv) all directors and executive officers of Belmont as a group, together with the percentage of the outstanding shares which such ownership represents.

                                                                                         Shares
                                                                                      Beneficially              Percent of Class
NAME OF BENEFICIAL OWNER                                                                Owned(1)                    (2)
------------------------                                                              ------------              ----------------
John W. Allison....................................................                     140,250                      1.5%
A. Douglas Jumper, Sr.(3)..........................................                     658,437                      6.9
Mike Kennedy.......................................................                      71,750                      *
Keith Kennedy......................................................                      66,000                      *
Thomas D. Keenum, Sr.(4)...........................................                     316,500                      3.3*
William M. Kunkel..................................................                      45,000                      *
Roger D. Moore.....................................................                      24,225                      *
Don D. Murphy......................................................                     150,604                      1.6
J.M. Page..........................................................                     304,171                      3.2
Hollis D. Sparks...................................................                       4,500                      *
G. Hiller Spann....................................................                           0                      *
Franklin Resources, Inc.(5)........................................                     986,150                     10.4
Estate of Jerold Kennedy(3). ......................................                     883,012                      9.3
FMR Corp. (6)......................................................                     769,050                      8.1
Kennedy Capital Management, Inc.(7)................................                     758,275                      8.0
Oppenheimer Funds, Inc.(8).........................................                     630,000                      6.6
Thomson Horstmann & Bryant, Inc.(9)................................                     651,150                      6.9
All directors and executive officers as a group (11 persons).......                   1,781,437                     18.4

-----------------

* Represents beneficial ownership of less than 1% of the outstanding shares of the Company's common stock.

(1) Based upon information furnished to the Company or filed with the Securities and Exchange Commission by the listed persons and, for each executive officer and director of Belmont, includes all shares subject to stock options that will become fully vested for the thirty day period beginning on the day the shareholders of Belmont vote to approve the Merger Agreement and the Merger, if any.

(2) Computation based upon approximately 9,466,486 shares outstanding on November 1, 1997.

(3) The address of the Estate of Jerold Kennedy and of Mr. Jumper is Highway 25 South, Industrial Park Drive, Belmont, Mississippi 38827.

(4)      Includes 39,624 shares owned by Thomas D. Keenum, Jr., of which
         Mr. Keenum, Sr. has voting control. Also includes 170,719 shares owned by a trust for the benefit of Mr. Keenum's spouse, as to which Mr. Keenum disclaims beneficial ownership.

(5) Franklin Advisers, Inc. and Franklin Advisory Services, Inc., subsidiaries of Franklin Resources, Inc., have the sole voting power of 826,150 and 160,000 of these shares, respectively. The address of these entities is 777 Mariners Island Boulevard, San Mateo, California 94404.

(6) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment advisor, is the beneficial owner of 762,750 of these shares. Fidelity Management & Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank under the Securities Exchange Act of 1934, is the beneficial owner of 6,300 of these shares. The address of these entities is 82 Devonshire Street, Boston Massachusetts 02109.

(7) Kennedy Capital Management, Inc. has sole voting power of 565,975 of these shares, and sole dispositive power of all 758,275 of these shares. The address of this entity is 10829 Olive Boulevard, St. Louis, Missouri 63141. Kennedy Capital Management, Inc. is not related directly or indirectly to the Estate of Jerold Kennedy or any of the Kennedy family.

(8) The shares are owned by registered investment companies managed by Oppenheimer Funds, Inc., a registered investment advisor. The address of this entity is Two World Trade Center, Suite 3400, New York, New York 10048-0203.

(9) Thomson Horstmann & Bryant, Inc., a registered investment advisor, has sole voting power of 416,150 of these shares, shared voting power of 13,500 of these shares, and sole dispositive power of all 651,150 of these shares. The address of this entity is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

                                  LEGAL MATTERS

       Certain legal matters with respect to the Cavalier Shares offered hereby (including the validity thereof) will be passed upon for Cavalier by Bradley Arant, counsel to Cavalier.

       Certain tax matters in connection with the Merger as discussed under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" will also be passed upon by Bradley Arant.


                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement and Prospectus by reference from the Cavalier Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

       It is anticipated that a representative of Deloitte & Touche, LLP will be present at the Cavalier Special Meeting, will have an opportunity to make a statement and will respond to appropriate questions.

       The consolidated financial statements of Belmont as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

       It is anticipated that a representative of KPMG Peat Marwick LLP will be present at the Belmont Special Meeting, will have an opportunity to make a statement and will respond to appropriate questions.

       The statement of income of Bellcrest Homes, Inc. for the year ended December 31, 1995 has been included herein and in the Registration Statement in reliance on the report of Alday, Tillman, Wright & Giles, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


                                  OTHER MATTERS

       As of the date of this Joint Proxy Statement and Prospectus, neither the Belmont Board nor the Cavalier Board knows of any other matters to be presented for action by Belmont shareholders or Cavalier stockholders at the respective Special Meetings. If, however, any other matters not now known are properly brought before the Special Meetings, the management of Belmont or Cavalier, as the case may be, will vote upon the same according to their discretion and best judgment.


           PROPOSALS OF CAVALIER STOCKHOLDERS AND BELMONT SHAREHOLDERS

       Stockholder proposals intended to be considered for inclusion in Cavalier's proxy statement for presentation at the 1998 annual meeting of Cavalier must have been received by Cavalier by November 26, 1997.

       Shareholder proposals intended to be considered for inclusion in Belmont's proxy statement for presentation at the 1998 annual meeting of Belmont must be received by Belmont by December 31, 1997. If the Merger is consummated, no 1998 annual meeting will be held.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BELMONT HOMES, INC.:

Independent Auditor's Report................................................................F-2

Audited Financial Statements:

           Consolidated Balance Sheets as of December 31, 1995 and 1996.....................F-3

           Consolidated Statements of Income for the years ended
                December 31, 1994, 1995 and 1996............................................F-4

           Consolidated Statements of Shareholders' Equity for the years ended
                December 31, 1994, 1995 and 1996............................................F-5

           Consolidated Statements of Cash Flows for the years ended
                December 31, 1994, 1995 and 1996............................................F-6

           Notes to Consolidated Financial Statements.......................................F-7

Interim Unaudited Financial Statements:

           Condensed Consolidated Quarterly Balance Sheet as of
                September 30, 1997.........................................................F-21

           Condensed Consolidated Quarterly Statements of Income
                for the Periods ended September 30, 1996 and 1997..........................F-22

           Condensed Consolidated Quarterly Statements of Cash Flows for the
                the Periods ended September 30, 1996 and 1997..............................F-23

           Notes to Condensed Consolidated Quarterly Financial Statements..................F-24

BELLCREST HOMES, INC.:

Independent Auditor's Report...............................................................F-25

           Statement of Income for the year ended December 31, 1995........................F-26

           Statement of Income for the nine-month period ended
                September 30, 1996 (unaudited).............................................F-26

           Notes to Financial Statements...................................................F-27

                          Independent Auditors' Report


The Board of Directors and Shareholders
Belmont Homes, Inc.:

We have audited the consolidated financial statements of Belmont Homes, Inc. and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three year period ended December 31, 1996 as listed in the accompanying index. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Belmont Homes, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        /s/ KPMG Peat Marwick LLP

Jackson, Mississippi                    KPMG Peat Marwick LLP
February 21, 1997

                      BELMONT HOMES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                  (In Thousands, except for share information)

                                                                             December 31,
                                                                           ----------------
                            Assets                                         1995        1996
                            ------                                       --------    --------
Current assets:
         Cash and cash equivalents                                       $  2,055    $  5,070
         Certificates of deposit maturing within one year, at cost
            which approximates market                                       6,717       8,243
         Accounts receivable                                                7,302       7,829
         Inventories (Note 4)                                               7,425      13,020
         Prepaid expenses and other                                         1,355       2,661
                                                                         --------    --------
                  Total current assets                                     24,854      36,823
Property, plant and equipment, net (Note 5)                                14,812      22,318
Goodwill and other assets, less accumulated amortization
         of $855 and $1,359, respectively (Note 3)                         10,402      20,214
                                                                         --------    --------
                                                                         $ 50,068    $ 79,355
                                                                         ========    ========

         Liabilities and Shareholders' Equity
         ------------------------------------

Current liabilities:
         Notes and current portion of long-term debt (Notes 7 and 14)    $  4,600    $  9,093
         Trade accounts payable                                             3,665       3,461
         Accrued expenses and other liabilities (Note 6)                    5,552      10,744
                                                                         --------    --------
                  Total current liabilities                                13,817      23,298
Long-term debt (Notes 7 and 14)                                             6,919       1,303
Deferred income taxes (Note 8)                                                284         907
                                                                         --------    --------
                  Total liabilities                                        21,020      25,508
                                                                         --------    --------
Shareholders' equity (Notes 10, 11 and 14):
         Preferred stock of no par value                                       --          --
         Common stock of $.10 par value. Authorized 20,000,000 shares;
           issued and outstanding 5,455,000 and 9,466,500 shares,
           respectively                                                       546         947
         Additional paid-in capital                                        15,087      27,372
         Retained earnings                                                 16,908      29,021
                                                                         --------    --------
                                                                           32,541      57,340
         Adjustment to predecessor equity                                  (3,493)     (3,493)
                                                                         --------    --------
                  Total shareholders' equity                               29,048      53,847
                                                                         --------    --------

Commitments and contingencies (Note 12)
                                                                         $ 50,068    $ 79,355
                                                                         ========    ========





          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  (In Thousands, except for share information)


                                                        Year ended December 31,
                                               -----------------------------------------
                                                   1994           1995           1996
                                               -----------    -----------    -----------
Gross sales                                    $   107,423    $   150,576    $   234,050
Less: dealer rebates                                 1,597          2,272          6,233
                                               -----------    -----------    -----------
Net sales                                          105,826        148,304        227,817
Cost of sales                                       89,902        127,165        197,801
                                               -----------    -----------    -----------
         Gross profit                               15,924         21,139         30,016
Selling, general and administrative expenses         5,134          7,061         10,799
                                               -----------    -----------    -----------
         Income from operations                     10,790         14,078         19,217
                                               -----------    -----------    -----------
Other expenses (income):
         Interest expense (Note 13)                  1,185            825            285
         Interest income                              (123)          (511)          (705)
                                               -----------    -----------    -----------
                                                     1,062            314           (420)
                                               -----------    -----------    -----------
         Income before income taxes                  9,728         13,764         19,637
Income tax expense (Note 8)                          3,349          5,154          7,524
                                               -----------    -----------    -----------
         Net income                                  6,379          8,610         12,113
Dividends on preferred stock                           (81)           (28)            --
                                               -----------    -----------    -----------
Net income applicable to common shares         $     6,298    $     8,582    $    12,113
                                               ===========    ===========    ===========

Net income per common share                    $      1.20    $      1.23    $      1.29
                                               ===========    ===========    ===========

Weighted average common shares outstanding       5,250,000      6,963,000      9,426,000
                                               ===========    ===========    ===========










          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                  (In Thousands, except for share information)



                                                           Additional                          Adjustment
                                            Common           paid-in          Retained       to predecessor
                                             stock           capital          earnings           equity             Total
                                             -----           -------          --------           ------             -----
Balance (deficit) at December 31, 1993     $    350         $     --          $  2,071          $ (3,493)         $ (1,072)
         Net income                              --               --             6,379                --             6,379
                                           --------         --------          --------          --------          --------
Balance at December 31, 1994                    350               --             8,450            (3,493)            5,307
         Initial sale of common stock to
                  public (Note 14)              196           15,087                --                --            15,283
         Dividends on preferred stock            --               --              (152)               --              (152)
         Net income                              --               --             8,610                --             8,610
                                           --------         --------          --------          --------          --------
Balance at December 31, 1995                    546           15,087            16,908            (3,493)           29,048
         Sale of common stock to public
                  (Note 14)                      80           11,645                --                --            11,725
         Exercise of stock options                6              751                --                --               757
         Tax benefit from exercise of
                  stock options                  --              204                --                --               204
         Three for two stock split              315             (315)               --                --                --

         Net income                              --               --            12,113                --            12,113
                                           --------         --------          --------          --------          --------
Balance at December 31, 1996               $    947         $ 27,372          $ 29,021          $ (3,493)         $ 53,847
                                           ========         ========          ========          ========          ========






          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  (In Thousands, except for share information)

                                                               Year ended December 31,
                                                          --------------------------------
                                                            1994        1995        1996
                                                          --------    --------    --------
Cash flows from operating activities:
     Net income                                           $  6,379    $  8,610    $ 12,113
     Adjustments to reconcile net income to net
           cash provided by operating activities:
           Depreciation and amortization                       892       1,248       1,899
           Deferred income taxes                               (85)       (124)       (292)
           Changes in operating assets and liabilities,
                  net of effect of
                  acquisitions:
                  Accounts receivable                         (207)     (2,300)        334
                  Inventories                                 (328)     (1,560)     (3,339)
                  Prepaid expenses and refundable
                     income taxes                             (384)        665         (79)
                  Other assets                                (147)        165        (101)
                  Accounts payable                            (954)        661      (1,680)
                  Accrued expenses                           1,082       1,178       1,806
                                                          --------    --------    --------
           Net cash provided by operating activities         6,248       8,543      10,661
                                                          --------    --------    --------
Cash flows from investing activities:
     Additions to property, plant and equipment             (1,335)     (5,447)     (5,915)
     Purchases of certificates of deposit                   (2,998)     (8,717)    (16,114)
     Maturities of certificates of deposit                   3,299       2,000      14,588
     Acquisitions, net of cash acquired (Note 3)                --      (2,377)     (8,145)
     Investment in and advances to joint ventures               --          --      (2,511)
     Cash restricted for construction                           --       1,548         521
     Other                                                      30        (100)         --
                                                          --------    --------    --------
           Net cash used by investing activities            (1,004)    (13,093)    (17,576)
                                                          --------    --------    --------
Cash flows from financing activities:
     Proceeds from notes and long-term debt                  6,500          --          38
     Repayments of notes and long-term debt                 (7,127)    (12,957)    (11,394)
     Net borrowings on line of credit agreements                --          --       8,600
     Retirement of preferred stock, including dividends         --      (1,052)         --
     Preferred and common stock                                 --      15,283      12,686
                                                          --------    --------    --------
     Net cash provided (used) by financing activities         (627)      1,274       9,930
                                                          --------    --------    --------
Net increase (decrease) in cash and cash equivalents         4,617      (3,276)      3,015
Cash and cash equivalents at beginning of year                 714       5,331       2,055
                                                          --------    --------    --------
Cash and cash equivalents at end of year                  $  5,331    $  2,055    $  5,070
                                                          ========    ========    ========
Supplemental disclosure - interest paid                   $    726    $  1,125    $    344
                                                          ========    ========    ========
Supplemental disclosure - income taxes paid               $  3,802    $  4,150    $  6,529
                                                          ========    ========    ========
Supplemental disclosure - non cash financing
     transactions (See note 3).


          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (In Thousands, except for share information)



(1)      Basis of Presentation

                  Belmont Homes, Inc. ("Belmont"), incorporated in Mississippi in June 1993, is a producer of a variety of single and double section manufactured homes which are marketed primarily in the southern United States. Belmont and its wholly-owned subsidiaries, Spirit Homes, Inc., Bellcrest Homes, Inc. and Delta Homes, Inc. (collectively, the "Company") operate five production facilities in Mississippi, four production facilities in Arkansas and two production facilities in Georgia.

                  The consolidated financial statements include the accounts of Belmont Homes, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. These financial statements have been prepared in conformity with generally accepted accounting principles. Accordingly, management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to change in the near-term relate to determination of estimated costs for warranty claims and promotional programs. Actual results could differ significantly from those estimates.

(2)      Summary of Significant Accounting Policies

         (a)      Cash Equivalents

                  Cash and cash equivalents includes demand deposits, savings accounts and certificates of deposit with an original maturity of three months or less.

         (b)      Accounts Receivable

                  The Company's gross sales and related accounts receivable arise from customers in the manufactured housing industry in the southern United States and are subject to credit risk inherent in the industry. Credit is extended in the normal course of business under normal trade terms. The Company has established an allowance of $37 at December 31, 1995 and 1996, based upon the expected collectibility of its receivables. Homes are manufactured to dealer orders and a sale is recognized upon delivery of the home and the transfer of title.

         (c)      Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

         (d)      Property, Plant and Equipment

                  Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

         (e)      Goodwill

                  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized over twenty-five years using the straight-line method.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  If facts and circumstances indicate that goodwill may be impaired, an assessment will be made by the Company to determine if a writedown is required or if its estimated useful life should be revised. The assessment will be based primarily on forecasted operating income, including interest expense, depreciation and amortization other than goodwill; supplemented if necessary by an independent appraisal of fair value. The Company believes that no impairment of goodwill has occurred and that no revision of its estimated useful life is required.

         (f)      Product Warranties and Volume Incentives

                  The Company warrants its homes against manufacturing defects for a period of ninety days for plumbing and electrical components and for one year on the basic home structure, commencing at the time of sale by a dealer, and provides an allowance for warranty claims based on experience and accumulated statistical data. Expenses related to such claims are accrued currently as operating expenses based on an estimate of claims to be incurred and the cost of repairs performed.

                  The Company awards volume incentive rebates to dealers using a predetermined formula applied to certain models of homes purchased during the rebate period. Rebates are paid semi-annually. Based on management's estimate of rebates which will be earned during the rebate period, the Company accrues for rebates earned but not paid. Related costs are accrued currently based on estimates of revenue and the number of homes sold.

                  Management believes the liabilities established for warranty claims and dealer rebates at December 31, 1996 are adequate to cover the ultimate related net costs, but the liabilities are necessarily based on estimates and, accordingly, the amounts ultimately paid will be more or less than such estimates.

         (g)      Income Taxes

                  The Company uses the asset and liability method in accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, recognition is required of deferred tax liabilities and deferred tax assets for the deferred tax consequences of differences between the assigned values and the tax bases of the assets and liabilities recognized in a purchase business acquisition. The income tax benefit resulting from purchased excess tax basis is accounted for as a reduction of goodwill in the year realized.

         (h)      Stock Based Compensation

                  The Company accounts for its stock option plans in accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation", which provides an alternative to the Accounting Principles Board's Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and is effective for the year which began January 1, 1996. As permitted by SFAS 123, the Company will continue to account for its employee stock plans in accordance with the provisions of APB 25 and provide expanded disclosures as required under SFAS 123. Accordingly, SFAS 123 will not have a significant impact on the Company's financial position or results of operations.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         (i)      Investment in Joint Ventures

                  The Company accounts for its investments in joint ventures using the equity method. Financial results from the joint ventures are recorded as a component of cost of sales in the accompanying consolidated financial statements.

         (j)      Accounting Changes

                  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. This statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Implementation of this statement did not have a material impact on the Company's consolidated financial statements.

                  Effective January 1, 1996 the Company adopted SFAS 123 as described in (h) above.

         (k)      Net Income Per Share

                  Net income per share calculations are based on the weighted average number of common shares and dilutive common share equivalents outstanding during each period. All earnings per share data have been adjusted for the three for two stock split declared on November 1, 1996.

         (l)      Reclassifications

                  Certain prior years' amounts have been reclassified to conform to classifications used in 1996.

(3)      Acquisitions

                  On October 24, 1996, in a transaction accounted for using the purchase method of accounting, the Company completed its purchase of 100% of the stock of Bellcrest Homes, Inc. ("Bellcrest") through the cash payment of $9,500.

                  The effects of the acquisition at the purchase date were as follows:

                  Decrease in cash, net                                          $7,145
                  Increase in other current assets                                3,422
                  Increase in property, plant and equipment                       3,525
                  Increase in goodwill and other assets                           6,762
                  Increase in current liabilities                                 4,756
                  Increase in long-term debt and deferred income taxes            1,808

                  The following unaudited pro forma data are provided for comparative purposes and are not necessarily indicative of actual results that would have been achieved had the acquisition of Bellcrest been consummated at an earlier date and are not necessarily indicative of future results. Assuming that the acquisition was consummated on January 1, 1995 and January 1, 1996, respectively, unaudited pro forma gross sales, net income and net income per common share, after giving effect to certain adjustments, including amortization of

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         goodwill and other assets, increased interest expense on debt related to the acquisition, increased depreciation expense, and related income tax effects, for the years ended December 31, 1995 and 1996 follow:

                                                              1995             1996
                                                              ----             ----
                  Gross sales                               $180,093         $265,374
                  Net income                                   8,736           12,204
                  Net income per common share                   1.25             1.29

                  In the event Bellcrest attains certain stated levels of earnings before income taxes for the three-month period ended December 31, 1996 and for each of the years ending December 31, 1997 and 1998, the Company is required to pay the former Bellcrest shareholders additional consideration in an amount not to exceed $3,500 in the aggregate. Any such additional amounts paid will be recorded as goodwill in the period earned. Subsequent to December 31, 1996, the Company paid $1,000, the amount earned and accrued for 1996, to the former shareholders.

                  In conjunction with this acquisition, a former Bellcrest shareholder was issued warrants for the purchase of 75,000 shares of Belmont common stock. The warrants, which expire in October 2001, are exercisable at $14.66 per share and their fair value at the issue date was estimated to be negligible. None of these warrants have been exercised as of December 31, 1996.

                  In August 1995 Belmont incorporated Delta Homes, Inc., a wholly-owned subsidiary, and purchased for $450 a production facility in Clarksdale, Mississippi.

                  In October 1995 Belmont acquired, in a transaction accounted for using the purchase method of accounting, all the outstanding common stock of Spirit Homes, Inc. for $9,500, consisting of cash of $2,450 and debt of $7,350.

                  The effects of the acquisition at purchase date were as follows:

                  Decrease in cash, net                                      $2,377
                  Increase in other current assets                            5,708
                  Increase in property, plant and equipment                   4,107
                  Increase in restricted cash                                 2,069
                  Increase in goodwill and other assets                       5,505
                  Increase in current liabilities                             8,009
                  Increase in long-term debt and deferred income taxes        7,003

                  The following unaudited pro forma data are provided for comparative purposes and are not necessarily indicative of actual results that would have been achieved had the acquisition of Spirit been consummated at an earlier date and are not necessarily indicative of future results. Assuming that the acquisition was consummated on January 1, 1994 and January 1, 1995, respectively, unaudited pro forma gross sales, net income and net income per common share, after giving effect to certain adjustments, including amortization of goodwill and other assets, increased interest expense on debt related to the acquisition, increased depreciation expense, and related income tax effects, for the years ended December 31, 1994 and 1995 follow:

                                                              1994             1995
                                                              ----             ----
                  Gross sales                               $143,865         $187,018
                  Net income                                   6,730            8,961
                  Net income per common share                   1.27             1.29

                  During 1996 the Company acquired a 50% ownership interest in Quality Housing Supply LLC (Quality), which manufactures gypsum and laminated wallboard and various exterior and interior home doors. The Company is entitled to purchase products from Quality and to share in the earnings (losses) of the operation based on the relative purchases of Quality product during 1996 and based on a 50/50 split thereafter. Purchases made by the Company were $2,387 during 1996.

                  The Company also owns a 33% ownership interest in Ridge Pointe Manufacturing LLC (Ridge Pointe), which manufactures a variety of cabinet doors used in the Company's manufactured houses. The Company is entitled to purchase products from Ridge Pointe, such purchases were not material to the Company's 1996 consolidated financial statements.

                  At December 31, 1996, the Company's investment in Quality and Ridge Pointe was approximately $2,611. Equity in the entities' results of operations for 1996 was not material.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(4)      Inventories

                  The components of inventories are as follows:

                                                 1995             1996
                                                 ----             ----
                  Raw materials                $ 4,670          $ 9,702
                  Work in process                  580              798
                  Finished homes                 2,175            2,520
                                               -------          -------

                                               $ 7,425          $13,020
                                               =======          =======

(5)      Property, Plant and Equipment

                  The components of property, plant and equipment are as follows:

                                                      Estimated
                                                      useful life         1995         1996
                                                      -----------       -------      -------
         Land                                         --                $   873      $ 1,445
         Land improvements                            15 years            1,211        1,948
         Buildings                                    40 years            6,448       11,798
         Machinery, equipment and tools               3 - 7 years         2,986        7,683
         Furniture, fixtures and equipment            3 - 7 years           445          708
         Automotive equipment                         5 years             1,097        1,466
         Construction in progress                     --                  2,710           --
         Cash restricted for construction                                   521           --
                                                                        -------      -------
                                                                         16,291       25,048
         Less accumulated depreciation                                   (1,479)      (2,730)
                                                                        -------      -------

                                                                        $14,812      $22,318
                                                                        =======      =======

(6)      Accrued Expenses

              Accrued expenses and other liabilities consist of the following:

                                                                                1995           1996
                                                                                ----           ----
         Warranty                                                             $ 1,465        $ 3,566
         Dealer rebates and promotion                                           1,377          2,916
         Salaries and estimated bonuses                                         1,057          1,561
         Payable to former Bellcrest Homes, Inc. shareholders (note 3)             --          1,000
         Income taxes                                                             609            718
         Other                                                                  1,044            983
                                                                              -------        -------

                                                                              $ 5,552        $10,744
                                                                              =======        =======

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(7)      Notes and Long-Term Debt

              Notes and long-term debt consist of the following:

                                                                                     1995                1996
                                                                                     ----                ----
                  (a) 9.25% note payable to bank, due April 1997                   $   170             $   142
                  (b) 9.25% note payable to bank, due in monthly
                      instalments through January 1999                                 406                 367
                  (c) 6% shareholder note, repaid in 1996                              525                  --
                  (d) Notes liquidated in February 1996 with proceeds of
                      secondary stock offering:
                      -    6% acquisition notes to former Spirit Homes, Inc.
                           shareholders                                              7,350                  --
                      -    Variable/Fixed Rate Industrial Development
                           Revenue Bonds                                             3,000                  --
                  (e) Note payable to bank at prime plus .25%, due in
                  monthly instalments through March 2006                                --               1,065
                  (f) Amounts due under various line of credit agreements               --               8,600
                  (g) Amounts due under various capital leases                          68                 222
                                                                                   -------             -------
                  Total notes and long-term debt                                    11,519              10,396
                  Less: current portion                                              4,600               9,093
                                                                                   -------             -------

                      Long-term debt                                               $ 6,919             $ 1,303
                                                                                   =======             =======

                  The Company has various lines of credit with banks totaling
              $15,000 which expire at various dates through May 10, 1998. At December 31, 1996 the Company had outstanding letters of credit of $275 under one credit line issued to satisfy state bonding regulations for service warranty. The Company's principal credit line, a $10,000 facility, for which there was $5,000 outstanding at December 31, 1996, bears interest at the bank's prime rate or LIBOR plus 2.65%. Borrowings under the line are secured by substantially all of the assets of Belmont. Restrictive covenants require the maintenance of amounts and ratios of tangible net worth and working capital.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(8)      Income Taxes

                  A reconciliation of actual income tax expense to the computed "expected" tax expense follows:

                                                     1994                  1995                  1996
                                             -------------------   -------------------   -------------------
                                                      Percentage            Percentage            Percentage
                                                      of pre-tax            of pre-tax            of pre-tax
                                              Amount    income      Amount    income      Amount    income
                                             -------     ----      -------     ----      -------     ----
     "Expected" tax expense computed
      at normal U. S. Federal
      corporate tax rate                     $ 3,308     34.0%     $ 4,679     34.0%     $ 6,873     35.0%
     State income taxes, net of
      Federal benefit                            271      2.8          416      3.0          687      3.5
     State job credits                          (341)    (3.5)        (344)    (2.5)        (471)    (2.4)
     Other                                       111      1.1          403      3.0          435      2.2
                                             -------     ----      -------     ----      -------     ----

         Actual tax expense                  $ 3,349     34.4%     $ 5,154     37.5%     $ 7,524     38.3%
                                             =======     ====      =======     ====      =======     ====

         Components of income tax expense (benefit) are as follows:

                                                                 Current          Deferred              Total
                                                                 -------          --------              -----
                  December 31, 1994:
                      Federal                                     $3,275           $    5              $3,280
                      State                                          159              (90)                 69
                                                                  ------           ------              ------
                                                                  $3,434           $  (85)             $3,349
                                                                  ======           ======              ======

                  December 31, 1995:
                      Federal                                     $4,910           $  (43)             $4,867
                      State                                          368              (81)                287
                                                                  ------           ------              ------
                                                                  $5,278           $ (124)             $5,154
                                                                  ======           ======              ======

                  December 31, 1996:
                      Federal                                     $7,040           $ (102)             $6,938
                      State                                          776             (190)                586
                                                                  ------           ------              ------
                                                                  $7,816           $ (292)             $7,524
                                                                  ======           ======              ======

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                              1995       1996
                                                                              ----       ----
              Deferred tax assets:
                  Accounts receivable, due to allowance
                      for doubtful accounts                                 $    14    $    14
                  Inventories, due to additional costs inventoried
                      for tax purposes                                           82        212
                  Accrued expenses, due to the timing of deduction              546      1,274
                  State jobs credit carry forward                                91        385
                  Plant, equipment and other assets, due to different tax
                      basis and depreciation and amortization methods           100         --
                                                                            -------    -------
                           Gross deferred tax assets                            833      1,885
                                                                            -------    -------

              Deferred tax liabilities:
                  Goodwill, due to different amortization period               (384)      (534)
                  Plant, equipment and other assets, due to different tax
                      basis and depreciation and amortization methods            --       (401)
                  Other, net                                                     --        (38)
                                                                            -------    -------
                      Gross deferred tax liabilities                           (384)      (973)
                                                                            -------    -------

                      Net deferred tax asset                                $   449    $   912
                                                                            =======    =======

                  The significant components of deferred income tax expense attributable to income from continuing operations for the years ended December 31, 1995 and 1996 are as follows:

                                                                            1995     1996
                                                                            ----     ----
              Increase in net deferred tax asset (exclusive of
                  the effect of other components listed below)             $(319)   $(463)
              Effect of acquisitions:
                  Spirit Homes, Inc.                                         195       --
                  Bellcrest Homes, Inc.                                       --      171

                           Deferred tax expense                            $(124)   $(292)
                                                                           =====    =====

              The state jobs credit carryforward expires on December 31, 1999.

              The Company has determined, based on the Company's history of profitable operations and expectations for the future, that the deferred tax assets will more likely than not be fully realized and that no valuation allowance was necessary at December 31, 1995 or 1996.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(9)      Employee Benefit Plans

         Group Medical Plan:

                  The Company has a self-funded group medical plan which is administered by a third party administrator. The Plan has reinsurance coverage limiting its liability for any individual employee loss to $15, with a cap of $348 in aggregate losses in any one year. Incurred claims identified under the Company's incident reporting system and incurred but not reported claims are accrued based on estimates that incorporate the Company's past experience, as well as other considerations such as the nature of each claim or incident, relevant trend factors and advice from consulting actuaries. The Company has established a self-insurance trust fund for payment of claims and makes deposits to the fund in amounts determined by consulting actuaries. The cost of this plan to the Company was $453, $688 and $1,090 for the years ended December 31, 1994, 1995 and 1996, respectively.

         401(K) Tax-Deferred Savings Plan:

                  Participants, full-time employees with at least six months service, may elect to contribute up to 15% of their annual compensation to the plan. The Company may make discretionary matching contributions, which approximated $167, $146 and $135 for the years ended December 31, 1994, 1995 and 1996, respectively.

(10)     Stock Plans

         Incentive Stock Plan:

                  The Company has reserved 600,000 shares of Common Stock for issuance pursuant to incentive or non-qualified stock options to be granted under the Belmont Homes, Inc. 1994 Incentive Stock Plan (the "Incentive Plan"). The compensation committee appointed by the board of directors may grant to officers, directors and key employees non-transferable options to purchase shares of common stock for terms not longer than ten years (five years in the case of incentive stock options granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company), at prices to be determined by the board of directors or the compensation committee, which may not be less than 100% of the fair market value of the common stock on the date of grant (110% in the case of an individual who, at the time of the grant of incentive stock options, owns more than 10% of the total combined voting power of all classes of stock of the Company), in the case of incentive stock options under Section 422 of the Internal Revenue Code which may be granted only to employees, and may not be less than 50% of the fair market value of the Common Stock on the date of grant in the case of non-statutory stock options. Options granted under the Incentive Plan may be exercisable in instalments. Unless terminated earlier, the Incentive Plan will terminate in 2004. The aggregate fair market value of stock with regard to which incentive stock options are exercisable by an individual for the first time during any calendar year may not exceed $100 as of the date of the most recent grant. The Incentive Plan is administered by the compensation committee of the board of directors. During the year ended December 31, 1995, options were granted for 75,000 shares at an option price of $6 per share, of which 30,000 were vested and exercised in 1996. The Company granted options in 1996 for an additional 393,000 shares under this plan at $10.67 per share, 54,000 of which were exercised during 1996.

         Non-Employee Director Stock Option Plan:

                  The Company has adopted the Belmont Homes, Inc. 1994 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Director Plan"), and has reserved 75,000 shares for issuance under the plan. The Director Plan provides for the granting of non-qualified stock options to each director of the Company who is not also either an employee or officer of the company ("non-employee directors"). The Director Plan authorizes the issuance of up to 75,000 shares of common stock pursuant to options having an exercise price equal to the fair market value of the common stock on the date the options are granted.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  The Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in common stock, business combinations or certain other events. The board of directors shall have no authority, discretion or power to select the participants who will receive options pursuant to the Director Plan, to set the number of shares of common stock to be covered by each option, to set the exercise price or the period within which the options may be exercised or to alter any other terms or conditions specified therein, except as set forth below.

                  The Director Plan provides for the grant on the first trading date each year (the "grant date") of options to purchase 1,500 shares to each non-employee director serving the Company on such date. The board of directors may revoke, on or prior to each January 1, the next automatic grant of options otherwise provided for by the Director Plan if no options have been granted to employees since the preceding January 1 under any employee stock purchase or option plan that the Company might adopt hereafter.

                  Each option shall be exercisable as to one-third of the shares subject to option beginning two years after the grant date, as to two-thirds of such shares beginning three years after the grant date and in full beginning four years after the grant date, and shall expire ten years after the grant date (the "Option Period"), unless canceled sooner due to termination of service or death, or unless such option is fully exercised prior to the end of the Option Period.

                  The Company granted 6,000 options under this plan in 1996 and granted an additional 6,000 options subsequent to December 31, 1996.

                  All shares and per share amounts above for both plans are adjusted for the 3 for 2 stock split in 1996.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  Options under both plans are granted at the market price of the shares on the date of the grants. Additional information follows:

                                                       Incentive
                                                     stock options                   Directors plan
                                             ------------------------------   ------------------------------
                                                                  Average                          Average
                                              Number           option price     Number          option price
                                             of shares           per share    of shares           per share
         ---------------------------------------------------------------------------------------------------
         Balance, December 31, 1994                --             $   --           --              $   --
              Options granted                  75,000               6.00           --                  --
              Options exercised                    --                 --           --                  --
                                              -------             ------        -----              ------
         Balance, December 31, 1995            75,000               6.00           --                  --
              Options granted                 393,000              10.67        6,000               12.06
              Options exercised               (84,000)              9.00           --                  --
              Options forfeited                (7,500)             10.67           --                  --
                                              -------             ------        -----              ------
         Balance, December 31, 1996           376,500             $10.11        6,000              $12.06
                                              =======             ======        =====              ======

                  The number of shares of common stock, as well as stock option prices, were adjusted to reflect the three for two stock split.

                  Under the Incentive Plan and the Director Plan, the Company may grant options to its employees and directors for a remaining 139,500 and 69,000 shares of common stock, respectively. The exercise price of each option equals the market price of the Company's stock on the date of grant.

                  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made during the years ended December 31, 1995 and 1996, respectively: no dividend yield; expected volatility of 46 percent for both years, risk-free interest rates of 5.9 and 5.3 percent, and expected option lives of 4 years for both years presented.

                  A summary of the status of the Company's stock option plans at December 31, 1995 and 1996 and changes during the years ended on those dates is presented below:

                                                      Year ended                         Year ended
                                                  December 31, 1995                  December 31, 1996
                                               --------------------------       -----------------------------
                                                              Weighted-                          Weighted-
                                                               average                            average
         Stock Options                         Shares      exercise price        Shares        exercise price
         -------------                         ------      --------------        ------        --------------
         Outstanding at beginning of year          --           $  --            75,000            $ 6.00
         Granted                               75,000            6.00           399,000             10.69
         Exercised                                 --              --           (84,000)             9.00
         Forfeited                                 --              --            (7,500)            10.67
                                               ------           -----           -------            ------
         Outstanding at end of year            75,000           $6.00           382,500            $10.15
                                               ======           =====           =======            ======
         Options exercisable at end of year        --                            22,800
                                               ======                           =======
         Weighted-average fair value of
         options granted during the year                        $2.58                              $ 4.49
                                                                =====                              ======

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


              The following table summarizes information about fixed stock options for the year ended December 31, 1996:

                                        Options Outstanding                          Options Exercisable
                            ---------------------------------------------     --------------------------------
                                             Weighted-
                              Number          average         Weighted-          Number            Weighted-
              Range of      outstanding      remaining         average        exercisable           average
           exercise prices  at 12/31/96  contractual life  exercise price     at 12/31/96       exercise price
           ---------------  -----------  ----------------  --------------     -----------       --------------
           $ 6.00 - $12.06    382,500        4.1 years         $10.15            22,800              $10.67

                  The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net income and income per common share would have been reduced to the pro forma amounts indicated below for the year ended December 31, 1996. The pro forma amounts for 1995 are not material.

              Net income                             As reported           $12,113
                                                                           =======
                                                     Pro forma             $11,871
                                                                           =======

              Net income per common share            As reported           $  1.29
                                                                           =======
                                                     Pro forma             $  1.26
                                                                           =======


(11)     Preferred Stock

              The Company's articles of incorporation authorize 5,000,000 shares of preferred stock. The board of directors has the authority, without any further vote or action of the shareholders of the Company, to issue shares of preferred stock in one or more series and to determine the relative rights and preferences of the shares of any such series.

              During the year ended December 31, 1995, 900 outstanding shares were redeemed at par value plus dividends of $152.

(12)     Commitments and Contingencies

              It is customary practice for companies in the manufactured home industry to enter into repurchase agreements with financial institutions which provide financing to dealers. Generally the agreements provide for the repurchase of manufactured homes from the financial institutions in the event of repossession upon dealer's default. The Company's contingent liability under such agreements was approximately $86,149 at December 31, 1996. There have been no repurchases of homes under these agreements in 1995 and 1996, and there is no accrual for repurchase obligations.

              The Company leases delivery trucks from substantially all its drivers who deliver homes to dealers. Rentals for these trucks are based on a rate per mile and the leases are cancelable by either party upon thirty days notice. Rent expense under these leases was approximately $1,982, $2,647 and $3,140 for the years ended December 31, 1994, 1995 and 1996, respectively.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  The Company has pending claims incurred in the normal course of business which, in the opinion of management, can be disposed of without material effect on the accompanying consolidated financial statements.

(13)     Related Party Transactions

                  The Company had several notes payable (Note 7) to shareholders and other related parties. Interest paid and accrued to related parties was $1,069, $776 and $120 for the years ended December 31, 1994, 1995 and 1996, respectively.

                  The Company paid or accrued $200, $690 and $73 in 1994, 1995 and 1996, respectively, for construction of plant facilities to a company in which a shareholder and director of the Company is also a shareholder.

                  The Company paid $10, $8 and $12 in 1994, 1995 and 1996,
         respectively, for legal services to a law firm in which a shareholder and director of the Company is a partner.

                  The Company paid $272, $367 and $250 for the years ended December 31, 1994, 1995 and 1996, respectively, for the purchase of automotive equipment from a company in which a shareholder and director of the Company is also a shareholder.

(14)     Public Offerings of Securities

                  In June, 1995 the Company completed an initial public offering of 2,932,500 shares (adjusted for stock split) of common stock. The net proceeds of approximately $15,300 were used to retire debt and preferred stock and for working capital.

                  In January, 1996 the Company completed a secondary public offering of 1,200,000 shares (adjusted for stock split) of common stock. The net proceeds of approximately $11,725 were used to retire debt and for working capital.

                  Supplemental net income per share for 1995 and 1996, based on net earnings after adjustment for dividends on preferred stock and the after tax effect of interest expense on debt repaid with proceeds of the above offerings, and on the weighted average shares of common stock outstanding for 1995 and 1996, giving effect to the number of shares sold in the offerings, the proceeds of which were used to repay such preferred stock and debt, is as follows assuming the transactions were effective on January 1, 1995:

                                                       1995             1996
                                                    ---------        ----------
                  Net income, as adjusted           $   9,052        $   12,160
                                                    =========        ==========

                  Net income per share              $    1.05        $     1.28
                                                    =========        ==========

                  Weighted average shares           8,598,000         9,512,000
                                                    =========        ==========

(15)     Financial Instruments

                  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments (as defined). The Company's financial instruments principally consist of cash and cash equivalents, certificates of deposit, short-term trade receivables and payables and various debt instruments. Due to their short term nature, the fair

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         value of certificates of deposit, trade receivables and payables approximates their carrying value. The fair value of the various debt instruments has been estimated using interest rates currently offered to the Company for borrowings having similar character, collateral and duration. The fair market value of such financial instruments approximates the Company's carrying amounts.

(16)     Quarterly Information (Unaudited)

              (In thousands except per share data)

                                               First        Second        Third         Fourth      Total
                                               -----        ------        -----         ------      -----
         Year ended December 31, 1996
         ----------------------------
         Gross sales                          $51,445      $61,681       $57,512       $63,412    $234,050
         Less: dealer rebates                   1,241        1,454         1,337         2,201       6,233
                                              -------      -------       -------       -------    --------
         Net sales                             50,204       60,227        56,175        61,211     227,817
         Gross profit                           6,774        8,010         7,530         7,702      30,016
         Income from operations                 4,207        5,563         5,230         4,217      19,217
         Net income                             2,642        3,539         3,355         2,577      12,113
         Net income per common share            $0.29        $0.37         $0.35         $0.28       $1.29

         Year ended December 31, 1995
         ----------------------------
         Gross sales                          $25,275      $35,259       $36,739       $53,303    $150,576
         Less: dealer rebates                     410          546           503           813       2,272
                                              -------      -------       -------       -------    --------
         Net sales                             24,865       34,713        36,236        52,490     148,304
         Gross profit                           3,412        5,226         5,501         7,000      21,139
         Income from operations                 2,153        3,678         3,872         4,375      14,078
         Net income                             1,266        2,079         2,561         2,704       8,610
         Net income per common share            $0.24        $0.34         $0.31         $0.33       $1.23

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                 Condensed Consolidated Quarterly Balance Sheet
                                    Unaudited
                                 (In Thousands)



                                                                    September 30, 1997
                                                                    ------------------
    ASSETS
    ------
    Current Assets:
         Cash and cash equivalents                                     $  4,521
         Certificates of deposit                                          8,588
         Accounts receivable                                             10,940
         Inventories                                                     12,350
         Prepaid and other                                                2,815
                                                                       --------
         Total Current Assets                                            39,214
                                                                       --------
Property, plant and equipment, net                                       21,607
Goodwill and other assets, net                                           19,367
                                                                       --------
                                                                       $ 80,188
                                                                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
          Accounts payable                                             $  6,084
          Accrued expenses                                               14,168
                                                                       --------
          Total current liabilities                                      20,252
                                                                       --------
          Deferred income taxes                                             907
                                                                       --------
          Total liabilities                                              21,159
                                                                       --------

Shareholders' equity:
         Common stock                                                       947
         Additional paid-in capital                                      27,372
         Retained earnings                                               34,203
         Adjustment to predecessor basis                                 (3,493)
         Total shareholders' equity                                      59,029
                                                                       --------
                                                                       $ 80,188
                                                                       ========


       See Notes to Condensed Consolidated Quarterly Financial Statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

              Condensed Consolidated Quarterly Statements Of Income
                (Unaudited - In Thousands Except Per Share Data)


                                                                   Nine Months Ended
                                                                      September 30,
                                                               -------------------------
                                                                  1997            1996
                                                               -------------------------
Gross sales                                                    $ 179,575       $ 170,638
Less:  dealer rebates                                              7,493           3,947
                                                               ---------       ---------
Net sales                                                        172,082         166,691
Cost of sales                                                    154,875         144,289
                                                               ---------       ---------
         Gross profit                                             17,207          22,402
Selling, general and administrative                               11,140           7,402
                                                               ---------       ---------
         Income from operations                                    6,067          15,000
Other income (expense):
         Interest expense                                           (432)            (75)
         Interest income                                             435             459
         Officer's life insurance                                  1,500              --
                                                               ---------       ---------
Income before income taxes                                         7,570          15,384
Income taxes                                                       2,388           5,848
                                                               ---------       ---------
Net Income                                                     $   5,182       $   9,536
                                                               ---------       ---------
Net income per common share                                    $     .55       $    1.02
                                                               ---------       ---------
Weighted average common shares                                     9,482           9,378
                                                               ---------       ---------

--------------------


       See Notes to Condensed Consolidated Quarterly Financial Statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

            Condensed Consolidated Quarterly Statements Of Cash Flows
                           (Unaudited - In Thousands)

                                                                       Nine Months Ended
                                                                          September 30,
                                                                       1997          1996
                                                                    -----------------------
Cash flows from operating activities:
         Net income                                                 $  5,182       $  9,536
         Adjustments to reconcile net income to net cash provided
         by operating activities:
              Depreciation and amortization                            2,148          1,188
              Loss on leasehold improvements at closed plant             299             --
         Changes in operating assets and liabilities:
              Accounts receivable                                     (3,111)        (3,835)
              Inventories                                                670         (3,831)
              Prepaid and other                                          122           (128)
              Accounts payable                                         2,623          3,155
              Accrued expenses                                         3,424          4,269
                                                                    --------       --------
     Net cash provided by operating activities                        11,357         10,354
                                                                    --------       --------

Cash flows from investing activities:
Additions to property, plant and equipment                            (1,165)        (4,834)
Certificates of deposit, net                                            (345)        (1,421)
Investments in supply joint ventures                                      --         (2,505)
                                                                    --------       --------
       Net cash provided (used) by investing activities               (1,510)        (8,760)
                                                                    --------       --------

Cash flows from financing activities:
Proceeds from notes                                                                   2,200
Repayment of notes and long-term debt                                (10,396)       (10,940)
Proceeds from sale of common stock net of offering costs                  --         12,390
                                                                    --------       --------
       Net cash provided (used) by financing activities              (10,396)         3,650
                                                                    --------       --------
       Net increase in cash and equivalents                             (549)         5,244
       Cash and equivalents at beginning of year                       5,070          2,055
                                                                    --------       --------
       Cash and equivalents at end of period                        $  4,521       $  7,299
                                                                    ========       ========


       See Notes to Condensed Consolidated Quarterly Financial Statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

               Notes To Condensed Consolidated Quarterly Financial
                                   Statements
                                   (Unaudited)

(1) Basis of Presentation

         In June 1993, Belmont Homes, Inc. ("Belmont"), which was 43% owned by the shareholders of BHI, Inc. (Predecessor) and 57% owned by new investors, acquired through the issuance of debt and equity securities, substantially all of the assets and liabilities of Predecessor for a purchase price of $15,541. This transaction was accounted for using the purchase method of accounting including the computational guidelines contained in EITF Issue No. 88-16.

         In August 1995, Belmont incorporated Delta Homes, Inc., a wholly-owned subsidiary and purchased for $450 a production facility in Clarksdale, Mississippi.

         In October 1995, Belmont acquired, in a transaction accounted for using the purchase method of accounting, all the outstanding common stock of Spirit Homes, Inc. ("Spirit") for $9,800 of cash and debt.

         In October 1996, Belmont acquired, in a transaction accounted for using the purchase method of accounting, all the outstanding common stock of Bellcrest Homes, Inc. ("Bellcrest") for $9,500 of cash plus future contingent payments of $3,500 if certain earnings levels are achieved through December 31, 1998. In March 1997, the Company paid the former shareholders of Bellcrest $1,000, the amount of contingent payments earned and accrued for in 1996.

         The Condensed Consolidated Quarterly Financial Statements include the accounts of Belmont and its wholly-owned subsidiaries from incorporation or acquisition date and have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with Generally Accepted Accounting Principles have been omitted. The Condensed Consolidated Quarterly Financial Statements should be read in conjunction with Belmont's audited financial statements and notes thereto.

         In the opinion of Belmont's management, all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation, have been included in the Condensed Consolidated Quarterly Financial Statements for the interim periods ended September 30, 1997 and 1996. The results of operations for the three-and nine-month periods ended September 30, 1997 and 1996 are not indicative of the results of operations to be expected for the full year ending December 31, 1997 or any other interim period.

(2) Inventories

                                        SEPTEMBER 30,       DECEMBER 31,
                                             1997               1996
                                        ------------        ------------
 Raw materials                          $      9,077        $      9,702
 Work-in-progress                                641                 798
 Finished homes                                2,632               2,520
                                        ------------        ------------
                                        $     12,350        $     13,020
                                        ============        ============

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Bellcrest Homes, Inc.
Millen, Georgia


We have audited the accompanying statement of income of Bellcrest Homes, Inc. for the year ended December 31, 1995. This statement of income is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of income based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of income. We believe that our audit of the statement of income provides a reasonable basis for our opinion.

In our opinion, the statement of income referred to above presents fairly, in all material respects, the results of the operations of Bellcrest Homes, Inc. for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ Alday, Tillman, Wright & Giles, P.C.
----------------------------------------
Alday, Tillman, Wright & Giles, P.C.
Valdosta, Georgia

January 23, 1996

                              BELLCREST HOMES, INC.
                              STATEMENTS OF INCOME
                                ($ IN THOUSANDS)

                                                     NINE MONTHS            YEAR
                                                   ENDED SEPTEMBER          ENDED
                                                       30, 1996           DECEMBER
                                                     (UNAUDITED)          31, 1995
                                                   ---------------        ---------

GROSS SALES                                           $ 31,392            $ 29,613

LESS: DEALER REBATES                                     1,509               1,353
                                                      --------            --------
NET SALES                                               29,883              28,260
                                                      --------            --------
COST OF SALES                                           26,193              24,609
                                                      --------            --------

GROSS PROFIT                                             3,690               3,651

SELLING, GENERAL AND ADMINISTRATIVE                      2,407               2,264
                                                      --------            --------

INCOME FROM OPERATIONS                                   1,283               1,387

OTHER INCOME AND (EXPENSE)
         Interest expense                                  (87)                (46)
         Interest income                                    29                  28
                                                      --------            --------

INCOME BEFORE INCOME TAXES                               1,225               1,369

INCOME TAXES                                               468                 508
                                                      --------            --------

NET INCOME                                            $    757            $    861
                                                      ========            ========





See accompanying notes and independent auditors' report.

                              BELLCREST HOMES, INC.
                          NOTES TO STATEMENTS OF INCOME
                                ($ IN THOUSANDS)


NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Bellcrest Homes, Inc. was incorporated December 12, 1986, in Jenkins County, Georgia. The Company's first assets were acquired on January 15, 1987 and production began at that time. The Company builds manufactured homes in its plant in Millen, Georgia for sale to retail outlets.

The condensed statement of income of Bellcrest Homes, Inc. for the nine months ended September 30, 1996 has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in statements of income prepared in accordance with generally accepted accounting principles have been omitted. The condensed statement of income should be read in conjunction with the audited financial statements and notes thereto included elsewhere herein.

In the opinion of management, all adjustments consisting only of normal recurring adjustments that are necessary for a fair presentation, have been included in the condensed statement of income for the interim period ended September 30, 1996. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 1996 or any other period.

Accounts Receivable

Trade receivables arising from sales to customers are not collateralized and as a result management continually monitors the financial conditions of these customers to reduce the risk of loss. All trade receivables at December 31, 1995 are considered to be collectible, and no provision has been made for losses on uncollectible accounts.

Inventories

Inventories are stated at the lower of cost or market using the first-in first out (FIFO) method.

Property  and Equipment

Property and equipment is recorded at cost. The cost of property and equipment is depreciated over the useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting and on the modified accelerated and accelerated cost recovery method for income tax purposes.

Maintenance and repairs are charged to operations when incurred. When property or equipment is retired/disposed of, its cost and the related accumulated depreciation are eliminated from the respective accounts, and gains or losses arising from the disposition are included in income for that period.

The useful lives of property, plant, and equipment for purposes of computing depreciation are:

                                                                    YEARS
                                                                    -----

         Buildings and improvements                                15 - 30
         Office furniture and fixtures                              5 - 7
         Machinery and equipment                                    5 - 7
         Autos and trucks                                             5

                              BELLCREST HOMES, INC.
                          NOTES TO STATEMENTS OF INCOME
                                ($ IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Warranty Obligations

Provisions for expected costs relating to warranty obligations are made at the time of sale of manufactured homes.

Income Taxes

Deferred income taxes are provided on timing differences between financial statement and income tax reporting, principally from the use of different methods of depreciation for income tax and financial statement purposes and the non-deductibility of certain accruals/reserves until the expense is actually paid.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - PROPERTY AND EQUIPMENT

Depreciation expense on property and equipment, including that acquired under capital lease, was $203,930 for the year ended December 31, 1995.


NOTE 3 - LINE-OF-CREDIT, BANK

The Company has a line-of-credit with First Union National Bank of Florida which expires annually each April 30. The line-of-credit is to be used for general short-term working capital requirements which occur in the normal course of business. The line bears a rate of prime plus one-half percent.


NOTE 4 - INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets and various accrued liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense for the year ended December 31, 1995, is made up of the following components:

Current tax expense                                   $ 496
Deferred income tax expense                              12
                                                      -----

                                                      $ 508
                                                      =====

                              BELLCREST HOMES, INC.
                          NOTES TO STATEMENTS OF INCOME
                                ($ IN THOUSANDS)


NOTE 4 - INCOME TAXES, CONTINUED

The source and tax effect of the components of deferred income tax expense for the year ended December 31, 1995 is as follows:

         Difference in tax and book depreciation                 $   4
         Warranty expense deductible when paid                      (4)
         Other reserves and accruals                                12
                                                                 -----

                                                                 $  12
                                                                 =====

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company has an incentive bonus plan for officers/shareholders and various key employees. Payments under the plan are based on production goals, sales goals and profitability. Bonuses paid or accrued during the year ended December 31, 1995 were $764 for the year ended December 31, 1995.


NOTE 5 - MAJOR CUSTOMERS AND GEOGRAPHIC CONCENTRATION

The majority of the Company's sales are to dealers in the Southeast. Additionally, virtually all sales to dealers are financed by third party floor planners. A downturn in the economy could adversely affect available financing for dealers and the resulting sales. The Company carefully monitors the economy and is constantly seeking out additional markets for their sales.

The Company has two major customers, each accounting for over 10% of sales for 1995.

                                                                   ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              CAVALIER HOMES, INC.,

                            CRIMSON ACQUISITION CORP.

                                       AND

                               BELMONT HOMES, INC.

                                 AUGUST 14, 1997

                                TABLE OF CONTENTS


                                                           ARTICLE I
                                                          THE MERGER
         1.1      The Merger....................................................................................A-1
         1.2      Effective Time................................................................................A-2
         1.3      Effects of the Merger.........................................................................A-2
         1.4      Articles of Incorporation and By-laws.........................................................A-2
         1.5      Directors and Officers........................................................................A-2
         1.6      Parent Board Seats............................................................................A-2
         1.7      Additional Actions............................................................................A-2

                                                          ARTICLE II
                                                   CONVERSION OF SECURITIES
         2.1      Conversion of Capital Stock...................................................................A-2
         2.2      Exchange Ratio; Fractional Shares.............................................................A-3
         2.3      Exchange of Certificates......................................................................A-3
         2.4      Treatment of Stock Options and Warrants.......................................................A-5

                                                        ARTICLE III
                                        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
         3.1      Organization and Standing.....................................................................A-6
         3.2      Subsidiaries..................................................................................A-6
         3.3      Corporate Power and Authority.................................................................A-7
         3.4      Capitalization of Parent......................................................................A-7
         3.5      Conflicts, Consents and Approvals.............................................................A-7
         3.6      Absence of Certain Changes....................................................................A-8
         3.7      Parent SEC Documents..........................................................................A-8
         3.8      Taxes.........................................................................................A-8
         3.9      Compliance with Law...........................................................................A-9
         3.10     Registration Statement........................................................................A-9
         3.11     Litigation....................................................................................A-9
         3.12     Brokerage and Finder's Fees...................................................................A-9
         3.13     Opinion of Financial Advisor.................................................................A-10
         3.14     Accounting Matters...........................................................................A-10
         3.15     Tax-Free Reorganization......................................................................A-10
         3.16     Employee Benefit Plans.......................................................................A-10
         3.17     Contracts....................................................................................A-11
         3.18     Labor Relations..............................................................................A-12
         3.19     Permits......................................................................................A-12
         3.20     Environmental Matters........................................................................A-12
         3.21     No Undisclosed Liabilities...................................................................A-13
         3.22     Restrictions on Business Activities..........................................................A-13
         3.23     Title to Property............................................................................A-13
         3.24     Condition of Property........................................................................A-13
         3.25     Intellectual Property........................................................................A-13
         3.26     Interested Party Transactions................................................................A-14
         3.27     Insurance....................................................................................A-14
         3.28     Full Disclosure..............................................................................A-14


                                                          ARTICLE IV
                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         4.1      Organization and Standing....................................................................A-15
         4.2      Subsidiaries.................................................................................A-15
         4.3      Corporate Power and Authority................................................................A-15
         4.4      Capitalization of the Company................................................................A-15


         4.5      Conflicts; Consents and Approvals............................................................A-16
         4.6      Absence of Certain Changes...................................................................A-16
         4.7      Company SEC Documents........................................................................A-16
         4.8      Taxes........................................................................................A-17
         4.9      Compliance with Law..........................................................................A-17
         4.10     Registration Statement.......................................................................A-17
         4.11     Litigation...................................................................................A-17
         4.12     Brokerage and Finder's Fees..................................................................A-17
         4.13     Opinion of Financial Advisor.................................................................A-18
         4.14     Accounting Matters...........................................................................A-18
         4.15     Tax-Free Reorganization......................................................................A-18
         4.16     Employee Benefit Plans.......................................................................A-18
         4.17     Contracts....................................................................................A-19
         4.18     Labor Relations..............................................................................A-20
         4.19     Permits......................................................................................A-20
         4.20     Environmental Matters........................................................................A-20
         4.21     Parent Stock Ownership.......................................................................A-20
         4.22     State Takeover Laws..........................................................................A-20
         4.23     No Undisclosed Liabilities...................................................................A-20
         4.24     Restrictions on Business Activities..........................................................A-21
         4.25     Title to Property............................................................................A-21
         4.26     Condition of Property........................................................................A-21
         4.27     Intellectual Property........................................................................A-21
         4.28     Interested Party Transactions................................................................A-22
         4.29     Insurance....................................................................................A-22
         4.30     Full Disclosure..............................................................................A-22

                                                         ARTICLE V
                                                 COVENANTS OF THE PARTIES
         5.1      Mutual Covenants.............................................................................A-23
         5.2      Covenants of Parent..........................................................................A-25
         5.3      Covenants of the Company.....................................................................A-26

                                                        ARTICLE VI
                                                        CONDITIONS
         6.1      Mutual Conditions............................................................................A-28
         6.2      Conditions to Obligations of the Company.....................................................A-29
         6.3      Conditions to Obligations of Parent and Sub..................................................A-30

                                                       ARTICLE VII
                                                 TERMINATION AND AMENDMENT
         7.1      Termination..................................................................................A-31
         7.2      Effect of Termination........................................................................A-33
         7.3      Amendment....................................................................................A-34
         7.4      Extension; Waiver............................................................................A-34


                                                       ARTICLE VIII
                                                       MISCELLANEOUS
         8.1      Survival of Representations and Warranties...................................................A-34
         8.2      Notices......................................................................................A-35
         8.3      Interpretation...............................................................................A-35
         8.4      Counterparts.................................................................................A-36
         8.5      Entire Agreement.............................................................................A-36
         8.6      Third Party Beneficiaries....................................................................A-36
         8.7      Governing Law................................................................................A-36
         8.8      Exclusive Remedies. .........................................................................A-36
         8.9      Assignment...................................................................................A-36


         8.10     Expenses.....................................................................................A-36
         8.11     Incorporation of Disclosure Schedules........................................................A-36
         8.12     Severability.................................................................................A-36
         8.13     Subsidiaries.................................................................................A-36
         8.14     Waiver of Jury Trial.........................................................................A-37


                          AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 14th day of August, 1997, by and among Cavalier Homes, Inc., a Delaware corporation ("Parent"), Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Parent ("Sub"), and Belmont Homes, Inc., a Mississippi corporation (the "Company").


                              W I T N E S S E T H:

                  WHEREAS, Parent desires to combine with the business and operations of the Company through the merger (the "Merger") of Sub with and into the Company, with the Company as the surviving corporation, pursuant to which each share of Company Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of Parent Common Stock (as defined in Section 3.4) as more fully provided herein; and

                  WHEREAS, the Company desires to combine its business and operations with the businesses of Parent and to become a wholly owned subsidiary of Parent and for the holders of shares of Company Common Stock ("Company Shareholders") to have a continuing equity interest in the combined businesses of Parent and the Company; and

                  WHEREAS, the parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, the parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

                  WHEREAS, pursuant to the Merger, each outstanding share of the Company's Common Stock, $0.10 par value per share (the "Company Common Stock"), except shares of Company Common Stock held by persons who object to the Merger and comply with all provisions of Mississippi law concerning the right of holders of Company Common Stock to dissent from the Merger and obtain payment of the fair value of their shares of Company Common Stock ("Dissenting Shareholders"), shall be converted into the right to receive Parent Common Stock and be exchanged for Parent Common Stock pursuant to the Exchange Ratio (as defined in Section 2.1(b)), upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously determined that the Merger in the manner contemplated herein is fair to and in the best interests of their respective stockholders and shareholders and, by duly adopted resolutions, have unanimously approved and adopted this Agreement;

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants and agreements hereinafter set forth, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of Section 79-4-11.01 et seq. of the Mississippi Business Corporation Act (the "MBCA"), Sub shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, but in no event later than two business days thereafter (the date of such merger being referred to herein as the "Closing Date"), unless otherwise mutually agreed to by the parties hereto. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue its existence under the laws of the State of Mississippi. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 EFFECTIVE TIME. The Merger shall be consummated by filing with the Secretary of State of the State of Mississippi (the "Mississippi Secretary of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with the MBCA. The Merger shall become effective (the "Effective Time") when the Articles of Merger have been filed with the Mississippi Secretary of State or at such later time as may be agreed by Parent and the Company and specified in the Articles of Merger. Immediately prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Waller Lansden Dortch & Davis, PLLC at 511 Union Street, Nashville, Tennessee, or such other place as the parties may agree.

                  1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MBCA.

                  1.4 ARTICLES OF INCORPORATION AND BY-LAWS. The Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall remain the Articles of Incorporation of the Surviving Corporation. The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation.

                  1.5 DIRECTORS AND OFFICERS. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation, and the directors of Sub shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                  1.6 PARENT BOARD SEATS. Parent shall cause its Board of Directors to be expanded by two seats as of the Effective Time, and such directorships shall, as of such time, be filled by A. Douglas Jumper, Sr. and Mike Kennedy for a term expiring at Parent's next annual meeting of stockholders following the Effective Time, subject to being renominated as a director at the discretion of Parent's Board of Directors.

                  1.7 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to carry out the provisions of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.


                                   ARTICLE II
                            CONVERSION OF SECURITIES

                  2.1 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or the
Company:

                      (a) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation. Such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                      (b) Each share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(c) and shares subject to
         Section 2.1(d)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.80 shares of Parent Common Stock (the "Exchange Ratio"), together with the associated Parent Rights (as defined in Section 3.4; unless the context otherwise requires, all references herein to Parent Common Stock include the associated Parent Rights).

                      (c) Each share of capital stock of the Company held in the treasury of the Company or held by Parent or any of its subsidiaries shall be canceled and retired and no payment shall be made in respect thereof.

                      (d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Common Stock held by a Dissenting Shareholder shall not be converted as described in Section 2.1(b) but shall become solely the right to receive payment of the fair value of his shares in such amount as may be determined to be due to such Dissenting Shareholder pursuant to the dissent provisions of the MBCA; provided, however, that the Company Common Stock outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Shareholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his, her or its right of appraisal, in either case pursuant to the MBCA, shall be deemed to be converted as of the Effective Time of the Merger into the right to receive the Parent Common Stock at the Exchange Ratio. The Company shall give Parent (i) prompt notice of any written notices of any intent to demand payment and any written demands for payment of Company Common Stock received by the Company and (ii) the opportunity to direct all offers of payment, negotiations and proceedings with respect to any such demands, provided that in such event Parent agrees to assume the settlement or payment obligations of the Company. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                      (e) As of the Effective Time, all shares of Company Common Stock not canceled pursuant to Section 2.1(c) shall no longer be outstanding and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) in the case of Shares subject to Section 2.1(b), (A) certificates representing the number of whole shares of Parent Common Stock into which such shares have been converted pursuant to Section 2.1(b), (B) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.2, without interest, and (C) certain dividends and other distributions in accordance with Section 2.3(c), without interest; and
         (ii) in the case of shares subject to Section 2.1(d), payment of the fair value of their shares in such amount as may be determined to be due a Dissenting Shareholder pursuant to the dissent provisions of the MBCA.

                  2.2 EXCHANGE RATIO; FRACTIONAL SHARES. No certificates for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b). To the extent that an outstanding share of Company Common Stock would otherwise have become a fractional share of Parent Common Stock, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Company Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Parent Common Stock on the New York Stock Exchange Composite Tape ("NYSE") on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Company Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Parent or the Company shall declare a stock dividend or other distribution payable in shares of its common stock or securities convertible into shares of its common stock, or effect a stock split, reclassification, combination or other change with respect to its common stock, the Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

                 2.3 EXCHANGE OF CERTIFICATES.

                     (a) EXCHANGE AGENT. As of the Effective Time, Parent shall make available to an exchange agent designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of Company Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                     (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(b) hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company agree are reasonably necessary, and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of


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         Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, properly endorsed or otherwise in proper form for the transfer, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other nonincome taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate have been paid. Until surrendered as contemplated by this
         Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, or the right to receive payment of the fair value of his, her or its shares in such amount as may be determined to be due to a Dissenting Shareholder pursuant to the dissent provisions of the MBCA, in each case as provided in this Article II.

                     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Law (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

                     (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3.

                     (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to Company Shareholders for six months after the Effective Time shall be delivered to Parent or the Surviving Corporation, upon demand thereby, and holders of shares of Company Common Stock who have not theretofore complied with this
         Section 2.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

                     (f) NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund required to be delivered to a public official pursuant to


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         any applicable abandoned property, escheat or similar law. If any
         Certificates shall not have been surrendered immediately prior to such date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law and without any further action on the part of any party, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

                     (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent in a manner consistent with Parent's investment of its own funds, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In the event the Exchange Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit, or cause to be deposited, in such Exchange Fund on behalf of the Surviving Corporation cash in an amount equal to such loss.

                 2.4 TREATMENT OF STOCK OPTIONS AND WARRANTS.

                     (a) At the Effective Time, each unexpired and unexercised option or right to purchase shares of Company Common Stock granted (or subject to being granted on a contingent basis) under the Company's various stock option plans in effect on the date hereof to current or former directors, officers, employees, consultants or independent contractors of the Company or its subsidiaries (each, a "Company Option" and collectively, "Company Options") shall be assumed by Parent and converted, without further action, into an option (an "Adjusted Option") to acquire, on the same terms and conditions as were applicable under the Company Options and the plans under which they were issued, prior to the Effective Time (including without limitation any provisions for acceleration), that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of the Company Options (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Company Options divided by the Exchange Ratio. In addition, notwithstanding the foregoing, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code. As of the Effective Time, all references to the Company in each Company Option shall be deemed to be references to Parent, where appropriate, and Parent shall assume the obligations of the Company under the Company's 1994 Incentive Stock Plan, as amended, but not under the 1994 Non-qualified Stock Option Plan for Non-Employee Directors, which plan will be terminated as of the Effective Time (but without adversely affecting the holders of outstanding options under such plan). On the Closing Date, Parent will deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant thereto together with written evidence of Parent's acceptance and assumption of all Company Options.

                     (b) At the Effective Time, that certain warrant to purchase 75,000 shares of Company Common Stock at $14.67 per share issued to The Suddath Companies, a Florida corporation, on October 25, 1996 (the " Suddath Warrant"), shall be assumed by Parent and shall become a warrant (the "Adjusted Warrant") to acquire, on the same terms and conditions as were applicable to the Suddath Warrant prior to the Effective Time, that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of the Suddath Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to $14.67 divided by the Exchange Ratio. As of the Effective Time, all references to the Company in the Suddath Warrant shall be deemed to be references to Parent, where appropriate.

                     (c) In connection with the issuance of Adjusted Options and the Adjusted Warrant, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to Adjusted Options and the Adjusted Warrant pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Adjusted Options and the Adjusted Warrant, make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto. Parent agrees to file with the Securities and Exchange Commission (the "Commission") as soon as reasonably practicable


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

         after the Closing Date, an amendment to a registration statement on Form S-8, or a new registration statement on Form S-8, or other appropriate form under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act") to register the issuance of the shares of Parent Common Stock issuable upon exercise of the Adjusted Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options. In addition, Parent will cause that certain Registration Rights Agreement between the Company and The Suddath Companies, dated October 25, 1996, to be complied with respecting shares of Parent Company Stock issuable pursuant to the Adjusted Warrant, and will, on or prior to or immediately after the Effective Time, file a resale registration statement with the Commission concerning shares of Parent Common Stock issuable upon exercise of the Suddath Warrant.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  In order to induce the Company to enter into this Agreement, Parent and Sub hereby represent and warrant to the Company that the statements contained in this Article III are true, correct and complete.

                  3.1 ORGANIZATION AND STANDING. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Parent. The copies of the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Amended and Restated By-laws (the "Bylaws") (or similar organizational documents) of Parent and each of its subsidiaries, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                  3.2 SUBSIDIARIES.

                       (a) As of the date hereof, other than immaterial interests, Parent does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section
         3.2 to the disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company and dated the date hereof. Section
         3.2 to the Parent Disclosure Schedule sets forth as to each subsidiary of Parent: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and
         (iii) the number of issued and outstanding shares of its capital stock or share capital. Except as set forth in Section 3.2 to the Parent Disclosure Schedule, each of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on Parent. All of the outstanding shares of the capital stock of Sub are directly owned by Parent. Other than as set forth in
         Section 3.2 to the Parent Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Parent; and no subsidiary of Parent has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Parent or any predecessor thereof. As used in this Section 3.2, "capital stock" shall include capital stock or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such entity.

                       (b) Neither Parent nor any Affiliate (as defined in
         Section 79-25-3(a) of the Mississippi Shareholder Protection Act) of Parent is an Interested Shareholder (as defined in Section 79-25-3(l) of the Mississippi Shareholder Protection Act) with respect to the Company.


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                  3.3 CORPORATE POWER AND AUTHORITY.

                      (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Share Issuance (as defined below) by the requisite votes of the stockholders of Parent (the "Parent Stockholders") in accordance with the rules of the NYSE and this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that the issuance of Parent Common Stock pursuant hereto (the "Share Issuance") be submitted to the Parent Stockholders for approval at a stockholders meeting and, except for the approval of the Share Issuance by the Parent Stockholders in accordance with the rules of the NYSE, no other corporate approvals on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

                      (b) Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Sub are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding obligation of Sub, enforceable against Sub in accordance with its terms.

                  3.4 CAPITALIZATION OF PARENT. Parent's authorized capital stock consists solely of (a) 50,000,000 shares of common stock, $0.10 par value per share ("Parent Common Stock"), and (b) 500,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"), of which 200,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Parent Series A Preferred Stock"). As of August 11, 1997, (i) 12,283,127 shares of Parent Common Stock were issued and outstanding, (ii) 1,457,985 shares of Parent Common Stock were issuable upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent, and (iii) no shares of Parent Preferred Stock were issued and outstanding. Since August 11, 1997, Parent has not issued any shares of its capital stock except upon the exercise of such options, warrants or convertible securities. Each outstanding share of Parent capital stock is, and all shares of Parent Common Stock to be issued in connection with the Merger will be at the time of issuance, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than the rights ("Parent Rights") issued under the rights agreement, dated as of October 23, 1996, between Parent and ChaseMellon Shareholder Services, L.L.C. (the "Parent Rights Agreement"), and other than as set forth above, in the Parent SEC Documents (as defined in Section 3.7) or in Section 3.4 to the Parent Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Parent of any securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent; and Parent has no obligation of any kind to issue any additional securities or to pay for securities of Parent or any predecessor. Parent has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Parent Common Stock.

                  3.5 CONFLICTS, CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation of the transactions contemplated hereby will:

                      (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws (or any similar organizational document) of Parent or any subsidiary of Parent;

                      (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to


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         which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound;

                      (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets; or

                      (d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than
         (i) approval of the Share Issuance by Parent Stockholders, (ii) approval of the listing of the shares of Parent Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except for any of the foregoing that are set forth in subsections (b), (c) or
(d) of Section 3.5 to the Parent Disclosure Schedule and, in the case of (b),
(c) and (d), for any of the foregoing that would not, in the aggregate, have a material adverse effect on Parent or that would not prevent or delay the consummation of the transactions contemplated hereby.

                  3.6 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Parent SEC Documents filed with the Commission as of the date hereof, since December 31, 1996, (i) each of Parent and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, (ii) no event has occurred which has or which would reasonably be expected to have, in the aggregate, a material adverse effect on Parent (but, excluding for such purposes, events that are generally applicable in Parent's and the Company's industry or industries and the United States economy), and (iii) neither Parent nor any of its subsidiaries has taken any action which would be prohibited by
Section 5.2(a).

                  3.7 PARENT SEC DOCUMENTS. Each of Parent and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1994 under the Securities Exchange Act of 1934 (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of Parent included in the Parent SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to the absence of footnotes and to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

                  3.8 TAXES. Except as set forth in the Parent SEC Documents, and except with respect to any such matters that would not, in the aggregate, have a material adverse effect on Parent, (i) each of Parent and its subsidiaries has duly filed all federal and state income tax returns and all other material tax returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Parent or any of its subsidiaries prior to the date hereof and will file, on or before the Effective Time, all such returns which are required to be filed after the date hereof and on or before the Effective Time, (ii) all of the foregoing returns and reports are true and correct in all material respects, and each of Parent and its subsidiaries has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority,
(iii) each of Parent and its subsidiaries has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of Parent included in the Parent SEC Documents for all taxes payable in respect of all periods ending on or prior to June 30, 1997, (iv) neither Parent nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Parent nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, against Parent or any of its subsidiaries for which there are not adequate reserves in its financial statements (in accordance with generally accepted accounting principles), (vi) as of the date of this Agreement, there are no extensions or waivers or pending requests for extensions or waivers of the time to assess or collect any such tax, (vii) the federal income tax returns of Parent have not been audited, and the federal income tax returns of its subsidiaries have not been audited, since fiscal year ended December 31, 1991, (viii) neither Parent nor any of its subsidiaries is or has been a party to any tax sharing agreement with any corporation which is not currently a member of the affiliated group of which Parent is currently a member, (ix) there are no liens for taxes on any assets of Parent or any of its subsidiaries (other than statutory liens for taxes not yet due or liens for which adequate reserves have been established in its financial statements in accordance with generally accepted accounting principles), (x) Parent and its subsidiaries have withheld and paid (and until the Effective Time will withhold and pay) all income, social security, unemployment, and all other material payroll taxes required to be withheld (including, without limitation, pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law) and paid in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party, and (xi) Parent has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. For purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon and additions to tax. In addition, the term "tax return" shall mean any return, declaration, statement, report, schedule, certificate, form information return, or any other document (including any related or supporting information) required to be supplied to, or filed with, a taxing authority (foreign or domestic) in connection with taxes.

                  3.9 COMPLIANCE WITH LAW. Each of Parent and its subsidiaries is in compliance with, and at all times since December 31, 1993 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Law") relating to it or its business or properties, except for any such failures to be in compliance therewith which, in the aggregate, would not have a material adverse effect on Parent.

                  3.10 REGISTRATION STATEMENT. None of the information provided by Parent or any of its subsidiaries for inclusion in the registration statement on Form S-4 to be filed with the Commission by Parent under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to shares of Parent Common Stock to be issued in the Merger and the joint proxy statement and form of proxies relating to the vote of Company Shareholders with respect to the Merger and the Parent Stockholders with respect to the Share Issuance (collectively and as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement (except for such portions thereof that relate only to or were supplied by the Company and its subsidiaries as to which no representation is made hereby), will comply in all material respects with the provisions of the Securities Act and the Exchange Act.

                  3.11 LITIGATION. Except as set forth in the Parent SEC Documents or Section 3.11 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries which could reasonably be expected to have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have a material adverse effect on Parent.

                  3.12 BROKERAGE AND FINDER'S FEES. Except for Parent's obligation to Equitable Securities Corporation ("Parent Broker") (a copy of the agreement relating to such obligation having previously been provided to the Company), Parent has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Parent Broker and the obligation of the Company to the Company Broker (as hereinafter defined), Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.


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                  3.13 OPINION OF FINANCIAL ADVISOR. Parent has received the opinion of Parent Broker to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

                  3.14 ACCOUNTING MATTERS. To the best knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

                  3.15 TAX-FREE REORGANIZATION. To the best knowledge of Parent, neither Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  3.16 EMPLOYEE BENEFIT PLANS.

                       (a) For purposes of this Agreement, the following terms have the definitions given below: "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Parent Plans with respect to Parent, or Company Plans (as defined below) with respect to the Company.

                       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                       "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
         Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                       "Parent Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Parent or any of its subsidiaries or to which Parent or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term. "Parent Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                       (b) Section 3.16 to the Parent Disclosure Schedule lists all Parent Plans. With respect to each Parent Plan, Parent has made available to the Company a true, correct and complete copy of: (i) each writing constituting a part of such Parent Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
         (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

                       (c) Except as set forth in Section 3.16(c) to the Parent Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Parent Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Parent Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Parent Plan or the related trust.

                       (d) All contributions required to be made to any Parent Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in Parent's financial statements contained in the Parent SEC Documents.

                       (e) Except as set forth in Section 3.16(e) to the Parent Disclosure Schedule, Parent and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Plans. There is not now, and there are no existing, circumstances that standing alone could give rise to any requirement for the posting of security with respect to a Parent Plan or the imposition of any lien on the assets of Parent or any of its subsidiaries under ERISA or the Code.

                       (f) Except as set forth in Section 3.16(f) to the Parent Disclosure Schedule, no Parent Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth in
         Section 3.16(f) to the Parent Disclosure Schedule, no Parent Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Parent or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

                       (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Parent or any of its subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither Parent nor any of its subsidiaries nor any of their respective ERISA affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                       (h) Except as set forth in Section 3.16(h) to the Parent Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Parent nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                       (i) Except as set forth in Section 3.16(i) to the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or director or former employee or former director of Parent or any of its subsidiaries, pursuant to a "change in control" or "change of control" or otherwise. Without limiting the generality of the foregoing and except as set forth in Section 3.16(i) to the Parent Disclosure Schedule, no amount paid or payable by Parent or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                       (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans which could reasonably be expected to result in any material liability of Parent or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                  3.17 CONTRACTS. Section 3.17 of the Parent Disclosure Schedule lists all agreements, arrangements, guaranties, leases, contracts and understandings, whether written or oral, to which Parent or its subsidiaries, or any of their respective assets, business, or operations, is a party, or is bound or affected by, or receives benefits under, but not including the following: (i) those cancelable without penalty on notice of ninety (90) days or less and pursuant to which aggregate annual payments do not exceed $50,000; (ii) those with a remaining term of less than one year and pursuant to which aggregate annual payments do not exceed $50,000; (iii) those for the purchase and sale of raw materials and supplies and finished goods and repurchase agreements with dealers' floor plan lenders (forms of which have been provided to the Company) in the ordinary course of business on terms customary in the industry and consistent with past practices; (iv) those that do not require the Company to make aggregate annual payments of more than $25,000; and (v) as otherwise reflected in Parent SEC Documents (the "Parent Contracts"). With respect to each Parent Contract and each such agreement, arrangement, guaranty, lease, contract or understanding excluded from the definition of Parent Contract, and except as set forth in Section 3.17 of the Parent Disclosure Schedule, none of the Parent, any of its subsidiaries, or, to the knowledge of the Parent, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by the Parent under, any Parent Contract to which it is a party, except such violations or defaults under such Parent Contracts which, in the aggregate, would not have a material adverse effect on the Parent.

                  3.18 LABOR RELATIONS. There is no unfair labor practice complaint against Parent or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Parent, threatened against or involving Parent or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on Parent. Except as disclosed in the Parent SEC Documents or Section 3.18 to the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its subsidiaries.

                  3.19 PERMITS. Each of Parent and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent.

                  3.20 ENVIRONMENTAL MATTERS.

                       (a) As used herein, the term "Environmental Laws" means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all applicable authorizations, codes, decrees, injunctions, judgments, licenses, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder to the extent applicable to the specific operations of Parent or the Company, as applicable.

                       (b) Except as set forth in the Parent SEC Documents filed with the Commission as of the date hereof or as disclosed in the Phase I environmental surveys conducted with respect to the facilities operated by Parent and its subsidiaries, copies of which have been made available to the Company, there are, with respect to Parent, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, nor any releases of any materials into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state or local laws, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent, and none of Parent and its subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing that, if adversely determined, could reasonably be expected to have a material adverse effect on Parent.

                       (c) Except as set forth in the Parent SEC Documents filed with the Commission as of the date hereof or as disclosed in the Phase I environmental surveys conducted with respect to the facilities operated by Parent and its subsidiaries, copies of which have been made available to the Company, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Parent or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Parent or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of Parent's business, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent.

                  3.21 NO UNDISCLOSED LIABILITIES. Except as set forth in
Section 3.21 of the Parent Disclosure Schedule or the Parent SEC Documents, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Parent's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996, included in Parent's 1996 Annual Report to Stockholders (the "1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Balance Sheet, (c) in the aggregate adequately provided for in Parent's unaudited balance sheet (including any notes thereto) for the period ended June 27, 1997, included in Parent's Quarterly Report on Form 10-Q for such period or incurred since December 31, 1996 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a material adverse effect on Parent.

                  3.22 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement, or as set forth in Section 3.22 of the Parent Disclosure Schedule or the Parent SEC Documents, to the best of Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its subsidiaries, acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent, except for any prohibition or impairment as would not reasonably be expected to have a material adverse effect on Parent.

                  3.23 TITLE TO PROPERTY. Except as set forth in Section 3.23 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good and marketable title to all of their properties and assets, real and personal, tangible and intangible, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a material adverse effect on Parent; and, to the knowledge of Parent, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a material adverse effect on Parent.

                  3.24 CONDITION OF PROPERTY.

                       (a) Except as set forth in Section 3.24 of the Parent Disclosure Schedule, each of the buildings, improvements and structures located upon any real property and land owned by Parent or any of its subsidiaries ( collectively, the "Owned Property"), and each of the buildings, structures and premises leased by the Parent or any of its subsidiaries (the "Leased Premises"), is in reasonably good repair and operating condition, and Parent has not received any notice of or writing referring to any requirements by any insurance company that has issued a policy covering any part or any Owned Property or Lease Premises or by any board of fire underwriters or any other body exercising similar functions, requiring any repairs or work to be done on any part of any Owned Property or Leased Premises, except as would not reasonably be expected to have a material adverse effect on Parent.

                       (b) Except as set forth in Section 3.24(b) of the Parent Disclosure Schedule, all structural or material mechanical systems in the buildings upon the Owned Property and Leased Properties are in good working order and working condition, and adequate for the operation of the business of Parent and its subsidiaries as heretofore conducted, except as would not reasonably be expected to have a material adverse effect on Parent.

                  3.25 INTELLECTUAL PROPERTY.

                       (a) Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trade secrets, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Parent and its subsidiaries as currently conducted, except as would not reasonably be expected to have material adverse effect on Parent.

                       (b) Except as disclosed in Section 3.25(b) of the Parent Disclosure Schedule or the Parent SEC Documents or as would not reasonably be expected to have a material adverse effect on Parent (i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"); (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by Parent or any of its subsidiaries (the "Parent Intellectual Property Rights"), any trade secret material to Parent, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through Parent or any of its subsidiaries, are currently pending or, to the knowledge of Parent, are overtly threatened by any person; and (iii) Parent does not know of any valid ground for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (B) against the use by Parent or any of its subsidiaries, of any programs and applications used in the business of Parent or any of its subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of the Parent Intellectual Property Rights or other trade secret material to Parent; or (D) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by Parent or any of its subsidiaries.

                       (c) To Parent's knowledge, all material patents, registered trademarks, service marks and copyrights held by Parent are valid and subsisting. Except as set forth in Section 3.25(c) of the Parent Disclosure Schedule or the Parent SEC Documents, to Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property by any third party, including any employee or former employee of Parent or any of its subsidiaries.

                  3.26 INTERESTED PARTY TRANSACTIONS. Except as set forth in
Section 3.26 of the Parent Disclosure Schedule or the Parent SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the date of Parent's proxy statement dated March 31, 1997 (the "1997 Parent Proxy Statement"), no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the Commission.

                  3.27 INSURANCE. Except as set forth in Section 3.27 of the Parent Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, and provide adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets, except as would not reasonably be expected to have a material adverse effect on Parent.

                  3.28 FULL DISCLOSURE. No statement contained in this Agreement or any certificate or schedule furnished or to be furnished by Parent or Sub or its subsidiaries to the Company in, or pursuant to the provisions of, this Agreement when considered with all other statements made in or in connection with this Agreement, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, except where the material fact so misstated or omitted to be stated would not reasonably be expected to have a material adverse effect on Parent.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  In order to induce Parent and Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Sub that the statements contained in this Article IV are true, correct and complete.

                  4.1 ORGANIZATION AND STANDING. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on the Company. The copies of the Restated Articles of Incorporation and Bylaws (or similar organizational documents) of the Company and each of its subsidiaries, which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                  4.2 SUBSIDIARIES. As of the date hereof, other than immaterial interests, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 to the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent and dated the date hereof. Section 4.2 to the Company Disclosure Schedule sets forth as to each subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital and (iii) the number of issued and outstanding shares of its capital stock or share capital. Except as set forth in Section 4.2 of the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on the Company. Other than as set forth in Section 4.2 to the Company Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of the Company; and no subsidiary of the Company has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of the Company or any predecessor thereof. As used in this Section 4.2, "capital stock" shall include capital stock or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such entity.

                  4.3 CORPORATE POWER AND AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Merger and the adoption and authorization of this Agreement by the Company Shareholders in accordance with the MBCA and this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company Shareholders for adoption at a shareholders meeting and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of shares of Company Common Stock in accordance with the Applicable Law, no other corporate approvals on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  4.4 CAPITALIZATION OF THE COMPANY. The Company's authorized capital stock consists solely of (a) 20,000,000 shares of common stock, $0.10 par value per share ("Company Common Stock") and (b) 5,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"). As of June 30, 1997, (i) 9,466,486 shares of Company Common Stock were issued and outstanding, (ii) 450,000 shares of Company Common Stock were issuable upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issuable (on a contingent basis or otherwise) by the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding. Since June 30, 1997, the Company has not issued any shares of its capital stock except upon the exercise of such options, warrants or convertible securities. Each outstanding share of Company capital stock is duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than as set forth above, in the Company SEC Documents (as defined in Section 4.7) or in Section 4.4 to the Company Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company; and the Company has no obligation of any kind to issue

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any additional securities or to pay for securities of the Company or any predecessor. The Company has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Company Common Stock.

                  4.5 CONFLICTS; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby will:

                      (a) conflict with or violate any provision of the Restated Articles of Incorporation or Bylaws (or any similar organizational document) of the Company or any subsidiary of the Company;

                      (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound;

                      (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

                      (d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Company Shareholders, (ii) actions required by the HSR Act and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except for any of the foregoing that are set forth in subsections (b), (c) or
(d) of Section 4.5 of the Company Disclosure Schedule and, in the case of (b),
(c) and (d), for any of the foregoing that would not, in the aggregate, have a material adverse effect on the Company or that would not prevent or delay the consummation of the transactions contemplated hereby.

                  4.6 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company SEC Documents filed with the Commission as of the date hereof, since December 31, 1996, (i) each of the Company and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, (ii) no event has occurred which has or which would reasonably be expected to have, in the aggregate, a material adverse effect on the Company (but, excluding for such purposes, events that are generally applicable in Parent's and the Company's industry or industries and the United States economy), and (iii) except as listed on Section 4.6 of the Company Disclosure Schedule neither the Company nor any of its subsidiaries has taken any action which would be prohibited by
Section 5.3(a).

                  4.7 COMPANY SEC DOCUMENTS. Each of the Company and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 21, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of the Company included in the Company SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to the absence of footnotes and to normal, recurring and year-end audit adjustments) in all material respects

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the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

                  4.8 TAXES. Except as set forth in the Company SEC Documents and except with respect to any such matters that would not, in the aggregate, have a material adverse effect on the Company or as listed in Section 4.8 to the Company Disclosure Schedule, (i) each of the Company and its subsidiaries has duly filed all federal and state income tax returns and all other material tax returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or any of its subsidiaries prior to the date hereof and will file, on or before the Effective Time, all such returns which are required to be filed after the date hereof and on or before the Effective Time, (ii) all of the foregoing returns and reports are true and correct in all material respects, and each of the Company and its subsidiaries has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (iii) each of the Company and its subsidiaries has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of the Company included in the Company SEC Documents for all taxes payable in respect of all periods ending on or prior to June 30, 1997, (iv) neither the Company nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither the Company nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, against the Company or any of its subsidiaries for which there are not adequate reserves in its financial statements (in accordance with generally accepted accounting principles), (vi) as of the date of this Agreement, there are no extensions or waivers or pending requests for extensions or waivers of the time to assess or collect any such tax, (vii) the federal income tax returns of the Company have not been audited and the federal income tax returns of its subsidiaries have not been audited, since December 31, 1994, (viii) neither the Company nor any of its subsidiaries is or has been a party to any tax sharing agreement with any corporation which is not currently a member of the affiliated group of which the Company is currently a member, (ix) there are no liens for taxes on any assets of the Company or any of its subsidiaries (other than statutory liens for taxes not yet due or liens for which adequate reserves have been established in its financial statements in accordance with generally accepted accounting principles), (x) the Company and its subsidiaries have withheld and paid (and until the Effective Time will withhold and pay) all income, social security, unemployment, and all other material payroll taxes required to be withheld (including, without limitation, pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law) and paid in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party, and (xi) the Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                  4.9 COMPLIANCE WITH LAW. Each of the Company and its subsidiaries is in compliance with, and at all times since December 31, 1993 has been in compliance with, all Applicable Laws relating to it or its business or properties, except for any such failures to be in compliance therewith which, in the aggregate, would not have a material adverse effect on the Company.

                  4.10 REGISTRATION STATEMENT. None of the information provided by the Company or any of its subsidiaries for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement (except for such portions thereof that relate only to or were supplied by Parent and its subsidiaries as to which no representation is made hereby), will comply in all material respects with the provisions of the Securities Act and the Exchange Act.

                  4.11 LITIGATION. Except as set forth in the Company SEC Documents or Section 4.11 of the Company Disclosure Schedule, there is no action pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which could reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have a material adverse effect on the Company.

                  4.12 BROKERAGE AND FINDER'S FEES. Except for the Company's obligation to Rauscher Pierce Refsnes, Inc. ("Company Broker') (a copy of the written agreement relating to such obligation having previously been


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

provided to Parent), the Company has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Company Broker and the obligation of Parent to the Parent Broker, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

                  4.13 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Company Broker to the effect that, as of the date hereof, the Exchange Ratio is fair to the Company Shareholders from a financial point of view.

                  4.14 ACCOUNTING MATTERS. To the best knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

                  4.15 TAX-FREE REORGANIZATION. To the best knowledge of the Company, neither the Company nor any of its subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  4.16 EMPLOYEE BENEFIT PLANS.

                       (a) For purposes of this Agreement, "Company Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Company Plans" includes all employee welfare benefit plans within the meaning of
         Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                       (b) Section 4.16 to the Company Disclosure Schedule lists all Company Plans. With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
         (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

                       (c) Except as set forth in Section 4.16(c) to the Company Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Company Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Company Plan or the related trust.

                       (d) All contributions required to be made to any Company Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Company's financial statements contained in the Company SEC Documents.

                       (e) Except as set forth in Section 4.16(e) to the Company Disclosure Schedule, the Company and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans. There is not now, and there are no existing, circumstances that standing alone could give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

                       (f) Except as set forth in Section 4.16(f) to the Company Disclosure Schedule, no Company Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Plan is a Multiemployer Plan (as defined in Section 3.16) or a Multiple Employer Plan (as defined in Section 3.16), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

                       (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or
         Section 4204 of ERISA.

                       (h) Except as set forth in Section 4.16(h) to the Company Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                       (i) Except as set forth in Section 4.16(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or director or former employee or former director of the Company or any of its subsidiaries, pursuant to a "change in control" or "change of control" or otherwise. Without limiting the generality of the foregoing and except as set forth in Section 4.16(i) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                       (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                  4.17 CONTRACTS. Section 4.17 of the Company Disclosure Schedule lists all agreements, arrangements, guaranties, leases, contracts and understandings, whether written or oral, to which the Company or its subsidiaries, or any of their respective assets, business, or operations, is a party, or is bound or affected by, or receives benefits under, but not including the following: (i) those cancelable without penalty on notice of ninety days or less and pursuant to which aggregate annual payments do not exceed $50,000; (ii) those with a remaining term of less than one year and pursuant to which aggregate annual payments do not exceed $50,000; (iii) those for the purchase and sale of raw materials and supplies and finished goods and repurchase agreements with dealers' floor plan lenders (forms of which have been provided to Parent) in the ordinary course of business on terms customary in the industry and consistent with past practices; (iv) those that do not require the Company to make aggregate annual payments of more than $25,000; and (v) except as otherwise reflected in the Company SEC Documents (the "Company Contracts"). With respect to each Company Contract and each such agreement, arrangement, guaranty, lease, contract or understanding excluded from the definition of Company Contract, and except as set forth in Section 4.17 of the Company Disclosure Schedule, none of the Company, any of its subsidiaries, or, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by the Company under, any Company Contract to which it is a party, except such violations or defaults under such Company Contracts which, in the aggregate, would not have a material adverse effect on the Company.


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
                  4.18 LABOR RELATIONS. There is no unfair labor practice complaint against the Company or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on the Company. Except as disclosed in the Company SEC Documents or Section 4.18 to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries.

                  4.19 PERMITS. Each of the Company and its subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

                  4.20 ENVIRONMENTAL MATTERS.

                       (a) Except as set forth in the Company SEC Documents filed with the Commission as of the date hereof or as disclosed in the Phase I environmental surveys with respect to the facilities operated by the Company and its subsidiaries, copies of which have been provided to Parent, there are, with respect to the Company, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, nor any releases of any materials into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and none of the Company and its subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing that, if adversely determined, could reasonably be expected to have a material adverse effect on the Company.

                       (b) Except as set forth in Section 4.20 to the Company Disclosure Schedule or set forth in the Company SEC Documents filed with the Commission as of the date hereof or as disclosed in the Phase I environmental surveys conducted in connection with the transactions contemplated by this Agreement with respect to the facilities operated by the Company and its subsidiaries, copies of which have been provided to Parent, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of the Company's business, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

                  4.21 PARENT STOCK OWNERSHIP. Except as set forth in Section
4.21 to the Company Disclosure Schedule, neither the Company nor any of its "affiliates" or "associates" "owns" (as each of such terms is defined in Section 203 of the Delaware General Corporation Law) any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

                  4.22 STATE TAKEOVER LAWS. Prior to the date hereof, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to any applicable takeover laws: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby. As used herein, "takeover laws" means any "moratorium," "control share," "fair price," "business combination" or similar anti-takeover statutes or regulations of the State of Mississippi or any other law, or any provision of the Company's Restated Articles of Incorporation or Bylaws, that purports to limit or restrict business combinations or the ability to acquire or vote shares that would otherwise be applicable to this Agreement and the transactions contemplated hereby.

                  4.23 NO UNDISCLOSED LIABILITIES. Except as is disclosed in
Section 4.23 of the Company Disclosure Schedule and the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's balance sheet (including any related notes thereto) as of December 31, 1996 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Balance Sheet, (c) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any notes thereto) for the period ended June 30, 1997, included in the Company's Quarterly Report on Form 10-Q for such period or incurred since December 31, 1996 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a material adverse effect on the Company.

                  4.24 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement, or as set forth in Section 4.24 of the Company Disclosure Schedule or the Company SEC Documents, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not reasonably be expected to have a material adverse effect on the Company.

                  4.25 TITLE TO PROPERTY. Except as set forth in Section 4.25 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and marketable title to all of their owned properties and assets, real and personal, tangible and intangible, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a material adverse effect on the Company; and, to the Company's knowledge, all leases pursuant to which the Company or any of its subsidiaries lease from other material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected to have a material adverse effect on the Company.

                  4.26 CONDITION OF PROPERTY.

                       (a) Except as set forth in Section 4.26(a) of the Company Disclosure Schedule, each of the buildings, improvements and structures located upon any real property and land owned by Company or any of its subsidiaries (collectively, the "Owned Property"), and each of the buildings, structures and premises leased by the Company or any of its subsidiaries (the "Leased Premises"), is in reasonably good repair and operating condition, and the Company has not received any notice of or writing referring to any requirements by any insurance company that has issued a policy covering any part of any Owned Property or Leased Premises or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or work to be done on any part of any Owned Property or Leased Premises, except as would not reasonably be expected to have a material adverse effect on the Company.

                       (b) Except as set forth in Section 4.26(b) of the Company Disclosure Schedule, all structural or material mechanical systems in the buildings upon the Owned Property and Leased Properties are in good working order and working condition, and are adequate for the operation of the business of the Company and its subsidiaries as heretofore conducted, except as would not reasonably be expected to have a material adverse effect on the Company.

                  4.27 INTELLECTUAL PROPERTY.

                       (a) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trade secrets, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have a material adverse effect on the Company.

                       (b) Except as disclosed in Section 4.27(b) of the Company Disclosure Schedule or the Company SEC Documents or as would not reasonably be expected to have a material adverse effect on the
         Company: (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"); (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the Company, are overtly threatened by any person; and (iii) the Company does not know of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its subsidiaries infringes on any copyright, patent, trademark, service marks or trade secret; (B) against the use by the Company or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any part of the Company Intellectual Property Rights or other trade secret material to the Company; or (D) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its subsidiaries.

                       (c) To the Company's knowledge, all material patents, registered trademarks and copyrights held by the Company are valid and subsisting. Except as set forth in Section 4.27(c) of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries.

                  4.28 INTERESTED PARTY TRANSACTIONS. Except as set forth in
Section 4.28 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the date of the Company's proxy statement dated May 6, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the Commission.

                  4.29 INSURANCE. Except as disclosed in Section 4.29 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, and provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets, except as would not reasonably be expected to have a material adverse effect on the Company.

                  4.30 FULL DISCLOSURE. No statement contained in this Agreement or in any certificate or schedule furnished or to be furnished by the Company to Parent in, or pursuant to the provisions of, this Agreement, when considered with all other statements made in or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, except where the material fact so misstated or omitted to be stated would not reasonably be expected to have a material adverse effect on the Company.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

                  The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.


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

                  5.1  MUTUAL COVENANTS.

                       (a) GENERAL. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement as promptly as possible (including, without limitation, using its reasonable efforts to cause the conditions set forth in
         Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

                       (b) HSR ACT. As soon as practicable, and in any event no later than ten business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

                       (c) OTHER GOVERNMENTAL MATTERS AND CONSENTS. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority or other person or entity that it may be required to give, make or obtain.

                       (d) POOLING-OF-INTERESTS. Each of the parties shall use its reasonable efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes.

                       (e) TAX-FREE TREATMENT. Each of the parties shall use its reasonable efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Bradley Arant Rose & White LLP to issue its opinion provided for in Section 6.2(d).

                       (f) PUBLIC ANNOUNCEMENTS. Unless otherwise required by Applicable Law or requirements of the NYSE or The Nasdaq Stock Market, at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Parent and the Company shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc.

                       (g) ACCESS. Subject to Applicable Law, from and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Parent and the Company shall permit representatives of the other to have reasonable access to the other's officers, employees, premises, properties, books, records, contracts, tax records and documents. Information obtained by Parent and the Company pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreement between them dated July 11, 1997 (the "Confidentiality Agreement"), which agreement remains in full force and effect.

                       (h) STOCKHOLDERS AND SHAREHOLDERS MEETINGS. Each of Parent and the Company shall duly call, give notice of, convene and hold a meeting of its respective stockholders and shareholders, to be held as promptly as practicable following the date hereof for the purpose of obtaining the requisite stockholder and shareholder approvals and adoptions in connection with this Agreement, the Share Issuance and the Merger, and each shall use reasonable efforts to cause such meetings to occur on the same date. Subject to compliance with their respective fiduciary duties to their shareholders and stockholders under Mississippi and Delaware law, respectively, the Board of Directors of each of Parent and the Company will (i) recommend that its respective stockholders and shareholders approve such matters and (ii) use reasonable efforts to obtain any necessary approvals by its respective stockholders and shareholders.

                       (i) PREPARATION OF PROXY STATEMENT AND REGISTRATION STATEMENT. Each of Parent and the Company shall cooperate to, and shall, as soon as is reasonably practicable, prepare and file the Proxy Statement with the Commission on a confidential basis. Each of Parent and the Company shall cooperate to prepare and file, and Parent shall prepare and file, the Registration Statement with the Commission as soon as


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

         is reasonably practicable following clearance of the Proxy Statement by the Commission and each of Parent and the Company shall cooperate to, and shall, use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Parent shall advise the Company promptly after it receives notice of (i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the Commission, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any correspondence, comments or requests from the Commission in respect of the Registration Statement. If at any time prior to the Effective Time, any information pertaining to the Company contained in or omitted from the Registration Statement makes statements contained in the Registration Statement false or misleading, the Company shall promptly so inform Parent and provide Parent with the information necessary to make such statements contained therein not false and misleading. Each of Parent and Company shall also cooperate to, and shall, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the Share Issuance.

                       (j) NOTIFICATION OF CERTAIN MATTERS. Each of Parent and the Company shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement made by such party to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
         Section 5.1(j) shall not limit or otherwise affect the remedies available hereunder to any party, nor will it override the provisions of Sections 6.2 and 6.3, as applicable.

                       (k) AFFILIATES. Each of Parent and the Company shall use its reasonable efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of such party within the meaning of Rule 145 under the Securities Act, to execute and deliver to Parent no less than 35 days prior to the date of the meeting of such party's respective stockholders and shareholders written undertakings in the form attached hereto as Exhibit 5.1(k).

                       (l) INJUNCTIONS. Each of Parent and the Company shall cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated by this Agreement.

                       (m) TAX REPRESENTATION LETTERS. Each of Parent and the Company shall cooperate with one another in obtaining the opinion of Bradley Arant Rose & White LLP, counsel to Parent, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Company Shareholders with respect to shares of Parent Company Stock received in the Merger in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional shares of Parent Common Stock. In connection therewith, each of Parent and the Company shall deliver to Bradley Arant Rose & White LLP representation letters substantially in the form attached hereto as Exhibit 5.1(m).

                       (n) ADDITIONAL REPORTS. Parent and the Company shall each furnish to the other copies of any reports of the type referred to in Sections 3.7 and 4.7 which it files with the SEC on or after the date hereof, and Parent and the Company, as the case may be, represents and warrants that, as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of Parent and its consolidated subsidiaries or the Company and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).


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

                  5.2  COVENANTS OF PARENT.

                       (a) CONDUCT OF PARENT'S OPERATIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (x) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of the Parent and its subsidiaries and (y) take no action which would (i) materially adversely affect the ability to obtain any consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any party hereto to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent the Parent or any of its subsidiaries from discontinuing or disposing of any of their respective properties or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries.

                       (b) INDEMNIFICATION. Parent and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided by law or in its Restated Articles of Incorporation, Bylaws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Parent shall not amend, repeal, or otherwise modify the Restated Articles of Incorporation, Bylaws or any such agreement as any of them relate to indemnification in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law, and Parent further shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence. In addition, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each officer and director of the Company to the extent such person would be entitled to indemnification pursuant to the first sentence of this Section 5.2(b) against any costs or expenses (including attorneys' fees), losses, damages or amounts paid in settlement in connection with any claim, action, suit or proceeding arising out of or pertaining to the transactions contemplated by this Agreement, provided that the Indemnified Party agrees that, in the event that it is ultimately determined that such Indemnified Party is not entitled to the payment of such expenses, for any reason, such Indemnified Party shall reimburse Parent or the Surviving Corporation for such expenses paid in advance. The Surviving Corporation or Parent, as the case may be, shall only be required to pay for one law firm for all Indemnified Parties (unless the use of one law firm for all Indemnified Parties would present such law firm with a conflict of interest). Neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Parent will maintain in effect the Company's directors' and officers' liability policy for the current term of such policy.

                       (c) LISTING APPLICATION. Parent shall, as soon as practicable following the date hereof, prepare and submit to the NYSE a subsequent listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject to official notice of issuance.

                       (d) EMPLOYEE BENEFITS. Following the Effective Time, except as otherwise provided in this Section 5.2, Parent shall provide generally to officers and employees of the Company and its subsidiaries employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Parent Common Stock), on terms and conditions which are not materially less favorable than those currently provided by the Company and its subsidiaries to their similarly situated officers and employees. Company officers and employees shall be entitled to receive credit for time of service to the Company or any of its subsidiaries for such purposes. Parent and Company further agree that the Belmont Homes, Inc. 401(k) Profit Sharing Plan (the "BH 401(k)") will either be (i) merged into the Cavalier Homes, Inc. Employees 401(k) Retirement Plan (the "CH 401(k)"), (ii) terminated as of such date prior to, on or after the Effective Time or (iii) continued (with such changes as Parent from time to time shall determine), all as Parent shall determine and specify consistent with the requirements of the Code and ERISA. In the event of the merger or termination of the BH 401(k) as contemplated by clauses (i) and (ii) above, then from and after (i) January 1 following the termination of the BH 401(k) or (ii) the merger of the BH 401(k) into the CH 401(k), for purposes of determining eligibility to participate in, and vesting in accrued benefits under the CH 401(k), employment by the Company or its subsidiaries shall be credited as if it were employment by Parent, except to the extent




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

         otherwise required by applicable law, but such service shall not be credited for purposes of determining benefit accrual under the CH 401(k).

                       (e) ACCOUNTANT'S "COMFORT" LETTER. Parent shall use its reasonable efforts to cause to be delivered to the Company "comfort" letters of Deloitte & Touche LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

                  5.3 COVENANTS OF THE COMPANY.

                       (a) CONDUCT OF THE COMPANY'S OPERATIONS. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. The Company shall confer at such times as Parent may reasonably request with one or more representatives of Parent to report material operational matters and the general status of on-going operations (to the extent Parent reasonably requires such information). Furthermore, the Company shall notify Parent of any emergency or other change in the normal course of its or its subsidiaries respective businesses or in the operation of its or its subsidiaries respective properties and of any complaints, investigations or hearings (or communications that threaten the same) of any governmental body or authority if such emergency, charge, complaint, investigation or hearing would have a material adverse effect on the Company. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, the Company shall not, and shall cause its subsidiaries to not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Parent:

                           (i) do or effect any of the following actions with respect to its securities or the securities of any of its subsidiaries: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire any of its securities, (C) grant any person any right or option to acquire any of its securities, (D) issue, deliver or sell or agree to issue, deliver or sell any additional securities (except pursuant to the exercise of outstanding options to purchase Company Common Stock or the Suddath Warrant) or amend the terms of any of its securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                           (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets which are material, in the aggregate, other than in the ordinary course of business consistent with past practice;

                           (iii) make or propose any changes in its Restated
                  Articles of Incorporation, as amended, or Bylaws, or other organizational documents;

                           (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person except in the circumstances permitted in Section 5.3(b) below, other than in connection with this Agreement and the transactions contemplated hereby;

                           (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for


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

                  obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice;

                           (vi)   enter into or modify any employment,
                  severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases and bonuses granted to employees who are not officers or directors in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law, this Agreement, any applicable collective bargaining agreement or a binding written contract in effect on the date of this Agreement, or adopt any new employee benefit plan (or grant any options or awards thereunder);

                           (vii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

                           (viii) settle any actions or claims, whether now
                  pending or hereafter made or brought, involving an amount in excess of $25,000;

                           (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Company Contract to which the Company is a party or any confidentiality agreement to which the Company is a party (except in the case of a confidentiality agreement to the extent permitted by Section 5.3(b) below), or enter into any new Company Contract;

                           (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof or any acquisitions of any other business or any material portion thereof, other than in the ordinary course of business consistent with past practice;

                           (xi) subject to the terms of Section 5.3(b) of this Agreement, conduct its business in a manner or take, or cause to be taken, any other action that could reasonably be expected to prevent or materially delay the Company from consummating the transactions contemplated by this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including without limitation, any action that may materially limit or delay the ability of the Company to consummate the transactions contemplated by this Agreement as a result of antitrust or securities laws or other regulatory concerns;

                           (xii) make any material tax election or settle or compromise any material tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business;

                           (xiii) pay, discharge or satisfy any material claims,
                  liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

                           (xiv) agree to take any action prohibited by the foregoing.

                       (b) NO SOLICITATION. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents, financial advisors, investment bankers, attorneys, accountants or other representatives, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal with respect to any recapitalization, merger, tender offer or exchange offer, consolidation or other business combination involving the Company, or acquisition or disposition of any capital stock (whether or not then outstanding except in connection with the exercise of options or warrants, as permitted in Section 5.3(a)) or any material portion of the assets of the Company (except for acquisitions or dispositions of assets in the ordinary course of business consistent with


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

         past practice), or any combination of the foregoing or other similar transaction (a "Company Competing Transaction"), (ii) negotiate or otherwise engage in discussions with any person (other than Parent, Sub or their respective directors, officers, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives) with respect to any Company Competing Transaction or
         (iii) enter into any agreement, arrangement or understanding with respect to a Company Competing Transaction, or that requires it to abandon, terminate or fail to consummate the Merger, or that directly results in impeding, interfering with or frustrating the Merger. Notwithstanding anything in this Agreement to the contrary, the Company may (x) furnish non-public or other information to (subject to a confidentiality agreement in reasonably customary form, but in no event on terms materially less favorable to the Company than the Confidentiality Agreement), and negotiate or otherwise engage in discussions with, any party who delivers an unsolicited bona fide proposal for a Company Competing Transaction (as further defined in the last sentence of Section 7.1 below) if and so long as the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that not taking such action would reasonably be expected to result in the violation by the Board of Directors of the Company of its fiduciary duties to its shareholders under Mississippi law, and (y) take a position with respect to a Company Competing Transaction, or amend or withdraw such position, in compliance with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Competing Transaction; provided, however, that the Company shall take a position recommending against such Company Competing Transaction unless it determines in good faith, after consultation with its outside legal counsel, that to take such a position would reasonably be expected to constitute a violation of the fiduciary duties of the Board of Directors of the Company to its shareholders under Mississippi law. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Company Competing Transaction. From and after the execution of this Agreement, the Company shall immediately advise Parent orally, to be followed by a confirmation in writing, of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Company Competing Transaction (including, unless prohibited by law from doing so, the status of the negotiations and the transaction and reasonable details with respect thereto), and shall, unless prohibited by law from doing so keep Parent advised on a current basis of the status and the reasonable details with respect to any such proposals or inquiries and any discussions or negotiations. Unless prohibited by law the Company shall also promptly furnish to Parent a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

                       (c) ACCOUNTANT'S "COMFORT" LETTERS. The Company shall use its reasonable efforts to cause to be delivered to Parent "comfort" letters of KPMG Peat Marwick LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

                                   ARTICLE VI
                                   CONDITIONS

                  6.1 MUTUAL CONDITIONS. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

                       (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule, regulation or executive order shall have been enacted, entered or promulgated by any Governmental Authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby.

                       (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other material consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained.

                       (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, in accordance with Applicable Law, at the Company's shareholder meeting, and the Share Issuance shall have been approved by the Parent Stockholders in accordance with the rules of NYSE.

                       (d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC or any other Governmental Entity.

                       (e) No action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or which seeks material damages in connection with the transactions contemplated hereby which continues to be outstanding.

                       (f) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                       (g) All consents, waivers and approvals of third parties required in connection with the transactions contemplated hereby shall have been obtained, except where the failure to obtain such consents, waivers or approvals, in the aggregate, would not reasonably be expected to result in a material adverse effect on Parent or the Company, as the case may be, provided that a party which has not used all reasonable efforts to obtain a consent, approval or waiver may not assert this condition with respect to such consent, approval or waiver.

                  6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Company:

                       (a) The representations and warranties of each of Parent and Sub shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), other than such breaches of representations and warranties which would not have or which would not be reasonably expected to have, in the aggregate, a material adverse effect on Parent.

                       (b) Each of Parent and Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                       (c) Parent and Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chairman, Chief Executive Officer and President or a Senior Vice President, certifying as to the satisfaction of the matters described in (a) and
         (b) above.

                       (d) The Company shall have received an opinion dated as of the date of the mailing of the Proxy Statement of Bradley Arant Rose & White LLP, which opinion has not been withdrawn or modified in any material way, substantially in the form of Exhibit 6.2(d), to the effect that (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized by Company Shareholders with respect to shares of Parent Common Stock received in the Merger in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional shares of Parent Common Stock; and the Company shall further have received an opinion of Bradley Arant Rose & White LLP dated as of the Closing Date, in form reasonably satisfactory to the Company, to the effect that, (A) each of Parent and Sub are corporations duly organized, existing and in good standing under the laws of their respective states of incorporation, (B) this Agreement was duly authorized by Parent and Sub and constitutes a valid and binding agreement enforceable against each of Parent and Sub in accordance with its terms, and (C) the shares of Parent Common Stock to be issued in the Merger have been duly authorized and are validly issued, fully paid and nonassessable, have been registered under the Securities Act pursuant to a registration statement that has been declared effective and as to which, to the best of its knowledge, no stop order has been issued or is threatened. In rendering the tax opinions referenced in
         (1) and (2) above, Bradley Arant Rose &


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         White LLP, may require and rely on representations contained in certificates of Parent, the Company, Sub and others and in the tax representation letters provided for in Section 5.1(m) above, as they deem reasonably appropriate. In the corporate opinions referred to in
         (A), (B) and (C) above, Bradley Arant Rose & White LLP may rely on representations contained in certificates of Parent, the Company, Sub and others, on certificates of public officials, and on opinions of local legal counsel, as it deems appropriate, and shall be entitled to render the opinion in such form and with such qualifications as is customary for such firm in rendering similar opinions in transactions of this nature.

                       (e) The Company shall have received a letter, in form and substance reasonably satisfactory to the Company, from KPMG Peat Marwick LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                       (f) The Company shall have received from Parent the "comfort" letters of Deloitte & Touche LLP described in Section 5.2(e).

                       (g) The Company shall have received an opinion from the Company Broker dated as of the date of mailing of the Proxy Statement to the effect that, as of the date thereof, the Exchange Ratio is fair to the Company Shareholders from a financial point of view.

                  6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Parent and Sub:

                       (a) The representations and warranties of the Company shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), other than such breaches of representations and warranties which would not have or which would not be reasonably expect to have, in the aggregate, a material adverse effect on the Company.

                       (b) The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                       (c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chairman, Chief Executive Officer and President or a Senior Vice President certifying as to the satisfaction of the matters described in (a) and
         (b) above.

                       (d) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act, shall have executed and delivered to Parent a written undertaking in the form attached hereto as Exhibit 5.1(k).

                       (e) Parent shall have received a letter, in form and substance reasonably satisfactory to Parent, from Deloitte & Touche LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                       (f) Parent shall have received from the Company the "comfort" letters of KPMG Peat Marwick LLP described in Section 5.3(c).

                       (g) Each of Glinn H. Spann, John W. Allison and Keith Kennedy who, contemporaneously with the execution of this Agreement, entered into Non-Competition and Non- Solicitation Agreements by and between Parent, Company and certain subsidiaries of the Company (the "Non-Compete Agreements") shall have remained employees of the Company and/or its subsidiaries, as the case may be, and there shall have been no breach or repudiation of the Non-Compete Agreements by the Company or the employees and the Non-Compete Agreements shall be in full force and effect.


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                       (h) The tax opinion of Bradley Arant Rose & White LLP
         referenced in 6.2(d)(1) and (2) shall have been delivered to the Company and shall not have been withdrawn by such firm.

                       (i) Parent shall have received an opinion of Waller Lansden Dortch & Davis, a Professional Limited Liability Company, dated as of the Closing Date, in form reasonably satisfactory to Parent, to the effect that (1) the Company and its subsidiaries are corporations existing and in good standing under the laws of their respective states of incorporation, and (2) this Agreement was duly authorized by the Company and constitutes a valid and binding agreement enforceable against the Company in accordance with its terms, and an opinion of Keenum & Tutor, P.A. dated as of the Closing Date, in form reasonably satisfactory to Parent, to the effect that the Company is a corporation duly organized under the laws of the State of Mississippi. In rendering these opinions, Waller Lansden Dortch & Davis, a Professional Limited Liability Company, and Keenum & Tutor, P.A., may rely on representations contained in certificates of Parent, the Company, Sub and others, on certificates of public officials, and on opinions of local legal counsel, as it deems appropriate, and shall be entitled to render the opinion in such form and with such qualifications as is customary for such firm in rendering similar opinions in transactions of this nature.

                       (j) The holders of not more than 7% of the outstanding Company Common Stock shall have elected to exercise their right to dissent from the Merger in accordance with the MBCA.


                       (k) Parent shall have received the opinion of Parent Broker to the effect that, as of the date of mailing of the Proxy Statement, the Exchange Ratio is fair to Parent from a financial point of view.


                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

                  7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company or the Share Issuance by the stockholders of
Parent:

                       (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                       (b) by either Parent or the Company if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby, or (ii) any permanent injunction or other ruling, order or decree of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(b)(ii) shall have used all reasonable efforts to resist and to remove such injunction, ruling, order or decree;

                       (c) by either Parent or the Company if the Merger shall not have been consummated before December 31, 1997, unless extended by mutual written consent duly authorized by the Boards of Directors of both Parent and the Company (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform any material covenant or obligation or whose breach of a representation or warranty under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                       (d) by Parent or the Company if at the meeting of Company Shareholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Company Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                       (e) by Parent or the Company if at the meeting of Parent Stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Parent Stockholders to approve the Share Issuance shall not have been obtained;


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

                       (f) by Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, but only if such breach would constitute a failure of a condition contained in Section 6.2 or Section 6.3, as applicable; provided, however, that any right of termination under this
         Section 7.1(f) with respect to any breach of a representation or warranty occurring as a result of a notification delivered pursuant to
         Section 5.1(j), excluding any such breach related to pending or threatened litigation or governmental investigations or proceedings involving the Company or one or more of its subsidiaries, shall be waived unless the terminating party gives written notice of termination to the breaching party within 10 days (subject to extension by mutual written agreement of Parent, Sub and the Company) after each of the following has occurred: (i) the breaching party has given written notice of such breach to the terminating party, (ii) the cure period with respect to such breach has expired, and (iii) the terminating party has had a reasonable opportunity and amount of time to investigate the facts and circumstances surrounding, and the effect on the Company and (following the Merger) Parent as a result of, such breach;

                       (g) by Parent or the Company if the Board of Directors of the Company shall determine that the failure to engage in a Company Competing Transaction would result in a breach of the fiduciary duties of the Board of Directors of the Company and shall further determine to engage in a Company Competing Transaction; provided, however, that the Company may not terminate this Agreement pursuant to this clause (g) unless (i) the Company shall have delivered to Parent a written notice of the determination by the Company Board of Directors to terminate this Agreement pursuant to this Section 7.1(g), setting forth (unless the Company is prohibited by law from doing so) the status of and the reasonable details related to the Company Competing Transaction and the identity of the other parties involved therein, (ii) five business days shall have elapsed after delivery to Parent of the notice referred to above, during which time the Company cooperates with Parent in good faith with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement, (iii) at the end of such five business-day period the Company Board of Directors shall continue to believe that the failure to engage in such Company Competing Transaction would result in a breach of the fiduciary duties of the Board of Directors of the Company (after giving effect to any adjustment to the terms and conditions of the transactions contemplated by this Agreement proposed by Parent in response to such Company Competing Transaction), and (iv) as soon as reasonably practical thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect, or shall effect, such Company Competing Transaction;

                       (h) by Parent if the Board of Directors of the Company shall not have recommended the Merger to the Company Stockholders, or shall have resolved not to make such recommendation, or shall have materially modified or rescinded its recommendation of the Merger to the Company Stockholders, or shall have modified or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing;

                       (i) by Parent if a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company is commenced by any person (including the Company or any of its subsidiaries or affiliates), and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within the time period presented by Rule 14e-2 under the Exchange Act, or if the Board of Directors of the Company shall have recommended to the shareholders of the Company any Company Competing Transaction or shall have resolved to do so; or

                       (j) by the Company if the Average Closing Price (as hereinafter defined) on the seventh business day before the date of the Company Shareholders meeting held to approve the Merger, and on the last trading day before such meeting, shall be less than 75% of the Average Closing Price of Parent Common Stock on the date of this Agreement (the "Floor Value"), subject, however, to the following:

                           1) If the Company elects to terminate this Agreement pursuant to this Section 7.1(j), it shall give prompt (but in no event longer than the close of business on the sixth business day before the date of such meeting) written notice thereof to Parent.


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

                           2) During the five business day period commencing with its receipt of such notice, the Company and Parent shall cooperate with each other to enable Parent to propose a modification to the terms of this Agreement that are acceptable to the Company.

                           3) If the Company and Parent agree to a modification to the terms of this Agreement, no termination shall have occurred pursuant to this Section 7.1(j), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(j).

                           4) In the event the Average Closing Price is not less than the Floor Value on the last trading day before the Company's Shareholders meeting, no termination of this Agreement shall have occurred pursuant to this Section 7.1(j), and this Agreement shall remain in effect in accordance with its original terms, including the original Exchange Ratio.

For purposes of this Section 7.1(j), "Average Closing Price" shall mean the average per share closing price of the Parent Common Stock as reported by the NYSE for the ten consecutive trading days ending at the close of trading on the applicable date. For purposes of this calculation, all share prices shall be rounded to three decimals.

         For purposes of this Section 7.1 and Section 7.2 below, the terms "Company Competing Transaction" and "Parent Competing Transaction" shall mean any such transaction or series of related transactions involving, or constituting any purchase of, more than 50% of the assets, voting power or then outstanding Common Stock of the Company or Parent, as the case may be.

                  7.2 EFFECT OF TERMINATION.

                      (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the last sentence of Section 5.1(g) and the provisions of Sections 7.2, 8.8, and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers, employees, shareholders or stockholders.

                      (b) If this Agreement is terminated

                          (i) (A) by Parent or the Company pursuant to Section 7.1(d) or 7.1(g), (B) by Parent pursuant to Section 7.1(f), 7.1(h) or 7.1(i), (C) by Parent pursuant to Section 7.1(c), or otherwise, as a result of the failure of the conditions set forth in Section 6.3(j), in a circumstance where a termination fee would otherwise be payable under Section 7.2(c) below, or
                  (D) by Parent or the Company pursuant to Section 7.2(c), or otherwise, as a result of a failure of the conditions set forth in Section 6.2(g) in a circumstance where the conditions set forth in Section 6.3(k) would be met and a termination fee would otherwise be payable under Section 7.2(c) below, then the Company will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent the reasonable documented out-of-pocket expenses, up to $600,000, incurred by Parent in connection with the transactions contemplated hereby, including the negotiation and execution of this Agreement; provided, however, that if such termination is by Parent pursuant to Section 7.1(f) as a result of a breach of the representation and warranty of the Company set forth in Section 4.25, then the maximum amount of such reimburseable out-of-pocket expenses of Parent shall be $300,000 rather than $600,000; or

                          (ii) by Parent or the Company pursuant to Section
                  7.1(e), or by the Company pursuant to Section 7.1(f), then Parent will pay to the Company in cash by wire transfer in immediately available funds to an account designated by the Company the reasonable documented out-of-pocket expenses, up to $600,000, incurred by the Company in connection with the transactions contemplated hereby, including the negotiation and execution of this Agreement.

                      (c) If this Agreement is terminated by Parent pursuant to
         Section 7.1(f), 7.1(h) or 7.1(i), or by Parent or the Company pursuant to Section 7.1(d) or 7.1(g), or pursuant to the circumstances described in Section 7.2(b)(i)(C) or (D) above, and if in each case either (A) the Company shall enter into a definitive agreement with respect to a Company Competing Transaction prior to termination or within twelve months following such termination and such Company Competing Transaction is thereafter consummated, or (B) a Company Competing Transaction is consummated prior to termination or within twelve months following such termination, then, in any such case, the Company will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to two million dollars ($2,000,000), less any amounts paid or payable pursuant to Section 7.2(b) hereof (the "Termination Fee"). Such payment shall be made within one business day following the consummation of such Company Competing Transaction.

                      (d) If this Agreement is terminated by (i) the Company pursuant to Section 7.1(f), or (ii) by Parent or the Company pursuant to Section 7.1(e), and if in each case either (A) Parent shall enter into a definitive agreement with respect to a Parent Competing Transaction (as defined below) prior to termination or within twelve months following such termination and such Parent Competing Transaction (as it may be amended) is thereafter consummated, or (B) a Parent Competing Transaction is consummated prior to termination or within twelve months following such termination, then, in any such case, Parent will pay to the Company in cash by wire transfer in immediately available funds to an account designated by the Company a Termination Fee in an amount equal to two million dollars ($2,000,000), less any amounts paid or payable pursuant to Section 7.2(b) of this Agreement. Such payment shall be made within one business day following the consummation of the Parent Competing Transaction.

                      (e) As used herein, the term "Parent Competing Transaction" shall have the same meaning with respect to Parent as the term "Company Competing Transaction" has with respect to the Company, with such changes in the definition thereof as are appropriate to contemplate Parent in lieu of the Company.

                      (f) As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                      (g) The Company and Parent agree that the Termination Fee and expenses provided in Section 7.2(b), (c) and (d) are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee and expenses exceeds the maximum amount permitted by law, then the amount of such Termination Fee and expenses shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

                  7.3 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after adoption of this Agreement by Company Stockholders or authorization of the Share Issuance by Parent Stockholders, but after such approval or authorization, no amendment shall be made which by law or its terms requires further approval or authorization by the Company Shareholders or Parent Stockholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII
                                  MISCELLANEOUS

                  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants or agreements made or incorporated herein (or in any instrument or documents delivered pursuant to this Agreement) by the parties hereto shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms contemplate performance after the Effective Time, and provided that the parties acknowledge and agree that any rights or remedies otherwise available to a party hereunder shall not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. Notwithstanding the foregoing, it is understood that factual matters set forth in a party's disclosure schedule to this Agreement shall be exceptions to such party's representations and warranties under this Agreement.


                  8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (a)      if to Parent or Sub:

                               Cavalier Homes, Inc.
                               Highway 41 North and Cavalier Road
                               Addison, Alabama 35540
                               Attention: Mr. David A. Roberson
                               Facsimile No.: (205) 747-1605

                               with a copy to

                               Bradley Arant Rose & White LLP
                               2001 Park Place, Suite 1400
                               Birmingham, Alabama 35203
                               Attention: John B. Grenier, Esq.
                               Facsimile No.: (205) 521-8800


                      (b)      if to the Company:

                               Belmont Homes, Inc.
                               Highway 25 South
                               Industrial Park Drive
                               Belmont, Mississippi 38827
                               Attention: Mr. John W. Allison
                               Facsimile No.: (501) 329-9139

                               with a copy to

                               Waller Lansden Dortch & Davis, PLLC
                               Nashville City Center
                               511 Union Street, Suite 2100
                               Nashville, Tennessee 37219
                               Attention: J. Chase Cole, Esq.
                               Facsimile No.:  (615) 244-6804

                  8.3 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For the purposes of this Agreement, a "material adverse effect" shall mean, as to any party, any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the material adverse effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, results of operations, or financial condition of such party and its subsidiaries, taken as a whole, or on such party's ability to consummate the transactions contemplated hereby.

                  8.4 COUNTERPARTS. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                  8.5 ENTIRE AGREEMENT. This Agreement (including the documents, agreements and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                  8.6 THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Sections 1.6, 2.1, 2.3, 2.4, 5.2(b), and 5.2(d), which may be enforced by the beneficiaries thereof.

                  8.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, except that Mississippi law shall govern the Merger, without regard to principles of conflicts of law.

                  8.8 EXCLUSIVE REMEDIES. PARENT, SUB AND THE COMPANY HEREBY EXPRESSLY AGREE THAT, AS BETWEEN SUCH PARTIES TO THIS AGREEMENT (BUT NOT AS TO THE THIRD PARTY BENEFICIARIES OF THIS AGREEMENT), THE REMEDIES PROVIDED IN
SECTION 7.2 OF THIS AGREEMENT CONSTITUTE LIQUIDATED DAMAGES AND DO NOT CONSTITUTE A PENALTY. PARENT, SUB AND THE COMPANY HEREBY EXPRESSLY AGREE THAT SUCH LIQUIDATED DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM ARISING OUT OF OR RELATING TO THIS NEGOTIATION, EXECUTION, DELIVERY OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.8 SHALL RELIEVE ANY PARTY TO THIS AGREEMENT OF LIABILITY FOR A WILLFUL AND INTENTIONAL BREACH OF ANY PROVISION OF THIS AGREEMENT.

                  8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  8.10 EXPENSES. Subject to the provisions of Section 7.2, Parent and the Company shall pay their own costs and expenses associated with the transactions contemplated by this Agreement; provided, that the costs of environmental audits (whether Phase I or Phase II environmental audits) conducted by Parent of the facilities, operations, business or properties of the Company or its subsidiaries shall be borne by the Company, if, in the case of Phase II environmental audits, such audits were approved in advance by the Company in writing.

                  8.11 INCORPORATION OF DISCLOSURE SCHEDULES. The Company Disclosure Schedule and the Parent Disclosure Schedule are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  8.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  8.13 SUBSIDIARIES. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

                  8.14 WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have executed and delivered this Agreement on the date first written above.


                                                       CAVALIER HOMES, INC.


                                              By  /s/ David A. Roberson
                                                  ------------------------------
                                                  Its   President
                                                        ------------------------





                                                       CRIMSON ACQUISITION CORP.


                                              By  /s/ Michael R. Murphy
                                                  ------------------------------
                                                  Its   Vice President
                                                        ------------------------


                                                       BELMONT HOMES, INC.


                                              By John W. Allison
                                                 ------------------------------
                                                 Its  President
                                                      ------------------------

                                                               EXHIBIT 5.1(k)


                            FORM OF AFFILIATE LETTER

Cavalier Homes, Inc.
Highway 41 North and Cavalier Road
Addison, Alabama  35540

Gentlemen:

         This letter agreement (this "Agreement") is being delivered in accordance with Section 6.3(d) of the Agreement and Plan of Merger, dated as of August ____, 1997 (the "Merger Agreement"), by and among Cavalier Homes, Inc., a Delaware corporation ("Parent"), Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Parent ("Sub"), and Belmont Homes, Inc., a Delaware corporation (the "Company"). The Merger Agreement provides, among other things, for the merger of Sub with and into the Company (the "Merger"), pursuant to which each share of the common stock of the Company, par value $0.10 per share ("Company Common Stock"), will be converted into shares of common stock of Parent, par value $0.10 per share ("Parent Common Stock"), on the basis described in the Merger Agreement.

         1. The undersigned ("Shareholder") hereby represents, warrants, covenants and agrees as follows:

                  (a) Shareholder has full power to execute this Agreement and to make the representations, warranties, covenants and agreements herein and to perform its obligations hereunder.

                  (b) Shareholder understands that as of the date of this letter it may be deemed to be an "affiliate" of the Company as such term is
         (i) used in Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135 of the SEC (an"Affiliate").

                  (c) Shareholder is the beneficial or record owner of shares of Company Common Stock and/or options, warrants or other rights exercisable for or convertible into shares of Company Common Stock (collectively, the "Rights"), (all such shares and Rights, including any hereafter acquired, the "Shares").

                  (d) Shareholder will not sell, transfer or otherwise dispose of or offer or agree to sell, transfer or dispose of or in any other way reduce Shareholder's risk of ownership or investment in (any of the foregoing, a "Disposition") any of the shares of Parent Common Stock issued to the undersigned in the Merger pursuant to the terms of the Merger Agreement (the "Parent Shares") in violation of the Securities Act or the Rules and Regulations.

                  (e) Shareholder understands that the issuance of Parent Common Stock pursuant to the Merger will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4 and that, because at the time the Merger Agreement is submitted to a vote of the shareholders of the Company, Shareholder may be deemed to be an Affiliate of the Company and the distribution by Shareholder of any shares of Parent Common Stock has not been registered under the Securities Act, Shareholder may not make any Disposition of the Parent Shares unless (i) such Disposition has been registered under the Securities Act, (ii) such Disposition is made in conformity with Rule 145 promulgated by the SEC under the Securities Act, including (a) the filing of reports by Parent under the Securities Exchange Act of 1934, as amended, (b) compliance with certain limitations on the volume of Parent Common Stock sold for Shareholder's account during a three-month period, and (c) the sale of the Parent Common Stock in "brokers' transactions" as that term is defined by Section 4(4) of the Securities Act, or (iii) Parent has received an opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, to the effect that such Disposition is otherwise exempt from registration under the Securities Act. Shareholder understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by Shareholder, or on Shareholder's behalf, under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  (f) Shareholder understands that stop transfer instructions will be given to all transfer agents for the Parent Common Stock (with respect to Parent Shares) and that there will be placed on the certificates evidencing the Parent Shares, or any replacements or substitutions therefor, a legend stating in substance:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AUGUST , 1997, BETWEEN THE REGISTERED HOLDER HEREOF AND CAVALIER HOMES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CAVALIER HOMES, INC.

                  (g) Shareholder also understands that unless a Disposition of the Parent Shares has been registered under the Securities Act or is made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates evidencing any of the Parent Shares issued to any transferee of Shareholder:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

                  (h) It is understood and agreed that the legends set forth in Sections 1(f) and 1(g) above shall be removed by delivery of substitute certificates without such legend if Shareholder has delivered to Parent
         (i) an opinion of counsel (or other evidence), which opinion and counsel (or such other evidence) shall be reasonably satisfactory to Parent, or a letter from the staff of the SEC, to the effect that such legend is not required for purposes of the Rules and Regulations or the Securities Act or (ii) evidence or representations satisfactory to Parent that the Parent Shares represented by such certificates are being or have been sold in a transaction made in conformity with Rule 145.

         2. Shareholder understands that the Merger will be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the compliance by Shareholder with certain of the covenants and agreements, set forth herein. Accordingly, Shareholder further hereby covenants and agrees (in addition to the other covenants and agreements in this Agreement) that it will not make any Disposition: (i) of the Shares in the 30-day period immediately preceding the Effective Time or (ii) of the Parent Shares after the Effective Time until Parent shall have publicly released a report including the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company. Shareholder understands that stop transfer instructions will be given to the transfer agents of Parent and the Company in order to prevent any breach of the covenants and agreements made by Shareholder in this Section 2, although such stop transfer instructions will be promptly rescinded upon the publication of the financial report referred to in clause (ii) of the immediately preceding sentence.

         3. Shareholder further understands and agrees that the representations, warranties, covenants and agreements of Shareholder set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) in the Merger and will be relied upon by such entities and their respective counsel and accountants.

         4. This Agreement will be binding upon and enforceable against administrators, executors, representatives, heirs, legatees and devisees of Shareholder and any pledgees holding the Shares as collateral. If the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement will thereupon automatically terminate.

                                     Very truly yours,


                                     Name:
                                          -------------------------------------
                                     Address:

                                     ------------------------------------------

                                     ------------------------------------------

                                     Agreed to and accepted:
                                     CAVALIER HOMES, INC.

                                     By:
                                         --------------------------------------
                                     Name:
                                     Title:

                                                            EXHIBIT 5.1(m)(i)


                                 _________, 1997




Bradley Arant Rose & White LLP
2001 Park Place
Suite 1400
Birmingham, Alabama  35203

Ladies and Gentlemen:

                  In connection with the proposed merger of Crimson Acquisition Corp., a Mississippi corporation ("Subsidiary"), with and into Belmont Homes, Inc., a Mississippi corporation ("Belmont"), pursuant to the terms of that certain Agreement and Plan of Merger dated August ____, 1997 (the "Merger Agreement") by and among Belmont, Cavalier Homes, Inc., a Delaware corporation ("Cavalier"), Subsidiary and Belmont, as described in more detail in the Merger Agreement and the Registration Statement on Form S-4 filed by Cavalier with the Securities and Exchange Commission on , 1997, (the "Registration Statement"), as counsel to Cavalier you have been asked to render certain opinions pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended, and pursuant to Section 6.2(c) of the Merger Agreement, with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                  Pursuant to the Merger Agreement, Subsidiary will be merged with and into Belmont in accordance with Section 79-4-11.01 et seq. of the Mississippi Business Corporation Act and Belmont will be the surviving corporation, and all Belmont shares other than those held as treasury stock by Belmont, or held by Cavalier or any of its subsidiaries, which will be canceled and retired, and other than those Belmont shares for which the holders have dissented from the Merger, demanded and perfected demand for payment of the "fair value" in accordance with the Mississippi Business Corporation Act, shall be converted into the right to receive eight tenths (0.8) shares of common stock of Cavalier. The Merger Agreement and the Registration Statement describe other transactions that will be effected or undertaken in connection with the transactions contemplated by the Merger Agreement, including, without limitation, the treatment of Belmont's employee benefit plans and the treatment of certain options issued by Belmont, and other matters relating to the employees of Belmont. In connection with the opinions which you have been asked to render, you are entitled to rely upon the descriptions in the Merger Agreement and the Registration Statement as being a complete and accurate description of all the transactions to be effected and undertaken pursuant to the Merger Agreement.

                  In connection with the opinions which you have been asked to render, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of Belmont and acting in such capacity, hereby certifies that, to the best knowledge of the management of Belmont, the following statements are correct and complete in all material respects as of the date hereof, and further certifies that the following statements will be correct and complete in all material respects as of the date on which the Proxy Statement/Prospectus which is part of the Registration Statement is mailed to the shareholders of the Company. Insofar as such certification pertains to any person (including Cavalier or any of its subsidiaries) other than Belmont and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry.

                  (i)               The Merger will be consummated in
                            compliance with the material terms of the Agreement and, except as described in the attached schedule, none of the material terms and conditions therein have been waived or modified and Belmont has no plan or intention to waive or modify further any such material condition.

Bradly Arant Rose, White LLP
__________,1997
Page 2


                  (ii)              The ratio for the exchange of shares of
                           Belmont Common Stock for shares of Cavalier Common Stock was negotiated through arm's length bargaining. Accordingly, the fair market value of the Cavalier Common Stock to be received by Belmont shareholders in the Merger will be approximately equal to the fair market value of the Belmont Common Stock surrendered by such shareholders in exchange therefor.

                  (iii)             There is no plan or intention by any of the
                           shareholders of Belmont who own one percent (1%) or more of the Belmont Common Stock, and to the best of the knowledge of the management of Belmont, there is no plan or intention on the part of the remaining shareholders of Belmont to sell, exchange, or otherwise dispose of a number of shares of Cavalier Common Stock to be received by them in the Merger that would reduce the Belmont shareholders' ownership of Cavalier Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of Belmont Common Stock as of the same date. For purposes of the foregoing statement, shares of Belmont Common Stock exchanged for cash or other property by Dissenting Shareholders, if any, or exchanged for cash in lieu of fractional shares of Cavalier Common Stock have been considered as outstanding Belmont Common Stock as of the Effective Time of the Merger. In addition, the management of Belmont is not aware of any transfers of Belmont Common Stock by any holders thereof (including any sales, redemptions or other dispositions) prior to the Effective Time which were made in contemplation of the Merger.

                  (iv)              Immediately after the Merger, Belmont will
                           hold no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Belmont held by Belmont immediately prior to the Merger, and no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Subsidiary held by Subsidiary immediately prior to the Merger. For purposes of this certification, amounts used by Belmont or by Subsidiary to pay Dissenting Shareholders or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal and recurring dividends) made by Belmont or by Subsidiary immediately prior to the Merger will be considered as assets held by Belmont or Subsidiary, respectively, immediately prior to the Merger. Belmont has not redeemed any of the Belmont Common Stock, made any distribution with respect to any of the Belmont Common Stock, or disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Belmont by Cavalier.

                  (v)               The liabilities of Belmont and the
                           liabilities to which the assets of Belmont are subject were incurred by Belmont in the ordinary course of Belmont's business. None of the shares of Belmont to be surrendered in exchange for Cavalier Common Stock in the Merger will be subject to any liabilities following such exchange.

                  (vi)              Cavalier, Subsidiary and Belmont each will
                           pay their respective expenses, if any, incurred in connection with the Merger. None of Cavalier, Subsidiary or Belmont will pay any of the expenses of the shareholders of Belmont, if any, incurred in connection with the Merger.

                  (vii)             There is no intercorporate indebtedness
                           existing between Cavalier and Belmont or between Subsidiary and Belmont that was issued, acquired, or which will be settled at a discount.

Bradly Arant Rose, White LLP
__________,1997
Page 3


                  (viii)            Belmont is not an investment company as
                           such term is defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (ix)              Belmont is not under the jurisdiction of a
                           court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (x)               As of the Effective Time of the Merger, the
                           fair market value of the assets of Belmont will exceed the sum of the liabilities of Belmont (including any liabilities to which its assets are subject).

                  (xi)              The payment of cash in lieu of fractional
                           shares of Cavalier Common Stock is not separately bargained-for consideration and is being made solely for the purpose of saving Cavalier the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to shareholders of Belmont in lieu of fractional shares of Cavalier pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Belmont shareholders in exchange for their shares of Belmont Common Stock, and no Belmont shareholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of Cavalier Common Stock.

                  (xii)             None of the compensation received by any
                           shareholder-employee of Belmont pursuant to any employment, consulting or similar arrangement (including a covenant not to compete) is or will be separate consideration for, or allocable to, any of such shareholder-employee's shares of Belmont Common Stock. None of the shares of Cavalier Common Stock received by any shareholder-employee of Belmont pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any shareholder-employees of Belmont pursuant to any such employment, consulting or similar arrangement (including a covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.

                  This letter is being furnished to you solely for your benefit and for use in rendering your opinions, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion or use in your opinions) without the express written consent of Belmont.


                                                  Sincerely,

                                                  BELMONT HOMES, INC.



                                                  By:
                                                      --------------------------
                                                  Its:
                                                      --------------------------

                                                             EXHIBIT 5.1(m)(ii)



                           _______________ ____, 1997



Bradley Arant Rose & White LLP
2001 Park Place
Suite 1400
Birmingham, Alabama  35203

Ladies and Gentlemen:

                  In connection with the proposed merger of Crimson Acquisition Corp., a Mississippi corporation ("Subsidiary"), with and into Belmont Homes, Inc., a Mississippi corporation ("Belmont"), pursuant to the terms of that certain Agreement and Plan of Merger dated August , 1997 (the "Merger Agreement") by and among Cavalier Homes, Inc., a Delaware corporation ("Cavalier"), Subsidiary and Belmont, as described in more detail in the Merger Agreement and the Registration Statement on Form S-4 filed by Cavalier with the Securities and Exchange Commission on__________ , 1997, (the "Registration Statement"), as counsel to Cavalier you have been asked to render certain opinions pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended, and pursuant to Section 6.2(c) of the Merger Agreement, with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                  Pursuant to the Merger Agreement, Subsidiary will be merged with and into Belmont in accordance with Section 79-4-11.01 et seq. of the Mississippi Business Corporation Act and Belmont will be the surviving corporation, and all Belmont shares other than those held as treasury stock by Belmont, or held by Cavalier or any of its subsidiaries, which will be canceled and retired, and other than those Belmont shares for which the holders have dissented from the Merger, demanded and perfected demand for payment of the "fair value" in accordance with the Mississippi Business Corporation Act, shall be converted into the right to receive eight tenths (0.8) shares of common stock of Cavalier. The Merger Agreement and the Registration Statement describe other transactions that will be effected or undertaken in connection with the transactions contemplated by the Merger Agreement, including, without limitation, the treatment of Belmont's employee benefit plans and the treatment of certain options issued by Belmont, and other matters relating to the employees of Belmont. In connection with the opinions which you have been asked to render, you are entitled to rely upon the descriptions in the Merger Agreement and the Registration Statement as being a complete and accurate description of all the transactions to be effected and undertaken pursuant to the Merger Agreement.

                  In connection with the opinions which you have been asked to render, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of Cavalier and acting in such capacity, hereby certifies that, to the best knowledge of the management of Cavalier, the following statements are correct and complete in all material respects as of the date hereof, and further certifies that the following statements will be correct and complete in all material respects as of the Effective Time of the Merger. Insofar as such certification pertains to any person (including Belmont or any of its subsidiaries) other than Cavalier and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry.


                  i.            The Merger will be consummated in compliance
                           with the material terms of the Agreement and, except as described in the attached schedule, none of the material terms

Bradley Arant Rose & White LLP
________, 1997
Page 2

                           and conditions therein have been waived or modified and Cavalier has no plan or intention to waive or modify further any such material condition.

                  ii.               The ratio for the exchange of shares of
                           Belmont Common Stock for Cavalier Common Stock was negotiated through arm's length bargaining. Accordingly, the fair market value of the Cavalier Common Stock to be received by Belmont shareholders in the Merger will be approximately equal to the fair market value of the Belmont Common Stock surrendered by such shareholders in exchange therefor.

                  iii.              Immediately after the Merger,  Belmont will
                           hold no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Belmont held by Belmont immediately prior to the Merger, and no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Subsidiary held by Subsidiary immediately prior to the Merger. For purposes of this certification, amounts used by Belmont or by Subsidiary to pay Dissenting Shareholders or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal and recurring dividends) made by Belmont or by Subsidiary immediately prior to the Merger will be considered as assets held by Belmont or Subsidiary, respectively, immediately prior to the Merger. The management of Cavalier is not aware of Belmont having redeemed any of the Belmont Common Stock, having made any distribution with respect to any of the Belmont Common Stock, or having disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Belmont by Cavalier.

                  iv.               Prior to the Merger, Cavalier will be in
                           control of Subsidiary within the meaning of Section 368(c) of the Code.

                  v.                Cavalier has no plan or intention to cause
                           Belmont after the Merger to issue additional shares of Belmont capital stock which would result in Cavalier losing control of Belmont within the meaning of Section 368(c) of the Code.

                  vi.               Cavalier has no plan or intention to
                           reacquire any of its stock issued in the Merger.

                  vii. Cavalier is the owner of all of the outstanding capital stock of Subsidiary, and Cavalier has no plan or intention after the Merger to liquidate Belmont, to merge Belmont into another corporation, to make any extraordinary distribution in respect of its stock in Belmont, to sell or otherwise dispose of the capital stock of Belmont or to cause Belmont to sell or otherwise dispose of any of the assets of Belmont held by Belmont immediately prior to the Merger, except for dispositions in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                  viii.             Following the Merger, Belmont will continue
                           its historic business or will use a significant portion of its historic assets in a business.

                  ix.               Cavalier, Subsidiary, Belmont and the
                           shareholders of Belmont each will pay their respective expenses, if any, incurred in connection with the Merger. None of

Bradley Arant Rose & White LLP
________, 1997
Page 3

                           Cavalier, Subsidiary or Belmont will pay any of the expenses of the shareholders of Belmont, if any, incurred in connection with the Merger.

                  x.                There is no intercorporate indebtedness
                           existing between Cavalier and Belmont or between Subsidiary and Belmont that was issued, acquired, or which will be settled at a discount.

                  xi.               Neither Cavalier nor Subsidiary is an
                           investment company as such term is defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  xii.              Neither Cavalier nor Subsidiary is under the
                           jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  xiii.             Other than the approximately ______ shares
                           of common stock of Belmont currently owned by Cavalier, Cavalier does not own, and Cavalier has not owned at any time during the past five years, any shares of the capital stock of Belmont.

                  xiv.              As of the Effective Time of the Merger, the
                           fair market value of the assets of Belmont will exceed the sum of the liabilities of Belmont (including any liabilities to which its assets are subject).

                  xv.               No stock of Subsidiary will be issued in
                           the Merger.

                  xvi.              The payment of cash in lieu of fractional
                           shares of Cavalier Common Stock is not separately bargained-for consideration and is being made solely for the purpose of saving Cavalier the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to shareholders of Belmont in lieu of fractional shares of Cavalier pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Belmont shareholders in exchange for their shares of Belmont Common Stock, and no Belmont shareholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of Cavalier Common Stock.

                  xvii.             None of the compensation received by any
                           shareholder-employee of Belmont pursuant to any employment, consulting or similar arrangement with Cavalier (including a covenant not to compete) is or will be separate consideration for, or allocable to, any of such shareholder-employees' shares of Belmont Common Stock. None of the shares of Cavalier Common Stock received by any shareholder-employee of Belmont pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any shareholder-employees of Belmont pursuant to any such employment, consulting or similar arrangement (including a covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.

                  This letter is being furnished to you solely for your benefit and for use in rendering your opinions, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion or use in your opinions) without the express written consent of Belmont.

Bradley Arant Rose & White LLP
________, 1997
Page 4


                                            Sincerely,

                                            CAVALIER HOMES, INC.


                                            By
                                              ----------------------------------
                                            Its
                                               ---------------------------------

                                                                 EXHIBIT 6.2(d)







                              ______________, 1997


Belmont Homes, Inc.
Highway 25 South
Industrial Park Drive
Belmont, Mississippi  38827


        Re: Agreement and Plan of Merger by and among Cavalier Homes, Inc., Crimson Acquisition Corp. and Belmont Homes, Inc.


Ladies and Gentlemen:


                  We have been requested to render certain opinions with respect to the transactions contemplated by that certain Agreement and Plan of Merger dated as of August , 1997 (the "Merger Agreement"), by and among Belmont Homes, Inc., a Mississippi corporation ("Belmont"), Cavalier Homes, Inc., a Delaware corporation ("Cavalier"), and Crimson Acquisition Corp., a Mississippi corporation and a direct, wholly-owned subsidiary of Cavalier ("Subsidiary"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Merger Agreement.

                  In rendering the opinions set forth below, we have examined and relied upon the originals or copies of the Merger Agreement and the representations given to us by letter of even date with this opinion by Belmont, and by letter of even date with this opinion by Cavalier, each as contained and described in the representations section of this letter, and such other documents and materials as we have deemed necessary as a basis for such opinions. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Belmont and Cavalier.

                  In rendering this opinion, we have made such investigation of law and facts as we have deemed necessary, including examination of the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated pursuant thereto by the Department of the Treasury and the IRS, and applicable judicial decisions, all of which are subject to change. Neither Cavalier, Subsidiary, nor Belmont has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax effects of the Merger to holders of Belmont Common Stock (as hereinafter defined), or of any of the federal income tax effects to Cavalier, Subsidiary or Belmont of the Merger. Our opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.


                            The Proposed Transaction


                  Immediately prior to the Merger, Cavalier will own 100% of the capital stock of Subsidiary. Pursuant to the Merger Agreement, among other things, (i) Subsidiary will be merged with and into Belmont (the

Belmont Homes, Inc.
________, 1997
Page 2

"Merger") in accordance with applicable provisions of the Mississippi Business Corporation Act (the "Corporation Law"), and (ii) except for those shares for which the holder exercises the right of dissent afforded under the Corporation Law (such holders being hereinafter referred to as the "Dissenting Shareholders"), each outstanding share of common stock, par value $0.10 per share, of Belmont (the "Belmont Common Stock") will be converted into eight tenths (0.8) shares of common stock of Cavalier, par value $0.10 per share (the "Cavalier Common Stock") (the "Exchange Ratio"). No fractional shares will be issued; Cavalier will pay cash in lieu of issuing fractional shares. No stock of Subsidiary will be issued in the Merger.

                  All options and warrants to acquire shares of Belmont Common Stock granted by Belmont (the "Belmont Options") which are outstanding and unexercised at the time of the Merger will be assumed by Cavalier, and will be converted into options to acquire shares of Cavalier Common Stock subject to the same terms and conditions applicable to the Belmont options immediately prior to the Merger, except that the number of shares subject to each option and the exercise price thereof will be appropriately adjusted to give effect to the Exchange Ratio.


                                 Representations


                  Belmont has made the following representations:

                  (a) The Merger will be consummated in compliance with the material terms of the Agreement and, except as described in the attached schedule, none of the material terms and conditions therein have been waived or modified and Belmont has no plan or intention to waive or modify further any such material condition.

                  (b) The ratio for the exchange of shares of Belmont Common Stock for shares of Cavalier Common Stock was negotiated through arm's length bargaining. Accordingly, the fair market value of the Cavalier Common Stock to be received by Belmont shareholders in the Merger will be approximately equal to the fair market value of the Belmont Common Stock surrendered by such shareholders in exchange therefor.

                  (c) There is no plan or intention by any of the shareholders of Belmont who own one percent (1%) or more of the Belmont Common Stock, and to the best of the knowledge of the management of Belmont, there is no plan or intention on the part of the remaining shareholders of Belmont to sell, exchange, or otherwise dispose of a number of shares of Cavalier Common Stock to be received by them in the Merger that would reduce the Belmont shareholders' ownership of Cavalier Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of Belmont Common Stock as of the same date. For purposes of the foregoing statement, shares of Belmont Common Stock exchanged for cash or other property by Dissenting Shareholders, if any, or exchanged for cash in lieu of fractional shares of Cavalier Common Stock have been considered as outstanding Belmont Common Stock as of the Effective Time of the Merger. In addition, the management of Belmont is not aware of any transfers of Belmont Common Stock by any holders thereof (including any sales, redemptions or other dispositions) prior to the Effective Time which were made in contemplation of the Merger.

                  (d) Immediately after the Merger, Belmont will hold no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Belmont held by Belmont immediately prior to the Merger, and no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Subsidiary held by Subsidiary immediately prior to the Merger. For purposes of this certification, amounts used

Belmont Homes, Inc.
________, 1997
Page 3


by Belmont or by Subsidiary to pay Dissenting Shareholders or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal and recurring dividends) made by Belmont or by Subsidiary immediately prior to the Merger will be considered as assets held by Belmont or Subsidiary, respectively, immediately prior to the Merger. Belmont has not redeemed any of the Belmont Common Stock, made any distribution with respect to any of the Belmont Common Stock, or disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Belmont by Cavalier.

                  (e) The liabilities of Belmont and the liabilities to which the assets of Belmont are subject were incurred by Belmont in the ordinary course of Belmont's business. None of the shares of Belmont to be surrendered in exchange for Cavalier Common Stock in the Merger will be subject to any liabilities following such exchange.

                  (f) Cavalier, Subsidiary and Belmont each will pay their respective expenses, if any, incurred in connection with the Merger. None of Cavalier, Subsidiary or Belmont will pay any of the expenses of the share holders of Belmont, if any, incurred in connection with the Merger.

                  (g) There is no intercorporate indebtedness existing between Cavalier and Belmont or between Subsidiary and Belmont that was issued, acquired, or which will be settled at a discount.

                  (h) Belmont is not an investment company as such term is defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (i) Belmont is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (j) As of the Effective Time of the Merger, the fair market value of the assets of Belmont will exceed the sum of the liabilities of Belmont (including any liabilities to which its assets are subject).

                  (k) The payment of cash in lieu of fractional shares of Cavalier Common Stock is not separately bargained-for consideration and is being made solely for the purpose of saving Cavalier the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to shareholders of Belmont in lieu of fractional shares of Cavalier pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Belmont shareholders in exchange for their shares of Belmont Common Stock, and no Belmont shareholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of Cavalier Common Stock.

                  (l) None of the compensation received by any shareholder-employee of Belmont pursuant to any employment, consulting or similar arrangement (including a covenant not to compete) is or will be separate consideration for, or allocable to, any of such shareholder-employee's shares of Belmont Common Stock. None of the shares of Cavalier Common Stock received by any shareholder-employee of Belmont pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any shareholder-employees of Belmont pursuant to any such employment, consulting or similar arrangement (including a covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.

                  Cavalier has made the following representations:

Belmont Homes, Inc.
________, 1997
Page 4

                  (i) The Merger will be consummated in compliance with the material terms of the Agreement and, except as described in the attached schedule, none of the material terms and conditions therein have been waived or modified and Cavalier has no plan or intention to waive or modify further any such material condition.

                  (ii) The ratio for the exchange of shares Belmont Common Stock for Cavalier Common Stock was negotiated through arm's length bargaining. Accordingly, the fair market value of the Cavalier Common Stock to be received by Belmont shareholders in the Merger will be approximately equal to the fair market value of the Belmont Common Stock surrendered by such shareholders in exchange therefor.

                  (iii) Immediately after the Merger Belmont will hold no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Belmont held by Belmont immediately prior to the Merger, and no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets of Subsidiary held by Subsidiary immediately prior to the Merger. For purposes of this certification, amounts used by Belmont or by Subsidiary to pay Dissenting Shareholders or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal and recurring dividends) made by Belmont or by Subsidiary immediately prior to the Merger will be considered as assets held by Belmont or Subsidiary, respectively, immediately prior to the Merger. The management of Cavalier is not aware of Belmont having redeemed any of the Belmont Common Stock, having made any distribution with respect to any of the Belmont Common Stock, or having disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Belmont by Cavalier.

                  (iv) Prior to the Merger, Cavalier will be in control of Subsidiary within the meaning of Section 368(c) of the Code.

                  (v) Cavalier has no plan or intention to cause Belmont after the Merger to issue additional shares of Belmont capital stock which would result in Cavalier losing control of Belmont within the meaning of Section 368(c) of the Code.

                  (vi) Cavalier has no plan or intention to reacquire any of its stock issued in the Merger.

                  (vii) Cavalier is the owner of all of the outstanding capital stock of Subsidiary, and Cavalier has no plan or intention after the Merger to liquidate Belmont, to merge Belmont into another corporation, to make any extraordinary distribution in respect of its stock in Belmont, to sell or otherwise dispose of the capital stock of Belmont or to cause Belmont to sell or otherwise dispose of any of the assets of Belmont held by Belmont immediately prior to the Merger, except for dispositions in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                  (viii) Following the Merger, Belmont will continue its historic business or will use a significant portion of its historic assets in a business.

                  (ix) Cavalier, Subsidiary, Belmont and the shareholders of Belmont each will pay their respec tive expenses, if any, incurred in connection with the Merger. None of Cavalier, Subsidiary or Belmont will pay any of the expenses of the shareholders of Belmont, if any, incurred in connection with the Merger.

                  (x) There is no intercorporate indebtedness existing between Cavalier and Belmont or between Subsidiary and Belmont that was issued, acquired, or which will be settled at a discount.

Belmont Homes, Inc.
________, 1997
Page 5


                  (xi) Neither Cavalier nor Subsidiary is an investment company as such term is defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (xii) Neither Cavalier nor Subsidiary is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

                  (xiii) Other than the approximately ______ shares of the common stock of Belmont currently owned by Cavalier, Cavalier does not own, and Cavalier has not owned at any time during the past five years, any shares of the capital stock of Belmont.

                  (xiv) As of the Effective Time of the Merger, the fair market value of the assets of Belmont will exceed the sum of the liabilities of Belmont (including any liabilities to which its assets are subject).

                  (xv)   No stock of Subsidiary will be issued in the Merger.

                  (xvi) The payment of cash in lieu of fractional shares of Cavalier Common Stock is not separately bargained-for consideration and is being made solely for the purpose of saving Cavalier the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to shareholders of Belmont in lieu of fractional shares of Cavalier pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Belmont shareholders in exchange for their shares of Belmont Common Stock, and no Belmont shareholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of Cavalier Common Stock.

                  (xvii) None of the compensation received by any shareholder-employee of Belmont pursuant to any employment, consulting or similar arrangement with Cavalier (including a covenant not to compete) is or will be separate consideration for, or allocable to, any of such shareholder-employees' shares of Belmont Common Stock. None of the shares of Cavalier Common Stock received by any shareholder-employee of Belmont pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any shareholder-employees of Belmont pursuant to any such employment, consulting or similar arrangement (including a covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.


                                     Opinion


                  Upon the basis of the foregoing facts, representations and assumptions, and solely for purposes of the Code, we are of the opinion that:

                  (1) Provided that pursuant to the Merger Belmont shareholders exchange solely for Cavalier Common Stock an amount of Belmont Common Stock constituting "control" of Belmont within the meaning of section 368(c) of the Code, the proposed transaction will constitute a reorganization within the meaning of section 368(a)(1)(A). The reorganization is not disqualified by reason of the fact that Cavalier Common Stock is used in the transaction (section 368(a)(2)(E)). Cavalier, Subsidiary, and Belmont each will be "a party to a reorganization" within the meaning of section 368(b).

Belmont Homes, Inc.
___________, 1997
Page 6


                  (2) No gain or loss will be recognized by the shareholders of Belmont upon the exchange of Belmont Common Stock (including fractional share interests, if any) solely for Cavalier Common Stock.

                  (3) The basis of the Cavalier Common Stock (including fractional share interests, if any) to be received by Belmont shareholders will, in each case, be the same as the basis of the Belmont Common Stock surrendered in exchanged therefor.

                  (4) The holding period of Cavalier Common Stock (including fractional share interests, if any) to be received by the shareholders of Belmont will include the period during which the Belmont Common Stock exchanged therefor was held by them, provided that such Belmont Common Stock was held as a capital asset on the date of the exchange.

                  (5) Where solely cash is received by Dissenting Shareholders in exchange for their Belmont Common Stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of such Belmont Common Stock subject to the provisions and limitations of section 302 of the Code.

                  (6) The payment of cash in lieu of fractional share interests of Cavalier Common Stock will be treated as if the fractional share was distributed as part of the exchange and then redeemed by Cavalier. These payments will be treated as having been received as distributions in full payment in exchange for stock redeemed as provided in section 302(a) of the Code.

                  This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions. We express no opinion as to the federal or state income tax consequences to the holders of Belmont Options or to the issuing corporations of the proposed assumption and conversion of such Options into the equivalent options to acquire shares of Cavalier Common Stock.

                  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Cavalier with the Securities and Exchange Commission relating to the Merger, as amended (the "Registration Statement"), and we further consent to the references to this opinion in the Registration Statement. This opinion is being provided solely for the use of the Belmont and the shareholders of Belmont. No other party or person shall be entitled to rely on this opinion without our express written consent.


                                                    Sincerely yours,

                          AMENDMENT NO. 1 TO AGREEMENT
                         AND PLAN OF MERGER BY AND AMONG
                              CAVALIER HOMES, INC.,
                          CRIMSON ACQUISITION CORP. AND
                               BELMONT HOMES, INC.


                  This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is made and entered into as of the 19th day of September, 1997, by and among Cavalier Homes, Inc., a Delaware corporation ("Parent"), Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Parent ("Sub"), and Belmont Homes, Inc., a Mississippi corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, Parent, Sub, and the Company entered into an Agreement and Plan of Merger dated as of August 14, 1997 (the "Merger Agreement"); and

                  WHEREAS, Parent, Sub and the Company desire to amend the Merger Agreement to reflect the intention of the parties to the Merger Agreement that in order to effect the assumption of the Belmont 1994 Incentive Stock Plan, as amended (the "Belmont Stock Plan"), by Parent and the continuing availability following the Merger (as defined in the Merger Agreement) of the number of shares reserved for issuance thereunder under Cavalier's 1996 Key Employee Stock Incentive Plan, as amended (the "Cavalier Stock Plan"), Parent will use reasonable efforts to cause the Cavalier Stock Plan to be amended effective upon the Effective Time of the Merger to provide that shares of Parent Common Stock equal to the number of shares of Company Common Stock which are reserved for issuance under the Belmont Stock Plan pursuant to options not yet granted under such plan as of the Effective Time, plus any number of shares subject to outstanding options under the Belmont Stock Plan which, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Parent, Sub or the Company not consented to by the applicable optionee, lapse, expire, terminate or are cancelled after the Effective Time, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio;

                  NOW, THEREFORE, in consideration of the foregoing premises, and the mutual and dependent covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub, and the Company hereby agree as follows:

                  1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

                  2. AMENDMENT. The Merger Agreement is hereby amended by adding the following sentence at the end of Section 2.4(a) of the Merger Agreement:

                  "Prior to the Effective Time, Parent shall use reasonable efforts to cause the 1996 Key Employee Stock Incentive Plan of Cavalier Homes, Inc., as amended (the "Cavalier Stock Plan"), to be amended to provide that shares of Parent Common Stock equal to the number of shares of Company Common Stock which are reserved for issuance under the Belmont 1994 Incentive Stock Plan, as amended (the "Belmont Stock Plan"), pursuant to options not yet granted under such plan as of the Effective Time, plus any number of shares subject to outstanding options under the Belmont Stock Plan which, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Parent, Sub or the Company not consented to by the applicable optionee, lapse, expire, terminate, or are cancelled after the Effective Time, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio, and shall use reasonable efforts to take such other and further action as may be necessary to effectuate the purposes of the foregoing."

                  3. NO OTHER AMENDMENT. Except as amended hereby, the Merger Agreement shall remain in full force and effect according to its original tenor.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have executed and delivered this Amendment No. 1 to the Agreement and Plan of Merger on the date first written above.


                                        CAVALIER HOMES, INC.


                        By              /s/ MICHAEL R. MURPHY
                          ----------------------------------------------------
                             Its Chief Financial Officer/Secretary-Treasurer


                                        CRIMSON ACQUISITION CORP.


                        By              /s/ MICHAEL R. MURPHY
                          ----------------------------------------------------
                                           Its Vice President


                                        BELMONT HOMES, INC.


                        By              /s/ G.H. SPANN
                          ----------------------------------------------------
                                           Its President

                                                                        ANNEX B




                                                           December 2, 1997

Board of Directors
Cavalier Homes, Inc.
719 Scott Avenue, Suite 600
Wichita Falls, TX  76307

Gentlemen:

         We understand that Cavalier Homes, Inc. (the "Company") has entered into an Agreement and Plan of Merger, dated August 14, 1997, as amended (the "Agreement"), with Belmont Homes, Inc. ("Belmont"). The Agreement provides that, at the effective time of the merger (the "Merger") of Belmont into the Company (the "Effective Time"), each outstanding share of Belmont common stock will be converted into the right to receive 0.8 shares of the Company's common stock (the "Exchange Ratio"). Assuming today's date is the closing date and the Effective Time of the Merger, the outstanding shares of Belmont common stock would be converted into an aggregate of 7,609,189 shares of the Company's common stock (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of the Company (the "Stockholders") of the Merger Consideration and the Exchange Ratio.

         Equitable Securities Corporation ("Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this opinion. In the past, Equitable has performed investment banking and financial advisory services for the Company from time to time for which we have received compensation, including serving as lead managing underwriter for the Company's offering of common stock in June 1994 for which Equitable received customary underwriter's compensation. Equitable has also provided investment banking and financial advisory services to Belmont, including serving as a managing underwriter for the initial public offering of common stock of Belmont in June 1995 and for an offering of common stock in January 1996, in both cases receiving customary underwriter's compensation. In the ordinary course of business, we trade the equity securities of the Company and Belmont for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

         In connection with our opinion, we have reviewed, among other things, the Agreement, certain publicly-available information regarding the Company and Belmont and certain other financial reports, internal forward-looking information and other information which were provided to us. We held discussions with the managements and representatives of the Company and Belmont concerning the historical and current operations of the Company and Belmont, their respective financial condition and prospects, as well as the strategic and operating benefits anticipated from the Merger. In addition, we (i) considered, to the extent available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger,
(ii) compared certain financial positions and operating results of the Company and Belmont to other companies in the manufactured housing industry, (iii) reviewed the pro forma financial effects of the Merger to the Company and (iv) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for purposes of this opinion.

         In rendering this opinion, we have relied, without assuming any responsibility for independent verification, on the accuracy and completeness of certain financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Company and Belmont. We have assumed that the internal forward-looking information and discussions regarding the future prospects of the Company and Belmont were reasonable and reflected good faith judgments of the respective managements of the Company and Belmont at the time such information was prepared or discussions were held. We have also assumed, with your consent, that: (i) the Merger will be accounted for under the pooling-of-interests method of accounting, (ii) the Merger will be a tax-free reorganization and (iii) all material liabilities (contingent or otherwise) of Belmont are as set forth in the financial statements of Belmont or as otherwise disclosed to us in connection with this engagement. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Belmont, nor were we furnished with any such evaluations or appraisals. Equitable was not requested to, and did not participate in, the structuring of the Merger. Our opinion is based upon economic, market and other conditions existing as of the date hereof and does not address the fairness of the Merger Consideration to the Stockholders as of any other date, or any other aspect of the Merger. Our opinion does not constitute a recommendation to any Stockholder of the Company as to whether or not that Stockholder should vote to approve the Merger. Furthermore, we express no opinion as to the price or trading range at which shares of common stock of the Company will trade following the Merger.

         It is understood that this letter is for the information of the Board of Directors of the Company and may be disclosed in the Proxy Statement relating to the Merger to be distributed by the Company to its Stockholders, so long as each inclusion and reference is in form and substance satisfactory to Equitable. This letter may not be used for any other purpose without our prior written consent.

         Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be paid by the Company and the Exchange Ratio are fair, from a financial point of view, to the Stockholders of the Company.

                                            Very truly yours,

                                            /s/ Equitable Securities Corporation

                                            EQUITABLE SECURITIES CORPORATION

                                                                        ANNEX C

                                December 2, 1997

Board of Directors
Belmont Homes, Inc.
Highway 25 South
Industrial Park Drive
Belmont, Mississippi 38827

Gentlemen:

You have asked our opinion as to the fairness from a financial point of view to the holders of Belmont Homes, Inc. (the "Company") outstanding common stock of the exchange ratio of 0.80 shares of Cavalier Homes, Inc. ("Cavalier") common stock per share of the Company's common stock (the "Exchange Ratio") to be received by such shareholders pursuant to the proposed merger of the Company with Crimson Acquisition Corp. ("Subsidiary"), a wholly-owned subsidiary of Cavalier. Such terms are set forth in the Agreement and Plan of Merger among the Company, Subsidiary and Cavalier (the "Merger Agreement") dated August 14, 1997. Pursuant to the terms of the Merger Agreement and subject to the approval of the shareholders of the Company and the stockholders of Cavalier and the satisfaction of certain other conditions, the Company will be merged with Subsidiary with the Company being the surviving corporation (the "Merger").

In connection with the opinion described below, we have reviewed publicly available business and financial information relating to the Company and Cavalier. We also have, among other things: (i) reviewed the Merger Agreement (and certain related exhibits); (ii) discussed with certain members of senior management of both the Company and Cavalier the past and current business operations, financial condition and future prospects of the Company and Cavalier, respectively; (iii) reviewed certain other financial and operating data for both the Company and Cavalier provided by the management of the Company and Cavalier, respectively; (iv) reviewed historical market prices and trading volumes for the common stock of both the Company and Cavalier; (v) analyzed the pro forma financial impact of the Merger on the Company and Cavalier; (vi) compared certain financial information for the Company with similar information for certain other companies the securities of which are publicly traded; and
(vii) reviewed the financial terms of other recent business combinations that we considered relevant.

In addition, we have considered such other information and have conducted such other analysis as we deemed appropriate under the circumstances. In connection with our review, we have relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to us by the Company and Cavalier or their representatives. We have not independently verified the accuracy or completeness of such information. We have also assumed that the Merger will be accounted for under the pooling-of-interests method of accounting and that the Merger will qualify as a tax-free reorganization. In connection with our engagement, we were not requested to,

Board of Directors
August 13, 1997
Page 2

and did not, solicit third party indications of interest in a possible acquisition of the Company. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

We will receive a fee upon the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of the Company and Cavalier for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to the Company, for which services we have received compensation.

Our opinion is provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. We express no opinion as to the price at which the Company common stock or Cavalier common stock may trade at any time.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of the Company's common stock from a financial point of view.

                                               Very truly yours,

                                               RAUSCHER PIERCE REFSNES, INC.

                                               /s/ Rauscher Pierce Refsnes, Inc.

                                                                       ANNEX D



                                   ARTICLE 13
                               DISSENTERS' RIGHTS

          SUBARTICLE A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         79-4-13.01 DEFINITIONS - In this Article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4- 13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         79-4-13.02 RIGHT TO DISSENT. - (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (i) Alters or abolishes a preferential right of the shares;

         (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either
(i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

         (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         79-4-13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. - (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         79-4-13.20 NOTICE OF DISSENTERS' RIGHTS. - (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

         79-4-13.21 NOTICE OF INTENT TO DEMAND PAYMENT. - (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirement of subsection
(a) is not entitled to payment for his shares under this article.

         79-4-13.22 DISSENTERS' NOTICE. - (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more that sixty (60) days after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this article.

         79-4-13.23 DUTY TO DEMAND PAYMENT. - (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         79.4-13.24 SHARE RESTRICTIONS. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         79-4-13.25 PAYMENT.-(a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b) The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenters' right to demand payment under
Section 79-4-13.28; and

         (5) A copy of this article.

         79-4-13.26 FAILURE TO TAKE ACTION. - (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

         79-4-13.27 AFTER-ACQUIRED SHARES. - (a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

         79-4-13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.
- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4- 13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                   SUBARTICLE C. JUDICIAL APPRAISAL OF SHARES

         79-4-13.30 COURT ACTION. - (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

         79-4-13.31 COURT COSTS AND COUNSEL FEES. - (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall asses the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                           BELMONT HOMES, INC.
                    HIGHWAY 25 SOUTH, INDUSTRIAL PARK DRIVE
                           BELMONT, MISSISSIPPI 38827


        PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS -- DECEMBER 31, 1997

   (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BELMONT HOMES, INC.)

     The undersigned holder of shares of Common Stock, par value $0.10 per share (the "Belmont Shares"), of Belmont Homes, Inc., a Mississippi corporation ("Belmont"), hereby appoints G. Hiller Spann and Thomas D. Keenum, Sr. or either of them, as attorneys and proxies for the undersigned, each with full power of substitution, to attend, vote and act for and in the name of the undersigned and to vote, as designated below, all the Belmont Shares that the undersigned is entitled to vote at the special meeting of shareholders of Belmont to be held at 9:00 a.m., local time, on Wednesday, December 31, 1997, at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801, and at any adjournments thereof.

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 14, 1997, as amended (the "Merger Agreement"), by and among Belmont, Cavalier Homes, Inc. a Delaware corporation ("Cavalier"), and Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Cavalier ("Sub"), and the Merger (as hereinafter defined), pursuant to which Sub will be merged with and into Belmont and Belmont will become a wholly owned subsidiary of Cavalier (the "Merger"), and in connection with the Merger, and as more fully described in the accompanying Joint Proxy Statement and Prospectus and the Merger Agreement included as Annex A thereto, each share of common stock, par value $0.10 per share, of Belmont issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.80 shares of common stock, par value $0.10 per share, of Cavalier.

            FOR [ ]                     AGAINST [ ]                 ABSTAIN [ ]

     2.     Other Matters:
            [ ] In their discretion, upon such other matters as are incident to the conduct of the Special Meeting or any adjournment thereof.

            [ ]  Authority withheld to vote upon such matters.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

     The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to such Belmont Shares, and hereby ratifies and confirms all action that said attorneys and proxies, their substitutes, or any of them, may lawfully take by virture thereof.

                              Dated:                                     , 1997
                                    -------------------------------------


                              -------------------------------------------------


                              -------------------------------------------------


                              -------------------------------------------------
                              Signature of Shareholder


                              -------------------------------------------------
                              Signature if held jointly

                              This proxy should be signed as your name appears thereon. Joint owners should both sign. If signed by an attorney, executor, guardian or in some other capacity or as officer of a corporation, please add title as such.


                   PLEASE COMPLETE, DATE AND SIGN THIS PROXY
                    AND RETURN IT IN THE ENCLOSED ENVELOPE.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

                             CAVALIER HOMES, INC.
                      HIGHWAY 41 NORTH AND CAVALIER ROAD
                            ADDISON, ALABAMA 35540

       PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS -- DECEMBER 31, 1997

  (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CAVALIER HOMES, INC.)


                  The undersigned holder of shares of Common Stock, par value $0.10 per share ("Cavalier Shares"), of Cavalier Homes, Inc., a Delaware corporation ("Cavalier"), hereby appoints David A. Roberson and Michael R. Murphy, or either of them, as attorneys and proxies for the undersigned, each with full power of substitution, to attend, vote and act for and in the name of the undersigned and to vote, as designated below, all of the Cavalier Shares that the undersigned is entitled to vote at the special meeting of stockholders of Cavalier to be held at 9:00 a.m., local time, on Wednesday, December 31, 1997, at the offices of Cavalier, Highway 41 North and Cavalier Road, Addison, Alabama 35540, and at any adjournments thereof.

         1. To consider and vote upon a proposal for the issuance (the "Share Issuance") of shares of common stock, par value $0.10 per share (the "Cavalier Shares"), of Cavalier, pursuant to an Agreement and Plan of Merger, dated as of August 14, 1997, as amended (the "Merger Agreement"), by and among Cavalier, Belmont Homes, Inc., a Mississippi corporation ("Belmont"), and Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Cavalier ("Sub"), pursuant to which Sub will be merged with and into Belmont and Belmont will become a wholly owned subsidiary of Cavalier (the "Merger"), and in connection with the Merger, and as more fully described in the accompanying Joint Proxy Statement and Prospectus and in the Merger Agreement included as Annex A thereto, (i) each share of common stock, par value $0.10 per share, of Belmont (the "Belmont Shares") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive 0.80 Cavalier Shares (the "Exchange Ratio"), (ii) stock options and warrants to purchase Belmont Shares outstanding at the Effective Time will be converted into options and warrants to purchase an equal number of Cavalier Shares multiplied by the Exchange Ratio, with the exercise price of such outstanding options and warrants being divided by the Exchange Ratio, and
                  (iii) by means of an amendment to the Cavalier 1996 Key Employee Stock Incentive Plan (the "Cavalier Stock Plan"), Cavalier Shares equal to the number of Belmont Shares reserved at the Effective Time for issuance pursuant to ungranted options under the Belmont 1994 Incentive Stock Plan (the "Belmont Stock Plan"), plus the number of Belmont Shares subject to outstanding options under the Belmont Stock Plan which lapse, terminate, expire or are cancelled following the Effective Time, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio.

                  FOR []              AGAINST []             ABSTAIN []

         2.       Other Matters:
                  []       In their discretion, upon such other matters as are
                           incident to the conduct of the Special Meeting or any
                           adjournment thereof.
                  []       Authority withheld to vote upon such matters.

                  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

         The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to such Cavalier Shares, and hereby ratifies and confirms all action that said attorneys and proxies, their substitutes, or any of them, may lawfully take by virtue thereof.


                                        Dated:                          , 1997
                                              --------------------------


                                        --------------------------------------


                                        --------------------------------------
                                        Signature of Stockholder


                                        --------------------------------------
                                        Signature if held jointly


                                        This proxy should be signed exactly as
                                        your name appears thereon. Joint owners should both sign. If signed by an attorney, executor, guardian or in some other capacity or as officer of a corporation, please add title as such.


                   PLEASE COMPLETE, DATE AND SIGN THIS PROXY
                    AND RETURN IT IN THE ENCLOSED ENVELOPE.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Amended and Restated By-laws of Registrant provide that Registrant will indemnify its directors and officers in actions, suits or proceedings (other than derivative actions) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of the Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws provide that the Registrant shall indemnify any director or officer of the Registrant who is a party to any derivative action on behalf of the Registrant against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Registrant, and except that no indemnification shall be made in respect of any claim as to which such person shall have been judged to be liable to Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws further provide that the Registrant may purchase and maintain insurance on behalf of its respective directors, officers, employees or agents.

         Section 145 of the Delaware General Corporation Law contains provisions governing the indemnification of directors and officers by Delaware corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action was brought decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the Delaware General Corporation Law.

         A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement must be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, or by the stockholders.

         Under the Delaware General Corporation Law, a corporation may pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she was not entitled to be indemnified.

         The indemnification provisions of the Delaware General Corporation Law are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification provided for under the Delaware General Corporation Law continues as to a person who ceases to be a director or officer.

         The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law permits the Registrant to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority and as authorized by its By-laws, the Registrant maintains such insurance on behalf of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed as part of this Registration
Statement:


          2(a) Agreement and Plan of Merger between Cavalier Homes, Inc., Crimson Acquisition Corp. and Belmont Homes, Inc. (included as Annex A to the Joint Proxy Statement and Prospectus filed as part of this Registration Statement).

          2(b) Amendment No. 1 to Agreement and Plan of Merger between Cavalier Homes, Inc., Crimson Acquisition Corp. And Belmont Homes, Inc. (included as Annex A to the Joint Proxy Statement and Prospectus filed as part of this Registration Statement).

         *3(a) The Amended and Restated Certificate of Incorporation of Cavalier Homes, Inc. filed as Exhibit 3(a) to Cavalier Homes, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993, and the amendment thereto, filed as Exhibit 3(b) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.

         *3(b) The Certificate of Designation of Series A Junior Participating Preferred Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware Secretary of State on October 24, 1996 and filed as Exhibit A to Exhibit 4 to Cavalier Homes, Inc.'s Registration Statement on Form 8-A filed on October 30, 1996.

         *3(c) The Amended and Restated By-laws of Cavalier Homes, Inc. filed as Exhibit 3(d) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.

         *4(a) Rights Agreement between Cavalier Homes, Inc. and ChaseMellon Shareholder Services, LLC, filed as Exhibit 4 to Cavalier Homes, Inc.'s Current Report on Form 8-K dated October 30, 1996.

         *4(b) Articles four, six, seven, eight and nine of Cavalier Homes, Inc.'s Amended and Restated Certificate of Incorporation, as amended, included in Exhibit 3(a) above.

         *4(c)    Article II, Sections 2.1 through 2.18; Article III, Sections
                  3.1 and 3.2; Article IV, Sections 4.1 and 4.3; Article VI, Sections 6.1 through 6.5; Article VIII, Sections 8.1 and 8.2; and Article IX of the Company's Amended and Restated By-laws, included in Exhibit 3(c) above.

          5 Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.

          8 Opinion of Bradley Arant Rose & White LLP regarding certain tax matters.

         23(a) Consent of Bradley Arant Rose & White LLP (included in Exhibit 5 and Exhibit 8).

         23(b)    Consent of Deloitte & Touche LLP.

         23(c)    Consent of Equitable Securities Corporation.

         23(d)    Consent of Rauscher Pierce Refsnes, Inc.

         23(e)    Consent of KPMG Peat Marwick LLP.

         23(f)    Consent of Alday, Tillman, Wright & Giles, P.C.

         24       Powers of Attorney.

         --------------------

*   Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      (1)      The undersigned registrant hereby undertakes as
                           follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration
                           Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on December 1, 1997.


                                            CAVALIER HOMES, INC.


                                  By:          /s/ David A. Roberson
                                     ------------------------------------------
                                               David A. Roberson
                                                   President
                                            and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                  Signature                                      Title                              Date
                  ---------                                      -----                              ----
             /s/ David A. Roberson
      -------------------------------------                    Director and                   December 1, 1997
                David A. Roberson                       Principal Executive Officer

             /s/ Michael R. Murphy
      -------------------------------------               Director and Principal              December 1, 1997
                Michael R. Murphy                    Financial and Accounting Officer

             /s/ Barry B. Donnell
      -------------------------------------         Chairman of the Board and Director        December 1, 1997
                Barry B. Donnell

         /s/ Thomas A. Broughton, III
      -------------------------------------                      Director                     December 1, 1997
            Thomas A. Broughton, III

                /s/ John W Lowe
      -------------------------------------                      Director                     December 1, 1997
                   John W Lowe

              /s/ Lee Roy Jordan
      -------------------------------------                      Director                     December 1, 1997
                 Lee Roy Jordan

              /s/ Gerald W. Moore
      -------------------------------------                      Director                     December 1, 1997
                 Gerald W. Moore

                                INDEX TO EXHIBITS

 2(a) Agreement and Plan of Merger between Cavalier Homes, Inc., Crimson Acquisition Corp. and Belmont Homes, Inc. (included as Annex A to the Joint Proxy Statement and Prospectus filed as part of this Registration Statement).

 2(b) Amendment No. 1 to Agreement and Plan of Merger between Cavalier Homes, Inc., Crimson Acquisition Corp. And Belmont Homes, Inc. (included as Annex A to the Joint Proxy Statement and Prospectus filed as part of this Registration Statement).

*3(a) The Amended and Restated Certificate of Incorporation of Cavalier Homes, Inc. filed as Exhibit 3(a) to Cavalier Homes, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993, and the amendment thereto, filed as Exhibit 3(b) to Cavalier Homes, Inc.'s Quarterly Report on Form 10- Q for the quarter ended June 27, 1997.

*3(b) The Certificate of Designation of Series A Junior Participating Preferred Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware Secretary of State on October 24, 1996 and filed as Exhibit A to Exhibit 4 to Cavalier Homes, Inc.'s Registration Statement on Form 8-A filed on October 30, 1996.

*3(c)    The Amended and Restated By-laws of Cavalier Homes, Inc. filed as
         Exhibit 3(d) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.

*4(a) Rights Agreement between Cavalier Homes, Inc. and ChaseMellon Shareholder Services, LLC, filed as Exhibit 4 to Cavalier Homes, Inc.'s Current Report on Form 8-K dated October 30, 1996.

*4(b) Articles four, six, seven, eight and nine of Cavalier Homes, Inc.'s Amended and Restated Certificate of Incorporation, as amended, included in Exhibit 3(a) above.

*4(c) Article II, Sections 2.1 through 2.18; Article III, Sections 3.1 and 3.2; Article IV, Sections 4.1 and 4.3; Article VI, Sections 6.1 through 6.5; Article VIII, Sections 8.1 and 8.2; and Article IX of the Company's Amended and Restated By-laws, included in Exhibit 3(c) above.

 5 Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.

 8 Opinion of Bradley Arant Rose & White LLP regarding certain tax matters.

23(a)    Consent of Bradley Arant Rose & White LLP (included in Exhibit 5 and
         Exhibit 8).

23(b)    Consent of Deloitte & Touche LLP.

23(c)    Consent of Equitable Securities Corporation.

23(d)    Consent of Rauscher Pierce Refsnes, Inc.

23(e)    Consent of KPMG Peat Marwick LLP.

23(f)    Consent of Alday, Tillman, Wright & Giles, P.C.

24       Powers of Attorney.

------------

*   Incorporated by reference.